United States

Securities and Exchange Commission

Washington, D.C. 20549

Schedule 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Landry’s Restaurants, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Landry’s Restaurants, Inc. common stock, par value $0.01 per share (“Landry’s Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

7,341,052 shares of Landry’s Common Stock and 63,919 options to purchase Landry’s Common Stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for the purpose of determining the filing fee. The transaction valuation is determined based upon the sum of (a) the product of (i) 7,341,052 shares of Landry’s Common Stock that are proposed to be converted into the right to receive the merger consideration and (ii) the merger consideration of $24.50 per share of Landry’s Common Stock and (b) an aggregate of $589,136 expected to be paid upon the cancellation of outstanding options having an exercise price less than $24.50 per share ((a) and (b) together, the “Total Consideration”). The filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1) and the Commission’s latest Fee Advisory, was determined by multiplying the Total Consideration by the applicable fee at the time of payment.

(4)	Proposed maximum aggregate value of transaction:

$180,444,910

(5)	Total fee paid:

$11,199

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD OCTOBER 4, 2010

August 16, 2010

Dear Fellow Stockholder:

You are cordially invited to attend a special meeting of stockholders of Landry’s Restaurants, Inc., a Delaware corporation, to be held on October 4, 2010 at 1:00 p.m. Houston time, at Landry’s corporate office, 1510 West Loop South, Houston, Texas. The accompanying proxy statement provides information regarding the matters to be acted on at the special meeting, including any adjournment or postponement.

At the special meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of November 3, 2009, which we refer to as the “original merger agreement”, as amended by that First Amendment to Agreement and Plan of Merger, dated as of May 23, 2010, which we refer to as the “first amended merger agreement” and the Second Amendment to Agreement and Plan of Merger, dated as of June 20, 2010, which we refer to as the “second amended merger agreement”, and collectively with the original merger agreement and the first amended merger agreement, the “merger agreement”, that we entered into with Fertitta Group, Inc., a Delaware corporation (“Parent”), Fertitta Merger Co., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and, for certain limited purposes, Tilman J. Fertitta, our Chairman of the Board, Chief Executive Officer and President (“Mr. Fertitta”).

If the merger agreement is approved and the merger is consummated, each share of our common stock (other than shares of our common stock owned by Parent or Merger Sub, shares owned by stockholders who properly exercise dissenters’ rights of appraisal under Delaware law or shares of our common stock held in treasury by us) will be cancelled and converted automatically into the right to receive $24.50 in cash, without interest. Mr. Fertitta will contribute immediately prior to the merger at least $40.0 million in cash and all of the outstanding shares of our common stock that he beneficially owns to Parent in exchange for common stock of Parent. Pursuant to the terms of the merger agreement, Merger Sub will be merged with and into us and we will continue as the surviving corporation and all of the outstanding shares of Merger Sub will be converted into equity interests in the surviving corporation. As a result of the merger, we will be privately owned and controlled by Mr. Fertitta through his ownership of the equity interests in Parent. Copies of the original merger agreement, the first amended merger agreement and the second amended merger agreement are included as Annexes A, B and C, respectively, to the accompanying proxy statement.

On June 20, 2010, our board of directors, after considering factors including the unanimous determination and recommendation of a special committee comprised entirely of outside, non-employee directors, unanimously determined (with Mr. Fertitta taking no part in the vote or the recommendations) that the merger agreement and the merger are advisable, fair to and in the best interests of us and our unaffiliated stockholders, and approved the merger agreement and the merger. In arriving at their recommendation of the merger agreement, our board of directors and the special committee carefully considered a number of factors which are described in the accompanying proxy statement. Our board of directors unanimously recommends (with Mr. Fertitta taking no part in such recommendation) that you vote “FOR” the approval of the merger agreement.

When you consider the recommendation of our board of directors to approve the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. You are urged to read the entire document carefully. You may also obtain more information about us from documents we have filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s Internet site at http://www.sec.gov.

Regardless of the number of shares you own, your vote is very important. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of both (i) a majority of the outstanding shares of our common stock not owned by Parent, Merger Sub, Mr. Fertitta, and the other defendants, which are Steven L. Scheinthal, Kenneth Brimmer, Michael S. Chadwick, Michael Richmond, Joe Max Taylor, Richard Liem, Fertitta Holdings, Inc. and Fertitta Acquisition Co., named in the lawsuit entitled Louisiana Municipal Police Employees’ Retirement System, on behalf of itself and all other similarly situated shareholders of Landry’s Restaurants, Inc. and derivatively on behalf of nominal defendant Landry’s Restaurants, Inc. v. Tilman J. Fertitta, et al., C.A. No. 4339-VCL, in the Court of Chancery of the State of Delaware, or any of their respective affiliates and voted at the special meeting, which we refer to as the “majority of the minority approval” (for purposes of this calculation, abstentions will not be considered shares voted at the special meeting), and (ii) a majority of the outstanding shares of our common stock. As of the date hereof, Mr. Fertitta beneficially owns approximately 56.9% of our common stock and has agreed to vote the 5,731,481 shares owned beneficially or of record by him and his affiliates as of June 16, 2008, plus up to the first 300,000 shares acquired upon exercise of his outstanding options, provided all such shares are held as of the record date for the special meeting, in favor of the adoption of the merger agreement and the approval of the merger and any actions required in furtherance thereof, as the merger agreement may be modified or amended from time to time. Mr. Fertitta further agreed that, at the special meeting or any other meeting of our stockholders, however called, and in any action by written consent of our stockholders, he will vote, or cause to be voted, 3,162,674 shares, plus up to the next 500,000 shares acquired upon exercise of his outstanding options, then owned beneficially or of record by him and his affiliates, as of the record date for such meeting or consent, in such proportion as reflects the manner in which the shares owned by our stockholders other than Mr. Fertitta and his affiliates are actually voted (with abstentions counted as “no” votes for purposes of calculating how such shares of Mr. Fertitta and his affiliates are voted), with respect to (1) the adoption of the merger agreement and the approval of the merger and any actions required in furtherance thereof, as the merger agreement may be modified or amended from time to time, and (2) any Acquisition Proposal (as defined in the merger agreement) that results in the termination of the merger agreement.

On June 20, 2010, we entered into voting agreements with Pershing Square Capital Management, L.P. and Pershing Square GP, LLC and with Richard T. McGuire (collectively, the “Pershing Square Group”) whereby the Pershing Square Group has agreed, for so long as the voting agreements have not been terminated, to vote the shares of common stock beneficially owned by it, subject to the terms and conditions set forth in the voting agreements, (i) in favor of the adoption of the merger agreement and the approval of other actions required in furtherance thereof, (ii) against the approval of any proposal made in opposition to or in competition with the merger agreement or the consummation of the merger as provided in the merger agreement, including any Acquisition Proposal (as defined in the merger agreement) and (iii) against (A) any merger, rights offering, reorganization, recapitalization or liquidation involving us or any of our subsidiaries (other than the merger), (B) a sale or transfer of a material amount of assets or capital stock of us or any of our subsidiaries or (C) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone or adversely affect the merger or any of the other transactions contemplated by the merger agreement. All shares beneficially owned and voted by the Pershing Square Group at the special meeting will be included in the majority of the minority approval calculation.

As of June 20, 2010, the Pershing Square Group beneficially owned 1,604,255 shares, or approximately 9.9%, of our outstanding shares of common stock, which represents 21.9% of the voting power for purposes of the majority of the minority approval.

The voting agreements will terminate when the first of the following occurs: (i) the special committee determines an Acquisition Proposal is a Superior Proposal (as such term is defined in the merger agreement); (ii) the merger agreement is terminated, including in connection with a termination by us in order to enter into an agreement with respect to a Superior Proposal; (iii) the merger agreement is further amended, or any provision thereunder is waived, that reduces or changes the form of the merger consideration, adds or modifies any closing condition, materially delays the closing of the merger or adversely affects in any material respect the rights or

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obligations of the parties under the voting agreement as of the date of the voting agreement; (iv) December 31, 2010; (v) the effective time of the merger under the merger agreement; and (vi) the agreement of the parties to terminate the voting agreements (subject to Parent’s consent).

If you fail to vote on the approval of the merger agreement, the effect will be the same as a vote against approval of the merger agreement for purposes of calculating whether a majority of the outstanding shares have voted to approve the merger agreement and the merger, but will have no effect for purposes of calculating whether the majority of the minority approval has been obtained. If you do not vote in favor of the approval and adoption of the merger agreement and you fulfill the procedural requirements that are summarized in the accompanying proxy statement, Delaware law entitles you to a judicial appraisal of the fair value of your shares.

Once you have read the accompanying proxy statement, please vote on the proposals submitted to stockholders at the special meeting, whether or not you plan to attend the meeting, by signing, dating and mailing the enclosed proxy card or by voting your shares by telephone or Internet using the instructions on your proxy card. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards. If your shares are held in “street name” by your broker, your broker will be unable to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have the same effect as voting against the approval of the merger agreement.

Voting by proxy will not prevent you from voting your shares in person in the manner described in the accompanying proxy statement if you subsequently choose to attend the special meeting.

On behalf of your board of directors, thank you for your cooperation and support.

Sincerely,

Michael S. Chadwick	Steven L. Scheinthal
Co-Chairman of the Special Committee	Director

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER, OR PASSED UPON THE FAIRNESS OR MERITS OF THE MERGER OR THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ENCLOSED PROXY STATEMENT. ANY CONTRARY REPRESENTATION IS A CRIMINAL OFFENSE.

The accompanying proxy statement is dated August 16, 2010, and it and the proxy card are first being mailed to stockholders on or about August 17, 2010.

IMPORTANT

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR PROXY CARD OR VOTE BY TELEPHONE OR VIA THE INTERNET AT YOUR EARLIEST CONVENIENCE.

If you have any questions or need assistance voting your shares, please call MacKenzie Partners, Inc., which is assisting us in the solicitation of proxies, toll-free at 1-800-322-2885.

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LANDRY’S RESTAURANTS, INC.

NOTICE OF SPECIAL MEETING

TO BE HELD OCTOBER 4, 2010

On October 4, 2010, Landry’s Restaurants, Inc. will hold a special meeting of stockholders at 1510 West Loop South, Houston, Texas. The meeting will begin at 1:00 p.m. Houston time.

Only holders of shares of our common stock, par value $0.01 per share, of record at the close of business on August 16, 2010, may vote at this meeting or at any adjournments or postponements thereof that may take place. At the meeting stockholders will be asked to:

•

consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 3, 2009, which we refer to as the “original merger agreement”, as amended by that First Amendment to Agreement and Plan of Merger, dated as of May 23, 2010, which we refer to as the “first amended merger agreement” and the Second Amendment to Agreement and Plan of Merger, dated as of June 20, 2010, which we refer to as the “second amended merger agreement,” and collectively with the original merger agreement and the first amended merger agreement, the “merger agreement”, that we entered into with Fertitta Group, Inc., a Delaware corporation (“Parent”), Fertitta Merger Co., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and, for certain limited purposes, Tilman J. Fertitta (“Mr. Fertitta”);

•

approve the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal; and

•	transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Our board of directors (with Mr. Fertitta taking no part in the vote or recommendation) has unanimously approved the merger agreement and the merger, determined that the merger agreement and merger are advisable, fair to and in the best interest of us and our unaffiliated stockholders and recommends that you vote “FOR” the approval of the merger agreement. In addition, our board of directors (with Mr. Fertitta taking no part in the vote or recommendation) unanimously recommends that you vote “FOR” the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

When you consider the recommendation of our board of directors to approve the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally, which are discussed in more detail in the accompanying proxy statement.

Regardless of the number of shares you own, your vote is very important. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of both (i) a majority of the outstanding shares of our common stock not owned by Parent, Merger Sub, Mr. Fertitta, and the other defendants, which are Steven L. Scheinthal, Kenneth Brimmer, Michael S. Chadwick, Michael Richmond, Joe Max Taylor, Richard Liem, Fertitta Holdings, Inc. and Fertitta Acquisition Co., named in the lawsuit entitled Louisiana Municipal Police Employees’ Retirement System, on behalf of itself and all other similarly situated shareholders of Landry’s Restaurants, Inc. and derivatively on behalf of nominal defendant Landry’s Restaurants, Inc. v. Tilman J. Fertitta, et al., C.A. No. 4339-VCL, in the Court of Chancery of the State of Delaware, or any of their respective affiliates and voted at the special meeting, which we refer to as the “majority of the minority approval” (for purposes of this calculation, abstentions will not be considered shares voted at the special meeting), and (ii) a majority of the outstanding shares of our common stock, which, together with the majority of the minority approval, we refer to as the “requisite stockholder vote”. As of the date hereof, Mr. Fertitta beneficially owns approximately 56.9% of our common stock and has agreed to vote the 5,731,481 shares owned beneficially or of record by him and his affiliates

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as of June 16, 2008, plus up to the first 300,000 shares acquired upon exercise of his outstanding options, provided all such shares are held as of the record date for the special meeting, in favor of the adoption of the merger agreement and the approval of the merger and any actions required in furtherance thereof, as the merger agreement may be modified or amended from time to time. Mr. Fertitta further agreed that, at the special meeting or any other meeting of our stockholders, however called, and in any action by written consent of our stockholders, he will vote, or cause to be voted, 3,162,674 shares, plus up to the next 500,000 shares acquired upon exercise of his outstanding options, then owned beneficially or of record by him and his affiliates, as of the record date for such meeting or consent, in such proportion as reflects the manner in which the shares owned by our stockholders other than Mr. Fertitta and his affiliates are actually voted (with abstentions counted as “no” votes for purposes of calculating how such shares of Mr. Fertitta and his affiliates are voted), with respect to (1) the adoption of the merger agreement and the approval of the merger and any actions required in furtherance thereof, and (2) any Acquisition Proposal (as defined in the merger agreement) that results in the termination of the merger agreement.

On June 20, 2010, we entered into voting agreements with Pershing Square Capital Management, L.P. and Pershing Square GP, LLC and with Richard T. McGuire (collectively, the “Pershing Square Group”) whereby the Pershing Square Group has agreed, for so long as the voting agreements have not been terminated, to vote the shares of common stock beneficially owned by it, subject to the terms and conditions set forth in the voting agreements, (i) in favor of the adoption of the merger agreement and the approval of other actions required in furtherance thereof, (ii) against the approval of any proposal made in opposition to or in competition with the merger agreement or the consummation of the merger as provided in the merger agreement, including any Acquisition Proposal (as defined in the merger agreement) and (iii) against (A) any merger, rights offering, reorganization, recapitalization or liquidation involving us or any of our subsidiaries (other than the merger), (B) a sale or transfer of a material amount of assets or capital stock of us or any of our subsidiaries or (C) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone or adversely affect the merger or any of the other transactions contemplated by the merger agreement. All shares beneficially owned and voted by the Pershing Square Group at the special meeting will be included in the majority of the minority approval calculation.

As of June 20, 2010, the Pershing Square Group beneficially owned 1,604,255 shares, or approximately 9.9%, of our outstanding shares of common stock, which represents 21.9% of the voting power for purposes of the majority of the minority approval.

The voting agreements will terminate when the first of the following occurs: (i) the special committee determines an Acquisition Proposal is a Superior Proposal (as such term is defined in the merger agreement); (ii) the merger agreement is terminated, including in connection with a termination by us in order to enter into an agreement with respect to a Superior Proposal; (iii) the merger agreement is further amended, or any provision thereunder is waived, that reduces or changes the form of the merger consideration, adds or modifies any closing condition, materially delays the closing of the merger or adversely affects in any material respect the rights or obligations of the parties under the voting agreement as of the date of the voting agreement; (iv) December 31, 2010; (v) the effective time of the merger under the merger agreement; and (vi) the agreement of the parties to terminate the voting agreements (subject to Parent’s consent).

If you fail to vote on the merger agreement, the effect will be the same as a vote against the approval of the merger agreement for purposes of calculating whether a majority of the outstanding shares have voted to approve the merger agreement and the merger, but will have no effect for purposes of calculating whether the majority of the minority approval has been obtained. If you do not vote in favor of the approval and adoption of the merger agreement and you fulfill the procedural requirements that are summarized in the accompanying proxy statement, Delaware law entitles you to a judicial appraisal of the fair value of your shares.

We hope you will be able to attend the meeting, but whether or not you plan to attend, please vote your shares by:

•	signing and returning the enclosed proxy card as soon as possible;

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•	calling the toll-free number listed on the proxy card; or

•	accessing the Internet as instructed on the proxy card.

Voting by proxy will not prevent you from voting your shares in person in the manner described in the accompanying proxy statement if you subsequently choose to attend the special meeting. If you hold your shares in “street name” through a bank, broker or custodian, you must obtain a legal proxy from such custodian in order to vote in person at the meeting. You should not send in your certificates representing shares of our common stock until you receive written instructions to do so.

BY ORDER OF THE BOARD OF DIRECTORS,

Steven L. Scheinthal
Secretary

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Page
SUMMARY TERM SHEET	1

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	14
What is the proposed transaction?	14
What happens if the merger is not consummated?	14
What will our stockholders receive when the merger occurs?	14
Why am I receiving this proxy statement and proxy card?	15
Where and when is the special meeting?	15
What matters will be voted on at the special meeting?	15
Who is entitled to vote at the special meeting?	15
What happens if I sell my shares of common stock before the special meeting?	15
May I attend the special meeting?	15
What constitutes a quorum for the special meeting?	15
What vote is required to approve the merger agreement and to approve the adjournment of the meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement?	16
What if the merger receives the majority vote but not the majority of the minority approval?	17
How does our board of directors recommend that I vote on the proposals?	17
How do our directors and executive officers intend to vote?	17
How do I vote?	18
If my shares are held in “street name” by my broker, banker or other nominee will my broker or banker vote my shares for me?	18
What does it mean if I receive more than one proxy card?	18
May I change my vote?	19
How are votes counted?	19
Should I send in my stock certificates now?	19
When can I expect to receive the merger consideration for my shares?	20
I do not know where my stock certificate is. How will I get my cash?	20
When do you expect the merger to be completed?	20
What are the material U.S. federal income tax consequences of the merger to stockholders?	20
Do stockholders have appraisal rights?	20
Who is soliciting my vote?	20
What should I do now?	20
Who can help answer my questions?	21

SPECIAL FACTORS	22
Background of the Merger	22
Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger Agreement	77
Opinion of Moelis & Company	90
Financial Analyses	92
Comparable Public Trading Multiples Analysis	93
Precedent Transaction Analysis	96
Discounted Cash Flow Analysis	99
Illustrative Leveraged Buyout Analysis	100
Position of Tilman J. Fertitta, Parent, and Merger Sub as to Fairness	101
Purposes and Reasons of Tilman J. Fertitta for the Merger	102
Purposes and Reasons for the Merger of Parent and Merger Sub	102
Purposes, Reasons and Plans for Us After the Merger	102

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SUMMARY TERM SHEET

The following summary and “Questions and Answers About the Special Meeting and the Merger” highlight selected information contained in this proxy statement. These sections may not contain all of the information that might be important in your consideration of the proposed merger. We encourage you to read carefully this proxy statement in its entirety, including the annexes and the documents we have incorporated by reference into this proxy statement, before voting. See “Where You Can Find More Information” beginning on page 170. In this proxy statement, the terms “Landry’s”, the “Company”, “we”, “our”, “ours” and “us” refer to Landry’s Restaurants, Inc. and its subsidiaries. Where appropriate, we have set forth a section and page reference directing you to a more complete description of the topics described in this summary.

The Parties to the Merger (Page 126).

We are a national, diversified restaurant, hospitality and entertainment company principally engaged in the ownership and operation of full-service, specialty location restaurants, with 174 locations in 27 states and Canada as of December 31, 2009. We are one of the largest full-service restaurant operators in the United States, operating primarily under the names of Rainforest Cafe, Chart House, Saltgrass Steak House, Charley’s Crab, The Oceanaire Seafood Room and Landry’s Seafood House. Our concepts range from upscale steak and seafood restaurants to theme-based restaurants, and consist of a broad array of formats, menus and price points that appeal to a wide range of markets and consumer tastes. We are also engaged in the ownership and operation of select hospitality and entertainment businesses, which include hotels, casino resorts, aquarium complexes and the Kemah Boardwalk, a 40-acre amusement, entertainment and retail complex in Kemah, Texas, among others. We also own the Golden Nugget Hotels and Casinos located in Las Vegas and Laughlin, Nevada. We believe these businesses complement our restaurant operations and provide our customers with unique dining, leisure and entertainment experiences. Our corporate office is located at 1510 West Loop South, Houston, Texas 77027, telephone (713) 850-1010.

Fertitta Group, Inc., which we refer to as “Parent”, is a Delaware corporation that, following the consummation of the merger, will own all of our outstanding common stock. Parent is wholly-owned by Tilman J. Fertitta, our Chairman of the Board, Chief Executive Officer and President.

Mr. Fertitta has agreed to contribute at least $40.0 million in cash, and all of his outstanding shares of our common stock to Parent in exchange for common stock of Parent and to vote the 5,731,481 shares owned beneficially or of record by him and his affiliates as of June 16, 2008, plus up to the first 300,000 shares acquired upon exercise of his outstanding options, provided all such shares are held as of the record date for the special meeting, in favor of the adoption of the merger agreement and the approval of the merger and any actions required in furtherance thereof, as the merger agreement may be modified or amended from time to time. Mr. Fertitta further agreed that, at the special meeting or any other meeting of our stockholders, however called, and in any action by written consent of our stockholders, he will vote, or cause to be voted, 3,162,674 shares, plus up to the next 500,000 shares acquired upon exercise of his outstanding options, then owned beneficially or of record by him and his affiliates, as of the record date for such meeting or consent, in such proportion as reflects the manner in which the shares owned by our stockholders other than Mr. Fertitta and his affiliates are actually voted (with abstentions counted as “no” votes for purposes of calculating how such shares of Mr. Fertitta and his affiliates are voted), with respect to (1) the adoption of the merger agreement and the approval of the merger and any actions required in furtherance thereof, as the merger agreement may be modified or amended from time to time, and (2) any Acquisition Proposal (as defined in the merger agreement) that results in the termination of the merger agreement. As of the record date, Mr. Fertitta beneficially owned 9,694,155 shares of our common stock, including 775,000 shares of restricted stock that have not yet vested and options to purchase 800,000 shares of our common stock. Under the terms of his restricted stock agreements, Mr. Fertitta is entitled to vote all of his unvested shares of restricted stock.

Fertitta Merger Co., which we refer to as “Merger Sub”, is a Delaware corporation and, prior to the effective time of the merger, is a wholly-owned subsidiary of Parent.

The Proposal (Page 127).

You are being asked to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of November 3, 2009, which we refer to as the “original merger agreement”, as amended by that First Amendment to Agreement and Plan of Merger, dated as of May 23, 2010, which we refer to as the “first amended merger agreement” and the Second Amendment to Agreement and Plan of Merger dated as of June 20, 2010, which we refer to as the “second amended merger agreement,” and collectively with the original merger agreement and the first amended merger agreement, the “merger agreement”, that we entered into with Parent, Merger Sub, and, for certain limited purposes, Mr. Fertitta, pursuant to which Merger Sub will be merged with and into us and we will continue as the surviving corporation.

The merger will have the following effects when it is completed:

•	Parent will own all of our common stock and we will be privately owned and controlled by Mr. Fertitta through his ownership of the equity interests in Parent;

•	you will no longer own any shares in us;

•	you will no longer have an interest in our future earnings or growth;

•	we will cease to be a publicly traded company and will no longer be listed or traded on the New York Stock Exchange; and

•

we may no longer be required to file annual, quarterly and current reports with the Securities and Exchange Commission, or “SEC”, except to the extent such reports are required by any indenture governing the outstanding indebtedness of the surviving corporation or applicable law.

Merger Consideration (Page 131).

If the merger is consummated, holders of shares of our outstanding common stock (other than shares owned by Parent or Merger Sub, shares owned by stockholders who properly exercise dissenter’s rights of appraisal under Delaware law and shares of our common stock held in treasury by us) will be entitled to receive $24.50 in cash, without interest, which we refer to as the “merger consideration”, for each share of our common stock owned at the effective time of the merger. We will be entitled to deduct and withhold from the merger consideration any amounts required to be withheld under any applicable tax law, and any such amounts so withheld shall be treated as having been paid to the holder from whose merger consideration the amounts were so deducted and withheld.

Treatment of Outstanding Options and Restricted Stock (Page 132).

If the merger is consummated, each outstanding option to purchase shares of our common stock will, except as otherwise provided by the terms of the plan governing such option, become fully vested to the extent not already vested. At the effective time of the merger, all outstanding and unexercised options having an option exercise price of less than $24.50 will be cancelled and the holder of each such cancelled option will be entitled to receive a cash payment (subject to applicable withholding taxes) equal to the number of shares of our common stock subject to the cancelled option multiplied by the amount by which $24.50 exceeds the option exercise price, without interest, except that all options owned by Mr. Fertitta that remain unexercised at the effective time of the merger will be cancelled and he will not receive any cash or consideration for his unexercised options. All options having an exercise price equal to or greater than $24.50 will be cancelled without payment of any consideration therefor. In addition, each share of restricted stock will be treated in the same manner as other shares of outstanding common stock and will be cancelled and converted automatically into the right to receive

$24.50 in cash, without interest, except that Mr. Fertitta’s shares of restricted stock will be contributed to Parent immediately prior to the effective time of the merger and cancelled and he will not receive any cash or consideration for his shares of restricted stock.

Interests of Certain Persons in the Merger (Page 105).

In considering the proposal to approve and adopt the merger agreement, you should be aware that some of our directors and officers have interests in the merger that may be different from, or in addition to, your interests as one of our stockholders generally, including:

•

Accelerated vesting and cash-out of options held by our directors and officers other than Mr. Fertitta, which will result in the payment of consideration in the aggregate amount of approximately $193,596 to such directors and officers;

•

Cash-out of restricted stock held by our directors and officers other than Mr. Fertitta, which will result in the payment of consideration in the aggregate amount of approximately $243,237 to such directors and officers;

•	Mr. Fertitta’s ownership of us prior to the merger and his anticipated direct ownership of all of the common stock of Parent, and indirect ownership of all of our common stock following the merger;

•	Mr. Fertitta will not receive any of the merger consideration;

•

Mr. Fertitta will not receive the approximately $63 million in cash payments and accelerated vesting of his restricted stock, based on the merger consideration of $24.50, he would be eligible to receive under his employment agreement if his employment is terminated in connection with a change of control. However, if we do not consummate the merger and instead consummate a Superior Proposal following which Mr. Fertitta is terminated, Mr. Fertitta would be eligible to receive such benefits, with the amount of any expense reimbursed to Parent as a result of the termination of the merger agreement in this event being credited against the cash amounts due to Mr. Fertitta;

•	Continued service of our officers and directors after the merger;

•

Subject to final court approvals, certain derivative litigation under which our directors are named parties relating to Mr. Fertitta’s proposal to acquire all of our outstanding stock in 2008 and claims arising from the current proposed merger would be terminated and thus resolved in a manner favorable to such directors upon consummation of the merger; and

•

Continued indemnification and directors’ and officers’ liability insurance coverage to be provided by Parent and the surviving corporation for at least six years following the effective time of the merger.

The special committee formed by our board of directors and our board of directors were aware of these interests and considered them, among other matters, prior to providing their respective recommendations with respect to the merger agreement.

Requisite Stockholder Vote (Page 127).

The presence, in person or by proxy, of stockholders holding at least a majority of the voting power of our stock outstanding on the record date will constitute a quorum for the special meeting. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of both (i) a majority of the outstanding shares of our common stock not owned by Parent, Merger Sub, Mr. Fertitta, and any of the other defendants named in the lawsuit entitled Louisiana Municipal Police Employees’ Retirement System, on behalf of itself and all other similarly situated shareholders of Landry’s Restaurants, Inc. and derivatively on behalf of nominal defendant Landry’s Restaurants, Inc. v. Tilman J. Fertitta, et al., C.A. No. 4339-VCL, in the Court of Chancery of the State of Delaware (the “Delaware Litigation”), or any of their respective affiliates and voted at the special meeting, which we refer to as the “majority of the minority approval” (for purposes of this calculation, abstentions will not be considered shares voted at the special meeting), and (ii) a majority of the outstanding shares of our common stock, which, together with the majority of the minority approval, we refer to as the “requisite stockholder vote”. Approval of the adjournment of the meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the special meeting on that matter, even if less than a quorum. If you fail to vote on the merger agreement, the effect will be the same as a vote against the approval of the merger agreement for purposes of calculating whether a majority of the outstanding shares have voted to approve the merger agreement and the merger, but will have no effect for purposes of calculating whether the majority of the minority approval has been obtained.

As of the date hereof, Mr. Fertitta beneficially owns approximately 56.9% of our common stock and has agreed to vote the 5,731,481 shares owned beneficially or of record by him and his affiliates as of June 16, 2008, plus up to the first 300,000 shares acquired upon exercise of his outstanding options, provided all such shares are held as of the record date for the special meeting, in favor of the adoption of the merger agreement and the approval of the merger and any actions required in furtherance thereof, as the merger agreement may be modified or amended from time to time. Mr. Fertitta further agreed that, at the special meeting or any other meeting of our stockholders, however called, and in any action by written consent of our stockholders, he will vote, or cause to be voted, 3,162,674 shares, plus up to the next 500,000 shares acquired upon exercise of his outstanding options, then owned beneficially or of record by him and his affiliates, as of the record date for such meeting or consent, in such proportion as reflects the manner in which the shares owned by our stockholders other than Mr. Fertitta and his affiliates are actually voted (with abstentions counted as “no” votes for purposes of calculating how such shares of Mr. Fertitta and his affiliates are voted), with respect to (1) the adoption of the merger agreement and the approval of the merger and any actions required in furtherance thereof, as the merger agreement may be modified or amended from time to time, and (2) any Acquisition Proposal (as defined in the merger agreement) that results in the termination of the merger agreement. As of the record date, Mr. Fertitta beneficially owned 9,694,155 shares of our common stock, including 775,000 shares of restricted stock that have not yet vested and options to purchase 800,000 shares of our common stock. Under the terms of his restricted stock agreements, Mr. Fertitta is entitled to vote all of his unvested shares of restricted stock. As of the record date, there were 7,341,052 shares of common stock outstanding and held by stockholders other than Mr. Fertitta, Parent and Merger Sub, which includes 21,213 shares of common stock outstanding and held by the named defendants in the Delaware Litigation and their affiliates (excluding Mr. Fertitta, Parent and Merger Sub).

Pershing Square Capital Management, L.P., Pershing Square GP, LLC and Richard T. McGuire (collectively the “Pershing Square Group”) and certain of their affiliates, in their joint Schedule 13D filings with the SEC, have disclosed beneficial ownership of our common stock equal to an aggregate of 1,604,255 shares, representing approximately 9.9% of our outstanding common stock and 21.9% of the voting power with respect to the majority of the minority approval, and additional economic exposure to approximately 2,404,126 shares of our common stock under certain cash-settled total return swaps, which brings their total aggregate economic exposure to 4,008,381 shares, representing approximately 24.7% of our outstanding common stock.

On June 20, 2010, we entered into voting agreements with the Pershing Square Group whereby the Pershing Square Group has agreed, for so long as the voting agreements have not been terminated, to vote the shares of common stock beneficially owned by it, subject to the terms and conditions set forth in the voting agreements, (i) in favor of the adoption of the merger agreement and the approval of other actions required in furtherance thereof, (ii) against the approval of any proposal made in opposition to or in competition with the merger agreement or the consummation of the merger as provided in the merger agreement, including any Acquisition Proposal (as defined below) and (iii) against (A) any merger, rights offering, reorganization, recapitalization or liquidation involving us or any of our subsidiaries (other than the merger), (B) a sale or transfer of a material amount of assets or capital stock of us or any of our subsidiaries or (C) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone or adversely affect the merger or any of the other transactions contemplated by the merger agreement. All shares of our common stock beneficially owned and voted by the Pershing Square Group at the special meeting will be included in the majority of the minority approval calculation.

The voting agreements will terminate when the first of the following occurs: (i) the special committee determines an Acquisition Proposal is a Superior Proposal (as defined below); (ii) the merger agreement is terminated, including in connection with a termination by us in order to enter into an agreement with respect to a Superior Proposal; (iii) the merger agreement is further amended, or any provision thereunder is waived, that reduces or changes the form of the merger consideration, adds or modifies any closing condition, materially delays the closing of the merger or adversely affects in any material respect the rights or obligations of the parties under the voting agreement as of the date of the voting agreement; (iv) December 31, 2010; (v) the effective time of the merger under the merger agreement; and (vi) the agreement of the parties to terminate the voting agreements (subject to Parent’s consent).

Recommendations (Page 77).

Our board of directors formed a special committee of outside, non-employee directors on August 14, 2009 to consider strategic alternatives with respect to enhancing value to our stockholders. On September 4, 2009, Mr. Fertitta sent a letter to the special committee expressing his desire to enter into formal discussions on a non-binding proposal regarding a going-private transaction and a related tax-free split-off of our wholly-owned subsidiary, Saltgrass, Inc., in which Mr. Fertitta would acquire all of the shares of our common stock that he did not own and our stockholders, including Mr. Fertitta, would receive shares of Saltgrass in exchange for their shares of our common stock. After review, the special committee rejected the proposal as inadequate. Mr. Fertitta then proposed an all cash transaction, and Mr. Fertitta and the special committee negotiated the original merger agreement.

Subsequently, Mr. Fertitta and the special committee negotiated the first and second amended merger agreements. The special committee has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of us and our unaffiliated stockholders, and recommended to our full board of directors that the board of directors approve the merger agreement and the merger, and that our board of directors recommend that our stockholders approve and adopt the merger agreement. After considering certain factors, including the unanimous recommendation of the special committee, our board of directors (with Mr. Fertitta taking no part in the vote or recommendation) has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interest of us and our unaffiliated stockholders, has approved the merger agreement and the merger and has recommended that our stockholders approve and adopt the merger agreement. An unaffiliated representative was not retained to act solely on behalf of our unaffiliated security holders for purposes of negotiating the terms of the merger agreement.

The board of directors (with Mr. Fertitta taking no part in the recommendation) unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement.

Mr. Fertitta, Parent and Merger Sub did not undertake a formal evaluation of the merger or engage a financial advisor for the purpose of reviewing and evaluating the merits of the proposed merger from our stockholders’ point of view. However, after considering certain factors, Mr. Fertitta, Parent and Merger Sub believe the merger is fair to us and our unaffiliated stockholders.

Opinion of Moelis & Company (Page 90).

On May 23, 2010, at a meeting of the special committee held to evaluate the merger, Moelis & Company LLC (“Moelis”) delivered to the special committee its oral opinion subsequently confirmed by delivery of a written opinion, dated May 23, 2010, to the effect that, based upon and subject to the limitations and qualifications set forth in the written opinion, as of the date of the opinion, the consideration of $24.00 per share in cash that was to be received by the stockholders of the Company in the merger was fair, from a financial point of view, to such stockholders, other than Mr. Fertitta, Parent, Merger Sub and their respective affiliates (the “Excluded Persons”). Moelis was not requested to, and did not, deliver an opinion in connection with the execution of the second amendment to the merger agreement on June 20, 2010 which provided for an increase of the merger consideration from $24.00 to $24.50 per share in cash. However, Moelis indicated that, in light of the second amendment, it was not withdrawing its fairness opinion, which opinion speaks as of May 23, 2010. The full text of the May 23, 2010 Moelis opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Moelis. The opinion is attached in its entirety as Annex D to this proxy statement. We encourage you to read carefully this opinion in its entirety. The opinion of Moelis was provided for the use and benefit of the special committee in its evaluation of the merger and does not constitute a recommendation to any stockholder as to how you should vote with respect to the merger.

What Needs to be Done to Consummate the Merger (Page 148).

We will consummate the merger only if the conditions set forth in the merger agreement are satisfied or waived, where permissible. The conditions to each party’s obligations include the following:

•	adoption of the merger agreement by the requisite stockholder vote;

•	the absence of any legal restraint or prohibition that has the effect of making the merger illegal or otherwise preventing the consummation of the merger;

•	the expiration or termination of any applicable waiting period under the HSR Act; and

•	the consummation of certain equity financing and the debt financing by Mr. Fertitta and us, respectively. The debt financing has been consummated.

The obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following further conditions at or prior to the effective time of the merger:

•

our representations and warranties contained in the merger agreement will be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect (as defined below) set forth in such representations and warranties) as of the closing date as though made at and as of the closing date (except for the representations and warranties that address matters only as of a particular date, which will remain true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct would not in the aggregate reasonably be expected to have a Material Adverse Effect as of the closing date, except that neither Parent nor Merger Sub may assert that this condition has not been satisfied if the representation by Parent concerning its knowledge of inaccuracies of our representations and warranties was inaccurate as of the date of the second amended merger agreement, unless the matters resulting in the inaccuracy of such representation as of the date of the second amended merger agreement would not in the aggregate reasonably be expected to have a Material Adverse Effect as of the closing date;

•

we shall have performed in all material respects all of our obligations and shall have complied in all material respects with all of our agreements and covenants to be performed or complied with by us under the merger agreement prior to the effective time of the merger;

•

we shall have delivered to Parent a certificate, dated the date of the closing, signed by any of our executive officers or any member of the special committee, certifying our satisfaction of the closing conditions set forth in the two bullet points above; and

•

the Stipulation of Partial Settlement (the “May Settlement”), memorializing the terms of the May 23, 2010 Memorandum of Understanding for Partial Settlement of the Delaware Litigation, which will settle and release certain claims that were asserted and/or could have been asserted against the defendants in connection with Counts IV through VIII of the amended complaint, shall have been approved by the Court of Chancery of the State of Delaware, conditioned only on the closing of the merger.

Our obligation to consummate the merger is subject to the satisfaction or waiver of the following further conditions at or prior to the effective time of the merger:

•

Parent’s and Merger Sub’s representations and warranties contained in the merger agreement will be true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect (as defined below) set forth in such representations and warranties) as of the closing date as though made at and as of the closing date (except for the representations and warranties that address matters only as of a particular date, which will remain true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct would not in the aggregate reasonably be expected to have a Parent Material Adverse Effect as of the closing date;

•

Parent and Merger Sub shall have performed in all material respects all of their respective obligations and shall have complied in all material respects with all of their agreements and covenants to be performed or complied with by them under the merger agreement on or prior to the effective time of the merger; and

•

Parent shall have delivered to us a certificate, dated the date of the closing, signed by any executive officer of Parent, certifying the satisfaction by Parent and Merger Sub of the closing conditions set forth in the two bullet points above.

At any time before the effective time of the merger, our board of directors, if approved by the special committee, or the board of directors of Parent or Merger Sub, as the case may be, may (1) extend the time for the performance of any obligation or other act of any other party to the merger agreement, (2) waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document delivered pursuant thereto and (3) waive compliance with any agreement or condition contained in the merger agreement. As of the date of this proxy statement, none of us, Parent or Merger Sub expects that any condition will be waived.

Termination of the Merger Agreement (Page 149).

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained:

•

by mutual written consent of each of Parent, Merger Sub and us duly authorized with respect to Parent and Merger Sub, by their respective boards of directors or other governing body and with respect to us, by the special committee if then in existence or otherwise by resolution of a majority of our disinterested directors;

•	by us (with the prior approval of the special committee, if then in existence, or otherwise by resolution of a majority of our disinterested directors), Parent or Merger Sub if:

•

the effective time shall not have occurred on or before December 31, 2010, unless the failure by the party seeking to exercise such termination right caused, or resulted in, the failure of the merger to be consummated on or before such date;

•

any governmental authority enacts, promulgates, issues, enforces or enters any order or applicable law that is final and nonappealable and has the effect of preventing or prohibiting the consummation of the merger, except that such termination right shall not be available to any party (1) whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, any such order to have been enacted, issued, promulgated, enforced or entered or (2) that did not use reasonable best efforts to have such order vacated prior to its becoming final and nonappealable;

•	our stockholders, at the special meeting or at any adjournment or postponement thereof at which the merger agreement was voted on, fail to approve the merger agreement by the requisite stockholder vote, except that such termination right shall not be available to any party whose breach of any provision of the merger agreement caused, or resulted in, the failure to obtain the requisite stockholder vote;

•	by Parent or Merger Sub if any of the following actions or events occur:

•

our board of directors directly or indirectly withdraws or modifies, or publicly proposes to withdraw or modify, its recommendation in favor of the merger in a manner that is adverse to Parent or Merger Sub, unless we (acting through the special committee if then in existence or by resolution of a majority of our disinterested directors) duly call, give notice of, convene and hold the special meeting;

•

our board of directors (acting through the special committee, if then in existence, or by resolution of a majority of our disinterested directors) recommends to our stockholders an Acquisition Proposal (as defined below) or resolves or publicly proposes to recommend an Acquisition Proposal or enters into any letter of intent or similar document or any contract accepting any Acquisition Proposal, unless we (acting through the special committee if then in existence or by resolution of a majority of our disinterested directors) duly call, give notice of, convene and hold the special meeting (other than if our board (acting through the special committee if then in existence or by resolution of a majority of our disinterested directors) enters into a contract accepting an Acquisition Proposal); or

•	we intentionally or materially breach any of our obligations under the merger agreement relating to the solicitation of Acquisition Proposals;

•

by Parent or Merger Sub if there has been a breach by us (other than a breach caused by any action taken or omitted to be taken by or at the direction of Mr. Fertitta) of any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of us becomes untrue, in either case that would result in a failure of our representations and warranties contained in the merger agreement to be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth in such representations and warranties) as of the closing date as though made at and as of the closing date (except for the representations and warranties that address matters only as of a particular date, which will remain true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct would not in the aggregate reasonably be expected to have a Material Adverse Effect as of the closing date, or that would result in our failure to perform in all material respects all of our obligations or to comply in all material respects with all of our agreements and covenants to be performed or complied with by us under the merger agreement prior to the effective time of the merger, except that Parent and Merger Sub may not terminate unless (1) neither Parent nor Merger Sub is in material breach of any of its obligations (including, in the case of Parent, Mr. Fertitta’s guarantee obligations) or any of its representations and warranties under the merger agreement, (2) Parent has delivered written notice to us of such breach and (3) if such breach is capable of being cured by us within thirty days after the delivery of such notice, Parent may not terminate the merger agreement until the earlier of the expiration of such thirty-day period and December 31, 2010;

•	by us (acting through the special committee if then in existence or by resolution of a majority of our disinterested directors) if:

•

there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of Parent or Merger Sub becomes untrue, in either case that would result in a failure of Parent’s and Merger Sub’s representations and warranties contained in the merger agreement to be true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect set forth in such representations and warranties) as of the closing date as though made at and as of the closing date (except for the representations and warranties that address matters only as of a particular date, which will remain true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct would not in the aggregate reasonably be expected to have a Parent Material Adverse Effect as of the closing date, or that would result in Parent’s or Merger Sub’s failure to perform in all material respects all of their respective obligations or to comply in all material respects with all of their agreements and covenants to be performed or complied with by them under the merger agreement on or prior to the effective time of the merger, except that we may not terminate unless (1) we are not in material breach of any of our obligations or any of our representations and warranties under the merger agreement, (2) we, acting through the special committee if then in existence or by resolution of a majority of our disinterested directors, have delivered written notice to Parent of such breach and (3) if such breach is capable of being cured by Parent within thirty days after the delivery of such notice, we, acting through the special committee if then in existence or by resolution of a majority of our disinterested directors, may not terminate the merger agreement until the earlier of the expiration of such thirty-day period and December 31, 2010;

•

prior to obtaining the requisite stockholder vote, our board of directors, acting through the special committee if then in existence or otherwise by resolution of a majority of its disinterested directors, concludes in good faith, after consultation with its outside legal advisors, that the failure to terminate the merger agreement (whether or not to enter into a definitive agreement with respect to a Superior Proposal (as defined below)) could reasonably be determined to be inconsistent with its fiduciary duties to the stockholders under applicable law and we are not in material breach of our obligations under the merger agreement relating to solicitations of Acquisition Proposals and we reimburse the reasonable out-of-pocket fees and expenses incurred by Parent, Merger Sub and their affiliates in connection with the merger agreement, as provided under “The Merger Agreement—Expense Reimbursement; Reverse Termination Fee—Expense Reimbursement Payable by Us,” concurrently with such termination; or

•

the merger has not been consummated due to the failure to consummate the equity financing or debt financing within two business days following the satisfaction or waiver of all of the other conditions to the consummation of the merger (other than those conditions that, by their nature, cannot be satisfied until the consummation of the merger), although we may not exercise this right to terminate until 15 days following the special meeting.

Expense Reimbursement; Reverse Termination Fee (Page 151).

If the merger agreement is terminated in certain circumstances, we have agreed to reimburse the reasonable out-of-pocket fees and expenses incurred by Parent, Merger Sub and their affiliates in connection with the merger agreement, up to $3.5 million in the aggregate, or $2.4 million if the action or event forming the basis for termination is an Acquisition Proposal submitted to us or the special committee or that is publicly disclosed or otherwise becomes generally known to the public before the end of the second go-shop period (as defined below). If the merger agreement is terminated in connection with a Superior Proposal, the amount of any such out-of-pocket fees and expenses paid to Mr. Fertitta shall be credited against cash amounts, including amounts received as tax “gross-ups” under Section 280G and 4999 of the Internal Revenue Code of 1986, as amended, otherwise due to Mr. Fertitta in the event of his termination following an event constituting a change of control under the terms of the employment agreement, dated as of January 1, 2003, as amended, between the Company and Mr. Fertitta. We are not required to pay Parent, Merger Sub or any of their affiliates, including Mr. Fertitta, a termination fee in the event of a termination of the merger agreement. Parent has agreed to pay us a reverse termination fee of $20.0 million if the merger agreement is terminated in certain circumstances.

Except in certain events where expense reimbursement or a reverse termination fee is payable, in the case of a willful breach of any representation, warranty or covenant, Parent, Merger Sub and we have agreed that the damages suffered or to be suffered by us, in the case of a willful breach of the merger agreement by Parent or Merger Sub, or by Parent and Merger Sub, in the case of a willful breach of the merger agreement by us, will not be limited and, to the extent proven, may include the benefit of the bargain of the merger to such party, including the benefit of the bargain lost by our unaffiliated stockholders, adjusted to account for the time value of money.

Limited Guarantee (Page 155).

Mr. Fertitta agreed in the merger agreement to guarantee certain of Parent’s payment obligations under the merger agreement, including the payment of fees and expenses for regulatory filings, consents and approvals, fees and expenses incurred in connection with the merger agreement, the reverse termination fee, if any, and any costs and expenses incurred by us to enforce payment of any reverse termination fee.

Financing of the Merger (Page 110).

The consummation of the merger is contingent upon the consummation of the equity financing commitment from Mr. Fertitta and the consummation of the refinancing of certain of our debt obligations, which financings, in the aggregate, together with cash on hand at the closing from Parent, Merger Sub and us, Parent has represented to us in the merger agreement will be sufficient to pay the aggregate merger consideration and any other amounts required to be paid by Parent and Merger Sub in connection with the consummation of the transactions contemplated by the merger agreement. The refinancing of our indebtedness was completed on November 30, 2009.

The total amount of funds necessary to consummate the merger is anticipated to be approximately $187.0 million, consisting of (i) approximately $180.5 million to be paid to our stockholders (other than Mr. Fertitta, Parent and Merger Sub) and option holders (other than Mr. Fertitta) under the merger agreement and (ii) approximately $6.5 million to pay fees and expenses incurred in connection with the merger, which we collectively refer to as the “merger payments”.

On November 30, 2009, we (1) completed an offering of $406.5 million of 11 5/8% senior secured notes due 2015 (the “11 5/8% Notes”), which resulted in our receiving $400.1 million in net proceeds; and (ii) closed a four year $235.6 million amended and restated senior secured credit facility consisting of a $75.0 million revolving credit facility and a $160.6 million term loan. At March 31, 2010, we had outstanding (i) $28.0 million under our senior secured revolving credit facility and (ii) $152.6 million under our senior secured term loan facility. Additionally, on April 28, 2010, we completed the offering of an additional $47.0 million of 11 5/8% Notes, which resulted in our receiving $49.8 million in gross proceeds. Pursuant to these loans, up to $79.5 million of our cash and the cash of certain of our restricted subsidiaries can be used to consummate the transactions contemplated by the merger agreement, so long as Mr. Fertitta or Parent contributes at least $40.0 million to the equity of Merger Sub or us. In the event the merger is not consummated, these funds will be used for general corporate purposes.

The funds to pay for the acquisition of our stock are anticipated to come from the following sources:

•	approximately $101.5 million of cash, which amount includes contributions by Mr. Fertitta and funds available from Parent and certain of our unrestricted subsidiaries; and

•	approximately $79.5 million from our cash and the cash of certain of our restricted subsidiaries.

In connection with the merger and financing our on-going operations, Mr. Fertitta or Parent may, directly or indirectly, borrow up to $100.0 million prior to or at the closing. Such borrowings, if any, are not required, but may be used, to consummate the merger and are not a condition to the closing of the merger.

The foregoing amounts do not include the value of all of the shares of common stock and shares of restricted stock held by Mr. Fertitta that are being contributed to Parent immediately prior to the effective time of the merger, and which will be cancelled as of the effective time, or Mr. Fertitta’s stock options that are being cancelled in connection with the merger. As of the date of this proxy statement, Mr. Fertitta beneficially owned 9,694,155 shares of our common stock, which includes 775,000 shares of restricted stock, with the outstanding shares having an aggregate value of $217.9 million at $24.50 per share, and options to purchase 800,000 shares of our common stock.

We have been provided an equity commitment letter dated as of November 3, 2009, as amended on May 23, 2010 and June 20, 2010, relating to Mr. Fertitta’s cash and equity contributions to Parent.

Solicitations of Other Offers (Page 142).

The merger agreement provides that during the period that began on the date of the signing of the original merger agreement and ended at 11:59 p.m., New York City time, on December 17, 2009, which we refer to as the “first go-shop period,” and then again for the period that began on the date of the signing of the first amended merger agreement and ended at 11:59 p.m., New York City time, on July 7, 2010, which we refer to as the “second go-shop period,” and, together with the first go-shop period, the “go-shop periods,” we will, under the direction of the special committee, actively seek to:

•

initiate, solicit and encourage Acquisition Proposals, including by way of public disclosure and by way of providing access to non-public information to any person pursuant to one or more confidentiality agreements that contain terms and provisions that are substantially similar to those contained in the confidentiality agreements entered into by us or on our behalf during the 30-day period prior to the date of the original merger agreement with persons having a potential interest in making an Acquisition Proposal; and

•

enter into and maintain, or participate in, discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or the making of any Acquisition Proposals; and

Pursuant to the terms of the merger agreement, the second go-shop period could have been extended, if deemed necessary by the special committee, for a period of at least 15 days to permit additional due diligence to be conducted with respect to us. Under the terms of the second go-shop period, the special committee caused letters to be sent to all persons that had been contacted by the special committee or its representatives in connection with the solicitation of Acquisition Proposals stating that all Acquisition Proposals will be considered by the special committee. Any Acquisition Proposal must state the person’s willingness to proceed without Mr. Fertitta and our senior management and may also include terms for an Acquisition Proposal that assumes Mr. Fertitta and our senior management continue with us. In addition, we will reimburse up to $500,000 in actual out-of-pocket due diligence costs incurred in connection with the due diligence investigation of us by up to the two highest bidders, provided that each such bidder submits a proposal to acquire us at a price that exceeds $24.00 per share that is reasonably likely to lead to a Superior Proposal but which does not result in a consummated transaction. The special committee waived standstills, except for hostile offers or open market transactions in our securities, to permit proposals during the second go-shop period and will permit requests for waivers of standstills to be made thereafter.

In connection with the go-shop process, the special committee may ultimately decide to give Mr. Fertitta an opportunity to top any Superior Proposal if providing that opportunity is, in the special committee’s judgment, consistent with share value maximization. If the special committee provides that opportunity to Mr. Fertitta, then it must likewise provide any other bidder that has made a Superior Proposal with the same opportunity to top any Superior Proposal by Mr. Fertitta if that would be, in the special committee’s judgment, consistent with share value maximization. The special committee’s counsel and/or Moelis will provide plaintiff’s counsel in the Delaware Litigation with information regarding all written and material oral communications with actual or potential bidders on a real-time basis (i.e., in advance of communications or within 24 hours thereof).

After the end of each go-shop period and until the effective time of the merger or the earlier termination of the merger agreement, we have agreed that we will not, and will use reasonable efforts to cause our representatives not to, directly or indirectly:

•

initiate, solicit or encourage (including by way of providing non-public information) the submission of any Acquisition Proposal or engage in any substantive discussions or negotiations with respect thereto; or

•

approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to an Acquisition Proposal or consummate any such transaction or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the merger or any of the other transactions contemplated by the merger agreement or resolve or agree to do any of the foregoing.

However, under certain circumstances, our board of directors, acting through the special committee if then in existence or otherwise by resolution of a majority of disinterested directors: (1) from and after the end of each go-shop period, may continue discussions or negotiations with any third party with respect to an Acquisition Proposal if such discussions or negotiations commenced prior to the end of the go-shop period and were ongoing as of the end of the go-shop period; and (2) may respond to an unsolicited Acquisition Proposal, withdraw or modify its recommendation to stockholders in favor of the merger, terminate the merger agreement or enter into an acquisition agreement with respect to a Superior Proposal, in each case so long as we comply with certain terms of the merger agreement described under “The Merger Agreement—Solicitation of Other Offers.”

Prior to terminating the merger agreement or entering into an agreement with respect to an Acquisition Proposal, we are required to comply with certain terms of the merger agreement described under “The Merger Agreement—Solicitation of Other Offers.”

An “Acquisition Proposal”, as defined in the merger agreement, means any bona fide inquiry, offer or proposal (other than from Parent or Merger Sub or their respective affiliates) concerning any (i) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us, (ii) direct or indirect sale, lease, pledge or other disposition of our assets or business representing 15% or more of our consolidated revenues, net income or assets, in a single transaction or a series of related transactions, (iii) our issuance, sale or other disposition to any person or group (other than Parent or Merger Sub or any of their respective affiliates) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of our voting power, or (iv) transaction or series of related transactions in which any person or group (other than Parent or Merger Sub or their respective affiliates) acquires beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of our outstanding common stock.

A “Superior Proposal”, as defined in the merger agreement, means an Acquisition Proposal (except the references therein to “15%” shall be replaced by “50%”) which was not obtained in violation of the solicitation provisions of the merger agreement, and which our board of directors, acting through the special committee, if then in existence, or a majority of disinterested directors, in good faith determines (after consultation with our financial advisors and outside counsel), taking into account the various legal, financial and regulatory aspects of the proposal, including the financing terms thereof, and the person making the proposal, (i) if accepted, is reasonably likely to be consummated and (ii) if consummated, would result in a transaction that is more favorable to our stockholders, from a financial point of view, than the merger.

Material United States Federal Income Tax Consequences (Page 119).

In general, the receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable sale transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss as a result of the merger in an amount equal to the difference, if any, between the cash you receive and your tax basis in the shares of our common stock you surrender. Payment of the cash consideration to a holder of our common stock with respect to the disposition of shares of our common stock pursuant to the merger may be subject to information reporting. A holder of our common stock may also be subject to U.S. backup withholding tax at the applicable rate (currently 28%), unless the holder of our common stock properly certifies as to its taxpayer identification number or otherwise establishes an exemption from backup withholding and complies with all other applicable requirements of the backup withholding rules. The tax consequences of the merger to you will depend upon your particular circumstances. You should consult your tax advisor for a full understanding of the U.S. federal, state, local and non-U.S. tax consequences of the merger to you.

Accounting Treatment of the Merger (Page 116).

For financial accounting purposes the Company is expected to retain its historical cost basis accounting records as the transaction is between entities under common control.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the proposed merger. These questions and answers may not address all the questions that may be important to you as one of our stockholders. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of Merger Sub with and into us pursuant to the merger agreement. Once the merger agreement has been adopted by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into us and we will continue as the surviving corporation.

The merger will have the following effects when it is completed:

•	Parent will own all of our common stock and we will be privately owned and controlled by Mr. Fertitta through his ownership of the equity interests in Parent;

•	you will no longer own any shares in us;

•	you will no longer have an interest in our future earnings or growth;

•	we will cease to be a publicly traded company and will no longer be listed or traded on the New York Stock Exchange; and

•

we may no longer be required to file annual, quarterly and current reports with the SEC, except to the extent such reports are required by any indenture governing the outstanding indebtedness of the surviving corporation or applicable law.

Q:	What happens if the merger is not consummated?

A:	If the merger agreement is not approved by our stockholders or if the merger is not consummated for any other reason, you will not receive any payment for your shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on the New York Stock Exchange. In addition, if the merger is not consummated, we expect that, except as otherwise noted in this proxy statement, management will operate our business in a manner similar to the manner in which it currently is being operated and that our stockholders will continue to be subject to the same risks and opportunities as they currently are.

Under specified circumstances, we may be required to reimburse Parent for some of its out-of-pocket expenses, or Parent may be required to pay us a reverse termination fee, in each case as described under “The Merger Agreement—Expense Reimbursement; Reverse Termination Fee” beginning on page 151. In certain circumstances where we are required to reimburse Parent’s expenses or in the event Parent is required to pay us a reverse termination fee, payment of such amounts will be the receiving party’s exclusive remedy with respect to any liability or obligation relating to or arising out of the merger agreement or the transactions contemplated thereby.

Q:	What will our stockholders receive when the merger occurs?

A:	For every share of our common stock owned at the effective time of the merger, a stockholder (other than Mr. Fertitta, Parent, Merger Sub, us or stockholders who properly exercise dissenters’ rights of appraisal under Delaware law) will have the right to receive $24.50 in cash, without interest, less any applicable withholding taxes.

Q:	Why am I receiving this proxy statement and proxy card?

A:	You are being asked to consider and vote upon a proposal to approve and adopt a merger agreement that we entered into on November 3, 2009, as amended on May 23, 2010 and June 20, 2010. The original merger agreement and amended merger agreements are attached as Annexes A, B and C, respectively, to this proxy statement. We urge you to read them carefully. In the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement, stockholders may also be asked to vote upon the adjournment of the special meeting to a later date so that we may solicit additional proxies. See “The Merger Agreement” beginning on page 131.

Q:	Where and when is the special meeting?

A:	We will hold a special meeting of our stockholders on October 4, 2010 at 1:00 p.m. Houston time, at our corporate office located at 1510 West Loop South, Houston, Texas 77027.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to approve and adopt the merger agreement;

•

to approve the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Q:	Who is entitled to vote at the special meeting?

A:	The record date for the special meeting is August 16, 2010. Only holders of our outstanding common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. On the record date, there were 16,235,207 shares of our common stock outstanding, and Mr. Fertitta beneficially owned 9,694,155 shares or 56.9% of our common stock. Additionally, the Pershing Square Group beneficially owned 1,604,255 shares representing approximately 9.9% of our outstanding common stock, which represents 21.9% of the voting power for purposes of the majority of the minority approval.

Q:	What happens if I sell my shares of common stock before the special meeting?

A:	The record date for the special meeting is earlier than the expected date of the merger. If you transfer your shares of common stock after the record date but before the special meeting, you will, unless other arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:	May I attend the special meeting?

A:	All stockholders of record as of the close of business on August 16, 2010, the record date for the special meeting, may attend the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee, and you plan to attend the special meeting, you must present proof of your ownership of our common stock, such as a bank or brokerage account statement, to be admitted to the meeting. You also must present at the meeting a proxy issued to you by the holder of record of your shares.

Q:	What constitutes a quorum for the special meeting?

A:

The presence, in person or by proxy, of stockholders holding at least a majority of the voting power of our common stock outstanding on the record date will constitute a quorum for the special meeting. Mr. Fertitta beneficially owns 56.9% of our outstanding stock, which constitutes a quorum for the special meeting, and has indicated that his outstanding shares will be present at the special meeting.

Q:	What vote is required to approve the merger agreement and to approve the adjournment of the meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement?

A:	The merger cannot be completed unless the merger agreement is approved by the affirmative vote of both (i) a majority of the outstanding shares of our common stock not owned by Parent, Merger Sub, Mr. Fertitta, and any of the other defendants named in the Delaware Litigation, or any of their respective affiliates and voted at the special meeting, which we sometimes refer to as the “majority of the minority approval” (for purposes of this calculation, abstentions will not be considered shares voted at the special meeting), and (ii) a majority of the outstanding shares of our common stock, which, together with the majority of the minority approval, we refer to as the “requisite stockholder vote”. Approval of the adjournment of the meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the special meeting on that matter, even if less than a quorum. If you fail to vote on the merger agreement, the effect will be the same as a vote against the approval of the merger agreement for purposes of calculating whether a majority of the outstanding shares have voted to approve the merger agreement and the merger, but will have no effect for purposes of calculating whether the majority of the minority approval has been obtained.

As of the date hereof, Mr. Fertitta beneficially owns approximately 56.9% of our common stock and has agreed to vote the 5,731,481 shares owned beneficially or of record by him and his affiliates as of June 16, 2008, plus up to the first 300,000 shares acquired upon exercise of his outstanding options, provided all such shares are held as of the record date for the special meeting, in favor of the adoption of the merger agreement and the approval of the merger and any actions required in furtherance thereof, as the merger agreement may be modified or amended from time to time. Mr. Fertitta further agreed that, at the special meeting or any other meeting of our stockholders, however called, and in any action by written consent of our stockholders, he will vote, or cause to be voted, 3,162,674 shares, plus up to the next 500,000 shares acquired upon exercise of his outstanding options, then owned beneficially or of record by him and his affiliates, as of the record date for such meeting or consent, in such proportion as reflects the manner in which the shares owned by our stockholders other than Mr. Fertitta and his affiliates are actually voted (with abstentions counted as “no” votes for purposes of calculating how such shares of Mr. Fertitta and his affiliates are voted), with respect to (1) the adoption of the merger agreement and the approval of the merger and any actions required in furtherance thereof, as the merger agreement may be modified or amended from time to time, and (2) any Acquisition Proposal (as defined in the merger agreement) that results in the termination of the merger agreement. As of the record date, Mr. Fertitta beneficially owned 9,694,155 shares of our common stock, including 775,000 shares of restricted stock that have not yet vested and options to purchase 800,000 shares of our common stock. Under the terms of his restricted stock agreements, Mr. Fertitta is entitled to vote all of his unvested shares of restricted stock. As of the record date, there were 7,341,052 shares of common stock outstanding and held by stockholders other than Mr. Fertitta, Parent and Merger Sub, which includes 21,213 shares of common stock outstanding and held by the named defendants in the Delaware Litigation and their affiliates (excluding Mr. Fertitta, Parent and Merger Sub). Mr. Fertitta has indicated that he intends to vote in favor of the adjournment of the meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, which will ensure that the adjournment proposal is approved.

On June 20, 2010, we entered into voting agreements with the Pershing Square Group whereby the Pershing Square Group has agreed, for so long as the voting agreements have not been terminated, to vote the shares of common stock beneficially owned by it, subject to the terms and conditions set forth in the voting agreements, (i) in favor of the adoption of the merger agreement and the approval of other actions required in furtherance thereof, (ii) against the approval of any proposal made in opposition to or in competition with the merger agreement or the consummation of the merger as provided in the merger agreement, including any Acquisition Proposal and (iii) against (A) any merger, rights offering, reorganization, recapitalization or liquidation involving us or any of our subsidiaries (other than the merger), (B) a sale or transfer of a material amount of assets or capital stock of us or any of our subsidiaries or (C) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone or adversely affect the merger or any of the other transactions contemplated by the merger agreement. All shares of our common stock beneficially owned and voted by the Pershing Square Group at the special meeting will be included in the majority of the minority approval calculation.

As of June 20, 2010, the Pershing Square Group beneficially owned 1,604,255 shares, or approximately 9.9%, of our outstanding shares of common stock, which represents 21.9% of the voting power for purposes of the majority of the minority approval.

The voting agreements will terminate when the first of the following occurs: (i) the special committee determines an Acquisition Proposal is a Superior Proposal; (ii) the merger agreement is terminated, including in connection with a termination by us in order to enter into an agreement with respect to a Superior Proposal; (iii) the merger agreement is further amended, or any provision thereunder is waived, that reduces or changes the form of the merger consideration, adds or modifies any closing condition, materially delays the closing of the merger or adversely affects in any material respect the rights or obligations of the parties under the voting agreement as of the date of the voting agreement; (iv) December 31, 2010; (v) the effective time of the merger under the merger agreement; and (vi) the agreement of the parties to terminate the voting agreements (subject to Parent’s consent).

Q:	What if the merger receives the majority vote but not the majority of the minority approval?

A:	The merger will not be consummated if the majority of the minority approval is not received. However, in such event, if the proposal to adjourn the special meeting is approved, we may determine to adjourn the special meeting to a later date to solicit additional proxies.

Q:	How does our board of directors recommend that I vote on the proposals?

A:	The board of directors (with Mr. Fertitta taking no part in the recommendations) recommends that you vote:

•	“FOR” the proposal to approve and adopt the merger agreement; and

•

“FOR” the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement.

You should read “Special Factors—Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger Agreement” beginning on page 77 for a discussion of factors that our board of directors considered in deciding to recommend the approval of the merger agreement. See also “Special Factors—Interests of Our Directors and Officers” beginning on page 107.

Q:	How do our directors and executive officers intend to vote?

A:	As of the record date, our directors and executive officers (excluding Mr. Fertitta) held and are entitled to vote, in the aggregate, 23,212 shares of our common stock, representing less than 1% of our outstanding shares, excluding options to purchase shares of our common stock. We believe our directors and executive officers (excluding Mr. Fertitta) intend to vote all of their shares of our common stock owned as of the record date “FOR” the approval and adoption of the merger agreement and “FOR” the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement. The shares of our common stock owned by our officers and directors that are defendants in the Delaware Litigation will not constitute shares eligible for the majority of the minority approval and therefore will not be counted in determining if the majority of the minority approval has been received.

Moreover, Mr. Fertitta has agreed in the merger agreement to vote the 5,731,481 shares owned beneficially or of record by him and his affiliates as of June 16, 2008, plus up to the first 300,000 shares acquired upon exercise of his outstanding options, provided all such shares are held as of the record date for the special meeting, in favor of the adoption of the merger agreement and the approval of the merger and any actions required in furtherance thereof, as the merger agreement may be modified or amended from time to time. Mr. Fertitta further agreed that, at the special meeting or any other meeting of our stockholders, however called, and in any action by written consent of our stockholders, he will vote, or cause to be voted, 3,162,674 shares, plus up to the next 500,000 shares acquired upon exercise of his outstanding options, then owned beneficially or of record by him and his affiliates, as of the record date for such meeting or consent, in such proportion as reflects the manner in which the shares owned by our stockholders other than Mr. Fertitta and his affiliates are actually voted (with abstentions counted as “no” votes for purposes of calculating how such shares of Mr. Fertitta and his affiliates are voted), with respect to (1) the adoption of the merger agreement and the approval of the merger and any actions required in furtherance thereof, as the merger agreement may be modified or amended from time to time, and (2) any Acquisition Proposal that results in the termination of the merger agreement. As of the record date, Mr. Fertitta beneficially owned 9,694,155 shares of our common stock, including 775,000 shares of restricted stock that have not yet vested and options to purchase 800,000 shares of our common stock. Under the terms of his restricted stock agreements, Mr. Fertitta is entitled to vote all of his unvested shares of restricted stock. Mr. Fertitta has indicated that he intends to vote “FOR” the adjournment of the meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, which will ensure that the adjournment proposal is approved.

Q:	How do I vote?

A:	After carefully reading and considering the information contained in this proxy statement, and whether or not you plan to attend the special meeting in person, please complete, sign, date and return your proxy card in the enclosed return envelope as soon as possible so that your shares will be represented and voted at the special meeting. In addition, you may deliver your proxy via telephone or via the Internet in accordance with the instructions on the enclosed proxy card or the voting instruction form received from any broker, bank or other nominee that may hold shares of our common stock on your behalf. If you sign your proxy and do not indicate how you want to vote, your shares will be voted “FOR” the approval and adoption of the merger agreement, “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote. Please remember that if you fail to vote on the merger agreement, the effect will be the same as a vote against the approval and adoption of the merger agreement for purposes of calculating whether a majority of the outstanding shares have voted to approve the merger agreement and the merger, but will have no effect for purposes of calculating whether the majority of the minority approval has been obtained.

Q:	If my shares are held in “street name” by my broker, banker or other nominee will my broker or banker vote my shares for me?

A:	Your broker, banker or other nominee will not vote your shares of our common stock without specific instructions from you. You should instruct your broker, banker or other nominee to vote your shares of our common stock by following the instructions provided to you by such firm. Failure to instruct your broker to vote your shares will have the effect of voting against approval and adoption of the merger agreement for purposes of calculating whether a majority of the outstanding shares have voted to approve the merger agreement and the merger, but will have no effect for purposes of calculating whether the majority of the minority approval has been obtained.

Q:	What does it mean if I receive more than one proxy card?

A:	This means you own shares of common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	May I change my vote?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may do this by (i) delivering prior to the special meeting a written notice of revocation addressed to our Secretary at the address under “Other Important Information Regarding Us” beginning on page 161, (ii) completing and submitting prior to the special meeting a new proxy card bearing a later date, (iii) submitting a later-dated proxy using the telephone or Internet voting procedures on the proxy card prior to the deadline of 11:59 p.m., Houston time, on October 3, 2010 or (iv) attending the special meeting and voting in person. Simply attending the special meeting, without voting in person, will not revoke your proxy. If your shares are held in “street name” and you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the special meeting.

Q:	How are votes counted?

A:	For the proposal to approve and adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you abstain or fail to vote, it will have the same effect as if you voted against the approval and adoption of the merger agreement for purposes of calculating whether a majority of the outstanding shares have voted to approve the merger agreement and the merger, but will have no effect for purposes of calculating whether the majority of the minority approval has been obtained. If your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions, which, if not given, will have the effect of a vote against approval and adoption of the merger agreement for purposes of calculating whether a majority of the outstanding shares have voted to approve the merger agreement and the merger, but will have no effect for purposes of calculating whether the majority of the minority approval has been obtained. Mr. Fertitta will vote, or cause to be voted, 3,162,674 shares, plus up to 500,000 shares acquired upon exercise of his outstanding options (to the extent such shares are acquired subsequent to the exercise of options by Mr. Fertitta to acquire 300,000 shares), then owned beneficially or of record by him and his affiliates, as of the record date for the special meeting, with respect to the adoption of the merger agreement in such proportion as reflects the manner in which the shares owned by our stockholders other than Mr. Fertitta and his affiliates are actually voted. Abstentions will be counted as “no” votes for purposes of calculating how such shares of Mr. Fertitta and his affiliates are voted.

Additionally, subject to the terms and conditions of their voting agreements, the Pershing Square Group has agreed, for so long as the voting agreements have not been terminated, to vote the common stock beneficially owned by it, which represents 21.9% of the voting power for purposes of the majority of the minority approval, for the merger agreement. See “The Merger Agreement—Pershing Square Group Voting Agreements.”

For the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will count for the purpose of determining whether a quorum is present, but will have the same effect as a vote against the proposal to adjourn the meeting, which requires the vote of the holders of a majority of the shares of our common stock present or represented by proxy at the meeting and entitled to vote on the matter. Mr. Fertitta has indicated that he intends to vote “FOR” the adjournment of the meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, which will ensure that the adjournment proposal is approved.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval and adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Q:	Should I send in my stock certificates now?

A:

No. Promptly after completion of the merger, each stockholder entitled to receive his, her or its portion of the merger consideration will receive a transmittal letter and instructions specifying the procedures to be followed for surrendering stock certificates in exchange for payment of the merger consideration. PLEASE DO NOT SEND YOUR CERTIFICATES IN NOW.

Q:	When can I expect to receive the merger consideration for my shares?

A:	If the merger is consummated and you have submitted your properly completed letter of transmittal, stock certificates and other required documents to the paying agent, the paying agent will send you the merger consideration payable with respect to your shares.

Q:	I do not know where my stock certificate is. How will I get my cash?

A:	The materials the paying agent will send you after completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. You may also be required to provide a bond to us in order to cover any potential loss.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger promptly after the special meeting.

Q:	What are the material U.S. federal income tax consequences of the merger to stockholders?

A:	In general, your receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable sale transaction for U.S. federal income tax purposes. Since the tax consequences of the merger to you will depend on your particular circumstances, you should consult your tax advisor for a full understanding of the U.S. federal, state, local and non-U.S. tax consequences of the merger to you.

Q:	Do stockholders have appraisal rights?

A:	Yes. As a holder of our common stock, you are entitled to exercise appraisal rights under Delaware law in connection with the merger. If you do not vote in favor of the merger and it is completed, you may seek payment of the fair value of your shares under Delaware law. To do so, however, you must strictly comply with all of the procedures Delaware law requires. See “Special Factors—Appraisal Rights of Stockholders” and Annex E attached to this proxy statement.

Q:	Who is soliciting my vote?

A:	This proxy solicitation is being made and paid for by us. In addition, we have retained Mackenzie Partners, Inc. to assist in the solicitation. We will pay Mackenzie Partners, Inc. approximately $30,000 plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q:	What should I do now?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents referenced under “Where You Can Find More Information” beginning on page 170, and to consider how the transaction affects you as a stockholder. Then simply mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope provided. Should you prefer, you may deliver your proxy via telephone or via the Internet in accordance with the instructions on the enclosed proxy card or the voting instruction form received from any broker, bank or other nominee that may hold shares of our common stock on your behalf. Please act as soon as possible so that your shares of our common stock will be voted at the special meeting.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact MacKenzie Partners, Inc., which is acting as the proxy solicitation agent in connection with the merger, at the following address.

105 Madison Avenue, New York, New York 10016

SPECIAL FACTORS

Background of the Merger

We operate primarily in the restaurant, hospitality and gaming industries, which are particularly affected by trends and fluctuations in demand and are highly competitive industries. Both the restaurant and gaming industries in the United States have been severely challenged since the beginning of 2008, and the current economic conditions in the United States have continued to have a negative impact on our results of operations during 2009 and 2010. A decline in discretionary spending attributable to tighter credit markets, increased unemployment, increased home foreclosures, the decline in the financial markets and other factors have impacted our customer’s level of spending on dining out, gaming, and tourism in general. Because we operate in such highly competitive and ever-fluctuating industries, our board of directors has from time to time held discussions on strategic alternatives focused on exploring ways to enhance stockholder value.

The 2008 Proposed Transaction

On February 28, 2007, our board of directors convened to discuss, among other things, additional potential strategic alternatives for us to enhance stockholder value, including the potential (a) sale of our Saltgrass Steak House restaurant concept chain or our Rainforest Café restaurant concept chain and (b) restructuring of our indebtedness to allow us to pursue strategic acquisitions of third parties or renew our open market repurchase program with respect to shares of our common stock, which we initially commenced in November 1998 and subsequently renewed in April 2000, October 2002, September 2003, October 2004, March 2005 and May 2005. After such discussions, our board of directors determined that a sale of either our Saltgrass Steak House restaurant concept chain or our Rainforest Café restaurant concept chain would likely not enhance stockholder value because it was unlikely that either chain could be sold at a high enough multiple of EBITDA to overcome the considerable tax liabilities associated therewith. Each concept previously had been marketed to a selection of financial and strategic buyers in late 2006 with no indication of interest sufficient to enhance stockholder value net of the tax liability. Therefore, our board of directors instead determined to restructure our indebtedness to allow us to renew our open market repurchase program with respect to shares of our common stock and provide funding for the expansion of the Golden Nugget Hotel & Casino in Las Vegas. In March, July and November 2007, our board of directors authorized an additional $50.0 million, $75.0 million and $1.5 million, respectively, of open market repurchases of our common stock.

We then continued to focus on this then-current business plan through the end of 2007, which resulted in us obtaining on June 14, 2007 approximately $545.0 million of indebtedness on the Golden Nugget Hotel & Casino and repurchasing on and thereafter during 2007 approximately 5.5 million shares of our common stock.

On July 24, 2007, we were notified by the trustee under the indenture covering our $400.0 million 7.5% senior notes, that as a result of not filing with the SEC and delivering to the trustee our Form 10-K for the year ended December 31, 2006 within the time frame set forth in the rules and regulations of the SEC, the trustee, upon direction of a majority of the note holders, declared the unpaid principal and interest on the 7.5% senior notes due and payable immediately. On August 29, 2007, we entered into a Stipulation of Settlement with U.S. Bank, National Association, the indenture trustee under our $400.0 million 7.5% senior notes, and certain note holders, whereby the previous acceleration of the 7.5% senior notes was rescinded and annulled. In connection with the settlement, we agreed to commence an exchange offering on or before October 1, 2007 to exchange the 7.5% senior notes for 9.5% senior exchange notes, with an option for us to redeem the 9.5% senior notes at 1% above par from October 29, 2007 to February 28, 2009 and an option for the note holders to require us to redeem the 9.5% senior notes at 1% above par from February 28, 2009 to December 15, 2011, both options requiring at least 30 but not more than 60 days notice. The exchange offer was completed on October 31, 2007 with all but $4.3 million of the 7.5% senior notes being exchanged. We also agreed to pay certain fees and costs and dismissed the pending litigation we had previously instituted against the trustee and certain note holders. As a result of the exchange, we recorded charges during the third quarter of 2007 of $7.9 million, included in interest expense, for deferred loan costs previously being amortized over the term of the 7.5% notes and $3.0 million, included in other income/expense, related to the payment of a consent fee. In connection with issuing the 9.5% senior notes, we amended our existing bank credit facility to provide for an accelerated maturity should the 9.5% senior notes be redeemed by the note holders, revised certain financial covenants to reflect the impact of the exchange offer and redeemed our outstanding term loan balance.

On December 20, 2007, Mr. Fertitta, our chairman of the board, chief executive officer and president, discussed with representatives of Jefferies & Co. (“Jefferies”) the possibility of pursuing a going-private transaction. Jefferies expressed the belief that high transportation costs, economic turmoil and an apparent credit crunch were factors which could depress stockholder value for some time and advised that a going-private transaction would be the best way to enhance stockholder value.

On January 5, 2008, our board of directors held a meeting, with Richard Liem, our chief financial officer, also participating. During this meeting, our board of directors again discussed strategic alternatives for us, as well as issues surrounding, among other things, our reduced growth opportunities resulting from lower consumer spending, the impact on us of disruptions to the credit market and our need to refinance our long-term debt during 2008, our increased costs of operating as a public company, our reduced analyst coverage, the volatile industry and market conditions in which we were then operating and their negative impact on our business, including how short-term stock price fluctuations affect perceptions about our long-term prospects. Mr. Fertitta expressed to our board of directors that he had an interest in exploring a going-private transaction with us and desired, among other things, to focus on long-range value building strategies, which strategy Mr. Fertitta believed was better suited for a non-public company. After discussion, our board of directors unanimously determined that it was advisable, advantageous and in our best interest to allow Mr. Fertitta to access and utilize our personnel and incidental corporate resources to explore a going-private transaction to enhance stockholder value. In preparing his proposal, Mr. Fertitta utilized certain of our executive management, accounting staff, secretarial staff and computer system.

On January 27, 2008, our board of directors held a telephonic meeting, with Mr. Liem, and a representative of Haynes and Boone, LLP, our outside counsel (“Haynes and Boone”), also participating. During this meeting, Mr. Fertitta delivered to our board of directors a letter in which Mr. Fertitta, acting on his own behalf, proposed to acquire, through an acquisition vehicle he would form, all of our outstanding common stock for $23.50 per share in cash by way of a merger transaction (as subsequently modified, the “2008 proposed transaction”). Mr. Fertitta stated in the proposal letter that he had spoken with potential financing sources for the proposed transaction and he was confident that he could obtain the necessary debt financing to fund the proposed transaction given that he would be contributing all our common stock that he owns and substantial additional equity in the form of cash to his acquisition company. The letter stated that it did not constitute a binding commitment by Mr. Fertitta and that a binding commitment would be subject to the execution and delivery of definitive agreements by all appropriate parties and the approval of our board of directors and a committee of our board of directors comprised of independent directors.

After discussing Mr. Fertitta’s proposal, our board of directors discussed the advisability of forming a special committee to evaluate Mr. Fertitta’s proposal. Our board of directors unanimously resolved (without Mr. Fertitta voting) to establish a special committee of three of our independent directors and delegated to the special committee the exclusive power and authority to, among other things, (a) perform a strategic alternatives analysis for us in order to determine the best strategy to enhance value to our stockholders, (b) receive, review, evaluate and study the strategic alternatives resulting from such analysis, (c) receive, review, evaluate and study Mr. Fertitta’s proposal and any other alternative proposals or strategic alternatives, (d) negotiate on our behalf, if appropriate, the terms and conditions of Mr. Fertitta’s proposal or any other alternative proposals or strategic alternatives with the applicable parties and (e) make a recommendation to our board of directors at the appropriate time as to Mr. Fertitta’s proposal or any other alternative proposal or strategic alternative. The resolutions also empowered the special committee to retain legal, financial and other advisors to assist the special committee in the fulfillment of its duties. After discussion, our board of directors appointed Michael Chadwick, Kenneth Brimmer and Michael Richmond to serve on the special committee.

On January 28, 2008, we issued a press release announcing our receipt of Mr. Fertitta’s proposal letter. The press release also announced the establishment of the special committee.

On February 7, 2008, the special committee met with a representative of King & Spalding LLP (“K&S”) to discuss K&S serving as counsel to the special committee. The special committee interviewed the K&S representative with respect to the firm’s experience in mergers and acquisitions transactions, particularly in the restaurant industry, and its experience in representing special committees in considering acquisition proposals made by directors, officers or stockholders. The K&S representative also answered questions from the special committee regarding the firm’s relationships with us, Mr. Fertitta, members of the special committee and others that might pose potential conflicts or affect the ability of K&S to act as independent counsel to the special committee. The K&S representative confirmed that the firm had no prior relationships with us, Mr. Fertitta, any member of the special committee or any other person that might pose such a conflict and that the firm’s only prior involvement with us was the firm’s representation of our special litigation committee in connection with a previous stockholder derivative lawsuit (the “Derivative Suit”). The special committee discussed the significance of K&S’s prior representation of our special litigation committee in the Derivative Suit and concluded that this representation did not affect the ability of K&S to serve as independent counsel to the special committee.

On February 11, 2008, the special committee held a telephonic meeting. The special committee elected Mr. Chadwick to serve as chairman of the special committee. The special committee continued its discussions regarding the selection of a law firm to represent the special committee as its legal counsel. The special committee reviewed the qualifications of an additional law firm. After discussion, the special committee excluded the other law firm from consideration to serve as the special committee’s counsel due to such law firm having a conflict of interest. At the request of the special committee, a representative of K&S joined the meeting. The special committee asked additional questions of the K&S representative at the meeting with respect to the law firm’s qualifications to serve as legal counsel for the special committee. After discussion, the special committee determined to retain K&S as its legal counsel. The special committee made its decision to retain K&S based on a number of factors, including the reputation and experience of K&S in mergers and acquisitions transactions, particularly in the restaurant industry, and its experience in representing special committees in considering acquisition proposals made by directors, officers or stockholders. The special committee also took into consideration the fact that K&S had represented our special litigation committee in the Derivative Suit. After being selected as counsel to the special committee, K&S reviewed with the special committee the terms of Mr. Fertitta’s proposal and the power and authority delegated to it by our board of directors. K&S also made recommendations as to actions to be taken by the special committee, including a review of the legal duties of the members of the special committee, a decision on the fees payable to members of the special committee, a review of the independence of each member of the special committee, and the selection of an independent financial advisor to the special committee.

The special committee then discussed the fees to be paid to each member in addition to any regular fees paid for each meeting of a board committee. K&S provided advice to the special committee on its understanding of customary fees arrangements for members of a special committee in similar transactions. After discussion, the special committee agreed that (a) the special committee members should be reimbursed for expenses incurred in connection with their work on the special committee and (b) the chairman should be paid a fee of $60,000, and the other members of the special committee should be paid a fee of $50,000, with such fees payable prior to commencement of work by the special committee. The special committee asked K&S to contact Haynes and Boone and request that our board of directors approve these fee and expense arrangements. The special committee also asked K&S to present to the special committee at its next meeting a form of indemnification agreement between us and each member of the special committee, which would require us to indemnify each special committee member for liabilities arising out of his service on the special committee and advance each special committee member expenses related to actions or suits arising out of his service on the special committee.

On February 14, 2008, the special committee held a telephonic meeting. During this meeting, K&S reviewed with the special committee the legal duties of members of the special committee in evaluating our strategic alternatives, including a going private transaction. K&S also reviewed with the special committee the requirements for each member of the special committee to be independent and disinterested in any strategic transaction considered by the special committee, including in a sale to Mr. Fertitta. The special committee requested that K&S conduct further one-on-one interviews with each member of the special committee with regard to the independence issues. K&S also reviewed with the special committee a form of an indemnification agreement between us and each special committee member. After discussion, the special committee determined that we should enter into an indemnification agreement with each member of the special committee. The special committee also discussed the lawsuits that had been filed with regard to Mr. Fertitta’s proposal and the need for the special committee to engage special litigation counsel for these lawsuits. The special committee discussed whether it should retain a separate law firm to represent the special committee in litigation. After discussion, the special committee authorized Mr. Chadwick to begin interviewing other law firms to serve as special litigation counsel to the special committee.

During this meeting, the special committee also reviewed a list of 24 investment banks identified by the special committee members as potential financial advisors to the special committee. The special committee discussed the criteria by which it would select an investment bank to serve as financial advisor to the special committee. After discussion, the special committee agreed that Mr. Chadwick would send a letter to each investment bank requesting that it send to the special committee a proposal to serve as financial advisor to the special committee, including information on its qualifications, experience in advising special committees, particularly in connection with going private transactions, its experience in strategic transactions in the restaurant and gaming industries, its initial view on Mr. Fertitta’s proposal, and its relationships with us, Mr. Fertitta and others that might pose potential conflicts or impair the ability of the investment bank to serve as an independent advisor to the committee. Mr. Chadwick sent the request for proposal letters to each of the identified investment banks on February 15, 2008.

On February 22, 2008, the special committee held a telephonic meeting. Mr. Chadwick reported to the special committee on his discussions with law firms to serve as special litigation counsel to the special committee. Mr. Chadwick informed the special committee that, among others, he interviewed a representative of Porter & Hedges LLP (“Porter & Hedges”) with respect to the firm’s experience in representing special committees in litigation related to mergers and acquisitions transactions. Mr. Chadwick also informed the special committee that he had asked the Porter & Hedges representative questions regarding the firm’s relationships with us, Mr. Fertitta, members of the special committee and others that might pose potential conflicts or affect the ability of Porter & Hedges to act as independent special litigation counsel to the special committee and that the Porter & Hedges representative had confirmed that the firm had no prior relationships with us, Mr. Fertitta, any member of the special committee or any other person that might pose potential conflicts or affect the ability of Porter & Hedges to act as special litigation counsel to the special committee. After discussion, the special committee agreed to engage Porter & Hedges as its special litigation counsel.

The special committee then discussed the selection of a financial advisor and reviewed and discussed the materials and information received from the 24 investment banks to which Mr. Chadwick had sent a request for proposal. The special committee reviewed the materials against the criteria selected by the special committee for the selection of a financial advisor. The special committee determined that prior to selecting a financial advisor, the special committee would conduct in-person interviews in Houston, Texas with the leading candidates for the position. The special committee asked eight investment banks to participate in in-person interviews in Houston, Texas. The special committee also asked each of the eight investment banks to be prepared to discuss the terms of a proposed engagement with the special committee.

On February 26, 2008, the special committee met in Houston to conduct in-person interviews with the eight selected investment banks. The special committee first reviewed the selection criteria for its financial advisor and reviewed the qualifications of each investment bank as presented in its proposal to the special committee. After discussion, the special committee then interviewed representatives from five of the eight investment banks. These representatives discussed their respective qualifications, experience in advising special committees in connection with going private transactions, experience in and perspectives on the restaurant and gaming industries, and their initial views of Mr. Fertitta’s proposal. The special committee asked questions regarding, among other things, their firms’ qualifications and their relationships with us, Mr. Fertitta and others that might pose potential conflicts of interest or affect the ability of the firm to serve as independent financial advisor to the special committee. Each investment bank also made a proposal to the special committee regarding its fees and the other terms of its engagement.

On February 27, 2008, the special committee met again in Houston to complete the in-person interviews with the remaining three investment banks selected for in-person interviews. At this meeting, the special committee interviewed representatives from the three remaining investment banks. These representatives discussed their respective qualifications, experience in advising special committees in connection with going-private transactions, experience in and perspectives on the restaurant and gaming industries, and their initial views of Mr. Fertitta’s proposal. They also answered questions from the special committee regarding, among other things, their firms’ qualifications and their relationships with us, Mr. Fertitta and others that might pose potential conflicts of interest or affect their ability to serve as independent financial advisor to the special committee. Each investment bank also made a proposal to the special committee regarding its fees and the other terms of its engagement.

On February 29, 2008, the special committee held a telephonic meeting during which it discussed the investment bank interviews it had conducted earlier in the week, including the qualifications of each investment bank and the proposed terms of its engagement. The special committee directed K&S to discuss with three of the eight investment banks their respective fee proposals and determine if they would be willing to modify their fee proposals if they were selected to serve as financial advisor to the special committee.

On March 3, 2008, the special committee held a telephonic meeting. During that meeting, K&S reviewed with the special committee the discussions between K&S and Haynes and Boone regarding the terms of the proposed indemnification agreement between us and each member of the special committee. After discussion, the special committee determined that it would request that our board of directors approve the indemnification agreement with each member of the special committee at the board’s next meeting.

During that meeting, the special committee also discussed engaging a financial advisor. The special committee reviewed the results of its interviews with the eight investment banks during the prior week, and K&S briefed the special committee on discussions with three of the investment banks on their fee proposals. After discussion, the special committee agreed that Mr. Chadwick should have further discussions with representatives of Cowen and Company, LLC (“Cowen”) and two of the other investment banks for the purposes of improving the fee proposals of these investment banks. Over the next few days, Mr. Chadwick and K&S had discussions with Cowen and two of the other investment banks regarding the terms of their engagement. After these discussions, Mr. Chadwick asked representatives of Cowen to meet with the special committee on March 7, 2008.

On March 6, 2008, our board of directors held a telephonic meeting during which the directors (other than Mr. Fertitta) adopted a resolution approving (a) the reimbursement of the special committee members for expenses they incur in connection with their work on the special committee and (b) the payment to the chairman of the special committee of a fee of $60,000 and the payment to each other special committee member of a fee of $50,000, as fees for serving on the special committee. Additionally, our board of directors unanimously adopted a resolution approving the indemnification agreement proposed by the special committee. We paid the fees to the members of the special committee on March 11, 2008. We and each member of the special committee executed an indemnification agreement in the form approved by our board of directors on March 6, 2008.

On March 7, 2008, the special committee held a telephonic meeting. During that meeting, Mr. Chadwick reviewed with the special committee his discussions with Cowen and the two of the other investment banks regarding their fee proposals. At the request of the special committee, representatives of Cowen then joined the meeting. The special committee further interviewed the representatives of Cowen with respect to Cowen’s qualifications to serve as financial advisor to the special committee. The special committee also questioned Cowen again on the firm’s relationships with us, Mr. Fertitta and others that might pose potential conflicts of interest or affect the ability of Cowen to serve as an independent advisor to the special committee. The Cowen representatives confirmed that Cowen had no prior relationships with us, Mr. Fertitta or any member of the special committee or their businesses. The special committee discussed with Cowen recent coverage by a Cowen analyst of Mr. Fertitta’s proposal and its effect on Cowen’s serving as financial advisor to the special committee. After discussion, the special committee determined that such coverage would not impair Cowen’s ability to serve as the special committee’s financial advisor. The Cowen representatives also discussed the terms of Cowen’s proposed engagement by the special committee to act as its financial advisor. After discussion, the special committee determined that it would need to further consider the terms of Cowen’s proposed engagement, but would like to meet with Cowen in person in Houston to continue to discuss Cowen’s selection as financial advisor to the special committee. At the request of the special committee, K&S confirmed in conversations with Haynes and Boone that Cowen did not have any prior relationships with us, Mr. Fertitta or others that might pose any conflicts of interest.

On March 11, 2008, the special committee held a meeting in the Houston office of K&S. At the request of the special committee, representatives of Cowen attended the meeting. K&S summarized for the special committee the proposed fees and other terms of Cowen’s engagement as the special committee’s financial advisor and the outstanding issues under Cowen’s proposed engagement letter. The special committee discussed with Cowen the proposed terms of its engagement, including the outstanding issues. Cowen and the special committee were unable to resolve all outstanding issues under the Cowen engagement letter at this meeting. The special committee directed K&S to negotiate further the terms of Cowen’s engagement to serve as the special committee’s financial advisor. Cowen then reviewed with the special committee generally the process that it would recommend with respect to performing a strategic alternatives analysis of us and discussed some of the issues that Cowen believed the special committee would have to address in considering the proposal from Mr. Fertitta. On March 12, 2008, Cowen provided the special committee with a preliminary list of the initial financial due diligence materials of us, including any valuations of our real property assets, that Cowen would need to review in order to begin its strategic alternatives analysis of us.

On March 18, 2008, we informed the special committee that we had engaged North Point Advisors LLC (“North Point”) to assist in the due diligence and other collateral matters in connection with the proposed transaction.

On March 24, 2008, the special committee held a telephonic meeting. K&S briefed the special committee on its negotiations with Cowen over the past two weeks regarding the terms of its engagement to serve as the special committee’s financial advisor. The special committee discussed the structure of the fees that would be paid to Cowen and the potential impact of the structure on Cowen’s independence as financial advisor to the special committee. K&S summarized for the special committee the proposed final terms of Cowen’s engagement, which, among other things, provided that Cowen would be paid a fee for its strategic alternatives analysis of us and a fee for delivering its fairness opinion in connection with the special committee’s consideration of a transaction, in each case regardless of whether or not the special committee decided to move forward with a transaction and whether or not a transaction was ultimately consummated, and both of which would be credited against the transaction fee payable to Cowen if a transaction was ultimately consummated. After discussion, the special committee unanimously agreed to engage Cowen as its financial advisor and approved the form of Cowen’s engagement letter with the special committee. In determining to engage Cowen as its financial advisor, the special committee considered Cowen’s substantial experience in the restaurant industry, the commitment of Cowen’s senior investment bankers to be involved personally in Cowen’s representation of the special committee, Cowen’s fee arrangements and the absence of any potential conflict of interest that would impair Cowen’s ability to render a fairness opinion or to act as the special committee’s independent financial advisor. Mr. Chadwick executed Cowen’s engagement letter with the special committee on March 25, 2008, which we then executed and returned to Cowen on March 31, 2008.

On March 25, 2008, Olshan Grundman Frome Rosenzweig & Wolosky LLP, legal counsel for Mr. Fertitta (“Olshan”), delivered to K&S a draft of the 2008 proposed transaction merger agreement with respect to

Mr. Fertitta’s proposal. K&S distributed copies of the draft of the 2008 proposed transaction merger agreement to the members of the special committee. At the direction of Mr. Chadwick, K&S informed Olshan that the special committee would not respond to Mr. Fertitta’s draft of the 2008 proposed transaction merger agreement or engage in any negotiations with respect to Mr. Fertitta’s proposal until Cowen completed its strategic alternatives analysis of us.

On March 28, 2008, Cowen began its financial due diligence investigation of us by providing the special committee with an updated draft of the preliminary financial due diligence request list that was discussed at the special committee’s March 11, 2008 meeting. After reviewing the list, the special committee forwarded the list to our senior management for response.

On April 2, 2008, we issued a press release announcing the special committee’s retention of Cowen as its financial advisor. The following day, Cowen began receiving from us and North Point the due diligence information Cowen had requested in order to commence its strategic alternatives analysis of us.

On April 4, 2008, Mr. Fertitta submitted a revised proposal letter to the special committee in which Mr. Fertitta reduced his per share offer price from $23.50 to $21.00. Mr. Fertitta indicated in his letter to the special committee that the reduced per share offer price was a result of the following occurrences since the date of his initial offer: (i) the credit market conditions worsening significantly, which was making it far more costly to obtain the debt financing required to consummate his proposed transaction, (ii) the economy had continued its downward trend, (iii) there was a risk of continued deterioration in the credit markets and (iv) our results of operations and our stock price had declined. Mr. Fertitta’s letter further provided that he was prepared to proceed with his proposed transaction at the revised offer price of $21.00 per share. Mr. Fertitta also provided to the special committee a letter from Jefferies indicating that it was highly confident in its ability to consummate the debt financing required to complete Mr. Fertitta’s proposed transaction. Also on April 4, 2008, we issued a press release summarizing Mr. Fertitta’s revised proposal.

On April 7, 2008, Cowen met with North Point to discuss the process by which we and North Point would continue to provide the due diligence information necessary for Cowen to conduct its strategic alternatives analysis of us. On April 8, 2008, Cowen provided North Point with a comprehensive due diligence list of documents and requested responses to topics that Cowen required to perform its strategic alternatives analysis.

On April 8, 2008, the special committee held a telephonic meeting. During this meeting, the special committee discussed with K&S and Cowen the revised proposal letter the special committee had received from Mr. Fertitta. Representatives of Cowen then updated the special committee on the progress of Cowen’s due diligence investigation of us and the discussions among Cowen, North Point and us regarding Cowen’s access to additional diligence information that Cowen had requested. Cowen also advised the special committee that Cowen had not yet received all the information that it had requested. The Cowen representatives also reported that they had informed us and North Point that Cowen would like to conduct interviews in Houston with certain members of our senior management as part of Cowen’s due diligence. K&S then gave the special committee a general overview of the terms of the draft of the 2008 proposed transaction merger agreement that it had received from Olshan. After discussion, the special committee determined that it would not negotiate the terms of the 2008 proposed transaction merger agreement with Mr. Fertitta until after Cowen presented to the special committee Cowen’s strategic alternatives analysis of us and the special committee determined whether or not a potential sale of us to Mr. Fertitta or a third party was in the best interest of us and our stockholders. At the request of the special committee, K&S then provided a general overview of the timeline, process and other considerations for a potential sale of us if the special committee concluded after considering Cowen’s strategic alternatives analysis that a sale of us was in the best interest of us and our stockholders.

On April 15, 2008, Cowen organized a telephone conference to discuss the status of Cowen’s financial due diligence investigation of us. The following individuals participated in the call: Messrs. Tilman J. Fertitta, Steven L. Scheinthal, Executive Vice President, General Counsel, Secretary and a Director, and Richard H. Liem,

Executive Vice President and our Chief Financial Officer; a representative of Olshan; a representative of North Point; representatives of K&S; and representatives of Cowen. Representatives of Cowen reviewed with the participants certain diligence materials that we had provided to Cowen and described the additional due diligence materials that Cowen previously requested but had not yet received that it required in order to complete its strategic alternatives analysis of us. After discussion, the members of our senior management team participating in the call agreed to provide the requested information promptly after the conclusion of the telephone conference.

Later that day, the special committee held a telephonic meeting. During this meeting, Cowen updated the special committee on the progress of Cowen’s financial due diligence investigation of us since the last special committee meeting, including the progress that was made during the telephone conference with members of our senior management team earlier that day. Cowen informed the special committee that upon its receipt of the remaining outstanding information requested by Cowen during the telephone call earlier that day, Cowen would be in a position to complete its strategic alternatives analysis of us. The special committee then directed Cowen to meet with our senior management in person in Houston to expedite the due diligence process, to review our business and operations and to discuss the financial projections previously provided by our senior management.

On April 16, 2008 Cowen received a substantial portion of the diligence materials that it had previously requested.

On April 17 and 18, 2008, representatives of Cowen and K&S met in Houston with representatives of North Point and members of our senior management team, including Mr. Liem, Mr. Scheinthal, Ms. Sunny Moore, Mr. Terry Turney and Mr. Keith Beitler (our Chief Financial Officer, General Counsel, Director of Operations Analysis, Senior Vice President—Saltgrass Steak House and Senior Vice President—Rainforest Café, respectively) to review our business and operations, management’s financial projections and other information that Cowen deemed relevant in preparing a strategic alternatives analysis. At these meetings, members of management answered questions from the special committee’s advisors and provided additional information requested by Cowen. Mr. Fertitta did not participate in these meetings. During these meetings, North Point informed Cowen that we had engaged the services of Snyder Valuation (“Snyder”) to perform a formal valuation of certain of our real property assets in connection with an anticipated refinancing of certain outstanding debt, and that we would provide Cowen with a copy of Snyder’s valuation. In selecting Snyder, we considered, among other things, the fact that Snyder is a nationally recognized real estate services firm with substantial experience in advising companies in the restaurant and casino industries in particular. During the prior two years, no material relationship has existed between Snyder and us. Snyder was paid $38,500 for its report.

On April 21, 2008, the special committee held a telephonic meeting with K&S and Cowen. During this meeting, representatives of Cowen updated the special committee on the progress of their financial due diligence investigation of us and the results of their interviews with members of our senior management team that took place in Houston, Texas during the prior week. The Cowen representatives also updated the special committee on Cowen’s progress in preparing its strategic alternatives analysis and briefed the special committee on the additional information to be provided by us to Cowen to complete its financial due diligence investigation of us. The Cowen representatives discussed with the special committee the valuation information to be received on certain of our real property assets.

On April 28, 2008, the special committee held a telephonic meeting with K&S and Cowen. During this meeting, Cowen updated the special committee on the progress of Cowen’s financial due diligence and preparation of Cowen’s strategic alternatives analysis of us. The Cowen representatives informed the special committee that they had requested but not yet received all information necessary to complete its review of strategic alternatives.

On May 5, 2008, the special committee held a telephonic meeting. During this meeting, Cowen updated the special committee on the progress of Cowen’s financial due diligence investigation of us since the last special committee meeting. Cowen then informed the special committee that Cowen had received most of the financial information requested from our senior management but was still awaiting some additional financial information and delivery by Snyder of a detailed valuation report of certain of the real property assets. Cowen further informed the special committee that, upon receiving the Snyder valuation report and the additional information requested, Cowen expected that it would be in a position to complete and present to the special committee its strategic alternatives analysis.

On May 8, 2008, Cowen notified the special committee that it had received Snyder’s valuation report of various restaurant properties, including properties for Saltgrass, Landry’s Restaurants and Chart House, and our specialty properties, including hotels, marina, and amusement and retail facilities, and the additional information requested by Cowen. In its April 2008 valuation report, Snyder valued the properties as if they were being sold to a single buyer. We did not impose any conditions or limitations on the scope of Snyder’s investigation or the methods and procedures to be followed in preparing the valuation. The values provided were appraised values of the land holdings, as the valuation report was performed by a licensed appraiser in conformity with the Uniform Standards of Professional Appraisal Practice. In evaluating the land holdings, Snyder considered sales, leases and other data of similar property types. The properties were not individually inspected and Snyder did not consider area or neighborhood characteristics affecting the properties. In conducting the evaluation, Snyder assumed that all buildings were well maintained and operated to typical Company standards, that the properties have been built to code and are legal conforming uses, and all properties were owned by us in fee simple.

Snyder used the cost approach, the sales comparison approach and the income approach to arrive at an appraised value of what we would likely expect to receive should we decide to market and sell the properties in the current real estate market to a single buyer.

The cost approach is based upon the principle that an informed purchaser would pay no more than the cost to produce a substitute property with the same utility as the subject property. It is particularly applicable when the property being appraised involves relatively new improvements.

The sales comparison approach utilizes prices paid in actual market transactions of similar properties to estimate the value of the subject property. This appraisal technique is dependent upon analyzing comparable sales.

The income approach is widely applied in appraising income producing properties. Anticipated net operating income is converted to a present worth through the capitalization process.

The analysis indicated the market value of the properties was $320,640,000.

The foregoing summary of the Snyder report does not purport to be complete and is qualified in its entirety by reference to the copy of such report attached as Exhibit 99.1(c)(10) to the Schedule 13E-3 filed with the SEC in connection with the 2008 proposed transaction.

On May 11, 2008, after analyzing this report and the additional information provided by us, Cowen notified the special committee that it was in a position to present to the special committee Cowen’s strategic alternatives analysis of us.

On May 12, 2008, the special committee held a meeting in Houston. At this meeting, the special committee first reviewed and discussed the Snyder valuation report. After discussion, the special committee determined that it was appropriate for Cowen to rely on the Snyder valuation report for the purpose of its strategic alternatives analysis. Cowen then reviewed with the special committee its strategic alternatives analysis of us. Cowen’s presentation included, among other things, a review of the following information:

•	current trends in the restaurant and gaming industries;

•	our business, operations and financial results by division and concept;

•	an analysis of our debt compared to the leverage levels of certain of our peer companies;

•	an overview of our real estate holdings;

•	the trading history of our stock and valuation trading trends for other restaurant companies and gaming companies; and

•	our industry position and a comparison of our financial and operating information with that of other restaurant companies and other gaming companies.

Cowen then reviewed with the special committee its valuation analysis of us. Cowen described the financial projections that were used by Cowen to perform its valuation analysis, including the assumptions underlying the projections, which assumptions and projections were provided by our senior management. Cowen then described how the public markets valued us on an enterprise value basis based on our publicly available information. Cowen then described how Cowen had calculated our enterprise value and our earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, based on our publicly available information, adjusted for certain non-recurring or atypical expenses discussed with our senior management, such as non-recurring litigation costs and settlement amounts, discontinued operations, excess real estate and leap year adjustments. Cowen answered questions from the special committee about the financial projections provided by our senior management, the assumptions underlying the projections, and the adjustments made by Cowen to its estimated enterprise value and EBITDA of us. After discussion, the special committee concluded that the financial projections and valuation (as adjusted) presented by Cowen provided a reasonable basis for Cowen’s valuation analysis of us.

Cowen then reviewed with the special committee its preliminary valuation analyses which estimated the implied equity value ranges per share of our common stock. The valuation methodologies used by Cowen included (i) a comparable public companies analysis, (ii) a comparable selected transactions analysis and (iii) a discounted cash flow analysis.

In addition, Cowen performed a premiums paid analysis to estimate the implied equity value ranges of the Company’s common stock. Cowen reviewed the premiums paid in all completed acquisition transactions of public companies with equity values between $250 million and $1 billion since 2007. Cowen calculated the premium per share paid by the acquirer compared to the share price of the target company prevailing one day, one week, one month and three months prior to the announcement of the transaction. Cowen reviewed the premiums for all the selected transactions and summarized the results reflected as a percentage of the 1-day, 1-week, 1-month and 3-month spot prices of the target companies’ common stock. Cowen applied this range of premiums, summarized in the “1st Quartile” and “3rd Quartile” columns in the table below, to the Company’s share price prevailing during the corresponding periods prior to each of May 8, 2008 and January 28, 2008, which was the date of announcement of Mr. Fertitta’s initial offer of $23.50 per share. Applying the range of premiums paid in the selected transactions, Cowen calculated the implied equity value per share range of the Company’s common stock set forth in the table below as compared to the per share offer price of $21.00. Cowen noted that the Company’s stock had been trading on an affected basis following Mr. Fertitta’s offer on January 28, 2008 and revised offer on April 4, 2008 and therefore did not consider this analysis material to its fairness consideration or determination.

	1st Quartile	3rd Quartile	Implied Value per Share of the Company’s Common Stock
Spot Prices Prior to May 8, 2008
1-Day	10.5%	35.6%	$17.45 – $21.40
1-Week	13.1%	37.8%	$18.21 – $22.18
1-Month	14.0%	39.5%	$18.36 – $22.48
3-Months	12.5%	41.6%	$22.95 – $28.88

	1st Quartile	3rd Quartile	Implied Value per Share of the Company’s Common Stock
Spot Prices Prior to January 28, 2008
1-Day	10.5%	35.6%	$18.42 – $22.60
1-Week	13.1%	37.8%	$16.73 – $20.38
1-Month	14.0%	39.5%	$22.65 – $27.72
3-Months	12.5%	41.6%	$31.22 – $39.28

After discussion, Cowen then reviewed with the special committee various strategic alternatives that the special committee could consider when determining how best to maximize value to our stockholders. Among the strategic alternatives the special committee considered were:

•	the continuation of our operations as a public company and execution of our current growth plan, which would include refinancing approximately $464.0 million of our indebtedness;

•	the divestiture of one or more of our concepts or divisions, or a public spin-off of one of our concepts;

•	a sale and leaseback of certain of our real estate assets; and

•	a sale of us.

A copy of the full presentation dated May 12, 2008 that Cowen prepared for the special committee is filed as Exhibit 99.1(c)(3) to the Schedule 13E-3 filed with the SEC in connection with the 2008 proposed transaction and is available for inspection and copying at our principal executive offices during our regular business hours by an interested equity security holder or a representative who has been so designated in writing. The special committee discussed the advantages and disadvantages of each strategic alternative. In its discussion about the strategic alternative of continuing to operate as a public company and executing our current growth plan, the special committee considered the substantial execution risk related thereto, in particular the present constraints on our operations resulting from a highly leveraged capital structure, the high risk of us being required to refinance approximately $400.0 million of our 9.5% senior notes and our revolving credit facility during a period of credit market disruption and uncertainty, the slowdown in the general economy and general downward trends in the restaurant and gaming industries, the substantial cost of expansion of our restaurant concepts as compared to the low immediate returns that could be realized as a result of expansion and the diverse nature of our business which has resulted in the lack of analyst coverage. In its discussion about the strategic alternative of divesting one of our concepts, the special committee considered the substantial tax burden that would result from a sale of certain assets with a low tax basis, the recent substantial slow down in private equity buyer activity resulting from the depressed credit markets, the size of each concept and whether the loss of a concept would allow us to continue as a stand-alone public company, the recent flat performance of the gaming division, same store sales and the poor performance of recently opened stores, including the poor performance of recently opened Saltgrass Steak House restaurants outside of the primary Texas market. In its discussion about the strategic alternative of selling and leasing back certain of our real estate assets, the special committee considered the substantial tax burden that would likely result from this transaction, whether we would obtain adequate value for our real estate assets in this transaction based on the current national, regional and local real estate markets and the loss of operational control and increased cost of occupancy that would result from a sale and leaseback of certain of our real estate assets.

The special committee then discussed the strategic alternative of a sale of us. After discussion, the special committee determined that, when considered in relation to other strategic alternatives available to us, it was in the best interest of us and our stockholders to pursue a sale of us at this time. In making this determination, the special committee considered, among other things, our recent and projected financial performance, our current business plan, our stock price as it related to the estimated range of valuations provided by Cowen in its strategic alternatives analysis compared to Mr. Fertitta’s current offer price of $21.00, the condition of the restaurant industry and gaming industry and the special committee’s belief that the performance of these industries would likely not improve in the near-term, and the substantial risks associated with other strategic alternatives considered by the special committee.

K&S then briefed the special committee on the legal duties of the members of the special committee in connection with a potential sale of us. The special committee then discussed with Cowen the price at which the special committee should commence negotiations. After discussion, the special committee directed Cowen to commence negotiations with Mr. Fertitta’s financial advisors regarding the price at which he proposed to acquire us in his offer.

The special committee then discussed the process by which it would conduct a potential sale of us, including, among other things, the benefits and risks of soliciting competing offers for us from third parties prior to entering into negotiations with Mr. Fertitta over the terms of a merger agreement or, if the special committee was able to reach agreement with Mr. Fertitta on the sale of us, after executing a merger agreement with Mr. Fertitta. The special committee noted the risk that if a pre-signing market check were carried out Mr. Fertitta might withdraw his offer to acquire us, the risk that no bidder would come forward in this process and the risk that this process could significantly disrupt us and our operations. The special committee also discussed with Cowen the absence of any unsolicited indications of interest from other potential bidders since the announcement of Mr. Fertitta’s offer. As part of this discussion, representatives of Cowen indicated that a third party might not be willing to make a competing bid for us because of (a) Mr. Fertitta’s ownership of approximately 35% of our outstanding common stock, excluding shares of common stock issuable upon his exercise of stock options, (b) his ability to vote his shares of our common stock against a competing offer for us, (c) his severance package payable if his employment is terminated under certain circumstances after a change of control transaction with a third party, and (d) the fact that substantially all of our approximately $880 million of indebtedness may have to be refinanced if a third party acquired control of us. After discussion, the special committee concluded that if the special committee was able to reach agreement with Mr. Fertitta on the sale of us, we could effectively obtain the highest price for us by utilizing a post-signing market check, which would allow us to solicit competing offers from third parties after signing a merger agreement. The special committee discussed various ways of structuring a transaction with Mr. Fertitta in view of these factors, including potentially adjusting Mr. Fertitta’s severance compensation and “neutralizing” Mr. Fertitta’s voting rights with respect to his shares of our common stock so that he would be required to vote his shares of our common stock for or against any proposed sale of us in the same proportion as our other stockholders vote their shares of our common stock. The special committee directed K&S to engage in discussions with Olshan regarding the special committee’s process for a potential sale of us.

At the direction of the special committee, K&S contacted Olshan on May 13, 2008 to discuss the special committee’s process for a potential sale of us. K&S advised Olshan that the special committee was considering various ways of structuring a transaction with Mr. Fertitta in view of the factors discussed above, including seeking an adjustment to Mr. Fertitta’s severance compensation and “neutralizing” Mr. Fertitta’s voting rights with respect to his shares of our common stock. K&S also advised Olshan that the special committee was considering conducting a pre-signing market check for the sale of us. In a subsequent call, Olshan advised K&S that Mr. Fertitta would withdraw his offer to acquire us if the special committee determined to conduct a pre-signing market check of us prior to negotiating and entering into a merger agreement with him. In addition, Olshan advised K&S that Mr. Fertitta would not agree to adjust his severance package under his employment agreement, which had been previously negotiated and approved by the board of directors, or “neutralize” his voting rights with respect to his shares of our common stock. K&S and Olshan discussed whether Delaware law required that Mr. Fertitta agree to “neutralize” his voting rights with respect to his shares of our common stock. K&S and Olshan also discussed the possibility that the special committee may require that the sale of us to Mr. Fertitta be approved by a majority of the outstanding shares of common stock not owned by Mr. Fertitta and his affiliates (a so-called approval by a “majority of disinterested shares”).

On May 14, 2008, the special committee held a telephonic meeting. During this meeting, Cowen reported on its conversations with Jefferies regarding the offer price of Mr. Fertitta. K&S then reported to the special committee on conversations with Olshan on the process for the sale of us. K&S then provided the special committee with an updated presentation on the special committee’s legal duties in connection with a sale of us to Mr. Fertitta. After discussion, the K&S representatives recommended that the special committee engage special Delaware counsel to advise the special committee further on its legal duties under Delaware law and to engage in discussions with Mr. Fertitta’s Delaware counsel. The special committee authorized K&S to engage the law firm of Morris, Nichols, Arsht & Tunnell LLP (“Morris Nichols”) to serve as the special committee’s special Delaware counsel. On May 15, 2008, K&S retained Morris Nichols as special Delaware counsel to the special committee and K&S consulted with Morris Nichols on the special committee’s legal duties.

On May 16, 2008, the special committee held a telephonic meeting. During this meeting, K&S discussed with the special committee the material terms of the draft of the 2008 proposed transaction merger agreement provided by Olshan and recommended that the special committee request certain changes to the draft of the 2008 proposed transaction merger agreement. Cowen then discussed with the special committee the status of Cowen’s discussions with Jefferies concerning the per share price offered by Mr. Fertitta. After discussion, the special committee gave K&S guidance on the material terms of the 2008 proposed transaction merger agreement and authorized Cowen to continue to discuss Mr. Fertitta’s offer price with Jefferies. Between May 16 and May 19, 2008, K&S engaged in discussions with Olshan regarding the 2008 proposed transaction merger agreement.

On May 20, 2008, the special committee held a telephonic meeting. K&S updated the special committee on the discussions between K&S and Olshan regarding certain key issues under the 2008 proposed transaction merger agreement. K&S informed the special committee that, among other things, Olshan reiterated that Mr. Fertitta would not agree to “neutralize” his voting rights, or to a condition requiring that a majority of the disinterested shares approve the 2008 proposed transaction. The special committee discussed the key open issues under the 2008 proposed transaction merger agreement. After discussion, the special committee gave K&S guidance on how to resolve the open issues. The key open issues were as follows: (i) the issue of whether to “neutralize” Mr. Fertitta’s voting rights with respect to the 2008 proposed transaction; (ii) whether we would pay Fertitta Holdings, Inc. (“Fertitta Holdings”), Mr. Fertitta’s parent company, a termination fee if we terminated the 2008 proposed transaction merger agreement to pursue a superior proposal and, if we were to pay a termination fee, the amount of the termination fee, (iii) whether Fertitta Holdings would pay us a reverse termination fee if Fertitta Holdings could not pay the 2008 proposed transaction consideration at closing and, if Fertitta Holdings were to pay us a reverse termination fee, the amount of the reverse termination fee, (iv) whether to conform the definition of “material adverse effect” in the 2008 proposed transaction merger agreement to the definition of such term in the debt commitment letter, (v) whether to condition the stockholder approval of the 2008 proposed transaction on the approval of a majority of the disinterested shares, (vi) the removal of the condition to Fertitta Holdings’ obligation to close the 2008 proposed transaction that we obtain the approval of all gaming authorities and all other third-party consents to the 2008 proposed transaction, (vii) the removal of the condition to Fertitta Holdings’ obligation to close the 2008 proposed transaction that no more than 5% of our stockholders exercise their appraisal rights with respect to the 2008 proposed transaction, (viii) the special committee’s request that Mr. Fertitta personally guarantee certain payment obligations of Fertitta Holdings under the 2008 proposed transaction merger agreement, (ix) the special committee’s request that Fertitta Holdings and Fertitta Acquisition Co. (“Fertitta Acquisition”), the merger subsidiary, make a significant number of additional representations and warranties in the 2008 proposed transaction merger agreement, (x) the special committee’s request that the conduct of business covenants applicable to us between signing and closing be substantially reduced, (xi) an extension of the length of the post-signing 30-day go-shop period during which the special committee would be permitted to solicit competing bids for the sale of us, and (xii) the removal of the condition to Fertitta Holdings’ obligation to close the 2008 proposed transaction that all conditions to the debt financing be satisfied.

During this meeting, the Cowen representatives updated the special committee on their discussions with Jefferies regarding Mr. Fertitta’s offer price and the status of Mr. Fertitta’s debt financing for the proposed transaction. Cowen also reviewed with the special committee Fertitta Holdings’ preliminary sources and uses of funds related to Fertitta Holdings’ transaction financing, which Cowen had just received from Jefferies.

On May 22, 2008, K&S provided a revised draft of the 2008 proposed transaction merger agreement to Olshan, which reflected the special committee’s positions on the key outstanding issues. On May 27, 2008,

Olshan distributed a revised draft of the 2008 proposed transaction merger agreement to K&S. Negotiations between K&S and Olshan on the draft of the 2008 proposed transaction merger agreement continued on May 29, 2008.

On May 29, 2008, the special committee held a telephonic meeting. K&S reviewed with the special committee the revised draft of the 2008 proposed transaction merger agreement distributed by Olshan. K&S noted that Olshan had made the following material changes to the 2008 proposed transaction merger agreement: (a) Fertitta Holdings and Fertitta Acquisition made a significant number of additional representations and warranties in the 2008 proposed transaction merger agreement; (b) Fertitta Holdings would pay us a reverse termination fee if the 2008 proposed transaction merger agreement is terminated as a result of Fertitta Holdings’ breach; (c) Mr. Fertitta agreed to vote in favor of the transaction and to guarantee Fertitta Holdings’ payment of the reverse termination fee to us; (d) any action taken by any of our executive officers at the direction of Mr. Fertitta would not be deemed a breach of the conduct of business covenants; (e) Fertitta Holdings proposed a 45-day go-shop period; (f) the amount of the proposed termination fee payable by us was reduced; and (g) it would be a mutual closing condition that all gaming authority approvals be obtained, instead of only Fertitta Holdings’ closing condition. K&S described the remaining outstanding issues under the 2008 proposed transaction merger agreement, including (i) the issue of whether to “neutralize” Mr. Fertitta’s voting rights with respect to the 2008 proposed transaction; (ii) whether we would pay Fertitta Holdings a termination fee if we terminated the 2008 proposed transaction merger agreement to pursue a superior proposal and, if we were to pay a termination fee, the amount of the termination fee, (iii) the triggers for Fertitta Holdings’ requirement to pay us a reverse termination fee (other than for an incurable breach) and, if Fertitta Holdings were to pay a reverse termination fee, the amount of the reverse termination fee, (iv) whether to conform the definition of “material adverse effect” in the 2008 proposed transaction merger agreement to the definition of such term in the debt commitment letter, (v) whether to condition the stockholder approval of the 2008 proposed transaction on the approval of a majority of the disinterested shares, (vi) removal of the condition to Fertitta Holdings’ obligation to close the 2008 proposed transaction that we obtain all permits and other third-party consents to the 2008 proposed transaction, (vii) removal of the condition to Fertitta Holdings’ obligation to close the 2008 proposed transaction that no more than 5% of our stockholders exercise their appraisal rights with respect to the 2008 proposed transaction, (viii) an extension of the length of the post-signing go-shop period during which the special committee would be permitted to solicit competing bids for the sale of us, and (ix) the removal of the condition to Fertitta Holdings’ obligation to close the 2008 proposed transaction that all conditions to the debt financing be satisfied. Cowen then updated the special committee on Cowen’s discussions with Jefferies regarding the current offer price and the status of the debt financing for the proposed transaction. Cowen informed the special committee that Cowen and Jefferies were still discussing Cowen’s valuation methodology and that Jefferies had not yet presented to Cowen its basis for the current offer price. Additionally, Cowen informed the special committee that Jefferies indicated that it would be in a position to deliver final debt commitment letters by the following week and would be willing to meet with Cowen to discuss Jefferies’ views on valuation. After discussion, the special committee directed K&S and Cowen to meet with Mr. Fertitta’s advisors in Houston the following week to discuss the 2008 proposed transaction merger agreement, Jefferies’ views on valuation and Mr. Fertitta’s offer price. The special committee also instructed Cowen to indicate to Jefferies a per share offer price for us of $24.00 and to discuss with Jefferies the Cowen analyses supporting the special committee’s position on the offer price. The special committee gave K&S guidance on the resolution of the key outstanding issues under the 2008 proposed transaction merger agreement.

On June 2, 2008, representatives of K&S and Cowen met with representatives of Olshan and Jefferies at the Houston office of K&S and discussed the 2008 proposed transaction merger agreement, Jefferies’ views on valuation and Mr. Fertitta’s offer price. Cowen reviewed with Olshan and Jefferies Cowen’s analyses supporting a higher price from Mr. Fertitta.

Cowen’s presentation included, among other things, a discussion of the following information:

•	Cowen’s basis for its determination of our EBITDA and enterprise value;

•	an analysis of our historical EBITDA multiples compared to the historical EBITDA multiples of certain restaurant companies and gaming companies;

•

our industry position and a comparison of certain of our financial and operating information, ratios and valuation multiples with those of certain other restaurant companies and other gaming companies;

•	multiples for certain change of control or business combination transactions involving certain restaurant companies and casino and gaming companies;

•	a discounted cash flow overview of us;

•	a valuation analysis of us at various share prices ranging from $21.00 to $24.00 per share of our common stock;

•	projected shareholder returns at certain adjusted EBITDA multiples based on projections provided by our management; and

•	a review of certain changes in restaurant valuations since January 28, 2008.

Following Cowen’s presentation, Olshan and Jefferies responded and advised Cowen and K&S that Mr. Fertitta would not increase his offer of $21.00 per share. Cowen and Jefferies then left the meeting and the K&S and Olshan representatives discussed the key outstanding issues under the 2008 proposed transaction merger agreement, which included (a) whether we would pay Fertitta Holdings a termination fee if we terminated the 2008 proposed transaction merger agreement to pursue a superior proposal and, if we were to pay a termination fee, the amount of the termination fee, (b) the triggers for Fertitta Holdings’ requirement to pay us a reverse termination fee (other than for an incurable breach) and, if Fertitta Holdings were to pay a reverse termination fee, the amount of the reverse termination fee, (c) whether to conform the definition of “material adverse effect” in the 2008 proposed transaction merger agreement to the definition of such term in the debt commitment letter, (d) whether to condition the stockholder approval of the 2008 proposed transaction on the approval of a majority of the disinterested shares, (e) whether to remove the mutual closing condition that all gaming authority approvals be obtained, (f) the removal of the condition to Fertitta Holdings’ obligation to close the 2008 proposed transaction that we obtain all permits and other third-party consents to the 2008 proposed transaction, (g) the removal of the condition to Fertitta Holdings’ obligation to close the 2008 proposed transaction that no more than 5% of our stockholders exercise their appraisal rights with respect to the 2008 proposed transaction, (h) an extension of the length of the go-shop period and (i) the removal of the condition to Fertitta Holdings’ obligation to close the 2008 proposed transaction that all conditions to the debt financing be satisfied. On June 2, 2008, K&S continued its discussions with Olshan regarding the 2008 proposed transaction merger agreement, and Cowen continued its discussions with Jefferies regarding Jefferies’ views on valuation and Mr. Fertitta’s offer price. A copy of the full presentation dated June 2, 2008 that Cowen prepared for its negotiations with Jefferies is filed as Exhibit 99.1(c)(8) to the Schedule 13E-3 filed with the SEC in connection with the 2008 proposed transaction and is available for inspection and copying at our principal executive offices during our regular business hours by an interested equity security holder or a representative who has been so designed in writing.

On June 3, 2008, the special committee held a meeting in the Houston office of K&S. Cowen updated the special committee on discussions it had with Jefferies on June 2, 2008 regarding Jefferies’ views on valuation, the basis for Mr. Fertitta’s offer price and Cowen’s analyses supporting a higher price from Mr. Fertitta. Among other things, Cowen discussed (a) current trends in the restaurant and gaming industries, (b) the trading history of our common stock and valuation trading trends for other restaurant companies and gaming companies and (c) our industry position and a comparison of our financial and operating information with that of other restaurant companies and other gaming companies. At the meeting, Cowen also provided to the special committee a copy of the presentation dated June 2, 2008 that Cowen prepared for its negotiation with Jefferies. The only difference between the two presentations is that the copy provided to the special committee includes a legend stating “For Negotiation Purposes Only.” A copy of the full presentation dated June 2, 2008 that was provided to the special committee is filed as Exhibit 99.1(c)(9) to the Schedule 13E-3 filed with the SEC in connection with the 2008 proposed transaction and is available for inspection and copying at our principal executive offices during regular business hours by an interested equity security holder or a representative who has been so designated in writing.

Also during this meeting, K&S briefed the special committee on the terms of the draft debt commitment letter received from Mr. Fertitta’s prospective lenders for the transaction. K&S also updated the special committee on the discussions K&S had with representatives of Olshan on June 2, 2008 regarding the key outstanding issues under the 2008 proposed transaction merger agreement. K&S reported that the parties had reached agreement that: (a) we would pay Fertitta Holdings a termination fee in an amount equal to 2% of our enterprise value if the 2008 proposed transaction merger agreement is terminated in customary circumstances as a result of a superior proposal, but the amount of such termination fee would be reduced to only 1% of equity value, plus reimbursement of expenses up to $7.5 million in the aggregate, if the right to terminate the 2008 proposed transaction merger agreement arises within 60 days after signing; (b) Fertitta Holdings would pay us a reverse termination fee in an amount equal to 2% of our enterprise value if the 2008 proposed transaction merger agreement is terminated because of a breach by Fertitta Holdings or Fertitta Holdings’ failure to pay the 2008 proposed transaction consideration as a result of a breach by Fertitta Holdings or its lenders, but the amount of such termination fee would be reduced to only 1% of equity value, plus reimbursement of expenses up to $7.5 million in the aggregate, if the right to terminate the 2008 proposed transaction merger agreement arises within 60 days after signing; (c) Fertitta Holdings agreed to the deletion of conditions to the 2008 proposed transaction relating to third party consents and permits; (d) any termination fee payable by us to Fertitta Holdings under the 2008 proposed transaction merger agreement would be credited against any cash amount of any severance compensation payable to Mr. Fertitta under his employment agreement if we engage in a change of control transaction with a third party and his employment with us is subsequently terminated for certain reasons; and (e) a 45-day go-shop period. K&S also updated the special committee on the key outstanding issues under the 2008 proposed transaction merger agreement. The special committee then discussed with Cowen and K&S the process for holding further discussions with Jefferies and Olshan regarding Mr. Fertitta’s proposal to acquire us and gave K&S guidance on how to resolve the key outstanding issues under the 2008 proposed transaction merger agreement.

Later that same day, representatives of K&S and Cowen again met with representatives of Olshan and Jefferies at the Houston office of K&S and continued their discussions regarding the terms of the 2008 proposed transaction merger agreement and Mr. Fertitta’s offer price. In addition, the special committee met separately with Mr. Fertitta at the Houston office of K&S to discuss the terms of the 2008 proposed transaction merger agreement, including Mr. Fertitta’s offer price of $21.00 and the special committee’s request that the 2008 proposed transaction be conditioned on the approval of the 2008 proposed transaction by a majority of the disinterested shares in addition to approval of a majority of our outstanding shares of common stock (including the shares owned by Mr. Fertitta).

After these meetings, the special committee met with K&S and Cowen to get an update on their respective discussions and negotiations with Mr. Fertitta’s advisors regarding his offer price and the draft of the 2008 proposed transaction merger agreement. Cowen advised the special committee that Jefferies indicated that Mr. Fertitta would not increase his $21.00 per share offer. K&S then updated the special committee regarding the negotiations with Olshan on the draft of the 2008 proposed transaction merger agreement and discussed the key outstanding issues under the draft of the 2008 proposed transaction merger agreement. The key outstanding issues included (a) whether to conform the definition of “material adverse effect” in the 2008 proposed transaction merger agreement to the definition of such term in the debt commitment letter, (b) whether to condition the stockholder approval of the 2008 proposed transaction on the approval of a majority of the disinterested shares, (c) removal of the condition to all parties’ obligation to close the 2008 proposed transaction that they obtain all necessary gaming authority approvals to the 2008 proposed transaction; (d) the removal of the condition to all parties’ obligations to close the 2008 proposed transaction that no more than 7.5% (rather than 5%) of our stockholders exercise their appraisal rights with respect to the proposed transaction and (e) the removal of the condition to Fertitta Holdings’ obligation to close the 2008 proposed transaction that all conditions to the debt financing be satisfied. A representative of Morris Nichols then joined the meeting and provided the special committee with an updated presentation on its legal duties under Delaware law in connection with the sale of us. After discussion, the special committee gave K&S guidance on how to resolve the key outstanding issues under the 2008 proposed transaction merger agreement and directed K&S to continue its discussions with Olshan on the 2008 proposed transaction merger agreement.

On June 5, 2008, the special committee held a telephonic meeting. During this meeting, K&S updated the special committee on the status of negotiations over the key outstanding issues under the 2008 proposed transaction merger agreement. Cowen informed the special committee that Mr. Fertitta’s offer price continued to be $21.00 per share. K&S and Cowen then reviewed with the special committee the terms and conditions of the draft debt commitment letter from Mr. Fertitta’s prospective lenders. K&S informed the special committee that it had provided Olshan with suggested revisions to the draft debt commitment letter. K&S also reported that we were, with the assistance of Haynes and Boone, preparing a draft of our disclosure schedules to the 2008 proposed transaction merger agreement. After discussion, the special committee directed K&S to continue its discussions with Olshan regarding the key outstanding issues under the 2008 proposed transaction merger agreement and gave K&S guidance as to how to resolve the key outstanding issues. After discussion, the K&S representatives recommended that the special committee engage the law firm of Jones Vargas LLP (“Jones Vargas”) to serve as special Nevada counsel to the special committee. After confirming that the firm had no prior relationships with us, Mr. Fertitta, any member of the special committee or any other person that might pose potential conflicts or affect the ability of Jones Vargas to act as Nevada counsel to the special committee, the special committee authorized K&S to discuss with Jones Vargas the gaming approval process under Nevada law with respect to change of control transactions and whether gaming authority approval would be required for a sale of us to Mr. Fertitta. The special committee ultimately approved the engagement letter with Jones Vargas on June 14, 2008.

On June 6, 2008, the special committee held a telephonic meeting. During this meeting, K&S updated the special committee on the status of negotiations over the key outstanding issues under the 2008 proposed transaction merger agreement. Cowen informed the special committee that Mr. Fertitta’s offer price continued to be $21.00 per share. K&S informed the special committee that Olshan informed K&S that Mr. Fertitta was unwilling to increase his offer price of $21.00 per share. After discussion, the special committee instructed K&S to advise Olshan that the special committee was not inclined to move forward with Mr. Fertitta’s proposed transaction unless Mr. Fertitta increased his offer price and the condition that the 2008 proposed transaction be approved by a majority of the disinterested shares. As instructed, K&S so advised Olshan that the special committee would not engage in further negotiations until Mr. Fertitta responded to the special committee’s requests.

On June 8, 2008, Mr. Chadwick had a telephone call with Mr. Fertitta to discuss the special committee’s position on Mr. Fertitta’s offer price of $21.00 per share and the key outstanding issues under the 2008 proposed transaction merger agreement. Mr. Fertitta reiterated to Mr. Chadwick that he was unwilling to increase his offer price and the reasons for his position. Mr. Fertitta also advised Mr. Chadwick that he would not agree to the special committee’s request that the 2008 proposed transaction be conditioned on the approval of the 2008 proposed transaction by a majority of the disinterested shares. Mr. Fertitta advised Mr. Chadwick that he would withdraw his offer to acquire us altogether if all outstanding issues in the proposed transaction were not resolved by June 13, 2008.

On June 10, 2008, the special committee held a telephonic meeting. Mr. Chadwick updated the special committee on his conversations with Mr. Fertitta on June 8, 2008. Mr. Chadwick expressed to the special committee that, based on his conversations with Mr. Fertitta, he did not believe that Mr. Fertitta would increase his current offer of $21.00 per share and, in fact, was more likely to withdraw his offer than to increase it. In addition, Mr. Chadwick informed the special committee that he did not believe that Mr. Fertitta would agree to condition the 2008 proposed transaction on the approval of the 2008 proposed transaction by a majority of the disinterested shares. K&S then updated the special committee on its discussions with Olshan in which Olshan expressed confidence that most of the outstanding issues under the 2008 proposed transaction merger agreement could be resolved once the parties reached an agreement in principle on the offer price and that Olshan suggested that all parties meet in Houston that week to finish negotiations. K&S also updated the special committee on the discussions K&S had with Jones Vargas regarding gaming authority approval for a transaction with Mr. Fertitta and stated that Jones Vargas advised K&S that no gaming authority approval would be required in order to consummate a sale of us to Mr. Fertitta.

On June 11, 2008, the special committee held a telephonic meeting. The special committee reviewed Mr. Fertitta’s positions on his offer price and the key outstanding issues under the 2008 proposed transaction merger agreement. After discussion, the special committee requested that K&S and Cowen meet with the special committee in Houston on June 12, 2008. The special committee agreed to determine after the June 12 meeting whether or not to proceed with the transaction with Mr. Fertitta. The special committee asked Cowen to provide the special committee at this meeting an update on our performance and the performance of our peers in the restaurant and gaming industries.

On June 12, 2008, the special committee held a meeting in the Houston office of K&S. At this meeting, K&S reviewed in detail and discussed with the special committee the key outstanding issues under the revised draft of the 2008 proposed transaction merger agreement delivered by Olshan on June 10, 2008. The key outstanding issues included (a) whether to conform the definition of “material adverse effect” in the 2008 proposed transaction merger agreement to the definition of the term in the debt commitment letter, (b) whether to condition the stockholder approval of the 2008 proposed transaction on the approval of a majority of the disinterested shares, (c) the removal of the condition to all parties’ obligation to close the 2008 proposed transaction that they obtain all necessary gaming authority approvals to the 2008 proposed transaction, (d) the removal of the condition to Fertitta Holdings’ obligation to close no more than 7.5% (rather than 5%) of our stockholders exercise their appraisal rights with respect to the 2008 proposed transaction, and (e) the removal of the condition to Fertitta Holdings’ obligation to close the 2008 proposed transaction that all conditions to the debt financing be satisfied. K&S also reviewed in detail and discussed with the special committee the proposed final version of the debt commitment letter and the draft of Mr. Fertitta’s equity commitment letter delivered by Olshan that day. K&S then responded to questions raised by the special committee members concerning the 2008 proposed transaction merger agreement and their legal duties under Delaware law. Later on this day, Haynes and Boone furnished to K&S and Olshan initial drafts of our disclosure schedules to the draft of the 2008 proposed transaction merger agreement.

Cowen then joined this meeting by telephone. Cowen reviewed with the special committee recent stock price performances and valuation multiples for us and other restaurant companies and gaming companies and changes in those valuation multiples for those other companies since Mr. Fertitta announced his revised offer of $21.00 per share on April 4, 2008 and since Cowen’s presentation to the special committee on May 12, 2008. Among other things, Cowen discussed that the stock price and valuation multiples had declined since both April 4, 2008 and May 12, 2008 for the restaurant companies reviewed and had declined significantly for the gaming companies reviewed during the same periods. A copy of the full presentation dated June 12, 2008 that Cowen prepared for the special committee is filed as Exhibit 99.1(c)(4) to the Schedule 13E-3 filed with the SEC in connection with the 2008 proposed transaction and is available for inspection and copying at our principal executive offices during our regular business hours by an interested equity securities holder or a representative who has been so designated in writing. Cowen responded to a number of questions from the special committee members and advised the special committee that subject to completion of its fairness analysis and receipt of required internal approvals, Cowen could deliver an opinion to the special committee.

After discussion, the special committee concluded that in light of the Cowen presentation and subject to receiving a favorable fairness opinion from Cowen on the transaction with Mr. Fertitta at $21.00 per share and resolution of all outstanding issues under the 2008 proposed transaction merger agreement, the special committee was willing to consider a sale of us to Mr. Fertitta at $21.00 per share due to, among other things, the recent general deterioration in both the restaurant and gaming industries and the special committee’s belief that such deterioration would continue in light of the general downturn in the economy, the fact that Mr. Fertitta’s offer price represented a premium of approximately 31% over the closing price of our common stock on June 11, 2008 and that Mr. Fertitta’s proposal represented a valuation of 6.4x EBITDA, which was approximately our ten-year average trading value. After discussion, the special committee directed K&S to continue negotiations with

Olshan on the outstanding issues under the 2008 proposed transaction merger agreement and gave K&S guidance on how to resolve the outstanding issues. K&S then left the meeting to meet with Olshan to continue negotiations on the 2008 proposed transaction merger agreement.

After discussions with Olshan, K&S reported to the special committee that K&S and Olshan had reached a proposed resolution of all outstanding issues under the draft of the 2008 proposed transaction merger agreement. The parties had agreed that: (a) the definition of “material adverse effect” in the 2008 proposed transaction merger agreement would be a definition that is customary for the type of transaction proposed by Mr. Fertitta instead of conforming to the definition in the debt commitment letter; (b) our obligation to close the 2008 proposed transaction would not be conditioned on approval of the 2008 proposed transaction by a majority of the disinterested shares; (c) all parties’ obligation to close the 2008 proposed transaction would be conditioned on obtaining approval of all gaming authorities (subject to Fertitta Holdings’ representations regarding Fertitta Holdings’ qualifications to obtain approvals of gaming authorities being true and correct); (d) Fertitta Holdings’ obligation to close the 2008 proposed transaction would be conditioned on no more than 10% (rather than 7.5%) of our stockholders exercising their appraisal rights with respect to the 2008 proposed transaction; (e) so long as Fertitta Holdings’ and Fertitta Acquisition’s conditions to consummate the 2008 proposed transaction have been satisfied or waived, Fertitta Holdings would be required to pay us the agreed upon reverse termination fee if it fails to pay the 2008 proposed transaction consideration for any reason; and (f) Fertitta Holdings’ obligation to close the 2008 proposed transaction would not be subject to all conditions to the debt financing being satisfied but would be conditioned on Fertitta Holdings satisfying, or its prospective lenders waiving, the conditions under the debt commitment letter requiring that (i) no “material adverse effect” (as defined in the debt commitment letter) occur between December 31, 2007 and the closing date of the 2008 proposed transaction and (ii) we must satisfy the “Financial Performance Condition” under the debt commitment letter, which requires, among other things, that our gaming division achieve no less than $58.5 million in EBITDA and that our restaurant division have pro forma consolidated EBITDA of no less than $127.5 million, in each case based on our most recent twelve-month period prior to the closing date of the 2008 proposed transaction with the restaurant EBITDA to be calculated in a manner to be agreed upon that takes into account credits such as pre-opening expenses, certain non-recurring litigation costs and private company savings. After discussion, the special committee instructed K&S to conclude negotiations with Olshan on the basis of the proposal presented to the special committee by K&S and directed K&S to continue working with Olshan to finalize the 2008 proposed transaction merger agreement to appropriately reflect the agreed resolution of all outstanding issues.

On June 15, 2008, the special committee held a telephonic meeting. During this meeting, K&S reported that all outstanding issues under the 2008 proposed transaction merger agreement had been resolved consistent with prior discussions with the special committee and provided a summary of the key terms of the 2008 proposed transaction merger agreement to the special committee.

Cowen then joined this meeting by telephone and delivered to the special committee its financial analysis of the proposed transaction with Mr. Fertitta and responded to questions from the special committee. A copy of the full presentation dated June 15, 2008 that Cowen prepared for the special committee is filed as Exhibit 99.1(c)(5) to the Schedule 13E-3 filed with the SEC in connection with the 2008 proposed transaction and is available for inspection and copying at our principal executive offices during our regular business hours by an interested equity security holder or a representative who has been so designated in writing. After giving its presentation to the special committee, Cowen responded to questions from the special committee. After discussion, the special committee asked Cowen to deliver its fairness opinion. Cowen then delivered its oral opinion, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions set forth therein, as of June 15, 2008, the date of the opinion, the 2008 proposed transaction consideration of $21.00 per share to be received pursuant to the 2008 proposed transaction merger agreement by the holders of our common stock was fair, from a financial point of view, to such holders, other than Mr. Fertitta and any other holders who will become affiliates of, or direct or indirect investors in, Fertitta Holdings or Fertitta Acquisition.

The special committee then discussed, among other things, Cowen’s presentation as well as the positive factors and potential benefits of the 2008 proposed transaction merger agreement with Mr. Fertitta, and the risks and potentially negative factors relating to the 2008 proposed transaction merger agreement. After further discussion, the special committee resolved unanimously that the 2008 proposed transaction merger agreement and the 2008 proposed transaction were fair to, advisable and in the best interests of us and our stockholders, other than Fertitta Holdings, Fertitta Acquisition, Mr. Fertitta and their respective affiliates. The special committee also unanimously recommended that our board of directors approve and adopt the 2008 proposed transaction merger agreement and the 2008 proposed transaction and that our board of directors recommend that our stockholders approve the 2008 proposed transaction merger agreement and the 2008 proposed transaction.

Following the special committee meeting, our board of directors held a telephonic meeting. At this meeting, Mr. Chadwick, as chairman of the special committee, reviewed the work and findings of the special committee and presented the special committee’s recommendation that our board of directors approve and adopt the 2008 proposed transaction merger agreement and the 2008 proposed transaction and that our board of directors recommend that our stockholders approve the 2008 proposed transaction merger agreement and the 2008 proposed transaction. After discussion, our board of directors, with Mr. Fertitta taking no part in the meeting discussion or vote, unanimously (i) determined that the 2008 proposed transaction merger agreement and the 2008 proposed transaction were fair to, advisable and in the best interest of us and our stockholders, other than Fertitta Holdings, Fertitta Acquisition, Mr. Fertitta and their respective affiliates, (ii) approved and adopted the 2008 proposed transaction merger agreement and the 2008 proposed transaction and (iii) recommended approval of the 2008 proposed transaction merger agreement to our stockholders.

Shortly following the meeting, Fertitta Holdings delivered definitive equity and debt commitments to the special committee and its advisors, representatives of K&S and Olshan completed negotiations regarding certain minor details on the 2008 proposed transaction merger agreement and the 2008 proposed transaction merger agreement was executed (the “original 2008 proposed transaction merger agreement”). We issued a press release announcing the transaction prior to the opening of trading on June 16, 2008.

On June 17, 2008, pursuant to the solicitation provisions set forth in the 2008 proposed transaction merger agreement, at the direction of the special committee, Cowen began contacting parties that it had identified and discussed with the special committee as being potential acquirers of us. These potential acquirers were chosen on the basis of their perceived interest in participating in a transaction involving us, their ability to consummate such a transaction and/or their potential interest in the restaurant and gaming industries.

Prior to the commencement of the 45-day first 2008 proposed transaction go-shop period (the “2008 first go-shop period”), under the direction of the special committee, we prepared a form of confidentiality agreement and a confidential information memorandum for use in soliciting competing proposals from third parties for the acquisition of us during the 2008 first go-shop period. The special committee and its advisors, with the assistance of our senior management, also established an electronic due diligence data room prior to the commencement of the 2008 first go-shop period, which contained certain confidential due diligence materials.

As part of the “go-shop” process, the special committee established a protocol by which it retained active oversight of the solicitation process and the activities of its advisors in connection therewith. Contacts with potential acquirers were coordinated solely through the special committee’s advisors. Potential acquirers were required to enter in a confidentiality agreement with us prior to receiving our confidential information memorandum. After reviewing our confidential information memorandum and submitting an indication of interest to the special committee, potential acquirers would be granted access to the electronic due diligence data room and have the opportunity to meet with our senior management and the special committee’s advisors.

During the 2008 first go-shop period, Cowen contacted on behalf of the special committee a total of 47 parties, consisting of 38 financial sponsors and 9 potential strategic acquirers. Seven of the parties contacted requested a draft confidentiality agreement for purposes of receiving our confidential information memorandum, and of those, six parties ultimately executed a confidentiality agreement with us. The other parties contacted declined to participate further in an evaluation of us or otherwise pursue a transaction with us. We promptly made available our confidential information memorandum to the six parties that executed confidentiality agreements. At the direction of the special committee, Cowen followed up with each of these six parties during the 2008 first go-shop period to determine whether any of the parties required any additional information from us in order to submit an indication of interest.

Prior to the end of the 2008 first go-shop period, all six parties that received our confidential information memorandum withdrew their interest and terminated discussions without submitting to the special committee an indication of interest in making a competing proposal to acquire us. Certain parties contacted expressed that the $21.00 per share offer price and the current macroeconomic environment for restaurants and casinos were major factors in determining not to submit an indication of interest or otherwise participate in the “go-shop” process. The 2008 first go-shop period ended at 11:59 p.m. (New York time) on July 31, 2008 and, at that time, the special committee was not engaged in ongoing discussions with any parties with respect to a competing proposal to acquire us.

On August 1, 2008, we issued a press release announcing that the 2008 first go-shop period had ended and no proposals were received from any other parties.

During the 2008 first go-shop period, the special committee met three times to discuss the solicitation process and related matters. At each of these meetings, the special committee’s advisors were present. In addition, the special committee’s advisors and members of the special committee had periodic discussions throughout the 2008 first go-shop period regarding the solicitation process.

Following the end of the 2008 first go-shop period, no party approached the special committee or us expressing an interest in pursuing a transaction to acquire us.

On August 29, 2008, the record date to determine the shareholders entitled to vote on the 2008 proposed transaction and the 2008 proposed transaction merger agreement was set at September 9, 2008.

On September 13, 2008, Hurricane Ike caused substantial damage to certain of our properties in Kemah and Galveston, Texas. On September 15, 2008, our management provided our board of directors with management’s initial assessment of the damage to our properties caused by Hurricane Ike.

On September 15, 2008, Mr. Fertitta notified his prospective lenders for the 2008 proposed transaction, Jefferies Funding LLC, Jefferies & Company, Inc., Jefferies Finance LLC (collectively, “Jefferies”), and Wells Fargo Capital Finance, LLC (formerly known as Wells Fargo Foothill, LLC) (“WFF”), of the damage to our properties caused by Hurricane Ike.

The Kemah and Galveston properties have been a significant driver of our overall results of operations for fiscal 2008. As a result of the damage to these significant properties, our overall projected financial results of operations were significantly impacted for both the short- and long-term.

On September 15, 2008, Lehman Brothers Holdings, a major U.S. investment banking firm, announced it was filing for bankruptcy. That same day, the Dow Jones dropped over 500 points, the largest single-day drop since the days following the terrorist attacks on September 11, 2001.

On September 15, 2008, the closing price of our stock was $14.09, a decrease of $2.36 from the closing price on September 12, 2008, the preceding trading day. On September 15, 2008, the board approved Mr. Fertitta buying our stock on his own behalf.

On September 17, 2008, we issued a press release announcing that 14 of our restaurants in the Houston area were closed as a result of Hurricane Ike and would re-open as soon as electricity was restored to each of the units. The press release also reported that all of our restaurants in Kemah and Galveston, Texas were closed and that one restaurant in Galveston sustained particularly significant damage, as did two restaurants at the Kemah

Boardwalk. Finally, the press release reported that (a) the amusement rides, the boardwalk itself and some infrastructure at the Kemah Boardwalk incurred significant damage, (b) once power and water were restored in Galveston, the majority of our Galveston restaurants were anticipated to re-open and (c) the majority of the property losses and cash flow were expected to be covered by property and business interruption insurance.

On that same day, Mr. Fertitta contacted Mr. Chadwick and updated him on the damage Hurricane Ike caused to certain of our properties. Mr. Fertitta also provided his views to Mr. Chadwick on the impact on us and our businesses arising out of the hurricane, the continued worsening of general economic conditions and the turmoil in the financial and credit markets. Mr. Fertitta also informed Mr. Chadwick that he had provided notice to Jefferies and WFF of the damage caused by Hurricane Ike and that Jefferies and WFF had requested information concerning the impact on us and our businesses arising out of Hurricane Ike. Also that same day, K&S discussed with Olshan the potential impact that the hurricane damage and its aftermath, the turmoil in the credit markets and the continued worsening of general economic conditions could have on the 2008 proposed transaction. Olshan expressed to K&S that, because of these factors and recent communications with Jefferies, Mr. Fertitta was concerned that Jefferies and WFF would not close the acquisition financing contemplated by their debt commitment letter issued in connection with the original 2008 proposed transaction merger agreement.

On September 18, 2008, the special committee held a telephonic meeting. During this meeting, Mr. Chadwick briefed the special committee on his September 17th conversation with Mr. Fertitta and K&S briefed the special committee on its September 17th conversations with Olshan. The members of the special committee reviewed the information they had received from us regarding the damage to our properties due to Hurricane Ike. The special committee discussed the deepening crisis in the domestic and international financial and credit markets, including the failure of Lehman Brothers, the sale of Merrill Lynch to Bank of America, and the proposed $40 billion loan, which ultimately was $85 billion, from the Federal Reserve to American International Group to avoid its collapse. Mr. Chadwick advised the special committee that, based on his conversation with Mr. Fertitta, the damage arising out of Hurricane Ike, the financial crisis and the continued economic downturn, he believed that the completion of the 2008 proposed transaction under the original 2008 proposed transaction merger agreement may be in jeopardy. The special committee then discussed the potential impact of these developments on our ability to refinance up to $400.0 million of our indebtedness that may come due beginning on February 28, 2009 if the holders of our 9.5% senior notes exercise their right to require us to redeem the notes at 101% of the principal amount thereof. The special committee directed K&S to continue to emphasize to Mr. Fertitta and his advisors the importance of our having a plan to refinance this $400.0 million of indebtedness in the event that the 2008 proposed transaction did not close.

Also at this meeting, Cowen reviewed with the special committee the general status of the restaurant and gaming industries since the date of the original 2008 proposed transaction merger agreement. After discussion, the special committee directed Cowen to obtain from our senior management updated financial information, including any changes in our financial projections arising out of Hurricane Ike, the turmoil in the financial and credit markets, the worsening general economic conditions and the downturn in the results of our restaurant and gaming businesses.

Later that day, the special committee received a letter from Mr. Fertitta advising the special committee that, due to (a) the damage to our properties in Galveston, Kemah and Houston arising out of Hurricane Ike, (b) the turmoil in the credit markets and (c) continued worsening of general economic conditions, he believed that Jefferies and WFF would likely determine that a material adverse effect, as defined in their debt commitment letter issued to Mr. Fertitta, had occurred, which would result in Jefferies and WFF withdrawing the debt commitment letter for the acquisition financing for the 2008 proposed transaction. Mr. Fertitta also advised the special committee in his letter that, if Jefferies and WFF withdrew their debt commitment letter because of a material adverse effect, Mr. Fertitta may have no choice but to exercise his right to terminate the original 2008 proposed transaction merger agreement. Mr. Fertitta pointed out in his letter that the Kemah and Galveston properties had been a significant driver of our overall performance in 2008 and that the damage to the Kemah and Galveston properties was expected to adversely affect both our business and near- and long-term prospects. Mr. Fertitta also advised the special committee in his letter that the cost to rebuild the Kemah and Galveston properties was likely to exceed our insurance recovery. Further, Mr. Fertitta stated in his letter his belief that there was a risk that Kemah and Galveston would face a permanent loss of population. Because of these factors and the turmoil in the credit markets, Mr. Fertitta expressed in his letter concern about the willingness of Jefferies and WFF to provide any financing absent a reduction in leverage in the debt financing. Mr. Fertitta further stated in his letter that he believed that he could persuade Jefferies and WFF to move forward with debt financing if Mr. Fertitta revised his offer to reflect our reduced value, which he believed at such time was $17.00 per share. Mr. Fertitta further stated his concern that failure to consummate a merger could result in a depressed stock price for an extended period of time.

On September 19, 2008, K&S discussed with Olshan Mr. Fertitta’s September 18th letter, including Mr. Fertitta’s claim that a material adverse effect may have occurred under the Jefferies and WFF debt commitment letter and his ability to terminate the original 2008 proposed transaction merger agreement if Jefferies and WFF withdrew their debt commitment letter because of a material adverse effect. K&S requested Olshan to provide (a) information concerning the events and circumstances that caused Mr. Fertitta to believe that a material adverse effect may have occurred under the original 2008 proposed transaction merger agreement and/or the Jefferies and WFF debt commitment letter and (b) all communications between Mr. Fertitta and Jefferies and WFF regarding their willingness to close the debt financing under their debt commitment letter.

Later on September 19, 2008, the special committee held a telephonic meeting. During this meeting, the special committee discussed Mr. Fertitta’s September 18th letter. The special committee also discussed the new information that it had received from our senior management team regarding the damage Hurricane Ike caused to our properties and our potential recovery under our insurance policies for such damage. The special committee also discussed the President’s recently announced “bailout” plan for the financial industry, the turmoil in the financial and credit markets, including the resulting credit “freeze”, and the impact of all of these events on our business and prospects and the 2008 proposed transaction. Finally, the special committee discussed the importance of our refinancing up to $400.0 million of our indebtedness that may come due beginning on February 28, 2009 and the impact of the uncertainty about the Jefferies and WFF financing on our ability to refinance our 9.5% senior notes.

During this meeting, the special committee discussed Mr. Fertitta’s responsibilities under the original 2008 proposed transaction merger agreement, including (a) Fertitta Holdings’ and Fertitta Acquisition’s best efforts obligations to close the acquisition financing with Jefferies and WFF and their reasonable best efforts obligations to secure alternative financing if the acquisition financing under the Jefferies and WFF debt commitment letter became unavailable, (b) the definition of a “material adverse effect” under the original 2008 proposed transaction merger agreement, (c) the possibility that the damage to our properties and business arising out of Hurricane Ike or the turmoil in the financial and credit markets might constitute a material adverse effect under the original 2008 proposed transaction merger agreement, and (d) the effect of the occurrence of a material adverse effect on Fertitta Holdings’ and Fertitta Acquisition’s obligations to close the 2008 proposed transaction. The special committee also discussed the conditions precedent to the obligations of Jefferies and WFF to provide to Fertitta Holdings and Fertitta Acquisition acquisition financing for the 2008 proposed transaction under their debt commitment letter, including the condition that no material adverse effect occur since December 31, 2007 and the condition that our EBITDA for our restaurant business and our EBITDA for our gaming business for the 12-month period prior to the closing date meet or exceed certain target amounts specified in the debt commitment letter. The special committee discussed the remedies available to us upon a breach by Fertitta Holdings or Fertitta Acquisition of their respective obligations under the original 2008 proposed transaction merger agreement, including, under certain circumstances, Fertitta Holdings’ obligation to pay to us a reverse termination fee.

Also during this meeting, the special committee discussed the following issues with respect to the Jefferies and WFF debt commitment letter: (a) the methodology for calculating our pro forma EBITDA after giving effect to the 2008 proposed transaction was not entirely certain; (b) our EBITDA would be calculated based on financial statements for the latest 12-month period for which financial statements were available; (c) the requirement that Fertitta Holdings deliver to Jefferies and WFF certain of our financial statements 45 days prior to the 2008 proposed transaction’s closing date; (d) the special committee’s request that Fertitta Holdings deliver to Jefferies and WFF such financial statements in sufficient time such that our EBITDA would be calculated based on the financial statements for the 12-month period ended August 31, 2008; and (e) whether the calculation of our EBITDA from our restaurant business would include the insurance proceeds we ultimately recover for damages to our properties caused by Hurricane Ike. Finally, the special committee directed Cowen to contact a representative of Jefferies with respect to certain provisions of the Jefferies and WFF debt commitment letter in order to clarify Jefferies’ and WFF’s position on such provisions. The special committee also directed Cowen to request from our senior management financial information needed by Cowen to advise the special committee on the financial impact arising out of Hurricane Ike on us, to request from our senior management information needed by Cowen to update its valuation analysis of us, and to continue to engage in conversations with Jefferies regarding Jefferies’ and WFF’s intentions to provide the acquisition financing under their debt commitment letter.

Finally, during this meeting the special committee discussed Mr. Fertitta’s filing of an amended Schedule 13D with the SEC on September 19, 2008 reflecting his open market purchases of an aggregate of 400,000 shares of our common stock on September 17, 18 and 19, 2008, for an aggregate price of approximately $4,925,722 at per share prices ranging from $11.83 to $14.11. Mr. Fertitta decided to purchase these shares as well as additional shares acquired after the original 2008 proposed transaction merger agreement was amended because the shares were trading below the price he was offering for shares of our common stock and he felt this would help demonstrate to the market his belief that the transaction was likely to be consummated. The special committee discussed the potential impact on the 2008 proposed transaction of Mr. Fertitta’s open market purchases of our common stock. The special committee reviewed the provisions of the original 2008 proposed transaction merger agreement that could be affected by Mr. Fertitta’s open market purchases of our common stock.

On September 19, 2008, we received requests from Jefferies and WFF for additional information concerning the impact of Hurricane Ike on our business, properties and prospects, and on the same date Mr. Liem provided responses to those requests.

On September 20, 2008, on behalf of the special committee, K&S discussed with Olshan the special committee’s reaction to Mr. Fertitta’s assertion in his September 18th letter that a material adverse effect may have occurred under the original 2008 proposed transaction merger agreement. K&S and Olshan also discussed Mr. Fertitta’s rights and obligations under the original 2008 proposed transaction merger agreement with respect to the financing for the 2008 proposed transaction. K&S also discussed with Olshan (a) the special committee’s desire to obtain additional information on Mr. Fertitta’s efforts to close the Jefferies and WFF debt financing, (b) the steps Mr. Fertitta had taken and would take to secure alternative debt financing if Jefferies and WFF terminated their debt commitment letter, and (c) in the event the 2008 proposed transaction is not consummated, the plans of our management team to refinance up to $400.0 million of our indebtedness that may come due beginning on February 28, 2009 if the holders of our 9.5% senior notes exercise their right to require us to redeem the notes at 101% of the principal amount thereof. On behalf of the special committee, K&S also discussed with Olshan Mr. Fertitta’s recent open market purchase of shares of our common stock.

Later that same day and on September 21 and 22, 2008, the special committee held telephonic meetings. During these meetings, K&S and Cowen provided the special committee with updates on their discussions with Mr. Fertitta’s advisors and members of our senior management regarding (a) the status of the Jefferies and WFF debt commitment, (b) our senior management’s views on our recent results of operations and (c) our senior management’s views as to the impact that Hurricane Ike, the turmoil in the financial and credit markets, the worsening general economic conditions and the downturn in the results of our restaurant and gaming businesses could have on our future financial performance, including our ability to satisfy the EBITDA conditions under the Jefferies and WFF debt commitment letter. The special committee continued to review our rights and obligations under the original 2008 proposed transaction merger agreement and their fiduciary duties in evaluating recent developments affecting us. The special committee directed Cowen to continue to request from our senior management any financial information needed by Cowen to update the special committee on our financial results and prospects, including our senior management’s assessment of the impact the damage to our Kemah and Galveston properties would have on our short- and long-term results of operations and to complete its work as promptly as possible.

On September 22, 2008, Messrs. Fertitta, Liem and Scheinthal, the special committee, Olshan, K&S and Cowen participated in a telephone conference in which they discussed the special committee’s previous information requests, the status of the financing for the 2008 proposed transaction, the availability of alternative financing and our business and prospects. On that day, Jefferies and WFF participated in a call with our representatives and our insurance broker to discuss insurance coverage for damage incurred from Hurricane Ike.

On September 23, 2008, the special committee held a telephonic meeting. K&S discussed with the special committee its conversations with Olshan regarding the status of the Jefferies and WFF debt commitment letter, Mr. Fertitta’s ability to obtain alternative financing for the 2008 proposed transaction if Jefferies and WFF terminated their debt commitment letter and the possibility of Mr. Fertitta submitting a formal proposal for an alternative transaction to acquire us at a reduced price per share. The special committee then discussed how to respond to Mr. Fertitta’s assertion in his September 18th letter that a material adverse effect may have occurred under the original 2008 proposed transaction merger agreement. The special committee discussed the definition of “material adverse effect” in the original 2008 proposed transaction merger agreement and the need to communicate to Mr. Fertitta that it would not be in a position to determine whether he had a right to terminate the original 2008 proposed transaction merger agreement until it received additional information from him that would allow it to make such a determination. Additionally, on September 23, 2008 representatives of Jefferies and WFF toured our properties in Kemah and Galveston, Texas with Mr. Fertitta to assess the damages to those properties caused by Hurricane Ike.

On September 24, 2008, K&S sent a letter on behalf of the special committee to Olshan in response to Mr. Fertitta’s September 18th letter. K&S advised Olshan in the letter that the special committee considered the refinancing of up to $400.0 million of our indebtedness that may come due beginning on February 28, 2009 to be critically important to us and urged Mr. Fertitta to pursue a plan simultaneously with the 2008 proposed transaction to refinance this indebtedness in the event that the 2008 proposed transaction does not close. K&S also requested in the letter that Mr. Fertitta and senior management keep the special committee informed as to: (a) management’s plan, if the 2008 proposed transaction is not consummated, to refinance our indebtedness that may come due beginning on February 28, 2009; and (b) Mr. Fertitta’s plans and efforts to close the Jefferies and WFF debt financing for the 2008 proposed transaction or obtain alternative financing if Jefferies and WFF terminated their debt commitment letter. The letter also requested that Mr. Fertitta make every effort to confirm as quickly as possible whether Jefferies and WFF intended to close the debt financing for the 2008 proposed transaction under their commitment letter and noted that, in the event Jefferies and WFF did not provide the debt financing, Mr. Fertitta had a reasonable best efforts obligation under the original 2008 proposed transaction merger agreement to secure alternative financing for the 2008 proposed transaction. K&S further stated in the letter that, if Mr. Fertitta desired for the special committee to consider a revised offer from Mr. Fertitta to acquire us at a revised price, then the special committee would require a formal proposal from Mr. Fertitta that would include, among other things, the proposed price per share and information on the proposed go-shop period and the closing conditions. K&S also provided in the letter that, before the special committee would make any formal decision on any revised offer, it would have to receive a revised equity commitment letter from Mr. Fertitta and a revised debt commitment letter from Jefferies and WFF with revised closing conditions that would increase the certainty of closing. K&S provided in the letter that the special committee would not take any formal action with respect to any revised proposal unless it received a satisfactory fairness opinion from Cowen regarding the revised proposal. K&S stated in the letter that if the special committee is provided with this information, then it would proceed as promptly as practicable to review and evaluate any revised offer made by Mr. Fertitta and would provide its response as soon as practicable.

On September 25, 2008, the special committee held a telephonic meeting. During this meeting, the special committee discussed the status of the Jefferies and WFF acquisition financing based on further discussions among K&S, Cowen and Mr. Fertitta’s advisors, in light of Mr. Fertitta’s September 18th letter and the September 24th response letter sent by K&S on behalf of the special committee. Cowen advised the special committee that Cowen was working with our senior management to obtain and evaluate the financial information that Cowen had requested. The special committee asked Cowen to complete its work as soon as practicable once it received all of the information it needed to do so. The special committee also discussed new developments with respect to the deepening crisis in the financial and credit markets and the potential impact of the crisis on the 2008 proposed transaction and our prospects for refinancing up to $400.0 million of our indebtedness that may come due beginning on February 28, 2009 if the 2008 proposed transaction did not close.

Later that day, the special committee received a letter from Mr. Fertitta in response to the September 24th letter sent by K&S on behalf of the special committee. Mr. Fertitta stated in his letter, among other things, that he had spoken to a number of financial institutions about financing a going private transaction before entering into the Jefferies and WFF debt commitment letter. He also pointed out in his letter that he had assisted Jefferies and WFF in efforts to syndicate the acquisition financing under their debt commitment letter by contacting members of our existing bank group as well as other financial institutions to determine their interest in the debt syndication. Mr. Fertitta’s letter stated further that, in the face of the rapidly deteriorating credit markets and casual dining and gaming industries, no financial institution that he approached expressed any significant interest in providing him any level of debt financing or participating in any acquisition financing in connection with a going private transaction. Mr. Fertitta’s letter also expressed his view that, based on the reactions of these financial institutions and the current turmoil in the credit markets, it would be extremely difficult, if not impossible, to close the 2008 proposed transaction at the current per share price of $21.00 or to refinance our indebtedness that may come due in February 2009, and that a going private transaction supported by the Jefferies and WFF debt financing at a price per share that reflected our substantially reduced value would be the best alternative for our stockholders.

Mr. Fertitta also noted in his September 25th letter that he continued to provide Jefferies and WFF with all information requested by them and advised them that he was committed to close the acquisition financing contemplated by the Jefferies and WFF debt commitment letter. Mr. Fertitta attached to his September 25th letter a letter that he sent to Jefferies and WFF on September 24, 2008, which informed them that, among other things, he was ready, willing and able to proceed with the acquisition financing contemplated by their debt commitment letter, and requested that Jefferies and WFF schedule a bank meeting by October 1, 2008 and start the road show for discussions with the bond market thereafter. Jefferies and WFF responded to Mr. Fertitta’s September 24th letter on September 25, 2008 with a letter which Mr. Fertitta also attached to his September 25th letter to the special committee. In the letter, Jefferies advised Mr. Fertitta that, in view of the substantial damage and other adverse effects of Hurricane Ike, Jefferies and WFF believed that Fertitta Holdings and Fertitta Acquisition may not be able to satisfy the conditions precedent in the debt commitment letter. The Jefferies letter indicated a willingness to work with Fertitta Holdings and Fertitta Acquisition to find an acceptable result and to discuss a reduction in the overall leverage contemplated by the debt commitment letter and an increase in the pricing for the acquisition financing.

Mr. Fertitta’s September 25th letter concluded by stating that, despite his best efforts, he did not believe that Jefferies and WFF would close the acquisition financing for the 2008 proposed transaction contemplated by their debt commitment letter. Mr. Fertitta finally noted in his letter that he was confident that Jefferies and WFF would commit to finance a revised transaction involving lower leverage and higher interest rates (including a waiver of any existing material adverse effect) and believed that an acquisition financing satisfying these requirements could be accomplished with a revised cash purchase price of $17.00 per share.

On September 26, 2008, the special committee held a telephonic meeting. During this meeting, the special committee discussed Mr. Fertitta’s September 25th letter. The special committee reviewed the relevant terms of the original 2008 proposed transaction merger agreement and the Jefferies and WFF debt commitment letter. Cowen also updated the special committee on its financial due diligence of our business, including Cowen’s discussions with our senior management regarding the updated financial projections Cowen had received to date. Cowen also briefed the special committee on its conversations with Jefferies regarding Jefferies’ and WFF’s position under their debt commitment letter, and Jefferies’ and WFF’s potential willingness to finance a revised transaction with lower leverage or at a higher interest rate. Cowen also informed the special committee that Jefferies had informed Cowen that Jefferies and WFF were unwilling to refinance our indebtedness that may come due in February 2009 except in connection with a potential going-private transaction.

The special committee then discussed Mr. Fertitta’s statements in his letter regarding his efforts to close the Jefferies and WFF financing under the original 2008 proposed transaction merger agreement, including his efforts to help Jefferies and WFF syndicate the debt, and to secure alternative financing for the 2008 proposed transaction if Jefferies and WFF terminated their debt commitment letter. During this meeting, the special committee also discussed developments in the deepening crisis in the financial and credit markets, including the recent announcement that the FDIC had seized Washington Mutual and sold its banking assets to JP Morgan Chase for $1.9 billion.

Later that day, K&S responded in writing to Mr. Fertitta’s September 25th letter on behalf of the special committee and advised Olshan and Mr. Fertitta that (a) the special committee did not view the correspondence from Jefferies and WFF to Mr. Fertitta as a termination of their debt commitment letter nor did the correspondence specify the conditions which Jefferies and WFF believed that Fertitta Holdings and Fertitta Acquisition would be unable to satisfy, (b) Mr. Fertitta did not indicate in his September 25th letter whether or not he agreed with Jefferies’ and WFF’s assertion that Fertitta Holdings and Fertitta Acquisition may be unable to satisfy the conditions under the debt commitment letter, and (c) the special committee must receive this information in order to assess the statements in Mr. Fertitta’s letter regarding his ability to close the 2008 proposed transaction and evaluate Mr. Fertitta’s obligations under the original 2008 proposed transaction merger agreement. The letter also requested that Mr. Fertitta (i) confirm that he has provided to Jefferies and WFF certain information required by their debt commitment letter, (ii) provide information as to whether he had consulted any financial advisor to assist him regarding potential alternative sources of debt financing and (iii) provide any information with respect to discussions with Jefferies and WFF regarding reducing the leverage in the debt financing contemplated by their debt commitment letter by adding additional equity to the overall acquisition financing. The letter also again expressed the special committee’s concern about management’s plan to refinance our indebtedness that may mature in February 2009 and the fact that the special committee had not received any information that would lead it to believe that a material adverse effect under the original 2008 proposed transaction merger agreement had occurred. The special committee’s letter concluded by expressing the special committee’s preparedness to work with Mr. Fertitta and his advisors to evaluate an alternative transaction proposed by Mr. Fertitta while it continued to assess our alternatives under the original 2008 proposed transaction merger agreement.

Later that day, K&S received a letter from Olshan responding to the letter sent earlier in the day by K&S on behalf of the special committee. In this letter, Olshan stated, among other things, that Mr. Fertitta had made every effort to confirm Jefferies’ and WFF’s position under their debt commitment letter, to provide Jefferies and WFF with all information required by the commitment letter or separately requested by them, and to urge Jefferies and WFF to move forward with the acquisition financing under their debt commitment letter. The letter also stated that Mr. Fertitta was aware of his obligations under the original 2008 proposed transaction merger agreement and that, if Jefferies and WFF were to terminate their debt commitment letter, he would use all required efforts to seek alternative debt financing; however, Mr. Fertitta stated that he had spoken with a number of prominent financial institutions and, based on the current credit market and industry conditions and the substantial damage to our Kemah and Galveston properties, these banks had no interest in providing the necessary debt financing for the 2008 proposed transaction or for the refinancing of up to $400.0 million of our indebtedness that may come due beginning on February 28, 2009.

The letter further stated that Mr. Fertitta believed that a merger with revised terms that he believed would provide certainty and liquidity to our stockholders, including merger consideration of $17.00 per share, would be better for our stockholders than a failed merger at $21.00 per share, which Mr. Fertitta believed would result in a substantial drop in our stock price and expose us to the risk of being unable to refinance our indebtedness that may come due in February 2009. Attached to the letter was a proposed amendment of the original 2008 proposed transaction merger agreement and a proposed amendment to the Jefferies and WFF debt commitment letter. The proposed amendment to the original 2008 proposed transaction merger agreement proposed the following key revisions: (a) per share merger consideration of $17.00 instead of $21.00; (b) a revised definition of “material adverse effect” to exclude all facts actually known by Fertitta Holdings and us as of the date of the amendment; (c) a new 15-day go-shop period; (d) Fertitta Holdings’ obligation to close the 2008 proposed transaction would be conditioned on no more than 12%, instead of 10%, of our stockholders exercising their appraisal rights with respect to the 2008 proposed transaction; and (e) reduction in the termination fee to $15.0 million, from $24.0 million. The proposed amendment to the Jefferies and WFF debt commitment letter proposed the following key revisions to their debt commitment letter: (v) the drop-dead date would be December 31, 2008 instead of November 15, 2008; (w) Jefferies and WFF would waive the “no material adverse effect” closing condition with respect to facts actually known by them as of the amendment date; (x) the aggregate financing offered by Jefferies and WFF would be reduced by $75.0 million; (y) the applicable interest rates would be increased; and (z) Fertitta Holdings would be required to deliver to Jefferies and WFF our financial statements for the 9 and 12 months ended September 30, 2008 prior to closing, which must satisfy the existing EBITDA conditions in the debt commitment letter. As a result of the tremendous instability in the credit markets, the potential terms of any revised acquisition financing were subject to change as the credit markets continuously tightened and it was becoming apparent that obtaining debt financing for a going private transaction was becoming increasingly difficult if not impossible.

On September 27, 2008, the special committee held a telephonic meeting. During this meeting, the special committee reviewed Mr. Fertitta’s September 26th proposal to revise the terms of the original 2008 proposed transaction merger agreement.

On September 28th, K&S, on behalf of the special committee, sent a letter informing Olshan of the following: (a) the special committee would begin its review of Mr. Fertitta’s proposal, but before it could make any decisions with respect to his proposal, it would need additional information from Mr. Fertitta, including the facts that Mr. Fertitta believed would support his right to terminate the original 2008 proposed transaction merger agreement and additional information regarding Mr. Fertitta’s best efforts to close the acquisition financing contemplated by the Jefferies and WFF debt commitment letter; (b) the special committee needed additional information on why Mr. Fertitta believed that, if the 2008 proposed transaction did not close, we would be unable to refinance our indebtedness that may come due in February 2009; (c) the special committee’s view that its consideration of a revised merger transaction at a price lower than $21.00 per share was intertwined with the issues of whether Mr. Fertitta had the right to terminate the original 2008 proposed transaction merger agreement and whether he had satisfied his obligation to use best efforts to close the acquisition financing under the Jefferies and WFF debt commitment letter and, if the Jefferies and WFF debt commitment were terminated, to use reasonable best efforts to secure alternative acquisition financing for the 2008 proposed transaction from other sources; and (d) the special committee needed clarification as to why Mr. Fertitta believed that Jefferies and WFF would be willing to provide acquisition financing for a revised merger transaction but would be unwilling to refinance our indebtedness that may mature in February 2009. In this meeting, Cowen also briefed the special committee on the financial information that it had received from our senior management and senior management’s view on the financial effects on us arising out of Hurricane Ike, the turmoil in the financial and credit markets, the worsening economic conditions and the downturn in our restaurant and gaming businesses.

K&S requested Olshan to schedule a conference call among Mr. Fertitta and his advisors, the special committee and its advisors and our senior management to discuss the issues that the special committee raised in the September 28th letter. Olshan agreed and scheduled the call.

On September 28, 2008, our senior lender, Wachovia, announced the sale of its banking operations to Citigroup in order to avoid a possible failure of the bank. On that same day, the special committee held a telephonic meeting. During this meeting, the special committee discussed the potential impact on us of Wachovia’s sale and the current state of the crisis in the financial and credit markets, given the fact that Wachovia was not only our agent bank on our debt for the Golden Nugget, but also held approximately 20% of our revolver, 40% of the Golden Nugget’s revolver and $6.0 million of our construction loan for improvements at the Golden Nugget. The special committee also discussed with K&S matters to be addressed in the conference call scheduled for later that day with Mr. Fertitta and his advisors.

Later that day, the special committee and its advisors participated in a conference call with Mr. Fertitta and his advisors and with Mr. Liem and Mr. Scheinthal, our Chief Financial Officer and our General Counsel,

respectively. During the conference call, the special committee and its advisors questioned Mr. Fertitta and his advisors about (a) the status of the Jefferies and WFF acquisition financing, including Fertitta Holdings’ ability to satisfy the current conditions in the debt commitment letter, (b) the basis for Jefferies and WFF reducing certain portions of the acquisition financing yet maintaining the required levels of EBITDA for the 12-month period prior to closing as a closing condition in its proposed amendment to their debt commitment letter, (c) potential means of reducing the leverage contemplated by the Jefferies and WFF debt commitment letter while maintaining the $21.00 per share 2008 proposed transaction consideration, (d) Mr. Fertitta’s efforts to seek alternative acquisition financing for the 2008 proposed transaction from sources other than Jefferies and WFF, (e) our business and prospects and (f) the challenges we would face in attempting to refinance up to $400.0 million of our indebtedness that may come due beginning on February 28, 2009. The special committee also discussed with Mr. Fertitta the potential impact that the sale of Wachovia’s banking operations to Citigroup could have on us. Messrs. Fertitta, Scheinthal and Liem identified nine sources of financing that they had contacted and spoken with regarding participating in a going-private transaction with us prior to entering into the Jefferies and WFF debt commitment letter. Messrs. Fertitta, Scheinthal and Liem noted that since the crisis in the financial and credit markets had set in, none of those sources had reached out to them and none of those sources would respond to telephone calls from Mr. Fertitta, Mr. Scheinthal or Mr. Liem. Mr. Fertitta also noted that our senior management had been informed by a representative of certain holders of our 9.5% senior notes that the noteholders would more than likely exercise their right to require us to redeem the notes in February 2009. Mr. Fertitta stated that, unless we can retire our 9.5% senior notes with proceeds from the Jefferies and WFF acquisition financing for the 2008 proposed transaction, we could potentially be facing bankruptcy. Messrs. Fertitta, Scheinthal and Liem stated further that, due to the prevailing extraordinary conditions in the financial and credit markets, they believed that we had no alternative prospects available to us, other than pursuant to the 2008 proposed transaction, to refinance our outstanding senior notes.

On September 29, 2008, the special committee held a telephonic meeting. During this meeting, the special committee discussed the information they had received from Mr. Fertitta and his advisors and our senior management during the September 28th conference call. Mr. Chadwick advised the special committee that he had spoken to a representative of certain holders of our 9.5% senior notes who confirmed Mr. Fertitta’s belief that the noteholders would more than likely require us to redeem the notes in February 2009.

The special committee then discussed with K&S and Cowen the information regarding the status of the Jefferies and WFF acquisition financing and the information concerning our recent and projected results of operations discussed during the September 28th conference call. The special committee also discussed the letter Olshan sent to K&S dated September 29, 2008 asserting that Mr. Fertitta and his advisors had answered all of the special committee’s questions during the September 28th conference call.

The special committee then discussed the options available to it regarding the proposed going private transaction, including the option of seeking to enforce the original 2008 proposed transaction merger agreement, the option of considering Mr. Fertitta’s revised offer at $17.00 per share, and the option of postponing any consideration of a going private transaction until the conditions for a sale of us may be more favorable. In connection with discussing the option of seeking to enforce the original 2008 proposed transaction merger agreement, the special committee considered Fertitta Holdings’ and Mr. Fertitta’s obligations under the original 2008 proposed transaction merger agreement. The special committee concluded that it should take all steps to keep open the possibility of a closing under the original 2008 proposed transaction merger agreement. The special committee discussed the fact that seeking to enforce the original 2008 proposed transaction merger agreement would likely result in litigation between us and Fertitta Holdings and possibly Mr. Fertitta, and between them and Jefferies and WFF, and considered the potential impact of such litigation on our business and our ability to refinance up to $400.0 million of our indebtedness that may mature in February 2009.

The special committee also discussed that the financial and credit markets may not improve for quite some time and that there was a significant risk that the financial and credit crisis would not subside in time to permit us to refinance our indebtedness that may mature in February 2009. The special committee’s advisors were told that the outstanding $300 million Wachovia credit facility could not be used to redeem the 9.5% senior notes.

The special committee then discussed the option of considering Mr. Fertitta’s revised offer at $17.00 per share. The special committee evaluated whether, as part of its consideration of Mr. Fertitta’s proposed revised offer, it should take into consideration the possibility that we might be unable to refinance the $400.0 million of indebtedness that may mature in February 2009 if the 2008 proposed transaction is not closed.

Also during this meeting, Cowen updated the special committee on the status of our senior management’s delivery of certain financial information under the debt commitment letter. The special committee requested that Cowen (i) follow up with Jefferies regarding its and WFF’s debt commitment and the proposed amendments to the debt commitment letter and (ii) continue its review of the financial information it had received and to also update its valuation analysis of us in light of Mr. Fertitta’s proposal to revise the terms of the original 2008 proposed transaction merger agreement to provide for a per share merger consideration of $17.00. Finally, the special committee discussed the dramatic drop in the stock market during the day, which concluded with the Dow Jones falling 777 points, the largest one-day drop in history.

On September 29, 2008, on behalf of the special committee, K&S spoke with Olshan and confirmed that the conference call on September 28, 2008 was informative, and that the special committee requested additional information regarding (a) whether Fertitta Holdings has delivered to Jefferies and WFF all of the information Fertitta Holdings was required under the debt commitment letter to deliver no later than 45 days prior to the closing, (b) whether Fertitta Holdings, Jefferies and WFF have begun preparing and negotiating definitive documents for the debt financing, and (c) whether Jefferies and WFF had agreed to reduce the amounts of the required EBITDA for the 12-month period prior to closing that were currently a closing condition to the acquisition financing.

On September 30, 2008, the special committee held a telephonic meeting. During this meeting, K&S provided an update on its discussions with Olshan regarding the status of the 2008 proposed transaction and the Jefferies and WFF acquisition financing. Cowen briefed the special committee on its recent call with Jefferies regarding the Jefferies and WFF debt commitment letter, including that Jefferies stated that (a) it would not be willing to refinance our indebtedness that may mature in February 2009 except in connection with the 2008 proposed transaction, (b) it intended to reduce the amounts of the EBITDA thresholds in the financial performance closing condition and (c) Jefferies and WFF had required that Mr. Fertitta reduce the overall leverage in the acquisition financing. The special committee then discussed with Cowen the proposed amendments to the projected sources and uses of funds for Mr. Fertitta’s alternative $17.00 transaction and potential adjustments that could be made to support a higher offer. Cowen also updated the special committee on its conversations with our senior management regarding the status of our delivery of certain information and documents to Jefferies as required under the debt commitment letter. After discussion, the special committee requested that Cowen continue its review of the financial information received from our senior management to assess the financial effects on us arising out of Hurricane Ike, the turmoil in the financial and credit markets and the worsening economic conditions and to update Cowen’s valuation analysis of us. In light of the deepening crisis in the financial and credit markets and the worsening economic conditions, the special committee directed Cowen to complete its work as soon as practicable after it received all the information it needed. Cowen discussed with the special committee recent stock price performances and valuation multiples for us and other restaurant companies and gaming companies and changes in those valuation multiples for those other companies since Cowen’s presentation to the special committee on June 15, 2008. Cowen also discussed with the special committee the current state of the gaming and restaurant industries, the information Cowen received from our senior management regarding our recent results of operations, and certain metrics relating to our overall valuation. There was no written presentation made at this meeting. The Cowen representatives then exited the meeting.

The special committee and counsel reviewed the special committee’s fiduciary duties in considering any proposal to revise the price per share to be paid by Mr. Fertitta in the 2008 proposed transaction, as well as the terms of the original 2008 proposed transaction merger agreement and the Jefferies and WFF debt commitment letter. The special committee then discussed (a) Mr. Fertitta’s efforts to close the debt financing under the Jefferies and WFF debt commitment letter and whether Mr. Fertitta had satisfied his obligation to use best efforts to close the Jefferies and WFF debt financing as contemplated under the debt commitment letter; (b) Mr. Fertitta’s ability to secure alternative debt financing should Jefferies and WFF terminate their debt commitment letter; (c) the conditions precedent to the Jefferies and WFF debt financing under the debt commitment letter, including whether a material adverse effect had occurred and whether we would be able to satisfy the EBITDA conditions in the debt commitment letter; and (d) the uncertainty surrounding how our EBITDA would be calculated and the exact financial period to be used in the EBITDA calculation.

The special committee then discussed the options available to it with regard to the proposed going private transaction with Mr. Fertitta, including seeking to enforce the original 2008 proposed transaction merger agreement, evaluating Mr. Fertitta’s revised offer at $17.00 per share, and postponing any consideration of a going private transaction with Mr. Fertitta until the conditions for a sale of us may be more favorable. The special committee again discussed the advantages and disadvantages of each of these options. The special committee concluded that there was a significant risk of litigation among us, Fertitta Holdings, Jefferies and WFF if the special committee sought to enforce the original 2008 proposed transaction merger agreement. The special committee then discussed our prospects of succeeding in litigation against Fertitta Holdings over the original 2008 proposed transaction merger agreement and considered the potential impact of litigation among us, Fertitta Holdings, Jefferies and WFF on our ability to refinance the $400.0 million of indebtedness that may mature in February 2009.

The special committee then discussed the option of postponing any consideration of a going private transaction at this time. The special committee discussed the potential benefits of delaying the consideration of a going private transaction. The special committee also discussed the risk that if a going private transaction is not closed, we might be unable to refinance the $400.0 million of our indebtedness that may mature in February 2009 and the potential impact on us of a failure to refinance the indebtedness. The special committee discussed the fact that the Jefferies and WFF debt commitment letter would expire on November 15, 2008 and the steps that had to be taken by Fertitta Holdings and us to close the acquisition financing for the 2008 proposed transaction under the debt commitment letter before the November 15, 2008 expiration date or to secure alternative financing for the 2008 proposed transaction.

The special committee considered the information it had discussed with Cowen and discussed the possible responses to Mr. Fertitta on a revised merger transaction. The special committee expressed concern about the closing risks associated with any going private transaction because of the conditions precedent in the Jefferies and WFF debt commitment letter and discussed the ways in which the debt commitment letter could be revised to increase the certainty of closing. The special committee discussed the $17.00 per share offer price and the fact that $17.00 fell within the lower range of values of us presented by Cowen on June 15, 2008. The special committee discussed its obligation to negotiate the highest per share price possible. The special committee also discussed possible responses to the proposed amendment to the original 2008 proposed transaction merger agreement and the proposed amendment to the debt commitment letter to address the special committee’s concerns.

Following this meeting, on behalf of the special committee, K&S advised Olshan that the special committee had concluded that given the turmoil in the financial and credit markets and financial industry generally, the current credit “freeze” and worsening general economic and industry conditions, we faced significant challenges in refinancing our indebtedness that may come due in February 2009 and that litigation over the failure of the current merger transaction would make it more difficult for us to refinance our indebtedness, and the special committee was willing to discuss with Mr. Fertitta the terms of a revised merger transaction at a lower price per share with increased certainty of closing, but that the special committee reserved its rights to seek to enforce Fertitta Holdings’ obligation to close the 2008 proposed transaction under the original 2008 proposed transaction merger agreement. K&S advised Olshan that the special committee would not negotiate the terms of a revised merger transaction until it and Mr. Fertitta had reached an agreement in principle on the merger consideration and Mr. Fertitta provided a revised debt commitment letter from Jefferies and WFF that increased the certainty of a closing of the acquisition financing for the revised transaction. For negotiation purposes, K&S advised Olshan that the special committee did not believe that it could approve a revised merger transaction at $17.00 per share but that it would likely be able to approve a revised merger transaction at $19.00 per share subject to receiving further information from Cowen, including a satisfactory fairness opinion, and successful resolution of other issues. K&S further advised Olshan that the special committee would not take formal action on any revised merger transaction unless Jefferies and WFF agreed to make changes in the debt commitment letter that would increase the certainty of a closing of the debt financing. On October 1, 2008, K&S delivered to Olshan its proposed revisions to the Jefferies and WFF debt commitment letter.

On October 1, 2008, the special committee held a telephonic meeting. During this meeting, K&S updated the special committee on its continued discussions with Olshan regarding the revised merger transaction proposed by Mr. Fertitta, including Olshan’s request that there be an “all-hands” meeting in Houston on Friday, October 3, 2008 to negotiate the price and other terms of a revised merger transaction. The special committee then discussed the process for initiating negotiations with Mr. Fertitta and his advisors with respect to his proposed revised merger transaction. On behalf of the special committee, K&S advised Olshan on October 2, 2008 that the special committee would negotiate by telephone until it had received Cowen’s updated formal valuation, the parties had reached an agreement in principle on price and Mr. Fertitta had provided to the special committee a revised debt commitment letter from Jefferies and WFF for a revised merger transaction that provided greater certainty of closing of the debt financing for the revised transaction.

On October 2, 2008, Olshan reported to K&S that Olshan expected to receive comments from Jefferies and WFF on the proposed changes to the debt commitment letter and requested that the special committee and its advisors meet in Houston with Mr. Fertitta and his advisors to finalize an amendment to the original 2008 proposed transaction merger agreement. After discussions with the special committee, K&S advised Olshan that the special committee and its advisors would negotiate by telephone until Mr. Fertitta and the special committee reached an agreement in principle on price for the proposed merger transaction and Mr. Fertitta and his advisors delivered to the special committee a revised debt commitment letter from Jefferies and WFF providing greater certainty of closing of the acquisition financing for an alternative transaction.

On October 6, 2008, the special committee received a letter from Mr. Fertitta, which stated, among other things, that he believed Jefferies and WFF would declare that a material adverse effect had occurred under their debt commitment letter rather than proceed with the acquisition financing as contemplated by the debt commitment letter, despite his best efforts to compel them to move forward. The letter further stated that, nonetheless, Mr. Fertitta was continuing to work with Jefferies and WFF in the hope that a transaction could be consummated. Mr. Fertitta committed in his letter to provide the special committee additional financial information that evidenced our lower than expected results of operations for September and further downward trends in October. Our senior management subsequently provided this information to Cowen and Jefferies on October 9, 2008.

On October 7, 2008, having concluded that the acquisition financing under the original 2008 proposed transaction merger agreement was likely not feasible despite vigorous efforts by Fertitta Holdings to maintain the Jefferies and WFF debt commitment letter, we issued a press release announcing that, in view of the closing of our Kemah and Galveston properties, the instability in the credit markets, and the deterioration in the casual dining and gaming industries, the debt financing required to complete the 2008 proposed transaction was in jeopardy at the current $21.00 per share price. The press release also reported that Mr. Fertitta was in negotiations with Jefferies about the financing for a transaction at a substantially reduced price. The press release concluded by stating that the special committee and Mr. Fertitta had not yet agreed upon the terms of a new transaction. That day the closing price of our common stock was $10.76 compared to the closing price of our common stock on October 6, 2008 of $13.11.

Later that same day, Mr. Chadwick discussed with the special committee’s advisors the letter the special committee had received from Mr. Fertitta the previous day, which the special committee responded to on October 8, 2008, and related conversations he had with Mr. Fertitta and other members of our senior management earlier in the day regarding the status of the Jefferies and WFF acquisition financing and our senior management’s plans to refinance up to $400.0 million of our indebtedness that may come due beginning on February 28, 2009 if the holders of our 9.5% senior notes exercise their right to require us to redeem the notes at 101% of the principal amount thereof.

After the discussion, on behalf of the special committee, K&S contacted Olshan to discuss the status of the Jefferies and WFF debt financing. Olshan informed K&S that Jefferies and WFF had indicated to Mr. Fertitta that they were willing to provide an amended debt commitment letter to him with the following revised terms: (a) aggregate funded indebtedness of $520.0 million; (b) a drop-dead date of February 15, 2009; (c) revised financial performance conditions of $126.5 million of EBITDA for the restaurant division and $57.5 million in EBITDA for the gaming division, in each case for the 12-month period ended November 30, 2008; and (d) if the 2008 proposed transaction is not consummated and EBITDA for our restaurant division for the 12-month period ended November 30, 2008 is no less than $117.5 million, then Jefferies and WFF would commit to refinance our current revolving credit facility and our outstanding 7.5% and 9.5% senior notes. On October 8, 2008, K&S received a letter from Olshan confirming the proposed debt financing Mr. Fertitta would receive from Jefferies and WFF. The letter indicated that the proposal was subject to change due to the rapid deterioration of the credit markets, industry conditions and our business. The letter explained that, under the terms of the proposed debt financing, any reduction in the transaction price would result in the lenders reducing the aggregate amount of debt they would fund to finance the 2008 proposed transaction, and would not permit Mr. Fertitta to reduce the aggregate amount of cash and equity he previously agreed to contribute to Fertitta Holdings under his original equity commitment letter. The letter also stated that Mr. Fertitta had negotiated the refinancing proposal on our behalf based on the special committee’s request that our management pursue a plan to refinance our indebtedness in the event the going-private transaction is not consummated. The letter concluded by stating that this refinancing proposal would allow our stockholders voting on a revised merger transaction to make a decision that is not influenced by concerns about our ability to refinance our indebtedness.

On October 9, 2008, the special committee held a telephonic meeting. Cowen advised the special committee that senior management had delivered to Cowen revised six-year financial projections for our business on the prior day. Cowen explained to the special committee that the revised projections reflected a materially more negative outlook for our business over the next five years as compared to the six-year projections which had been previously provided by senior management and which Cowen and the special committee discussed on September 30, 2008. Cowen advised the special committee that our senior management had expressed to Cowen that the revisions to the projections reflected primarily management’s latest view of the impact on our projected financial results of the worsening economic conditions and the downturn in our restaurant and gaming businesses, including the dramatic downturn in the gaming industry in Las Vegas. Cowen advised the special committee that it had not yet had an opportunity to review the revised projections with our senior management but would discuss the revised projections with our senior management. Representatives of Cowen discussed the revised projections with Mr. Liem later that day.

The special committee discussed the revised financial projections prepared by our senior management and the implications of the revised projections for the going private transaction. The special committee discussed whether the revised projections would affect Mr. Fertitta’s willingness to proceed with the 2008 proposed transaction at a price of $17.00 per share. The special committee then discussed the unprecedented collapse of the financial and credit markets, the potential failure of other large financial institutions, and the possible impact of these developments on us and our business. The special committee considered whether the revised projections would affect the willingness or ability of Jefferies and WFF to provide acquisition financing for the 2008 proposed transaction and how such projections coupled with the collapse of the financial and credit markets would affect our ability to refinance our indebtedness that may mature in February 2009 in the event that the 2008 proposed transaction does not close as described in the letter received by K&S from Olshan on October 8, 2008. The special committee concluded that urgent discussions were needed with Mr. Fertitta and Jefferies so that the special committee could better evaluate the impact of these developments on the prospects for the 2008 proposed transaction, the acquisition financing and the commitment from Jefferies and WFF to refinance our indebtedness that may mature in February 2009. The special committee agreed to participate in an all-hands meeting in Houston the following day with Mr. Fertitta, his advisors, members of our senior management and representatives from Jefferies to conduct these discussions.

On October 10, 2008, the special committee held an in-person meeting in the Houston office of K&S. The special committee reviewed the various options that the special committee had considered in moving forward with a transaction with Mr. Fertitta, including: (a) seeking to enforce the original 2008 proposed transaction merger agreement; (b) revising the terms of the original 2008 proposed transaction merger agreement to provide for a merger at a lower price per share; or (c) postponing any further consideration of a going private transaction until the conditions for a sale of us may become more favorable. The special committee discussed the advantages and disadvantages of each option but deferred making a decision until it received an update from Cowen regarding the revised financial projections it had received from our senior management on October 9, 2008 and had a discussion with our senior management regarding the recent changes to our projections. The special committee then discussed the potential willingness of Jefferies and WFF to refinance our indebtedness that may come due in February 2009 if the 2008 proposed transaction was not consummated. The special committee stated that it intended to discuss the proposed back-stop commitment of Jefferies and WFF with certain members of our senior management and with representatives of Jefferies who were invited to join the meeting later in the day.

Later that same day, the special committee and its advisors met with Mr. Fertitta and his advisors and certain members of our senior management in the Houston office of K&S to discuss developments with respect to our recent results of operations and the most recent revised financial projections delivered to the special committee. Mr. Fertitta presented to the special committee his views with respect to the unprecedented crisis in the financial and credit markets and its impact on us. Mr. Fertitta also expressed concern about deterioration in the economy generally and our recent results of operations. Mr. Fertitta stated that our senior management had substantially reduced our projections for our financial performance for the next five years due to the dramatic deterioration in the economy generally and the restaurant and gaming industries particularly, and the likely recession in the U.S. economy that is expected to affect us adversely for the foreseeable future, particularly our gaming business in Las Vegas. Mr. Fertitta noted, in particular, our recent poor results at the Golden Nugget and at one of our key icon restaurant properties, and stated that he expected the downward trend to continue at both locations for the foreseeable future. Mr. Fertitta also noted that we might have to revise our plans of expanding the Golden Nugget due in large part to poor economic conditions which he expected would continue throughout 2009 and the increased competition in Las Vegas that is expected to arrive in late 2009 and early 2010 from the completion of new hotel and casino projects. Mr. Fertitta then informed the special committee that, based on his views of our current financial condition, our revised financial projections and our substantially decreased near- and long-term business prospects, he was willing to acquire us at a revised price of $13.00 per share. The special committee and Cowen then asked Mr. Fertitta various questions regarding his views on our recent results of operations and our revised financial projections, the terms of the acquisition financing for his revised offer and the proposed back-stop commitment from Jefferies and WFF to refinance our indebtedness that may mature in February 2009 in the event that the 2008 proposed transaction does not close. The special committee also asked Mr. Fertitta whether he would increase the amount of the cash equity he had agreed to contribute to the acquisition financing to support a higher per share price in the 2008 proposed transaction. Mr. Fertitta indicated that he would not contribute additional cash equity due to the substantial additional costs associated with the revised acquisition financing that he would bear. After discussion, Mr. Fertitta, representatives from Olshan and Mr. Scheinthal exited the meeting.

The special committee and Cowen then discussed with Mr. Liem the most recent revised financial projections he had prepared. Mr. Liem stated that the material changes in the most recent financial projections reflect our recent lower than expected results of operations at the Golden Nugget and the general downturn in the restaurant industry and declining results of operations of our restaurant division, and the continued downward trend observed in the first weekend of October. Mr. Liem then informed the special committee that he had revised the earlier projections prepared by our senior management based on (i) these downward trends, (ii) the continued downturn in the restaurant and gaming industries, (iii) the worsening general economic conditions and expected recession and (iv) the expected increase in competition in Las Vegas in late 2009 and early 2010, including as a result of aggressive discounting of room rates. The special committee and Cowen then discussed with Mr. Liem the terms of the revised debt financing commitment from Jefferies and WFF to Mr. Fertitta, including the revised financial performance conditions expected to be included in the revised debt financing commitment. The special committee asked Mr. Liem, among other things, about the requirement for delivery of financial information and whether he believed we could meet the financial performance targets Jefferies and WFF set as conditions to their obligation to provide Mr. Fertitta the acquisition financing for the revised offer. Mr. Liem told the special committee that he would work with Jefferies to clarify the requirements for delivery of financial information under the revised debt commitment letter. Mr. Liem also advised the special committee that he believed that we would satisfy the revised financial conditions. The special committee then asked Mr. Liem whether he believed that we could, within the coming months, negotiate an extension of the required redemption date for our 9.5% senior notes or otherwise refinance the $400.0 million of indebtedness that may come due in February 2009 if the holders of our 9.5% senior notes require us to redeem the notes. Mr. Liem stated that he had recently discussed with a representative of certain holders of our 9.5% senior notes the possibility of extending the redemption date for the notes, but that the representative believed that the noteholders would only consider such an extension if the interest rate for the notes was increased to at least 22.0% and that the noteholders would likely require warrants that could potentially dilute substantially the ownership interest of the holders of our common stock. Mr. Liem stated further that, due to the prevailing extraordinary conditions in the financial and credit markets, he did not believe that we had alternative prospects available to us, other than pursuant to the transactions contemplated by the amended 2008 proposed transaction merger agreement, to refinance our indebtedness that may come due in February 2009. After further discussion, Mr. Liem exited the meeting.

Later that same day, representatives from Jefferies met with the special committee and its advisors, Mr. Fertitta and his advisors and members of our senior management team. The Jefferies representatives described to the special committee the terms of the proposed amended debt financing commitment that Jefferies and WFF were currently willing to provide for the revised offer, which included, among other things, (a) $500.0 million of funded debt financing, instead of $520.0 million, (b) revised financial performance targets with respect to our EBITDA for the 12-month period ended November 30, 2008, (c) an extended drop dead date of February 15, 2009 and (d) in the event the 2008 proposed transaction is not consummated, to refinance our revolving credit facility and outstanding 9.5% and 7.5% senior notes. The special committee asked the Jefferies representatives numerous questions regarding the terms and conditions of the proposed revised debt financing commitment, including whether Jefferies and WFF would consider refinancing our revolving credit facility and outstanding 9.5% and 7.5% senior notes if there was not currently pending a going-private transaction with Mr. Fertitta. The Jefferies representatives responded by stating that Jefferies and WFF would not be interested in refinancing our revolving credit facility and outstanding 9.5% and 7.5% senior notes outside the context of a possible going-private transaction with Mr. Fertitta. The special committee expressed its concern about certainty of closing and Jefferies confirmed that Jefferies and WFF would be willing to modify the terms of the amended debt commitment letter to provide additional closing certainty. Jefferies advised the special committee that, as a result of the tremendous instability in the credit markets, the proposal of Jefferies and WFF to provide the acquisition financing for the revised offer from Mr. Fertitta and to provide a back-stop commitment to refinance our indebtedness that may mature in February 2009 would expire unless the parties reached an agreement in principle on a revised transaction by the end of the business day. After further discussion, the Jefferies representatives, the Olshan representatives and Messrs. Fertitta, Scheinthal and Liem exited the meeting.

After the meeting with the Jefferies representatives and Mr. Fertitta and his advisors, the special committee, K&S and Cowen discussed the information presented to it by Messrs. Fertitta and Liem and the Jefferies representatives. Cowen also discussed with the special committee the projected sources and uses of funds in connection with Mr. Fertitta’s revised offer, including the funds to be provided under the revised Jefferies and WFF debt financing commitment of $500.0 million of funded indebtedness. The special committee discussed the fact that Mr. Fertitta had said he was unable and unwilling to provide additional equity to support a transaction at a higher price. The special committee then discussed the key issues presented in the draft amendment to the original 2008 proposed transaction merger agreement delivered by Mr. Fertitta and how to resolve the open issues. The key open issues discussed included: (a) whether to further revise the definition of “material adverse effect” in the original 2008 proposed transaction merger agreement to exclude specific events known by the parties that had occurred; (b) whether to extend the go-shop period to 30 days from the 15 days initially proposed by Fertitta Holdings; (c) whether to require Mr. Fertitta to agree not to purchase shares of our common stock in the open market; (d) whether to condition the stockholder approval of the amended 2008 proposed transaction on the approval of a majority of the disinterested shares; and (e) whether to remove the condition to Mr. Fertitta’s obligation to close the amended 2008 proposed transaction that the financial performance conditions to the debt financing be satisfied or waived. The Cowen representatives then exited the meeting

The special committee then reviewed again the options under consideration. The special committee discussed the unprecedented crisis in the financial and credit markets and the potential impact of the crisis on us generally and the potential impact of the crisis on our ability to refinance our indebtedness that may mature in February 2009 in the event that the 2008 proposed transaction did not close. The special committee reviewed again the information provided by Mr. Fertitta and his advisors on Mr. Fertitta’s efforts to close the acquisition financing under the Jefferies and WFF debt commitment letter for the 2008 proposed transaction under the original 2008 proposed transaction merger agreement and his efforts to secure alternative financing for the 2008 proposed transaction under the original 2008 proposed transaction merger agreement. The special committee reviewed again the definition of “material adverse effect” in the original 2008 proposed transaction merger agreement and Mr. Fertitta’s belief that Jefferies and WFF would claim that a material adverse effect had occurred which would excuse Jefferies and WFF from closing the acquisition financing for the 2008 proposed transaction under the original 2008 proposed transaction merger agreement and permit Mr. Fertitta to terminate the original 2008 proposed transaction merger agreement. The special committee also discussed: (a) the fact that, in light of prevailing credit market conditions, Jefferies and WFF had not proceeded to finalize with Mr. Fertitta the credit documentation for the acquisition financing under the initial Jefferies and WFF debt commitment letter for the 2008 proposed transaction under the original 2008 proposed transaction merger agreement; (b) the fact that the existing debt commitment letter of Jefferies and WFF for the 2008 proposed transaction under the original 2008 proposed transaction merger agreement contains a number of closing conditions and that we may be unable to satisfy all of them, which would excuse Jefferies and WFF from funding the acquisition financing for the 2008 proposed transaction under the original 2008 proposed transaction merger agreement; (c) whether Mr. Fertitta would be required to pay us a termination fee in the event of a termination of the original 2008 proposed transaction merger agreement and, if so, the prospects of efforts to enforce the termination fee in the original 2008 proposed transaction merger agreement and the effects of a lawsuit to recover that fee from Fertitta Holdings or Mr. Fertitta in light of the other significant challenges we faced; and (d) the information obtained by Mr. Chadwick that holders of our 9.5% senior notes would likely exercise their right to require us to redeem the notes in February 2009. The special committee noted the $8.44 per share closing price of our common stock on October 9th and that Mr. Fertitta’s $13.00 per share offer represented a premium of approximately 54% over that price. The special committee also discussed the comments from representatives of Jefferies that the offer of Jefferies and WFF to provide acquisition financing for the revised offer from Mr. Fertitta would expire at the end of the day.

After further discussion, the special committee concluded that it was in the best interests of us and our unaffiliated stockholders to amend the original 2008 proposed transaction merger agreement to provide for a 2008 proposed transaction at a revised offer price. In doing so, the special committee took into account its duty with respect to the price per share to be paid for us and discussed the process by which it would negotiate with Mr. Fertitta to increase his offer price.

Later that same day, representatives of K&S met with representatives of Olshan to discuss the terms of the amendment to the original 2008 proposed transaction merger agreement, and the special committee met with Mr. Fertitta to discuss Mr. Fertitta’s revised offer price of $13.00 per share. After meeting with Mr. Fertitta, the special committee met with the Jefferies representatives to discuss further the terms of the revised debt commitment letter of Jefferies and WFF.

After these meetings, the special committee met to discuss the negotiations with Olshan and Mr. Fertitta regarding the revised offer price and the draft amendment to the original 2008 proposed transaction merger agreement. The special committee advised that it had demanded Mr. Fertitta to increase his revised offer price to $14.00 per share and, after negotiation with Mr. Fertitta, he agreed to increase his revised offer price to $13.50 per share and that the Jefferies representatives had stated that they would continue to work with Mr. Fertitta to deliver a revised debt commitment letter to support a transaction at this price. K&S then updated the special committee regarding the negotiations with Olshan on the draft amendment to the original 2008 proposed transaction merger agreement and informed the special committee that Mr. Fertitta would not agree to refrain from purchasing shares of our common stock in the open market. K&S and the special committee then discussed the key outstanding issues under the draft amendment to the original 2008 proposed transaction merger agreement, including: (a) whether to conform the revised definition of “material adverse effect” in the amendment to the original 2008 proposed transaction merger agreement to the definition of such term in the revised debt commitment letter; (b) whether to condition the stockholder approval of the amended 2008 proposed transaction on the approval of a majority of the disinterested shares; (c) whether to reduce the $24.0 million reverse termination fee Fertitta Holdings would be required to pay us if all of Fertitta Holdings’ and Fertitta Acquisition’s conditions to consummate the amended 2008 proposed transaction have been satisfied or waived and Fertitta Holdings fails to pay the amended 2008 proposed transaction consideration; and (d) whether to remove the condition to Fertitta Holdings’ obligation to close the amended 2008 proposed transaction that the financial performance conditions to the amended debt commitment letter be satisfied or waived. The special committee discussed how to resolve the key outstanding issues under the amendment to the original 2008 proposed transaction merger agreement and K&S continued negotiations with Olshan on the amendment to the original 2008 proposed transaction merger agreement.

After negotiations with Olshan, K&S reported to the special committee a proposed resolution of all outstanding issues under the draft amendment to the original 2008 proposed transaction merger agreement, as follows: (a) the revised definition of “material adverse effect” in the amendment to the original 2008 proposed transaction merger agreement would be conformed to the revised definition of such term in the amended Jefferies and WFF debt commitment letter; (b) the stockholder approval of the amended 2008 proposed transaction would not be conditioned on the approval of a majority of the disinterested shares; (c) the additional go-shop period would be 30 days; (d) the $24.0 million reverse termination fee payable by Fertitta Holdings to us would be reduced to $15.0 million, reflecting the reduced transaction price and termination fee payable by us; (e) Fertitta Holdings’ obligation to close the amended 2008 proposed transaction would be conditioned on the satisfaction or waiver of the financial performance conditions to the amended debt commitment letter so long as the debt commitment letter was revised as discussed to increase closing certainty; (f) shares of our common stock acquired by Mr. Fertitta after June 16, 2008 will be counted towards determining the presence of a quorum at the stockholders meeting called for the purpose of considering the 2008 proposed transaction, but will not be counted towards determining whether the 2008 proposed transaction has been adopted by the required stockholder vote; and (g) if the 2008 proposed transaction merger agreement is terminated so that we may pursue a competing acquisition proposal, then the special committee may vote all shares of our common stock acquired by Mr. Fertitta after June 16, 2008 in favor of such competing acquisition proposal at the stockholders meeting called for the purpose of considering such competing acquisition proposal.

On October 13, 2008, the special committee held a telephonic meeting in anticipation that the amendment to the original 2008 proposed transaction merger agreement and the amended debt commitment letter would be finalized that day. Cowen then delivered to the special committee its financial analysis of the proposed transaction with Mr. Fertitta and responded to questions from the special committee. A copy of the full presentation dated October 13, 2008 that Cowen prepared for the special committee is filed as Exhibit 99.1(c)(6) to the Schedule 13E-3 filed with the SEC in connection with the 2008 proposed transaction and is available for inspection and copying at our principal executive offices during our regular business hours by an interested equity security holder or a representative who has been so designated in writing. After discussion, the special committee asked Cowen to deliver its fairness opinion. Cowen then delivered its oral opinion, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions set forth therein, as of October 13, 2008, the date of the opinion, the merger consideration of $13.50 per share to be received pursuant to the 2008 proposed transaction merger agreement by the holders of our common stock was fair, from a financial point of view, to such holders, other than Mr. Fertitta and any other holders who will become affiliates of, or direct or indirect investors in, Fertitta Holdings or Fertitta Acquisition.

From October 13 through October 17, 2008, Mr. Fertitta and his advisors worked with Jefferies and WFF to finalize the amended debt commitment letter. On October 17, 2008, the amendment to the original 2008 proposed transaction merger agreement was finalized by conforming the definition of “material adverse effect” in the amendment to the original 2008 proposed transaction merger agreement to the definition of such term in the Jefferies and WFF amended debt commitment letter.

On October 18, 2008, the special committee held a telephonic meeting. During this meeting, K&S reported that all outstanding issues under the amendment to the original 2008 proposed transaction merger agreement and the debt commitment letter had been resolved consistently with the discussions of the special committee and provided to the special committee a summary of the key terms of the amendment to the original 2008 proposed transaction merger agreement and the amendment to the debt commitment letter. The special committee discussed the terms of the 2008 proposed transaction, including questions relating to the proposed changes to the amendment to the original 2008 proposed transaction merger agreement and the amendment to the debt commitment letter to enhance the certainty of closing as previously discussed by the special committee. K&S confirmed that Mr. Fertitta, Jefferies and WFF had agreed to modify the definition of material adverse effect as directed by the special committee to exclude any facts known to Mr. Fertitta, Jefferies or WFF as of the effective date of the amendments to the original 2008 proposed transaction merger agreement and the debt commitment letter. The amended debt commitment letter also provided that in the event that the 2008 proposed transaction was abandoned or terminated by February 2009, Jefferies would provide alternate financing necessary for us to refinance the 9.5% senior notes that may be redeemed at the end of February 2009. K&S also confirmed that the EBITDA conditions in the debt commitment letter had been revised as directed by the special committee so that as a condition to the lenders’ obligation to fund the acquisition financing for the going private transaction the EBITDA for our restaurant business and the gaming business for the twelve months ended September 30, 2008 would have to equal or exceed $127.5 million and $58.5 million, respectively, and the EBITDA for our restaurant business and the gaming business for the twelve months ended November 30, 2008 would have to equal or exceed $126.5 million and $57.5 million, respectively. K&S also confirmed that the EBITDA condition in the amended debt commitment letter for the back-stop refinancing of our indebtedness which may mature in February 2009 had been revised as discussed by the special committee so that, as a condition to the lenders’ obligation to refinance our indebtedness, the EBITDA for our restaurant business for the twelve months ended November 30, 2008 would have to equal or exceed $117.5 million.

Cowen then delivered to the special committee its updated financial analysis of the proposed transaction with Mr. Fertitta and responded to questions from the special committee. A copy of the full presentation dated October 18, 2008 that Cowen prepared for the special committee is filed as Exhibit 99.1(c)(7) to the Schedule 13E-3 filed with the SEC in connection with the 2008 proposed transaction and is available for inspection and copying at our principal executive offices during our regular business hours by an interested equity security holder or a representative who has been so designated in writing. After discussion, the special committee asked Cowen to deliver its fairness opinion. Cowen then delivered its oral opinion, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions set forth therein, as of October 18, 2008, the date of the opinion, the merger consideration of $13.50 per share to be received pursuant to the amended 2008 proposed transaction merger agreement by the holders of our common stock was fair, from a financial point of view, to such holders, other than Mr. Fertitta and any other holders who will become affiliates of, or direct or indirect investors in, Fertitta Holdings or Fertitta Acquisition. The Cowen representatives then exited the meeting.

The special committee then discussed, among other things, Cowen’s presentation as well as the positive factors and potential benefits of the amended 2008 proposed transaction merger agreement with Mr. Fertitta, and the risks and potentially negative factors relating to the amended 2008 proposed transaction merger agreement.

Mr. Chadwick then summarized for the special committee the options considered by the special committee in connection with the discussions with Mr. Fertitta about the original 2008 proposed transaction merger agreement and his proposal to revise its terms, including: (i) the option of seeking to enforce the original 2008 proposed transaction merger agreement; (ii) the option of revising the terms of the original 2008 proposed transaction merger agreement with Mr. Fertitta as discussed to provide for a merger at $13.50 per share; and (iii) the option of postponing further consideration of a going private transaction until conditions for a sale of us may be more favorable. The special committee again discussed the advantages and disadvantages of each option. The special committee concluded that taking into account all factors considered by the special committee, the special committee believed that it was in the best interests of our unaffiliated stockholders for the special committee to recommend to our board of directors a revised transaction with Mr. Fertitta at $13.50 per share.

Prior to taking any action, Mr. Chadwick asked each member of the special committee to confirm whether or not anything had occurred that might pose potential conflicts or that would cause the member to question whether he could act independently with respect to the proposed transaction with Mr. Fertitta. Each member of the special committee reported that nothing had occurred and that he did not have any conflict of interest and that he remained independent for purposes of serving on the special committee.

Mr. Chadwick then reviewed with the special committee the proposed resolutions to be adopted by the special committee in connection with the revised transaction with Mr. Fertitta. Each member confirmed that he had received and reviewed the resolutions. After discussion, the special committee agreed that prior to recommending a revised transaction with Mr. Fertitta at $13.50 per share, the special committee would ask Mr. Liem to confirm again in the meeting of our board of directors that, based on our most recent financial projections, he believed that we would satisfy the EBITDA conditions for the acquisition financing and for the refinancing set forth in the amended debt commitment letter of Jefferies and WFF.

After further discussion, the special committee resolved unanimously that, upon receiving Mr. Liem’s confirmation that he believes that we will meet the financial performance conditions under the amended Jefferies and WFF debt financing commitment letter, the amended 2008 proposed transaction merger agreement and the 2008 proposed transaction were fair to, advisable and in the best interests of us and our stockholders, other than Fertitta Holdings, Fertitta Acquisition, Mr. Fertitta and their respective affiliates. The special committee also unanimously recommended, subject to receiving Mr. Liem’s confirmation, that our board of directors approve and adopt the amended 2008 proposed transaction merger agreement and the amended 2008 proposed transaction and that our board of directors recommend that our stockholders approve the amended 2008 proposed transaction merger agreement and the 2008 proposed transaction.

Following the special committee meeting, our board of directors held a telephonic meeting. At this meeting, Mr. Chadwick, as chairman of the special committee, reviewed the findings and recommendation of the special committee. Mr. Chadwick asked Mr. Liem, who was present at the meeting, whether he believed we would meet the financial performance conditions under the Jefferies and WFF amended debt financing commitment letter. Mr. Liem confirmed that he believed that we would. Mr. Chadwick then presented the special committee’s recommendation that our board of directors approve and adopt the amended 2008 proposed transaction merger agreement and the 2008 proposed transaction and that our board of directors recommend that our stockholders approve the amended 2008 proposed transaction merger agreement and the 2008 proposed transaction. After discussion, our board of directors, with Mr. Fertitta taking no part in the meeting discussion or vote, unanimously (i) determined that the amended 2008 proposed transaction merger agreement and the 2008 proposed transaction were fair to, advisable and in the best interest of us and our stockholders, other than Fertitta Holdings, Fertitta Acquisition, Mr. Fertitta and their respective affiliates, (ii) approved and adopted the amended 2008 proposed transaction merger agreement and the 2008 proposed transaction and (iii) recommended approval of the amended 2008 proposed transaction merger agreement to our stockholders.

Shortly following the meeting, Fertitta Holdings delivered definitive amended equity and debt commitments to the special committee and its advisors, representatives of K&S and Olshan completed negotiations regarding certain minor details on the amended 2008 proposed transaction merger agreement, and the amended 2008 proposed transaction merger agreement was executed. We issued a press release later that same day announcing the amended transaction.

On October 20, 2008, pursuant to the solicitation provisions set forth in the amended 2008 proposed transaction merger agreement, Cowen, at the direction and on behalf of the special committee, began contacting the parties it had previously identified and discussed with the special committee during the 2008 first go-shop period as being potential acquirers of us.

The special committee conducted the second 2008 proposed transaction go-shop period (the “2008 second go-shop period”) using substantially the same process and protocol it used for the 2008 first go-shop period. During the 2008 second go-shop period, Cowen contacted, on behalf of the special committee, a total of 47 parties, which consisted of the same 38 potential financial sponsors and 9 potential strategic acquirers contacted during the 2008 first go-shop period. One of the parties contacted expressed a potential interest in acquiring only our restaurant division. The special committee discussed the possible sale of our restaurant division, including the potential advantages and disadvantages to us and our stockholders of such a transaction, and determined that a sale of our restaurant division in a separate transaction would not be in the best interest of our stockholders. None of the other parties contacted during the 2008 second go-shop period expressed an interest during this go-shop period in receiving our confidential information memorandum or submitted to the special committee an indication of interest in making a competing proposal to acquire us.

Certain parties contacted during the 2008 second go-shop period expressed that the $13.50 per share offer price, our capital structure and the current macroeconomic environment for restaurants and casinos were major factors in determining not to submit an indication of interest or otherwise participate in the go-shop process. The 2008 second go-shop period ended at 11:59 p.m. (New York time) on November 17, 2008 and, at that time, the special committee was not engaged in ongoing discussions with any parties with respect to a competing proposal to acquire us.

Throughout the 2008 second go-shop period, the special committee’s advisors and members of the special committee had periodic discussions regarding the solicitation process.

On December 4, 2008, the record date to determine the stockholders entitled to vote on the 2008 proposed transaction was set at December 15, 2008.

On January 11, 2009, the amended 2008 proposed transaction merger agreement among us, Fertitta Holdings and Fertitta Acquisition was terminated. In connection with the proxy statement required to be provided to our stockholders voting on the 2008 proposed transaction, we were required by federal securities laws to disclose certain information from the amended debt financing commitment letter issued by Jefferies and Wells Fargo Capital Finance, LLC (formerly known as Wells Fargo Foothill) to Fertitta Holdings, Fertitta Acquisition and us about the proposed financing for the 2008 proposed transaction and for the alternative financing (in the event the 2008 proposed transaction did not occur). The commitment letter issued by Jefferies and Wells Fargo Capital Finance, LLC required that such information not be disclosed and be kept confidential. Jefferies and Wells Fargo Capital Finance, LLC advised Fertitta Holdings, Fertitta Acquisition and us that disclosure of the confidential information would be in violation of the terms of the commitment letter and would result in Jefferies and Wells Fargo Capital Finance, LLC terminating their commitments for both the 2008 proposed transaction and the alternative financing. If Jefferies and Wells Fargo Capital Finance, LLC had pulled their commitments, there would not have been financing available for the 2008 proposed transaction, and we would have lost our alternative financing commitment. However, if the 2008 proposed transaction merger agreement was terminated, no proxy statement would be required to be distributed to stockholders, which would allow us to preserve the confidentiality of the terms of the alternative financing until the final terms were decided. Given the economic environment and our need to refinance our existing approximately $400 million in senior notes, we informed Mr. Fertitta that we were not prepared to risk losing our alternative financing commitment and were therefore unable to comply with a condition of the 2008 proposed transaction merger agreement which required distribution of a proxy statement to our stockholders to vote on the adoption of the 2008 proposed transaction proposal. As a result of our inability to provide a proxy statement to our stockholders, we informed Mr. Fertitta that we would be unable to consummate the 2008 proposed transaction. Mr. Fertitta and the special committee met and agreed that due to the foregoing, it was in the best interests of us and our stockholders to terminate the 2008 proposed transaction. As a result of our decision to terminate the 2008 proposed transaction merger agreement, neither Fertitta nor we were obligated to make any payments to each other.

Pursuant to the Cowen engagement letter, Cowen was entitled to receive a transaction fee of approximately $2.4 million, portions of which became payable upon execution of Cowen’s engagement letter, upon Cowen’s first presentation to the special committee of its analysis of various strategic alternatives available to us and upon Cowen’s notification to the special committee that it was prepared to render its opinion, and a portion (approximately $1.3 million) of which was contingent upon consummation of the 2008 proposed transaction. Pursuant to an amendment to the engagement letter, Cowen also became entitled to receive an additional fee in the amount of $1 million that became payable upon Cowen’s notification to the special committee that it was prepared to render its opinion dated October 13, 2008. Additionally, the special committee agreed to reimburse Cowen for its out-of-pocket expenses, including attorneys’ fees, and agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Cowen, which are customary in transactions of this nature, were negotiated at arm’s length between the special committee and Cowen, and the special committee was aware of the arrangement, including the fact that a significant portion of the fee payable to Cowen was contingent upon the completion of the 2008 proposed transaction. Cowen will also receive a fee in the amount of approximately $300,000 upon completion of the current merger transaction.

On February 13, 2009, we announced the closing of a new $510 million financing, which included an offering of approximately $295.0 million in aggregate principal amount of 14% senior secured notes due 2011 and an approximately $215.0 million amended and restated senior secured credit facility consisting of a $50 million revolving credit line and a $165.6 million term loan. Gross proceeds from the 14% notes and senior credit facility, together with our cash on hand, were used to pay our former $400 million in senior notes as well as transaction fees and expenses. These notes and the credit facility were refinanced in November 2009.

The Current Transaction

On August 14, 2009, our board of directors held a telephonic meeting with a representative from Haynes and Boone also participating. During this meeting, Mr. Fertitta stated that in view of the market conditions relating to the casual dining and gaming industries he believed we should consider exploring strategic alternatives. He further stated that there was a possibility that he would propose a going-private transaction and for this reason he did not believe it was appropriate for him to be involved in any such discussion of strategic alternatives. Our board of directors (without Mr. Fertitta participating) then determined that a special committee should be formed to review strategic alternatives and such committee should be empowered to retain counsel, financial advisors and such other consultants as the special committee may deem appropriate or necessary in conducting a review of strategic alternatives. Our board of directors unanimously resolved (without Mr. Fertitta voting) to establish a special committee composed of two of our outside, non-employee directors and delegated to the special committee the exclusive power and authority to, among other things, (1) review and evaluate strategic alternatives for us and determine the advisability of entering into one or more transactions in connection therewith, which may include, but not be limited to: refinancing or restructuring our debt or the debt of one of our subsidiaries, the Golden Nugget, Inc.; selling various product lines or concepts; spinning off various product lines or concepts; or selling us entirely, (2) solicit proposals from third parties in connection therewith, (3) negotiate with third parties with respect to the terms and conditions of any proposed transaction, (4) should any new proposal be made by one of our affiliates, review, evaluate, negotiate and determine whether the terms and conditions of the proposed transaction are no less favorable to us than those that could be obtained in arm’s length dealings with a person who is not one of our affiliates, (5) determine whether any proposed transaction is fair to, and in the best interests of, us and all of our stockholders, and (6) recommend to the board of directors what action, if any, should be taken by us with respect to any proposal or strategic alternative. After discussion, our board of directors appointed Michael Chadwick and Kenneth Brimmer to serve on the special committee.

On August 18, 2009, the special committee met with representatives of several law firms, including Cadwalader, Wickersham & Taft LLP (“Cadwalader”), to discuss their serving as counsel to the special committee. After discussion, the special committee determined to retain Cadwalader as its legal counsel.

On August 20, 2009 and August 25, 2009, the special committee held a total of three telephonic meetings with a representative from Cadwalader in attendance at each of these meetings. During these meetings, the special committee interviewed representatives from three investment banks to discuss such investment banks serving as financial advisor to the special committee. The representatives from the investment banks discussed their respective qualifications, experience in advising special committees in connection with similar transactions and their experience in and perspectives on the restaurant and gaming industries. The special committee asked questions regarding, among other things, their firms’ qualifications and their relationships with us, Mr. Fertitta and others that might pose potential conflicts of interest or affect the ability of their firms to serve as independent financial advisor to the special committee. Each investment bank also made a proposal to the special committee regarding its fees and the other terms of its engagement.

On August 26, 2009, the special committee determined to retain Moelis as its financial advisor.

On September 4, 2009, the special committee received a letter from Mr. Fertitta expressing his desire to enter into formal discussions with the special committee regarding a going-private transaction and a related tax-free split-off of our wholly-owned subsidiary, Saltgrass, Inc. (“Saltgrass”) in which Mr. Fertitta would acquire all of the shares of our common stock that he did not currently own and our stockholders, including Mr. Fertitta, would receive shares of Saltgrass in exchange for their shares of our common stock. In the transaction, our stockholders other than Mr. Fertitta would receive a greater percentage of shares of Saltgrass than would Mr. Fertitta. Mr. Fertitta’s letter stated that Saltgrass would be a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and would be listed for trading on a national securities exchange as of the closing of the transaction. Mr. Fertitta further indicated that he would be willing to have approval of the transaction conditioned on the affirmative vote of the holders of a majority of our common stock not owned by him. Mr. Fertitta also noted as part of the transaction that he anticipated we would refinance our outstanding debt and Saltgrass would have stand-alone debt at an appropriate level with terms supportive of higher unit growth.

On September 8, 2009, the special committee held a telephonic meeting with representatives from Cadwalader and Moelis in attendance. At the meeting, the special committee discussed the letter sent by Mr. Fertitta concerning the proposed going-private transaction and related tax-free split-off of Saltgrass. The participants agreed that it would be appropriate for the special committee to advise Mr. Fertitta that the special committee had received the letter and that the special committee would not be in a position to evaluate and make any recommendations regarding any transaction described in the letter until such time that it had had the opportunity to explore alternative proposals. The participants discussed the process of exploring strategic alternatives. The representatives from Moelis confirmed their plan to proceed with a review of our financial condition in order to assist the special committee in evaluating proposals for strategic alternatives.

On September 9, 2009, Mr. Brimmer sent a letter to Mr. Fertitta stating that the special committee would need more detailed information on his proposal and that the special committee would not make any recommendations regarding his proposal until such time as it has had the opportunity to explore alternative proposals and concluded that Mr. Fertitta’s proposal is superior to any other proposal and in the best interests of us and our stockholders.

On September 15, 2009, Mr. Fertitta provided additional material to the special committee concerning the proposed going-private transaction and related tax-free split-off of Saltgrass. Under the terms of the proposal, our common stock not held by Mr. Fertitta would be cancelled and converted into the right to receive 66.1% of the shares of Saltgrass. Our common stock held by Mr. Fertitta would be cancelled and converted into the right to receive 33.9% of the shares of Saltgrass. Mr. Fertitta would acquire sole control of us through the merger of us with and into a newly formed, wholly-owned entity of Mr. Fertitta. Saltgrass would be a reporting company under the Exchange Act and would be listed for trading on a national securities exchange as of the closing of the transaction. Saltgrass’ board of directors would consist of a majority of independent directors. We would provide Saltgrass with general, administrative and support services at an initial cost of 4% of revenue for a guaranteed period of at least three years. The merger agreement would require the approval of our stockholders and Mr. Fertitta indicated a willingness to have the merger conditioned on the affirmative vote of the holders of a majority of our common stock not owned by him.

On September 16, 2009, the special committee held a telephonic meeting with representatives from Cadwalader and Moelis in attendance. At the meeting, the special committee and the representatives from Moelis discussed its process for exploring strategic alternatives, including any proposals from Mr. Fertitta. After discussion, the special committee determined that the review of all strategic alternatives should continue to be conducted concurrently with any discussions with Mr. Fertitta regarding a potential transaction.

On September 21, 2009, the special committee held a telephonic meeting with representatives from Cadwalader and Moelis in attendance. At the meeting, the representatives from Moelis discussed with the special committee Mr. Fertitta’s proposal. The special committee directed Moelis to begin the process of contacting third parties that might be interested in pursuing a transaction with us.

On September 29, 2009, Mr. Fertitta’s legal advisor, Olshan, sent to Cadwalader an initial draft of a merger agreement for the going-private transaction and related tax-free split-off of Saltgrass.

On October 7, 2009, the special committee held a meeting at Moelis’ New York offices with representatives from Cadwalader and Moelis in attendance. At the meeting, the special committee noted that Mr. Fertitta had requested a meeting that afternoon. It was agreed that the special committee and its advisors would meet with Mr. Fertitta and explain that the review of all strategic alternatives, including Mr. Fertitta’s proposal, was ongoing. The representatives from Moelis then discussed with the special committee various strategic alternatives for us. The representatives from Moelis reviewed with the special committee a list of over 80 potential buyers they were contacting as part of the strategic alternative process, which potential buyers included financial investors and strategic buyers as well as certain individual investors. The representatives from Moelis informed the special committee that initial contact had been made with 44 potential buyers. The representatives from Moelis then discussed with the special committee strategic alternatives we could pursue, which included maintaining the status quo, pursuing acquisitions, pursuing selected asset sales/spin offs, conducting a stand-alone restructuring of certain assets, engaging in a stock or cash merger with a strategic or financial party or pursuing Mr. Fertitta’s proposal. The representatives from Moelis responded to all questions raised by the special committee with respect to these potential alternatives.

In the afternoon of October 7, 2009, the special committee, together with representatives of Moelis and Cadwalader, met at Moelis’ New York offices with Mr. Fertitta and representatives from Jefferies & Company and Olshan. At the meeting, the special committee informed Mr. Fertitta that it was proceeding with its review of strategic alternatives and continuing in its review of Mr. Fertitta’s proposal, and that the special committee wanted to further review potential strategic alternatives before engaging in discussions regarding Mr. Fertitta’s proposal.

On October 15, 2009, the special committee held a telephonic meeting with representatives from Cadwalader and Moelis in attendance. At the meeting, the representatives from Moelis updated the special committee on discussions they had had with Jefferies & Company concerning Mr. Fertitta’s proposal, which discussions had included valuation, timing, financing and diligence topics. In addition, the representatives from Moelis informed the special committee that in connection with the review of strategic alternatives, six confidentiality agreements had been signed with potential buyers and an additional 10 confidentiality agreements had been delivered for execution to interested parties. A confidential information memorandum had been provided to each potential buyer that had signed a confidentiality agreement. The representatives from Moelis informed the special committee that they were continuing to contact potential buyers. A representative from Cadwalader informed the special committee that he had been in touch with Olshan regarding tax issues and that Cadwalader was preparing a mark-up of the Saltgrass merger agreement. It was agreed that the representatives from Moelis would follow up with Jefferies & Company and Mr. Fertitta on remaining diligence items and that Moelis would continue its discussions with Jefferies & Company regarding valuation.

On October 19, 2009, the special committee held a telephonic meeting with representatives from Cadwalader and Moelis in attendance. At the meeting, the representatives from Moelis updated the special committee on their diligence efforts and noted that additional information had been provided and that Mr. Fertitta and his advisors were in the process of gathering further requested information for them. The representatives from Moelis informed the special committee that in connection with the consideration of strategic alternatives, eight confidentiality agreements had been signed with potential buyers and an additional eight confidentiality agreements had been delivered for execution to interested parties. A confidential information memorandum had been provided to each potential buyer that had signed a confidentiality agreement. The representatives from Moelis stated that they would continue to contact potential buyers. A representative from Cadwalader noted that a mark-up of the Saltgrass merger agreement would be sent to Mr. Fertitta the following day. The special committee discussed next steps and agreed that the representatives from Moelis should contact Mr. Fertitta and his advisors and inform them that, based on the information provided to the special committee to date, the special committee believed that the proposal submitted on September 15, 2009 was not adequate.

On October 20, 2009, Cadwalader sent a mark-up of the Saltgrass merger agreement to Olshan.

On October 21, 2009, Moelis conveyed to Mr. Fertitta the special committee’s views as to why the Saltgrass proposal submitted on September 15, 2009 was inadequate, including: the transition services agreement for general, administrative and support expenses for Saltgrass at an initial cost of 4% of revenue was less than Saltgrass would have to pay an unaffiliated third party for these services and, accordingly, the expiration of this agreement could negatively impact Saltgrass’ shares; the identified CEO of Saltgrass did not have public company experience; a CFO had not yet been identified; the projected unit growth was uncertain given Saltgrass’ recent history; the proposed Saltgrass indebtedness could constrain future growth; and Saltgrass faced a difficult operating environment. Thereafter, on October 21, 2009, the special committee sent a letter to Mr. Fertitta rejecting the Saltgrass proposal as inadequate.

On October 22, 2009, the special committee received a letter from Mr. Fertitta regarding an all cash transaction at a price of $13.00 per share for each share of our common stock not owned by Mr. Fertitta. In his letter, Mr. Fertitta indicated that the all cash transaction was subject to obtaining necessary financing and that he was highly confident that such financing could be arranged. Mr. Fertitta made this proposal at this time so that all parties could benefit from the current favorable environment for debt financing and because, in the absence of this transaction, the current effects of the economy on the casual dining and gaming industries might inhibit us from accessing the public capital markets for the foreseeable future. Later that evening, Olshan sent to Cadwalader a revised merger agreement reflecting an all cash transaction.

On October 23, 2009, the special committee held a telephonic meeting with representatives from Cadwalader and Moelis in attendance. At the meeting, the representatives from Moelis discussed with the special committee Mr. Fertitta’s all cash proposal. The representatives from Moelis informed the special committee that in connection with the consideration of strategic alternatives, nine confidentiality agreements had been signed with interested parties and the special committee authorized the representatives from Moelis to distribute process letters to potential buyers the following week. It was agreed that the representatives from Moelis should continue their analysis of Mr. Fertitta’s all cash proposal.

On October 23, 2009, we received from Jefferies & Company a letter confirming that, subject to customary conditions, it was highly confident of its ability to arrange the debt financing necessary to refinance a portion of our existing indebtedness and consummate, together with an equity contribution from Mr. Fertitta, the proposed all-cash transaction.

On October 27, 2009, the special committee held a meeting at Moelis’ New York offices with representatives from Cadwalader and Moelis in attendance. The representatives from Moelis stated that they had reviewed and were continuing to review Mr. Fertitta’s proposed all cash transaction at a price of $13.00 per share. In addition, the representatives from Moelis noted that the special committee received the highly confident letter from Jefferies & Company on October 23, 2009. The representatives from Moelis informed the special committee that in connection with the consideration of strategic alternatives, 10 confidentiality agreements had been signed with interested parties and an additional 17 confidentiality agreements had been delivered for execution to interested parties. The representatives from Moelis also discussed with the special committee Mr. Fertitta’s all cash transaction at a price of $13.00 per share. The special committee noted that Mr. Fertitta had requested a meeting that afternoon. It was agreed that the members of the special committee and their advisors would meet with Mr. Fertitta to discuss Mr. Fertitta’s most recent proposal.

In the afternoon of October 27, 2009, the special committee, together with representatives of Moelis and Cadwalader, met at Moelis’ New York offices with Mr. Fertitta and representatives from Jefferies & Company and Olshan to discuss Mr. Fertitta’s all cash transaction at a price of $13.00 per share. The parties agreed to meet the next day to continue discussions.

In the morning of October 28, 2009, the special committee held a meeting at Moelis’ New York offices with representatives from Cadwalader and Moelis in attendance. At the meeting, the representatives from Moelis discussed with members of the special committee Mr. Fertitta’s all cash transaction at a price of $13.00 per share. After discussion, the special committee agreed that it should adjourn and meet again with Mr. Fertitta and reject Mr. Fertitta’s proposed $13.00 per share all cash transaction as inadequate.

Later in the morning of October 28, 2009, the special committee, together with representatives of Moelis and Cadwalader, met at Moelis’ New York offices with Mr. Fertitta and representatives from Jefferies & Company and Olshan. At the meeting, the special committee informed Mr. Fertitta that it was rejecting Mr. Fertitta’s proposed $13.00 per share all cash transaction as inadequate. In response to the special committee’s rejection of his $13.00 cash proposal, Mr. Fertitta offered to increase the all cash transaction to $13.75 per share. He also said he was prepared to move forward, as an alternative, with the Saltgrass transaction previously proposed with indebtedness of the Saltgrass entity reduced from $90 million to $80 million and Mr. Fertitta’s equity position in the Saltgrass entity reduced from 33.9% to 27.5%.

At midday on October 28, 2009, the special committee reconvened its meeting with representatives from Cadwalader and Moelis in attendance. The representatives from Moelis discussed with the special committee their preliminary view of Mr. Fertitta’s counteroffers and responded to several questions from the special committee. After discussion, the special committee determined to reject Mr. Fertitta’s revised proposal as inadequate. The special committee adjourned the meeting.

The representatives from Moelis then conveyed to Jefferies & Company that the special committee was rejecting Mr. Fertitta’s revised proposal as inadequate. In response to this rejection, Mr. Fertitta increased the price of his all cash transaction to $14.00 per share.

In the afternoon of October 28, 2009, the special committee reconvened its meeting with representatives from Cadwalader and Moelis in attendance. The representatives from Moelis discussed with the special committee their preliminary view of Mr. Fertitta’s counteroffer and responded to several questions from the special committee. After discussion, the special committee determined to reject Mr. Fertitta’s offer of an all cash transaction at $14.00 per share as inadequate. The special committee adjourned the meeting.

The special committee then conveyed to Mr. Fertitta that it was rejecting the all cash transaction at $14.00 per share as inadequate. In response to this rejection, Mr. Fertitta increased the price of his all cash transaction to $14.25 per share.

Later in the afternoon of October 28, 2009, the special committee reconvened its meeting with representatives from Cadwalader and Moelis in attendance. The representatives from Moelis discussed with the special committee their preliminary view of Mr. Fertitta’s counteroffer and responded to several questions from the special committee. After discussion, the special committee determined to reject Mr. Fertitta’s offer of an all cash transaction at $14.25 per share as inadequate. The special committee adjourned the meeting.

A representative from Cadwalader then met with Mr. Fertitta and informed Mr. Fertitta that the special committee was rejecting the all cash transaction at $14.25 per share as inadequate. Mr. Fertitta increased the amount of his proposed all cash transaction to $14.75 per share, which offer Mr. Fertitta indicated was his best and final offer.

In the early evening of October 28, 2009, the special committee reconvened its meeting with representatives from Cadwalader and Moelis in attendance. The representatives from Moelis discussed with the special committee their preliminary view of Mr. Fertitta’s counteroffer and responded to several questions from the special committee. The special committee agreed that Cadwalader should prepare and distribute to Olshan a revised merger agreement.

Later in the evening of October 28, 2009, Cadwalader sent a mark up of the merger agreement for the all cash transaction to Olshan, and between October 28, 2009 and November 3, 2009, Cadwalader, Olshan and the parties negotiated the terms of the merger agreement.

In the morning of November 3, 2009, the special committee met to discuss the proposed transaction and received a presentation from Moelis including financial analyses of the proposed transaction. The representatives from Moelis reviewed with the special committee the background of the transaction, including the negotiations that led to Mr. Fertitta’s best and final offer as well as the structure and significant terms of Mr. Fertitta’s proposal. The representatives from Moelis informed the special committee that in connection with the review of strategic alternatives a total of 70 potential buyers had been contacted, 13 confidentiality agreements had been signed and an additional eight confidentiality agreements had been delivered for execution to potential buyers. A confidential information memorandum had been provided to each potential buyer that had signed a confidentiality agreement. The representatives from Moelis informed the special committee that the parties that had signed confidentiality agreements would be informed of the go shop period if the proposed merger agreement was approved and that such parties would be notified that initial indications of interest with respect to us would be due in mid-November. The special committee then reviewed the terms of the proposed merger agreement. It was noted that the current market conditions could likely yield more favorable rates than we currently had with respect to our indebtedness and that the refinancing contemplated by the merger agreement was an opportunistic move by us in light of current market conditions even if the merger agreement did not require us to refinance our debt. It was further noted by the special committee that the proposed transaction enhanced value for our stockholders by providing them with liquidity, without the risk to them of our current business plan that is presently constrained by a highly leveraged capital structure and reflects a slowdown due to the general economy and pervasive downward trends in the restaurant and gaming industries. It was also noted that the merger agreement provided the special committee with an opportunity to conduct an affirmative market check through a post-signing go-shop period to ensure that third parties had the opportunity to make an offer for us. It was further noted that the termination fees payable to Parent if we were to enter into another acquisition proposal were $4.8 million (representing approximately 2% of the equity value of the transaction) or, if the acquisition proposal that resulted in the action or event that formed the basis for termination of the merger agreement arose no later than the end of the go-shop period, $2.4 million (representing approximately 1% of the equity value of the transaction) and that these low termination fees should not discourage potentially interested third parties. Moelis then delivered its oral opinion, subsequently confirmed in writing, to the effect that, based upon and subject to the limitations and qualifications set forth in the written opinion, the $14.75 per share merger consideration to be received by our stockholders in the merger was fair, from a financial point of view, to such stockholders other than the Excluded Persons. With the benefit of the presentation and after discussion, the special committee unanimously determined that the merger, the original merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of us and our unaffiliated stockholders, approved the merger, the original merger agreement and the transactions contemplated thereby and recommended that our stockholders approve and adopt the original merger agreement. The special committee further recommended that our board of directors approve the proposed transaction, including the merger, the original merger agreement and the other transactions contemplated thereby, and recommend to our stockholders that they approve and adopt the original merger agreement.

Thereafter, also in the morning of November 3, 2009, our board of directors (other than Mr. Fertitta) met to receive and deliberate upon the report of the special committee. A representative of Haynes and Boone was present at the meeting. The special committee, together with Cadwalader and Moelis, reported to the board on the process undertaken by the special committee and the special committee’s review of the merger agreement, and unanimously recommended to our board of directors that the board accept the offer of $14.75 per share of our common stock held by our stockholders other than Mr. Fertitta and his affiliates and approve and adopt the merger, the original merger agreement and the other transactions contemplated thereby. After the presentation of the report, and responses to questions posed by various members of the board to the special committee and its advisors, our board of directors determined that the merger, the original merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of us and our unaffiliated stockholders, approved the merger, the original merger agreement and the transactions contemplated thereby and recommended that our stockholders approve and adopt the original merger agreement. We then entered into a definitive agreement with Parent, Merger Sub and, for certain limited purposes, Mr. Fertitta, pursuant to which Parent agreed to acquire all of our outstanding common stock not owned by Mr. Fertitta for $14.75 per share in cash. The parties thereafter announced the proposed transaction on November 3, 2009.

On November 13, 2009 and November 20, 2009, the Pershing Square Group and certain of their affiliates made joint Schedule 13D filings with the SEC pursuant to which the Pershing Square Group and certain of their affiliates disclosed beneficial ownership of our common stock equal to an aggregate of 1,604,255 shares, representing approximately 9.9% of our outstanding common stock, and additional economic exposure to approximately 2,404,126 shares of our common stock under certain cash-settled total return swaps, which brought their total aggregate economic exposure to 4,008,381 shares, representing approximately 24.8% of our outstanding common stock at such dates. In their Schedule 13D filings, the members of the Pershing Square Group and certain of their affiliates indicated that they did not intend to support the proposed merger.

On November 13, 2009, our closing stock price was $16.18 and on November 16, 2009, the first trading day after the initial Schedule 13D filing by the Pershing Square Group and certain of their affiliates, our closing stock price increased to $19.10. On November 20, 2009 our closing stock price was $19.51 and on November 23, 2009, the first trading day after the amendment of the Schedule 13D filing by the Pershing Square Group and certain of their affiliates, our closing stock price increased to $21.79.

Also on November 13, 2010, Louisiana Municipal Police Employees’ Retirement System (“LMPERS”) supplemented its complaint to add allegations challenging the $14.75 per share proposed merger transaction.

On November 17, 2009, subsequent to the special committee’s approval of the original merger agreement, the special committee received two non-binding preliminary indications of interest from third parties contacted as part of the strategic alternatives process. The first preliminary indication of interest contemplated the acquisition of 100% of our common stock at a purchase price between $17.00 to $18.00 per share. The second preliminary indication of interest contemplated the acquisition of all of our common stock not owned by insiders at a purchase price between $16.00 to $19.00 per share. Each of these preliminary indications of interest was subject to, among other things, confirmatory due diligence and satisfactory financing arrangements. Each of the potentially interested parties indicated its desire to work in partnership with Mr. Fertitta. Accordingly, the special committee provided these preliminary indications of interest to Mr. Fertitta on November 19, 2009. On November 20, 2009, the special committee received a letter from Mr. Fertitta indicating that at the present time he did not have any interest in engaging in discussions with either of the two potentially interested parties, as

Mr. Fertitta did not desire to partner with a third party to acquire us because he believed that, as sole owner, he could run our business more efficiently and effectively after the closing of the merger than if he were to partner with a third party. The special committee instructed management to permit each of the potentially interested parties to conduct a due diligence review of us. In addition, the special committee instructed management to provide management presentations to each party that had submitted an indication of interest and, on December 7 and December 8, 2009, management met with the potentially interested parties and provided management presentations to each of them. At each of these meetings, Mr. Fertitta reiterated that he did not have any interest in pursuing a transaction in partnership with either of the two potentially interested parties at that time.

On November 30, 2009, we announced the closing of a new $642.1 million financing, which included (i) the offering of $406.5 million aggregate principal amount of 11 5/8% Notes, which resulted in our receiving $400.1 million in net proceeds and (ii) a $235.6 million amended and restated senior secured credit facility consisting of a $75.0 million revolving credit facility and a $160.6 million term loan.

On December 1, 2009, Parent, Merger Sub, Mr. Fertitta and we made an initial filing of the Schedule 13E-3, and we made an initial filing of this proxy statement, with the SEC pursuant to the original merger agreement, which required the parties to proceed with these filings notwithstanding the status of any potentially interested party’s due diligence review.

In light of the Pershing Square Group’s economic interest in approximately 24.7% of our outstanding common stock and their announced intention not to support the proposed merger, the special committee invited representatives of the Pershing Square Group to meet on December 1, 2009 to understand and evaluate the Pershing Square Group’s concerns with the proposed merger and our alternatives with respect thereto. At the December 1, 2009 meeting, the representatives from the Pershing Square Group expressed their view that the Company’s value was well in excess of $14.75 per share and that the Pershing Square Group did not support the $14.75 per share merger price. The representatives from the Pershing Square Group expressed their view that our continuing as a public company and foregoing a take private transaction would be superior to the proposed transaction with Mr. Fertitta and stated that they believed third parties would likely be interested in acquiring the Company at a price in excess of $14.75 per share if the go-shop process had sufficiently robust procedures in place to encourage interested third parties to bid.

The first go-shop period ended at 11:59 p.m., New York City time, on December 17, 2009 and, in accordance with the terms of the original merger agreement, on December 18, 2009 the special committee informed Mr. Fertitta that the special committee had designated each of the two potentially interested parties that had submitted an indication of interest an “Excluded Party” for purposes of the original merger agreement. As an Excluded Party, subject to the terms and conditions of the original merger agreement, the special committee was permitted to continue to participate in discussions and negotiations with each potentially interested party concerning a potential transaction and to provide such party with information on the Company notwithstanding the expiration of the first go-shop period.

Subsequent to the meeting with representatives of the Pershing Square Group, the special committee encouraged Mr. Fertitta to request a meeting with representatives from the Pershing Square Group and, on December 22, 2009 and following a request by Mr. Fertitta to representatives of the Pershing Square Group, Mr. Fertitta met with representatives from the Pershing Square Group. At the meeting with Mr. Fertitta, the representatives from the Pershing Square Group reiterated that they did not support the original merger agreement and conveyed that they would be willing to support a transaction at a significantly higher price per share. Mr. Fertitta stated that he would not be willing to consider a transaction at a significantly higher price per share. On December 22, 2009, the closing price for our stock was $20.23.

On December 23, 2009, the special committee and representatives from Cadwalader met telephonically with Mr. Fertitta and representatives from Olshan. Mr. Fertitta discussed with the special committee his meeting with representatives from the Pershing Square Group and indicated to the special committee that he would not be willing to pursue a transaction at a significantly higher price per share. On December 23, 2009, the closing price of our stock was $20.55.

On December 31, 2009, Cadwalader received a letter from Bernstein Litowitz Berger & Grossman LLP (“Bernstein”, together with Grant & Eisenhofer P.A., “LMPERS’ Counsel”), counsel to LMPERS, concerning the Delaware Litigation. The letter indicated that if the special committee did not promptly take action to remedy alleged prior misconduct LMPERS would seek specific remedies related to the original merger agreement. The letter stated that the special committee had until January 8, 2010 to respond to the issues raised in the letter.

On January 8, 2010, the special committee held a telephonic meeting with representatives from Cadwalader in attendance. After discussion, the special committee determined that it would be appropriate for the special committee and its counsel to meet with the representatives from LMPERS’ Counsel in order to better understand LMPERS’ Counsel’s position as to the original merger agreement.

On January 13, 2010, the representatives from Cadwalader and two members of the special committee met in New York with representatives from LMPERS’ Counsel to discuss the Delaware Litigation as it related to the original merger agreement with Mr. Fertitta. The representatives from Cadwalader conveyed that it was the understanding of the special committee, based on recent discussions with Mr. Fertitta, that Mr. Fertitta would not be willing to increase the merger consideration above $14.75 unless the Pershing Square Group was supportive of the higher price and all of the Delaware Litigation was settled in connection with any increased offer. After discussion, it was agreed that Cadwalader would contact Mr. Fertitta’s counsel to discuss whether Mr. Fertitta would be amenable to a settlement of the Delaware Litigation that included an increase in the merger consideration. Cadwalader consulted with Mr. Fertitta and his counsel at Olshan, who indicated to Cadwalader that Mr. Fertitta would consider increasing the merger consideration if the Pershing Square Group was supportive of the higher price and all of the Delaware Litigation could be settled. The representatives from Cadwalader then met telephonically several times during the latter half of January with the representatives from LMPERS’ Counsel and Olshan to discuss further the Delaware Litigation as it related to the original merger agreement with Mr. Fertitta and to discuss the terms of a potential settlement of the Delaware Litigation and the Pershing Square Group’s support of a higher price. These discussions included discussion regarding a potential amendment to the merger agreement, which amendment would include an increased offer price and an enhanced go-shop process. During the course of the negotiations, the representatives of Cadwalader noted that they had been told by LMPERS’ Counsel that LMPERS’ Counsel had been in contact with the Pershing Square Group regarding the price and the terms of an appropriate go-shop process that would be required for the Pershing Square Group to support a merger.

On January 13, 2010, the closing price of our stock was $20.59.

On January 24, 2010, a representative from LMPERS’ Counsel contacted a representative from the Pershing Square Group seeking the Pershing Square Group’s input on the terms of a potential partial settlement of the Delaware Litigation that would include as part of the settlement a revised merger agreement with Mr. Fertitta.

On January 25, 2010, LMPERS’ Counsel delivered to Cadwalader a draft term sheet for the partial settlement of the Delaware Litigation, which included several open items. The term sheet sought increased merger consideration of $22.00 per share. The other terms proposed related to a new go-shop period, elimination of any termination fees payable to Mr. Fertitta and the voting of shares acquired by Mr. Fertitta on the open market after June 16, 2008 in proportion to how the minority actually votes on any proposed transaction.

On or about January 25, 2010, Mr. Fertitta’s counsel advised Cadwalader that Mr. Fertitta would be willing to increase the merger consideration to $21.00 per share. However, the Pershing Square Group would have to support that price, and acceptable partial settlement terms in the Delaware Litigation would have to be reached.

On January 28, 2010, LMPERS filed an Amended Verified Class Action and Derivative Complaint in the Delaware Litigation.

Throughout the remainder of January, during February, and through March 12, 2010, the representatives from Olshan, LMPERS’ Counsel and Cadwalader engaged in continuing discussions concerning the potential settlement of the Delaware Litigation as it related to the $14.75 merger consideration and original merger agreement. Also during this period, the parties to the Delaware Litigation and their respective counsel engaged in a mediation conducted by a retired federal judge. During this time period LMPERS’ Counsel informed Cadwalader that LMPERS’ Counsel had been in contact with the Pershing Square Group and that the Pershing Square Group indicated to LMPERS’ Counsel that the Pershing Square Group might be willing to consider a proposed settlement that contained appropriate go-shop process provisions and a sufficiently robust price.

For the remainder of March and April 2010, representatives from Olshan, LMPERS’ Counsel and Cadwalader engaged in continuing discussions concerning the potential settlement of the Delaware Litigation.

On March 9, 2010, Olshan sent an initial draft of an amendment to the merger agreement to Cadwalader. On March 12, 2010, Cadwalader sent a mark up of the amendment to the merger agreement to Olshan, and between March 12, 2010 and April 21, 2010, Cadwalader, Olshan and the parties negotiated the terms of the amendment to the merger agreement.

On April 21, 2010, the special committee held a meeting at Moelis’ New York offices with representatives from Cadwalader and Moelis in attendance. The representatives from Cadwalader provided the special committee with an update on the potential partial settlement of the Delaware Litigation as it related to the pending transaction with Mr. Fertitta. The representatives from Cadwalader discussed with the special committee the current terms of a proposed amendment to the merger agreement that had been negotiated among the special committee and its advisors, Mr. Fertitta and his advisors and the representatives from LMPERS’ Counsel in connection with a partial settlement of the Delaware Litigation. The representatives from Cadwalader noted that Mr. Fertitta had offered to increase the merger consideration to $21.00 per share and that plaintiff’s counsel had conditionally accepted the proposal and was willing to agree to the partial settlement of the Delaware Litigation at that price. Other terms of the proposed settlement included a new go-shop period, elimination of any termination fees payable to Mr. Fertitta and the voting of shares acquired by Mr. Fertitta on the open market after June 16, 2008 in proportion to how the minority actually votes on any proposed transaction. It was noted that the representatives from LMPERS’ Counsel were seeking to take this proposal to the Delaware Chancery Court for preliminary approval prior to public announcement of the transaction. The representatives from Moelis discussed with the special committee their preliminary view of a $21.00 per share offer price and responded to questions from the special committee. The representatives from Cadwalader noted that they had been told that LMPERS’ Counsel had been in contact with the Pershing Square Group and that the Pershing Square Group had previously indicated to LMPERS’ Counsel that if Mr. Fertitta proposed a significantly higher merger price and a more robust go-shop process that the Pershing Square Group would consider supporting such a transaction. The special committee agreed that it would meet again to review and consider the terms of the proposed settlement and amendment to the merger agreement once the terms of the settlement and the amendment had been presented to the Delaware Chancery Court for preliminary approval and the representatives from the Pershing Square Group had been consulted on the terms of the proposed amendment.

During trading on April 26, 2010, our stock price opened at $20.95 and reached a 52-week high of $25.35, closing up 19.3% from the previous day, amidst unusually heavy volume for our shares notwithstanding the only news reported by us was that we had priced an offering of an additional $47.0 million aggregate principal amount of our 11 5/8% Notes, a portion of the net proceeds of which would be used to finance our proposed acquisition of The Oceanaire, Inc.

On the evening of April 26, 2010, the special committee held a telephonic meeting with representatives from Cadwalader and Moelis in attendance. The representatives from Cadwalader said that they had been contacted by representatives from the Company and informed that the New York Stock Exchange had asked the Company to issue a press release before the market opened the following day in light of the trading in our stock on April 26, 2010. The special committee discussed Mr. Fertitta’s new offer of $21.00, as reflected in the terms set forth in the amendment to the merger agreement. The special committee had not been able to confirm that the Pershing Square Group would support the revised transaction. After discussion with its advisors regarding the lack of information as to the reason for the trading in our shares and the lack of understanding as to the position of the Pershing Square Group with respect to the revised transaction, the special committee determined that it was not prepared to recommend any transaction at that time.

On the evening of April 26, 2010, LMPERS’ Counsel contacted Vice Chancellor J. Travis Laster of the Delaware Chancery Court to seek preliminary approval to proceed with the partial settlement of the Delaware Litigation, and the terms of the partial settlement, including the amendment to the merger agreement, were delivered to the Vice Chancellor. The following morning, the Vice Chancellor notified counsel to the parties that he had no objection to the parties’ announcing the partial settlement and proceeding as contemplated by the term sheet. On April 27, 2010, we issued a press release stating that Mr. Fertitta had reached a tentative agreement with LMPERS to increase his offer to $21.00 per share in connection with the partial settlement of the Delaware Litigation. The press release stated that the offer was subject to, among other things, approval of the special committee and the special committee’s receipt of a fairness opinion.

On April 29, 2010, the special committee held a telephonic meeting with representatives from Cadwalader in attendance. The representatives from Cadwalader discussed with the special committee the status of the amendment to the merger agreement and the proposed Delaware Litigation settlement. The representatives from Cadwalader indicated that they had spoken to representatives from LMPERS’ Counsel and that LMPERS’ Counsel was soliciting the Pershing Square Group’s thoughts on the proposed settlement. The representatives from LMPERS’ Counsel had indicated that the Pershing Square Group was considering the proposed settlement terms.

On the afternoon of May 13, 2010, Mr. Fertitta submitted a letter to the special committee noting that the outside date of May 31, 2010 contained in the original merger agreement was approaching and requesting a meeting on May 17, 2010 to finalize a revised transaction. In the letter, Mr. Fertitta stated that $21.00 per share in cash was his best and final offer and indicated that he would be prepared to allow the special committee to vote all of his shares in favor of any superior proposal arising out of a new go-shop period that is accepted by the special committee in return for the elimination of the majority of the minority condition.

Later in the afternoon of May 13, 2010, in response to a request from the special committee as to what would be required for the Pershing Square Group to support the proposed merger transaction, the Pershing Square Group provided the special committee with a term sheet that outlined, among other things, a request for an increased offer price of at least $24.00 per share and provisions for a more robust go-shop process.

On May 14, 2010, representatives from Olshan discussed with representatives from the Pershing Square Group the term sheet that had been received from the Pershing Square Group the previous day.

Later in the afternoon of May 14, 2010, the special committee held a telephonic meeting with representatives from Cadwalader and Moelis in attendance. The members of the special committee discussed with the representatives from Moelis and Cadwalader the letter they had received from Mr. Fertitta the previous day. The members of the special committee then discussed with the representatives from Moelis and Cadwalader the term sheet received from the Pershing Square Group subsequent to receipt of Mr. Fertitta’s letter. The representatives from Cadwalader indicated that it was their understanding that Mr. Fertitta and the Pershing Square Group were discussing the term sheet. It was agreed that the special committee would not take any action until a proposal was presented for its consideration.

On May 17, 2010, the special committee held a meeting at Cadwalader’s New York offices with representatives from Cadwalader, Moelis and its counsel in attendance. The special committee discussed with the representatives from Cadwalader and Moelis the term sheet received from the Pershing Square Group on May 13, 2010. The members of the special committee were informed that, while representatives from Olshan had discussed the term sheet with the Pershing Square Group on May 14, 2010, Olshan had not heard anything further from the Pershing Square Group following this discussion. It was suggested by Cadwalader and Moelis that the Pershing Square Group be engaged further.

Later in the afternoon of May 17, 2010, the special committee and its advisors met with Mr. Fertitta and his advisors. At the meeting, in response to the special committee’s refusal to accept the merger consideration of $21.00 per share to that point, Mr. Fertitta presented a revised offer increasing the merger consideration from $21.00 to $22.50 per share. The revised offer retained the majority of the minority condition and the provisions set forth in the proposed amendment from April 21, 2010, including the enhanced go-shop features and the voting of shares acquired by Mr. Fertitta on the open market after June 16, 2008 in proportion to how the minority actually votes on any proposed transaction.

In the evening of May 17, 2010, the special committee discussed Mr. Fertitta’s revised offer with the representatives from Cadwalader and Moelis. After discussion, it was agreed by the special committee that Mr. Fertitta’s offer at $22.50 was an improved offer and that such offer would be taken under consideration but that the special committee was unlikely to accept the offer unless increased. The special committee asked a representative from Cadwalader to relay this message to Mr. Fertitta’s counsel and the special committee meeting was adjourned. During the adjournment, the special committee received from the representatives from Olshan an electronic message that a member of the Pershing Square Group had sent to the representatives from Olshan that evening. In the electronic message, the representative from the Pershing Square Group stated that he did not believe a negotiated agreement with the Pershing Square Group could be reached.

Later in the evening of May 17, 2010, representatives from Cadwalader conveyed to representatives from Olshan that the special committee would be willing to consider a revised transaction at a price of $24.00 per share that retained the majority of the minority condition. Representatives from Cadwalader and Olshan discussed terms of a revised transaction at a price of $24.00 per share, including the voting of Mr. Fertitta’s shares and the majority of the minority condition. The special committee meeting was then reconvened. The special committee discussed with its advisors terms of a potential transaction at $24.00 per share. The special committee discussed next steps with its advisors in light of the position of the Pershing Square Group. It was agreed that, given the Pershing Square Group’s unwillingness to negotiate with Mr. Fertitta or indicate its support for a revised transaction, the special committee would review and consider a revised transaction at a price of $24.00 per share.

As a result of the discussions, also on May 17, 2010, Cadwalader contacted LMPERS’ Counsel regarding the possibility of a merger at a higher price and improved terms relating to the go-shop process.

On the morning of May 18, 2010, a representative from Olshan conveyed a revised proposal from Mr. Fertitta to the special committee. Under the proposal, the merger consideration would be $24.00 per share, the merger would be subject to approval by a majority of the Company’s minority stockholders that vote on the merger and all shares acquired by Mr. Fertitta after June 16, 2008 would be voted with respect to the merger agreement, or any acquisition proposal that results in the termination of the merger agreement, in the same proportion as those shares actually voted and not owned by Mr. Fertitta and his affiliates. The revised offer retained the other provisions set forth in the proposed amendment from April 21, 2010, including the enhanced go-shop features.

Between May 18 and 21, 2010, Cadwalader and Olshan engaged in negotiations with LMPERS’ Counsel regarding a revised merger.

On May 21, 2010, LMPERS filed a Second Amended Verified Class Action and Derivative Complaint in the Delaware Litigation.

Over the following days the details of an amended merger transaction, including the voting of any shares acquired by Mr. Fertitta upon the exercise of his outstanding options and the contours of the majority of the minority provision, were negotiated among the special committee and its advisors, Mr. Fertitta and his advisors and the representatives from LMPERS’ Counsel. Over the weekend of May 22, 2010, the representatives from Cadwalader, Olshan and LMPERS’ Counsel negotiated the final details of the amendment to the merger agreement and the partial settlement of the Delaware Litigation. In the early afternoon of May 23, 2010, the representatives from Olshan distributed to the representatives from Cadwalader and LMPERS’ Counsel an updated amendment to the merger agreement, and the representatives from LMPERS’ Counsel distributed to the representatives from Cadwalader and Olshan a memorandum of understanding for partial settlement of the Delaware Litigation, which reflected the discussions among the parties.

On the afternoon of May 23, 2010, the special committee held a telephonic meeting with representatives from Cadwalader and Moelis in attendance. The representatives from Cadwalader provided the special committee with an update on the terms of the amendment to the merger agreement, which contemplated a merger consideration of $24.00 per share. The representatives from Cadwalader noted that the current draft of the amendment to the merger agreement contained a majority of the minority provision that required the approval of the merger agreement by a majority of the shares actually voted by the minority stockholders rather than a majority of the outstanding shares owned by the minority stockholders. In addition, the minority stockholders in the current draft of the amendment to the merger agreement were narrowed to include only those stockholders other than the defendants in the Delaware Litigation and their affiliates rather than those stockholders other than Mr. Fertitta and his affiliates. Furthermore, the go-shop period had been extended from 30 to 45 days. The voting of the shares acquired by Mr. Fertitta subsequent to June 16, 2008 or pursuant to the exercise of his outstanding options was still under discussion among the parties. The special committee indicated that the negotiation of the amendment to the merger agreement should continue.

Later in the afternoon of May 23, 2010, the special committee held a telephonic meeting with representatives from Cadwalader and Moelis in attendance. The representatives from Cadwalader provided the special committee with an update on the amendment to the merger agreement and noted that the terms were substantially the same as the terms discussed at the special committee’s meeting earlier that afternoon. The representatives from Cadwalader indicated that requests that the majority of the minority condition be non-waivable and consist of a majority of the minority shares outstanding had not been accepted. Mr. Fertitta had indicated that he would not be willing to provide merger consideration of $24.00 per share on terms other than those proposed. The representatives from Cadwalader noted that all shares acquired by Mr. Fertitta after June 16, 2008, as well as up to 500,000 shares acquired upon the exercise of his outstanding options (to the extent such shares are acquired subsequent to the exercise of options by Mr. Fertitta to acquire 300,000 shares), would be voted proportionally for the transaction with Mr. Fertitta, and for any acquisition proposal that results in the termination of the merger agreement, in the same proportion as those shares actually voted and not owned by Mr. Fertitta and his affiliates. Mr. Fertitta would retain the right to vote all other shares owned by him as well as the first 300,000 shares acquired by him upon the exercise of his outstanding options. The representatives from Cadwalader informed the special committee that they had had discussions with LMPERS’ Counsel and that LMPERS’ Counsel had indicated its agreement to move forward with the $24.00 per share transaction on the terms reflected in the proposed partial settlement. The representatives from Moelis then reviewed with the special committee the background of the proposed transaction with Mr. Fertitta and the financial terms of the revised proposal. The representatives from Moelis then presented to the special committee the financial analysis summarized below under the heading “—Opinion of Moelis & Company”. The members of the special committee asked several questions all of which were answered. Moelis then delivered its oral opinion, subsequently confirmed in writing, to the effect that, based upon and subject to the limitations and qualifications set forth in the written opinion, the $24.00 per share merger consideration that was to be received by our stockholders in the merger was fair, from a financial point of view, to such stockholders other than the Excluded Persons. With the benefit of the presentation and after discussion, the special committee unanimously determined that the merger, the first amended merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of us and our unaffiliated stockholders, approved the merger, the first amended merger agreement and the transactions contemplated thereby and recommended that our stockholders approve and adopt the first amended merger agreement. The special committee further recommended that our board of directors approve the proposed transaction, including the merger, the first amended merger agreement and the other transactions contemplated thereby, and recommend to our stockholders that they approve and adopt the first amended merger agreement. The special committee noted that its current intention was not to waive the majority of the minority provision contained in the first amended merger agreement.

Thereafter, in the evening of May 23, 2010, our board of directors (other than Mr. Fertitta) met to receive and deliberate upon the report of the special committee. After discussion, our board of directors determined that the merger, the first amended merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of us and our unaffiliated stockholders, approved the merger, the first amended merger agreement and the transactions contemplated thereby and recommended that our stockholders approve and adopt the first amended merger agreement. We then entered into the first amended merger agreement with Parent, Merger Sub and, for certain limited purposes, Mr. Fertitta, pursuant to which Parent agreed to acquire all of our outstanding common stock not owned by Mr. Fertitta, Parent or Merger Sub for $24.00 per share in cash.

Later in the evening of May 23, 2010, the parties delivered a Memorandum of Understanding for Partial Settlement of the Delaware Litigation to the Vice Chancellor of the Delaware Chancery Court, which included therein a copy of the first amended merger agreement. After review, the Vice Chancellor indicated to the parties that he had no objection to the parties making a public announcement and proceeding with the partial settlement of the Delaware Litigation.

The parties announced the proposed transaction on May 24, 2010.

On May 30, 2010, pursuant to the solicitation provisions set forth in the first amended merger agreement, Moelis, at the direction and on behalf of the special committee, began contacting third parties to solicit interest in a potential transaction with us.

On June 4, 2010, a representative of the Pershing Square Group contacted a representative from Cadwalader and indicated that the Pershing Square Group would be willing to support a transaction with Mr. Fertitta if the merger consideration was increased to $24.50 per share. The Pershing Square Group further indicated that it would be willing to enter into a voting agreement pursuant to which it would agree to support such a transaction. After consultation with the members of the special committee, the representative from Cadwalader conveyed the Pershing Square Group’s willingness to support a transaction at $24.50 per share in cash, and the representatives from Olshan indicated that Mr. Fertitta would consider increasing the merger consideration to $24.50.

On June 5, 2010, the representatives from Cadwalader and Moelis discussed with the special committee the willingness of the Pershing Square Group to support a transaction at $24.50 per share in cash. The special committee asked several questions about the Pershing Square Group’s position. It was agreed that any voting agreement would need to terminate if the special committee approved a superior proposal.

On June 11, 2010, in response to Cadwalader’s request, counsel to the Pershing Square Group sent Cadwalader an initial draft of a form of voting agreement to be entered into between us and the members of the Pershing Square Group. On the same day, Olshan sent an initial draft of the second amendment to Cadwalader, which contemplated an increased merger consideration of $24.50 per share and was dependent on us entering into the voting agreements with the members of the Pershing Square Group. Between June 11, 2010 and June 20, 2010, Cadwalader, Olshan and the parties negotiated the terms of the second amendment to the merger agreement and the voting agreements. During this period, counsel to the special committee provided regular updates to the special committee as to the progress of the negotiations. Also during this time, Cadwalader informed LMPERS’ Counsel of the proposed terms, including the voting agreement, and LMPERS’ Counsel agreed that the voting agreement should terminate in the event that the special committee terminated the merger in favor of any Superior Proposal.

On June 15, 2010, the special committee held a telephonic meeting with representatives from Cadwalader and Moelis in attendance. At the meeting, the special committee and the representatives from Moelis discussed the proposed terms of the second amendment to the merger agreement and the voting agreements.

On June 20, 2010, the special committee held a telephonic meeting with representatives from Cadwalader and Moelis in attendance. The representatives from Cadwalader reviewed with the special committee the terms of the second amendment to the merger agreement and the voting agreements. The representatives from Cadwalader informed the special committee that they had had discussions with LMPERS’ Counsel and that LMPERS’ Counsel had indicated its agreement to move forward with a $24.50 per share transaction on the terms set forth in the second amendment to the merger agreement and the voting agreements. While Moelis was not requested to, and did not, deliver an opinion in connection with the second amendment to the merger agreement, Moelis indicated that, in light of the second amendment, it was not withdrawing its fairness opinion, which opinion speaks as of May 23, 2010. After discussion, the special committee unanimously determined that the merger, the second amended merger agreement, and the transactions contemplated thereby are advisable, fair to and in the best interests of us and our unaffiliated stockholders, approved the merger, the second amended merger agreement and the transactions contemplated thereby and recommended that our stockholders approve and adopt the second amended merger agreement. The special committee further recommended that our board of directors approve the proposed transaction, including the merger, the second amended merger agreement and the other transactions contemplated thereby, and recommend to our stockholders that they approve and adopt the second amended merger agreement. The special committee then approved the voting agreements and recommended that our board of directors approve the voting agreements.

Thereafter, on the evening of June 20, 2010, our board of directors (other than Mr. Fertitta) met to receive and deliberate upon the report of the special committee. After discussion, our board of directors determined that the second amended merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of us and our unaffiliated stockholders, approved the merger, the second amended merger agreement and the transactions contemplated thereby and recommended that our stockholders approve and adopt the second amended merger agreement. Our board of directors then approved the voting agreements. We thereafter entered into (i) a definitive agreement with Parent, Merger Sub and, for certain limited purposes, Mr. Fertitta, pursuant to which Parent agreed to acquire all of our outstanding common stock not owned by Mr. Fertitta for $24.50 per share in cash and (ii) voting agreements with the members of the Pershing Square Group pursuant to which they agreed to vote in favor of the transaction as contemplated by the second amended merger agreement, subject to the terms of the voting agreements.

The parties announced the proposed transaction on June 21, 2010.

On June 22, 2010, following negotiations, the parties to the Delaware Litigation entered into a Stipulation of Partial Settlement (the “May Settlement”), memorializing the terms of the May 23, 2010 Memorandum of Understanding for Partial Settlement of the Delaware Litigation. The May Settlement will settle and release certain claims that were asserted and/or could have been asserted against the defendants in connection with Counts IV through VIII of the amended complaint. On the same day, the parties submitted the May Settlement to the Delaware Chancery Court.

Thereafter, the parties to the Delaware Litigation agreed to mediate the claims remaining in the Delaware Litigation and not resolved by the May Settlement. On July 7, 2010, the parties to the Delaware Litigation and their respective counsel engaged in a mediation conducted by a retired federal judge, which resulted in the parties reaching an agreement in principle to settle the remaining claims asserted against the defendants in the amended complaint. The parties memorialized the principal terms of the settlement (the “July Settlement”) in a term sheet executed on July 14, 2010.

The second go-shop period ended at 11:59 p.m., New York City time, on July 7, 2010 and, at that time, the special committee was not engaged in ongoing discussions with any parties with respect to a competing proposal to acquire us.

Since the end of the second go-shop period, no party has approached the special committee or us expressing an interest in pursuing a transaction to acquire us.

On July 23, 2010, the parties entered into a long-form stipulation (the “July Settlement Stipulation”) which would settle and release all remaining claims asserted or that could have been asserted against the defendants in the amended complaint that will not be settled and released pursuant to the May Settlement for $14.5 million, including the claims asserted against the defendants in Counts I, II, III and IX of the amended complaint. On July 23, 2010, the parties submitted the July Settlement Stipulation to the Delaware Chancery Court and requested that the Delaware Chancery Court enter a scheduling order for notice and hearing for final approval of the May and July Settlements.

On July 26, 2010, the Delaware Chancery Court entered a scheduling order setting the May and July Settlements for a hearing to consider final approval on October 6, 2010.

The defendants in the Delaware Litigation have denied and continue to deny any wrongdoing or liability with respect to all claims, events and transactions subject to the Delaware Litigation. The defendants have agreed to settle the Delaware Litigation to eliminate the uncertainty, burden, risk, expense and distraction of further litigation. The foregoing descriptions of the May and July Settlements do not purport to be complete, and a more detailed description of the May and July Settlements will be provided to current stockholders and certain of our former stockholders prior to the Delaware Chancery Court’s final approval of the May and July Settlements.

Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger Agreement

The Special Committee. On August 14, 2009, our board of directors unanimously resolved (without Mr. Fertitta voting) to establish a special committee composed of two of our outside, non-employee directors and delegated to the special committee the exclusive power and authority to, among other things, (1) review and evaluate strategic alternatives for us and determine the advisability of entering into one or more transactions in connection therewith, which may include, but not be limited to: refinancing or restructuring our debt or the debt of one of our subsidiaries, the Golden Nugget, Inc.; selling various product lines or concepts; spinning off various product lines or concepts; or selling us entirely, (2) solicit proposals from third parties in connection therewith, (3) negotiate with third parties with respect to the terms and conditions of any proposed transaction, (4) should any new proposal be made by one of our affiliates, review, evaluate, negotiate and determine whether the terms and conditions of the proposed transaction are no less favorable to us than those that could be obtained in arm’s length dealings with a person who is not one of our affiliates, (5) determine whether any proposed transaction is fair to, and in the best interests of, us and all of our stockholders, and (6) recommend to the board of directors what action, if any, should be taken by us with respect to any proposal or strategic alternative. Our board of directors appointed Michael Chadwick and Kenneth Brimmer to serve on the special committee. See “Background of the Merger” for more information about the formation and authority of the special committee.

The Original Merger Agreement

The special committee, on behalf of us as authorized by our board of directors, by unanimous vote at a meeting held on November 3, 2009 and after a presentation by its financial advisor, determined that the merger, the original merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of us and our unaffiliated stockholders. The special committee approved the merger, the original merger agreement and the transactions contemplated thereby and recommended that our stockholders approve and adopt the original merger agreement. The special committee also recommended that our board of directors approve the proposed transaction, including the merger, the original merger agreement and the other transactions contemplated thereby, and recommend to our stockholders that they approve and adopt the original merger agreement.

In the course of reaching the determinations and making the recommendations described above, the special committee considered the following factors as being generally positive or favorable in coming to its determinations and recommendations:

•

that the merger enhances value for our stockholders by providing them with liquidity, without the risk to them of our current business plan that is currently constrained by a highly leveraged capital structure and has faced a slowdown due to the general economy and general downward trends in the restaurant and gaming industries;

•

that the merger consideration of $14.75 per share represents a premium of approximately (a) 36% over the closing price of our common stock on September 8, 2009, the last trading day before Mr. Fertitta’s initial proposal was made public, and (b) 37% over the closing price of our common stock on November 2, 2009, the last trading day before it was publicly announced that Parent, Merger Sub and Mr. Fertitta had entered into the original merger agreement with us;

•

the special committee’s understanding of our business, assets, financial condition and results of operations, our competitive position, our historical and projected financial performance, the nature of our business and the industry in which we compete;

•	the fact that the merger consideration will be paid in all cash to our stockholders, eliminating any uncertainties in value to our stockholders;

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that holders of our common stock that do not vote in favor of the approval and adoption of the original merger agreement and that do not otherwise waive their appraisal rights will have the opportunity to demand appraisal of the fair value of their shares under Delaware law;

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the negotiations with respect to the merger consideration that, among other things, led to an increase in Mr. Fertitta’s initial proposal from the Saltgrass proposal to $13.00 per share of our common stock to $13.75 per share of our common stock or a revised Saltgrass proposal to $14.00 per share of our common stock to $14.25 per share of our common stock and, finally, to $14.75 per share of our common stock, and the special committee’s determination that, following extensive negotiations between the special committee and Mr. Fertitta, $14.75 per share was the highest price that Mr. Fertitta would agree to pay, with the special committee basing its belief on a number of factors, including the duration and tenor of negotiations, assertions made by Mr. Fertitta during the negotiation process and the experience of the special committee and its advisors;

•

the fact that no alternative acquisition proposal for us had been submitted to us, the special committee or any of their respective advisors between September 9, 2009, the date that we announced Mr. Fertitta’s initial proposal, and November 3, 2009, the date of the original merger agreement;

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the increase in the merger consideration payable to our stockholders when compared to the merger consideration payable pursuant to the terms of the prior merger agreement between us and Mr. Fertitta entered into on October 18, 2008;

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that the special committee received from its financial advisor, Moelis, an opinion delivered orally at the special committee meeting on November 3, 2009, and subsequently confirmed in writing as of the same date, to the effect that based upon and subject to the limitations and qualifications set forth in the written opinion, as of the date of the opinion, the merger consideration of $14.75 per share in cash to be received by our stockholders in the merger was fair, from a financial point of view, to such stockholders, other than Mr. Fertitta, Parent, Merger Sub and their respective affiliates;

•	the presentation by Moelis to the special committee on November 3, 2009 in connection with the foregoing opinion;

•

the special committee noted that, by its terms, the Moelis opinion addressed the fairness, from a financial point of view, of the $14.75 per share merger consideration to certain affiliates of the Company who may not necessarily be considered affiliates of Mr. Fertitta, Parent or Merger Sub. This did not affect the special committee’s determination that the original merger agreement and the merger were fair to the Company’s unaffiliated stockholders;

•

the current and historical market prices of our common stock, including its market price relative to those of other participants in our industries and general market indices, which historical information was presented to the special committee as background information by Moelis;

•	that as a result of the merger, our stockholders would no longer be subject to the market, economic and other risks which arise from owning an interest in a public company;

•

that fact that we had not received any bids from potentially interested third parties other than Mr. Fertitta since the special committee first began its review of strategic alternatives in January 2008;

•

the special committee’s belief that the debt refinancing to be arranged and consummated by us under the merger agreement, as more fully described under the caption “Special Factors—Financing of the Merger”, is being undertaken by us at a favorable time in light of current debt market conditions and that, notwithstanding the merger agreement, such refinancing was an opportunistic move by us in light of current debt market conditions;

•	the efforts made by the special committee and its advisors to negotiate at arm’s length and execute a merger agreement that the special committee believed was favorable to us;

•

the consideration and negotiation of the original merger agreement was conducted entirely under the oversight of the members of the special committee, which consists of two of our directors, each of whom is an outside, non-employee director, and that no limitations were placed on the special committee’s authority;

•	the special committee was advised by independent legal counsel and an independent financial advisor, each of whom was selected by the special committee;

•

the fact that all of the members of the special committee, each of whom has investments in our common stock, were unanimous in their determination to approve the original merger agreement and the merger, and that the original merger agreement and the merger were approved and adopted by all of our directors who are not participating with Mr. Fertitta in the transaction;

•

the fact that we had received a letter indicating that Jefferies & Company, Inc. is highly confident of its ability to arrange, subject to the customary conditions set forth therein, debt financing in a funded amount up to $550 million, as more fully described under the caption “Special Factors—Financing of the Merger”;

•

the fact that Parent delivered an equity commitment from Mr. Fertitta, under which we are a named third-party beneficiary, stating that, subject to the customary conditions set forth therein, Mr. Fertitta will contribute to Parent, in exchange for equity interests in Parent, an amount in cash equal to $40.0 million and all shares of our common stock that he owns immediately prior to the effective time of the merger, and that such shares and Mr. Fertitta’s options to purchase our common stock will be cancelled at the effective time of the merger;

•	the terms and conditions of the original merger agreement including:

•

the merger is conditioned upon the approval and adoption of the original merger agreement by our stockholders, including the approval and adoption of the original merger agreement by a majority of the outstanding shares owned by our minority stockholders;

•

the provisions in the original merger agreement that provide the special committee with a post-signing go-shop period that continues until the later of 11:59 p.m., New York City time, on December 17, 2009 and the consummation of the debt financing and during which the special committee has the right to actively initiate, solicit and encourage other acquisition proposals involving us and enter into and maintain, or participate in, discussions or negotiations with respect to acquisition proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or the making of any acquisition proposals and, after such post-signing go-shop period, the special committee is permitted to continue any then ongoing discussions with any third party that has made an acquisition proposal prior to the end of the go-shop period and with whom we are having ongoing discussions or negotiations as of the end of the go-shop period, as more fully described under “The Merger Agreement—Solicitation of Other Offers”;

•

the provisions in the original merger agreement that provide that, prior to our stockholders adopting the original merger agreement, the special committee may, if it determines in good faith, after consultation with its outside legal advisors, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties to our stockholders under applicable law, withdraw or modify its recommendation in favor of the merger, cause us to terminate the original merger agreement or cause us to terminate the original merger agreement and enter into a definitive agreement with respect to a superior proposal, upon payment to Parent, in the case of any such termination, of $4.8 million, representing only approximately 2% of the equity value of the transaction (or $2.4 million, representing only approximately 1% of the equity value of the transaction, if the acquisition proposal that results in the action or event that forms the basis for such termination arose no later than the end of the go-shop period);

•

the provisions in the merger agreement that provide that, prior to our stockholders adopting the merger agreement and in addition to our right to actively solicit other acquisition proposals during the go-shop period, if we receive a written acquisition proposal from a third party that the special committee believes in good faith to be credible and reasonably capable of making a superior proposal, then the special committee may furnish information with respect to us to the person making such acquisition proposal and participate in discussions or negotiations with the person making such acquisition proposal regarding such acquisition proposal, as more fully described under “The Merger Agreement—Solicitation of Other Offers”;

•

the provisions in the merger agreement that provide that we are permitted to cancel, delay or postpone convening the special meeting to the extent the special committee, after consultation with outside legal counsel, determines that such cancellation, delay or postponement is consistent with its fiduciary duties under applicable law;

•

the provisions in the merger agreement that authorize us to terminate the merger agreement and require Parent to pay us a reverse termination fee of $20.0 million, if, due to the failure of the debt or equity financing to be consummated, the closing fails to occur within two business days after all of the other closing conditions to consummate the merger have been satisfied or waived, except that no fee will be payable if the lenders providing the debt financing are not able to make the debt financing available on terms that are substantially similar to those specified in the merger agreement, by reason of the occurrence of (1) an act of God, (2) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or a general moratorium on commercial banking activities in New York declared by either Federal or New York State authorities or a suspension of payments in respect of federal or state banks in the United States (whether or not mandatory), (3) the outbreak or escalation of hostilities directly involving the United States or the declaration by the United States of a national emergency or war or an act of terrorism or (4) an adverse and material change in financial or securities markets or commercial banking conditions in the United States;

•

the provisions in the merger agreement that authorize us to terminate the merger agreement and require Parent to pay us a reverse termination fee of $20.0 million, if Parent or Merger Sub breaches any representation, warranty, covenant or agreement set forth in the merger agreement, or any representation or warranty of Parent or Merger Sub becomes untrue, in either case that would result in the failure to satisfy certain conditions to our obligation to close the merger, and such breach is not capable of being cured by Parent within 30 days after we give Parent notice of such breach, provided that we are not in material breach of any of our representations, warranties or obligations under the merger agreement;

•

the provisions in the merger agreement in which Parent represents to us that the aggregate proceeds contemplated by the equity commitment letter, including the cash and shares of our common stock to be contributed by Mr. Fertitta to Parent immediately prior to the effective time of the merger pursuant to the equity commitment letter, together with cash on hand of Parent,

Merger Sub and us, including the proceeds from the debt financing, at the effective time of the merger, will be sufficient to pay the aggregate merger consideration and any other amounts required to be paid by Parent and Merger Sub in connection with the merger;

•	the provisions in the merger agreement that prohibit Parent from terminating the merger agreement or otherwise claiming a breach by us for our failure to obtain the debt financing;

•

Mr. Fertitta’s agreement that, from the execution and delivery of the original merger agreement until the earlier of the termination of the merger agreement and the effective time of the merger, he will not, directly or indirectly, purchase or otherwise acquire any shares of our common stock or economic ownership of any shares of our common stock, except pursuant to the exercise of stock options outstanding as of the date of the original merger agreement;

•

the provisions in the merger agreement that prohibits Parent or Merger Sub from terminating the merger agreement after a change of the special committee’s recommendation in favor of the merger or the special committee’s recommendation of another acquisition proposal or the resolution or public proposal of the special committee to recommend another acquisition proposal, so long as we duly call, give notice of, convene and hold the special meeting after any such occurrence;

•	Mr. Fertitta has guaranteed to us the payment by Parent of certain of its payment obligations under the merger agreement, including payment of the reverse termination fee; and

•

the provisions in the merger agreement that provide in the event of a willful breach of a representation, warranty or covenant by Parent, Merger Sub or Mr. Fertitta where the reverse termination fee is not payable, that monetary damages may not be limited to reimbursement of expenses or out-of-pocket costs and, to the extent proven, may include the benefit of the bargain of the merger to us, including the benefit of the bargain lost by our unaffiliated stockholders, adjusted to account for the time value of money.

In the course of reaching the determinations and making the recommendations described above, the special committee considered the following factors to be generally negative or unfavorable in making its determinations and recommendations:

•

the fact that our stockholders, other than Mr. Fertitta, will have no ongoing equity participation in us following the merger, and that our stockholders will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of our common stock, and will not participate in any potential future sale of us to a third party or any potential recapitalization of us which could include a dividend to stockholders;

•

the other strategic alternatives potentially available to us, which strategic alternatives include maintaining the status quo, pursuing acquisitions, pursuing selected asset sales/spin offs, conducting a stand-alone restructuring of certain assets or engaging in a stock or cash merger with a strategic or financial party, each of which could potentially result in increased value for our stockholders, though the probability of such increased value is uncertain;

•	that Mr. Fertitta and any other investors in Parent could realize significant returns on their equity investment in Parent following the merger;

•

the fact that we are obligated under the merger agreement to use our commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the debt financing, as more fully described under the caption “Special Factors—Financing of the Merger”, and the fact that the consummation of the debt financing is a condition to the closing of the merger;

•	Mr. Fertitta’s participation in the merger and the fact that he has interests in the transaction that differ from, or are in addition to, those of our unaffiliated stockholders;

•

the risks and costs to us if the merger does not close, including paying the fees and expenses associated with the transaction, the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•

the fact that the merger consideration consists of cash and will therefore generally be taxable for U.S. federal income tax purposes to our stockholders who surrender shares of our common stock in the merger;

•

the fact that other competing transactions could trigger the change of control provisions under our debt agreements and other material agreements, and the impact of such additional costs under such circumstances, including the potential obligation to refinance approximately $1.0 billion of our indebtedness;

•

the fact that other competing transactions could trigger the change of control provisions under Mr. Fertitta’s employment agreement, in which case we estimate that Mr. Fertitta could be entitled to receive benefits under the employment agreement in the amount of approximately $45.0 million, based on merger consideration of $14.75 per share;

•

the fact that the special committee did not receive competing bids for us from other potentially interested third parties prior to signing the original merger agreement with Mr. Fertitta, Parent and Merger Sub, although the special committee was satisfied that the original merger agreement provided the special committee with an adequate opportunity to conduct an affirmative post-signing market check to ensure that the $14.75 per share merger consideration was the best available to our unaffiliated stockholders;

•	the risk that the transactions might not be completed in a timely manner or at all;

•

the merger consideration payable to our stockholders is less than the $23.50 per share merger consideration proposed by Mr. Fertitta on January 27, 2008, which proposed price was subsequently reduced by Mr. Fertitta on April 4, 2008 as a result of the following: (i) the credit market conditions worsening significantly, which was making it far more costly to obtain the debt financing required to consummate the proposed transaction; (ii) the economy had continued its downward trend and (iii) our results of operations and our stock price had declined significantly;

•

the merger consideration payable to our stockholders is less than the $21.00 per share merger consideration payable pursuant to the terms of the prior merger agreement between us and Mr. Fertitta entered into on June 16, 2008, which price per share was subsequently reduced, in view of the substantial damage to our Kemah and Galveston properties arising out of Hurricane Ike, the turmoil in the credit markets, the continued worsening of general economic conditions, and the deterioration in the casual dining and gaming industries, to $13.50 per share pursuant to an amendment to such merger agreement dated October 18, 2008;

•

the fact that Mr. Fertitta, as the beneficial owner of 56.9% of our common stock, currently has the right to elect our board of directors as a result of his common stock ownership and can control the outcome of most matters submitted to a vote of our stockholders;

•	the potential impact Mr. Fertitta’s beneficial ownership of approximately 56.9% of our common stock could have on the interest of third parties in making offers competitive with Mr. Fertitta’s offer;

•

the fact that the merger agreement contains restrictions on the conduct of our business prior to the completion of the merger, generally requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger and the length of time between signing and closing when these restrictions are in place; and

•	the provisions in the merger agreement that require us to reimburse Mr. Fertitta’s expenses up to $3.5 million if (1) we cancel, delay or postpone convening the special meeting and the original merger agreement is terminated because the effective time of the merger has not occurred by May 31, 2010 or (2) the merger agreement is terminated as a result of our breach of our representations, warranties, covenants or agreements in the merger agreement.

In the course of reaching the determinations and decisions, and making the recommendations, described above, the special committee considered the following factors relating to the procedural safeguards that the special committee believes were present to ensure the fairness of the merger and to permit the special committee to represent the interests of our unaffiliated stockholders, each of which the special committee believes supports its decision and provides assurance of the fairness of the merger to us and our unaffiliated stockholders:

•

the merger is conditioned upon the approval and adoption of the original merger agreement by our stockholders, including the approval and adoption of the original merger agreement by the holders of a majority of the then-outstanding shares of our common stock not owned by the Excluded Persons;

•	that the special committee consists solely of outside, non-employee directors;

•

that the special committee members were adequately compensated for their services prior to commencing their consideration of strategic alternatives and that their compensation for serving on the special committee was in no way contingent on their approving the original merger agreement and taking the other actions described in the proxy statement;

•	that the special committee retained and was advised by Cadwalader as its independent legal counsel and Moelis as its independent financial advisor;

•

that the special committee received from its financial advisor, Moelis, an opinion delivered orally at the special committee meeting on November 3, 2009, and subsequently confirmed in writing as of the same date, to the effect that based upon and subject to the limitations and qualifications set forth in the written opinion, as of the date of the opinion, the merger consideration of $14.75 per share in cash to be received by our stockholders in the merger was fair, from a financial point of view, to such stockholders, other than the Excluded Persons;

•

the fact that the original merger agreement provides the special committee with a post-signing go-shop period that continues until the later of 11:59 p.m., New York City time, on December 17, 2009 and the consummation of the debt financing and during which the special committee has the right to actively initiate, solicit and encourage other acquisition proposals involving us and enter into and maintain, or participate in, discussions or negotiations with respect to acquisition proposals or otherwise cooperate with, assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or the making of any acquisition proposals and, after such post-signing go-shop period, the special committee is permitted to continue any then ongoing discussions with any third party that has made an acquisition proposal prior to the end of the go-shop period and with whom we are having ongoing discussions or negotiations as of the end of the go-shop period;

•

that the special committee was involved in extensive deliberations since its formation on August 14, 2009 regarding strategic alternatives for us to enhance stockholder value, including Mr. Fertitta’s proposals, and was provided with full access to our management and documentation in connection with the due diligence conducted by its advisors;

•	that the special committee, with the assistance of its legal and financial advisors, negotiated on an arm’s length basis with Mr. Fertitta and his representatives;

•

the fact that the special committee had ultimate authority to decide whether to proceed with a transaction or any alternative transaction, subject to our board of directors’ approval of a definitive transaction agreement;

•	that the special committee, from its inception, was authorized to consider all strategic alternatives with respect to us, including our sale;

•	the fact that the special committee was aware that it had no obligation to recommend any transaction, including any proposal by Mr. Fertitta; and

•

that the special committee made its evaluation of the original merger agreement and the merger based upon the factors discussed in this proxy statement, independent of the other members of our board of directors, including Mr. Fertitta, and with knowledge of the interests of Mr. Fertitta in the merger.

The First Amended Merger Agreement

On May 23, 2010, the special committee, after considering the presentations of its financial and legal advisors, resolved unanimously that the merger, the first amended merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of us and our unaffiliated stockholders, approved the merger, the first amended merger agreement and the transactions contemplated thereby and recommended that our stockholders approve and adopt the first amended merger agreement. The special committee further recommended that our board of directors approve the proposed transaction, including the merger, the first amended merger agreement and the other transactions contemplated thereby, and recommend to our stockholders that they approve and adopt the first amended merger agreement.

In the course of reaching the determinations and making the recommendations described above, the special committee consulted with its financial and legal advisors, and considered, in the context of the first amended merger agreement, (i) all of the relevant factors previously considered in its evaluation of the original merger agreement and (ii) a number of additional factors relating to the first amended merger agreement that it believed supported its decision, including the following:

•

that the merger consideration of $24.00 per share represents a premium of approximately (a) 121% over the closing price of our common stock on September 8, 2009, the last trading day before Mr. Fertitta’s initial proposal was made public, (b) 63% over the merger consideration of $14.75 per share pursuant to the original merger agreement entered into by Parent, Merger Sub, Mr. Fertitta and us on November 3, 2009 and (c) 11% over the closing price of our common stock on May 21, 2010, the last trading day before it was publicly announced that Parent, Merger Sub and Mr. Fertitta had entered into the amendment to the merger agreement with us;

•

the negotiations with respect to the merger consideration that, among other things, led to an increase in the merger consideration from $14.75 pursuant to the original merger agreement entered into by Parent, Merger Sub, Mr. Fertitta and us on November 3, 2009 to $21.00 per share of our common stock to $22.50 per share of our common stock and, finally, to $24.00 per share of our common stock;

•

the merger consideration of $24.00 per share payable to our stockholders is greater than the merger consideration proposed in the two preliminary indications of interest we received pursuant to our go-shop process following entry into the original merger agreement on November 3, 2009, which indications of interest contemplated the acquisition of 100% of our common stock at a purchase price between $17.00 to $18.00 per share and $16.00 to $19.00 per share;

•

the merger consideration of $24.00 per share payable to our stockholders is greater than the $13.50 per share merger consideration payable pursuant to the terms of the prior merger agreement between us and Mr. Fertitta entered into on October 18, 2008;

•

the merger consideration of $24.00 per share payable to our stockholders is greater than the $21.00 per share merger consideration payable pursuant to the terms of the prior merger agreement between us and Mr. Fertitta entered into on June 16, 2008;

•

that the special committee received from its financial advisor, Moelis, an opinion delivered orally at the special committee meeting on May 23, 2010, and subsequently confirmed in writing as of the same date, to the effect that based upon and subject to the limitations and qualifications set forth in the written opinion, as of the date of the opinion, the merger consideration of $24.00 per share in cash that was to be received by our stockholders in the merger was fair, from a financial point of view, to such stockholders, other than Mr. Fertitta, Parent, Merger Sub and their respective affiliates;

•	the presentation by Moelis to the special committee on May 23, 2010 in connection with the foregoing opinion;

•

the special committee noted that, by its terms, the Moelis opinion addressed the fairness, from a financial point of view, of the $24.00 per share merger consideration to certain affiliates of the Company who may not necessarily be considered affiliates of Mr. Fertitta, Parent or Merger Sub. This did not affect the special committee’s determination that the first amended merger agreement and the merger were fair to the Company’s unaffiliated stockholders;

•	the merger consideration of $24.00 per share payable to our stockholders is greater than the $23.50 per share merger consideration proposed by Mr. Fertitta on January 27, 2008;

•	the increased certainty of closing given that as of November 30, 2009, the debt financing, as more fully described under the caption “Special Factors—Financing of the Merger”, has been consummated;

•	the fact that the special committee’s current intention is not to waive the majority of the minority provision contained in the merger agreement;

•

the increased certainty of closing afforded by the agreement among the parties to the Delaware Litigation to settle, subject to certain conditions, certain derivative and other claims in connection with the merger;

•	the terms and conditions of the merger agreement including:

•	the increased certainty of closing provided by revisions to the “material adverse effect” definition;

•

the merger is conditioned upon the approval and adoption of the merger agreement by our stockholders, including the approval and adoption of the merger agreement by the holders of a majority of the then-outstanding shares of our common stock not owned by the defendants in the Delaware Litigation or any of their respective affiliates (other than the Company and its subsidiaries) and voted at the special meeting (for purposes of this calculation, abstentions are not considered shares voted at the special meeting);

•

the provisions in the merger agreement that provide the special committee with an additional post-signing second go-shop period that continued until 11:59 p.m., New York City time, on July 7, 2010, which is 45 days after the date of the first amendment to the merger agreement, with the option to extend the second go-shop period for a period of at least 15 additional days to permit additional due diligence to be conducted, and during which second go-shop period the special committee has the right to actively initiate, solicit and encourage other acquisition proposals involving us and enter into and maintain, or participate in, discussions or negotiations with respect to acquisition proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or the making of any acquisition proposals and, after such post-signing second go-shop period, the special committee is permitted to continue any then ongoing discussions with any third party that has made an acquisition proposal prior to the end of the second go-shop period and with whom we are having ongoing discussions or negotiations as of the end of the second go-shop period, as more fully described under “The Merger Agreement—Solicitation of Other Offers”;

•

the provisions in the merger agreement that provide that we will waive standstill provisions entered into with any person having a potential interest in making an acquisition proposal in order to permit acquisition proposals (other than hostile acquisition proposals or the purchase or sale of securities of the Company or its subsidiaries from or to third parties in the open market) to be made during the second go-shop period, with such waiver to be effective until the end of the second go-shop period, as more fully described under “The Merger Agreement—Solicitation of Other Offers”;

•

the provisions in the merger agreement that provide that following the end of the second go-shop period the Company will permit requests for waivers of standstill provisions (other than with respect to hostile acquisition proposals or the purchase or sale of securities of the Company or its subsidiaries from or to third parties in the open market) to be made by potential acquirors notwithstanding any restrictions to the contrary contained in any standstill or confidentiality agreement with the Company, and that the special committee will determine, after consultation with outside counsel and in a manner consistent with its fiduciary duties, the extent of any waivers to be granted, as more fully described under “The Merger Agreement—Solicitation of Other Offers”;

•

the provisions in the merger agreement that provide that, in order to create an active second go-shop process, we will reimburse the actual out-of-pocket costs up to $500,000 per potential acquiror incurred in connection with the due diligence investigation of us by up to two potential acquirors that submit to the special committee the highest acquisition proposals at a price in excess of $24.00 per share, subject to certain conditions as more fully described under “The Merger Agreement—Solicitation of Other Offers”;

•

the provisions providing that Mr. Fertitta will vote the 3,162,674 shares acquired by him and his affiliates after June 16, 2008 (plus, after the exercise of his outstanding options to acquire 300,000 shares (which shares may be voted as Mr. Fertitta chooses), the next 500,000 shares acquired by him upon the exercise of his outstanding options) in such proportion as reflects the manner in which the shares owned by stockholders of the Company other than Mr. Fertitta and his affiliates are actually voted (with abstentions counted as “no” votes) with respect to (i) the adoption of the merger agreement and the approval of the merger and (ii) any acquisition proposal that results in the termination of the merger agreement;

•

no termination fees shall be payable to Mr. Fertitta in the event of a termination of the merger agreement; Mr. Fertitta will only be entitled to reimbursement of reasonable, documented out-of-pocket expenses upon termination of the merger agreement in specified circumstances up to $3.5 million, or $2.4 million if the acquisition proposal that results in the action or event that forms the basis for such termination is submitted to the Company or the special committee or publicly disclosed or otherwise becomes generally known to the public before the end of the second go-shop period, as more fully described under “The Merger Agreement—Solicitation of Other Offers” and “The Merger Agreement—Termination Fees and Expenses”; and

•

the amount of any out-of-pocket expenses paid to Mr. Fertitta and his affiliates following certain termination events shall be credited against cash amounts, including amounts received as tax “gross-ups” under Section 280G and 4999 of the Code, otherwise due to Mr. Fertitta in the event of a Termination Following a Change of Control under the terms of the Employment Agreement, dated as of January 1, 2003, as amended, between the Company and Mr. Fertitta, as more fully described under “The Merger Agreement—Termination Fees and Expenses”.

Additionally, the special committee considered as a negative factor:

•

that we did not undertake an affirmative attempt to contact other potential buyers prior to entering into the first amended merger agreement, although the special committee was satisfied that the first amended merger agreement permitted us to conduct a post-signing market test designed to determine that the $24.00 per share price provided in the first amended merger agreement is the highest value reasonably available to us and our stockholders.

In the course of reaching the determinations and decisions, and making the recommendations, described above, the special committee consulted with its financial and legal advisors, and considered, in the context of the procedural safeguards that the special committee believes were present to ensure the fairness of the merger and to permit the special committee to represent the interests of our unaffiliated stockholders, (i) all of the relevant factors previously considered in its evaluation of the original merger agreement and (ii) a number of additional factors relating to the first amended merger agreement that it believed supported its decision, including the following:

•

the merger is conditioned upon the approval and adoption of the merger agreement by our stockholders, including the approval and adoption of the merger agreement by the holders of a majority of the then-outstanding shares of our common stock not owned by the defendants in the Delaware Litigation or any of their respective affiliates (other than the Company and its subsidiaries) and voted at the special meeting (for purposes of this calculation, abstentions are not considered shares voted at the special meeting);

•

that the special committee received from its financial advisor, Moelis, an opinion delivered orally at the special committee meeting on May 23, 2010, and subsequently confirmed in writing as of the same date, to the effect that based upon and subject to the limitations and qualifications set forth in the written opinion, as of the date of the opinion, the merger consideration of $24.00 per share in cash that was to be received by our stockholders in the merger was fair, from a financial point of view, to such stockholders, other than the Excluded Persons;

•

the fact that the merger agreement provides the special committee with a post-signing second go-shop period that continued until 11:59 p.m., New York City time, on July 7, 2010 (the 45th day following the date of the first amendment to the merger agreement) with the option to extend the second go-shop period for a period of at least 15 additional days to permit additional due diligence to be conducted, and during which the special committee has the right to actively initiate, solicit and encourage other acquisition proposals involving us and enter into and maintain, or participate in, discussions or negotiations with respect to acquisition proposals or otherwise cooperate with, assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or the making of any acquisition proposals and, after such post-signing second go-shop period, the special committee is permitted to continue any then ongoing discussions with any third party that has made an acquisition proposal prior to the end of the second go-shop period and with whom we are having ongoing discussions or negotiations as of the end of the second go-shop period; and

•

the provisions in the merger agreement that provide for waivers of standstills and reimbursement of due diligence expenses of up to two potential acquirers in order to create an active second go-shop process, subject to the conditions in the amended merger agreement.

The Second Amended Merger Agreement

On June 20, 2010, the special committee, after consultation with its financial and legal advisors, resolved unanimously that the merger, the second amended merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of us and our unaffiliated stockholders, approved the merger, the second amended merger agreement and the transactions contemplated thereby and recommended that our stockholders approve and adopt the second amended merger agreement. The special committee further recommended that our board of directors approve the proposed transaction, including the merger, the second amended merger agreement and the other transactions contemplated thereby, and recommend to our stockholders that they approve and adopt the second amended merger agreement.

In the course of reaching the determinations and making the recommendations described above, the special committee consulted with its financial and legal advisors, and considered, in the context of the second amended merger agreement, (i) all of the relevant factors previously considered in its evaluation of the original merger agreement and the first amended merger agreement and (ii) additional factors relating to the second amended merger agreement that it believed supported its decision, including the following:

•	that the merger consideration of $24.50 per share represents a premium of approximately (a) 126% over the closing price of our common stock on September 8, 2009, the last trading day before

Mr. Fertitta’s initial proposal was made public, (b) 66% over the merger consideration of $14.75 pursuant to the original merger agreement entered into by Parent, Merger Sub, Mr. Fertitta and us on November 3, 2009, (c) 13% over the closing price of our common stock on May 21, 2010, the last trading day before it was publicly announced that Parent, Merger Sub and Mr. Fertitta had entered into the first amended merger agreement with us, (d) 2% over the merger consideration of $24.00 pursuant to the first amended merger agreement and (e) 2% over the closing price of our common stock on June 18, 2010, the last trading day before it was publicly announced that Parent, Merger Sub and Mr. Fertitta had entered into the second amendment to the merger agreement with us;

•

the merger consideration of $24.50 per share payable to our stockholders is greater than the merger consideration proposed in the two preliminary indications of interest we received pursuant to our go-shop process following entry into the original merger agreement on November 3, 2009, which indications of interest contemplated the acquisition of 100% of our common stock at a purchase price between $17.00 to $18.00 per share and $16.00 to $19.00 per share;

•

the merger consideration of $24.50 per share payable to our stockholders is greater than the $13.50 per share merger consideration payable pursuant to the terms of the prior merger agreement between us and Mr. Fertitta entered into on October 18, 2008;

•

the merger consideration of $24.50 per share payable to our stockholders is greater than the $21.00 per share merger consideration payable pursuant to the terms of the prior merger agreement between us and Mr. Fertitta entered into on June 16, 2008;

•	the merger consideration of $24.50 per share payable to our stockholders is greater than the $23.50 per share merger consideration proposed by Mr. Fertitta on January 27, 2008;

•

while Moelis was not requested to, and did not, deliver an opinion in connection with the second amendment to the merger agreement, Moelis indicated that, in light of the second amendment, it was not withdrawing its fairness opinion, which opinion speaks as of May 23, 2010; and

•

the terms and conditions of the voting agreements, including the provision that provides that the voting agreements terminate upon the determination by the special committee that a competing proposal constitutes a Superior Proposal, thereby permitting the parties subject to the voting agreements to vote their shares in favor of any such Superior Proposal.

Additionally, the special committee considered as a negative factor:

•

that we did not complete an affirmative market check prior to entering into the second amended merger agreement, although the special committee was satisfied that the ongoing go-shop process pursuant to the first amended merger agreement permitted us to conduct a post-signing market check designed to determine that the $24.50 per share price provided in the second amended merger agreement is the highest value reasonably available to us and our stockholders.

In the course of reaching the determinations and decisions, and making the recommendations, described above, the special committee consulted with its financial and legal advisors, and considered, in the context of the procedural safeguards that the special committee believes were present to ensure the fairness of the merger and to permit the special committee to represent the interests of our unaffiliated stockholders, (i) all of the relevant factors previously considered in its evaluation of the original merger agreement and the first amended merger agreement and (ii) the factors relating to the second amended merger agreement that it believed supported its decision, including the following factor:

•

the terms and conditions of the voting agreements, including the provision that provides that the voting agreements terminate upon the determination by the special committee that a competing proposal constitutes a Superior Proposal, thereby permitting the parties subject to the voting agreements to vote their shares in favor of any such superior proposal.

In analyzing the transaction relative to our going concern value, the special committee adopted the analysis underlying the May 23, 2010 opinion of Moelis. While the special committee did not believe that there is a single method for determining “going concern value,” the special committee believed Moelis’ valuation methodologies included valuations of us as we continue to operate our business and, therefore, such analysis could be characterized as going concern valuations. In that regard the special committee considered such analyses as a whole and did not assign any particular weight to any analysis or methodology presented by Moelis. The special committee did not consider liquidation value as a factor because we are a viable going concern business and the trading history of our common stock is an indication of our value as such. The special committee did not view the prices paid by us for the repurchase of our common stock in our open market stock buy back program over the prior two years or the prices paid by our affiliates in open market purchases of our common stock prior to the date of the merger agreement as relevant beyond indicating the trading price of our common stock during such periods. In addition, due to the fact that we are being sold as a going concern, the special committee did not consider our liquidation value relevant in determining whether the merger is procedurally and substantively fair to and in the best interests of our unaffiliated stockholders. Further, the special committee did not consider net book value a material indicator of our value because it is merely indicative of historical costs.

The foregoing discussion of the information and factors considered by the special committee addresses the material factors considered by the special committee in its consideration of the merger agreement. In view of the variety of factors considered in connection with its evaluation of the merger agreement and the merger, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual special committee members may have given different weights to factors. The special committee approved the merger agreement and the merger and recommended approval and adoption of the merger agreement based upon the totality of the information presented to and considered by it. The special committee conducted extensive discussions of, among other things, the factors described above, including asking questions of our management and the special committee’s financial and legal advisors, and unanimously determined that the merger is both procedurally and substantively fair to and in the best interests of our unaffiliated stockholders, and to recommend to the board of directors that it approve the merger agreement and the merger.

The Board of Directors. On November 3, 2009, May 23, 2010 and June 20, 2010, our board of directors met to consider the reports and recommendations of the special committee with respect to the original merger agreement and the first and second amended merger agreements, respectively. The special committee reported to the board of directors on its review of the proposed transaction and the merger agreement. On the basis of the special committee’s recommendations and the other factors described below, our board of directors expressly adopted the special committee’s conclusion and analysis with respect to the fairness of the transaction and unanimously (with Mr. Fertitta taking no part in the meetings, votes or the recommendations) determined that the merger agreement and the merger are advisable, fair to and in the best interests of us and our unaffiliated stockholders, approved the merger, the merger agreement and the transactions contemplated thereby and recommended that our stockholders approve and adopt the merger agreement.

In the course of reaching the determinations and making the recommendations described above, the board of directors considered the following factors:

•	the unanimous determinations and recommendations of the special committee; and

•

the factors considered by the special committee, including the generally positive and favorable factors as well as the generally negative and unfavorable factors, and the factors relating to procedural safeguards.

The foregoing discussion of the information and factors considered by our board of directors includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, our board of directors did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors approved the merger agreement and the merger and recommended approval and adoption of the merger agreement based upon the totality of the information presented to and considered by it.

Other than as described in this proxy statement, the board of directors is not aware of any firm offers by any other person during the prior two years for a merger or consolidation of us with another company, the sale or transfer of all or substantially all of our assets or a purchase of our securities that would enable such person to exercise control of us.

Our board of directors (with Mr. Fertitta taking no part in the recommendations) recommends that you vote “FOR” the approval and adoption of the merger agreement.

Opinion of Moelis & Company

On May 23, 2010, at a meeting of the special committee of the board of directors of the Company held to evaluate the transaction, Moelis delivered to the special committee its oral opinion, subsequently confirmed by delivery of a written opinion, dated May 23, 2010, to the effect that, based upon and subject to the limitations and qualifications set forth in the written opinion, as of the date of the opinion the consideration of $24.00 per share in cash that was to be received by the stockholders of the Company in the transaction was fair from a financial point of view to such stockholders, other than the Excluded Persons. Moelis was not requested to, and did not, deliver an opinion in connection with the execution of the second amendment to the merger agreement on June 20, 2010 which provided for an increase of the merger consideration from $24.00 to $24.50 per share in cash. However, Moelis indicated that, in light of the second amendment, it was not withdrawing its fairness opinion, which opinion speaks as of May 23, 2010.

The full text of the Moelis opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Moelis. This opinion is attached as Annex D to this proxy statement and is incorporated into this proxy statement by reference. The Company’s stockholders are encouraged to read this opinion carefully in its entirety. A previous opinion, dated November 3, 2009, provided in connection with the consideration of the original merger agreement, has been filed as an annex to our proxy statement filed with the SEC on December 1, 2009 and as Exhibit (c)(1) to the Schedule 13E-3 filed with the SEC on December 1, 2009.

Moelis’s opinion does not address the Company’s underlying business decision to effect the transaction or the relative merits of the transaction as compared to alternative business strategies or transactions that might be available to the Company. Moelis was not asked to, nor did it, offer any opinion as to the material terms of the merger agreement or the form of the transaction. Moelis also assumed, with the consent of the special committee, that the representations and warranties of all parties to the merger agreement, as amended through May 23, 2010, are true and correct, that each party to the merger agreement, as amended through May 23, 2010, will perform all of the covenants and agreements required to be performed by such party, that all conditions to the consummation of the transaction will be satisfied without waiver thereof, and that the merger will be consummated in a timely manner in accordance with the terms described in the merger agreement, as amended through May 23, 2010, without any modifications or amendments thereto or any adjustment to the previously negotiated $24.00 per share merger consideration (through indemnification claims, offset, purchase price adjustments or otherwise). In rendering its opinion, Moelis assumed, with the special committee’s consent, that the final executed form of the merger agreement does not differ in any material respect from the draft that Moelis examined prior to delivery of its May 23, 2010 opinion. Since the expiration of the first go-shop period that followed the execution of the original merger agreement on November 3, 2009, until delivery of Moelis’ May 23, 2010 opinion, Moelis was not authorized and did not solicit indications of interest in a possible transaction with the Company from any party.

Moelis, in arriving at its opinion, among other things:

•	reviewed certain publicly available business and financial information relating to the Company that Moelis deemed relevant;

•	reviewed certain internal information relating to the business, including financial forecasts, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Moelis by the Company;

•

conducted discussions with members of senior management and representatives of the Company concerning the matters described in the first two bullet points of this paragraph, as well as the business and prospects of the Company generally;

•

reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared them with those of certain other companies in lines of business that Moelis deemed relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Moelis deemed relevant;

•	reviewed the original merger agreement, dated November 3, 2009, and a draft of the first amendment to the merger agreement, dated May 23, 2010;

•	reviewed the equity commitment letter between Parent and Mr. Fertitta, as amended, dated May 23, 2010;

•	participated in certain discussions and negotiations among representatives of the Company and Mr. Fertitta, Parent, Merger Sub and their respective financial and legal advisors; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, Moelis did not assume any responsibility for independent verification of any the information supplied to, discussed with, or reviewed by Moelis for the purpose of its opinion and, with the special committee’s consent, relied on such information being complete and accurate in all material respects. In addition, at the special committee’s direction Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor has Moelis been furnished with any such evaluation or appraisal. With respect to the forecasted financial information referred to above, Moelis assumed, with the special committee’s consent, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company.

Moelis’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion. Moelis’s opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the merger or any other matter, nor does it constitute legal, tax or accounting advice.

Moelis provided its opinion for the use and benefit of the special committee of the board of directors of the Company in its evaluation of the merger. In addition, the special committee did not ask Moelis to address, and Moelis’s opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company common stock that are not Excluded Persons.

In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the $24.00 per share cash consideration that was to be received by the Company stockholders in the merger. The Moelis opinion was approved by a Moelis fairness opinion committee.

Financial Analyses

The following is a summary of the material financial analyses presented by Moelis to the special committee on May 23, 2010, in connection with the delivery of the opinion described above.

In its evaluation of the proposed transaction, Moelis considered several valuation methodologies, including a comparable public trading multiples analysis, a precedent transaction analysis, a discounted cash flow analysis and an illustrative leveraged buyout analysis. For purposes of the comparable public trading multiples, precedent transaction and discounted cash flow analyses, Moelis calculated an implied valuation range for each of the Company’s restaurant and gaming businesses separately, prior to calculating an implied valuation range for the combined business. Furthermore, in connection with each such analysis, Moelis calculated separate implied equity value ranges for the combined business assuming that (i) the Company’s gaming business debt is treated as consolidated debt of the Company for valuation purposes and (ii) the Company’s gaming business debt is non-recourse to the restaurant business, such that in computing the equity value of the combined business the gaming business would not be assigned an equity value less than $0. In connection with the second scenario, Moelis did not deduct any breakage costs, penalties or other negative financial impacts to the restaurant business if the gaming business debt is not honored, though Company management indicated to Moelis that the Company would likely incur such costs but has not been able to quantify them. Moelis provided separate valuation analyses because, even though the Company’s gaming business debt is non-recourse to the restaurant business, Company management advised Moelis that they believed there would be negative consequences to the restaurant business if the Company did not honor the debt of the gaming business, such as vendors withdrawing and cancelling services, an inability to retain employees, and negative media impact, among others. Company management noted that each of these consequences would be dramatic to the restaurant business, such that it would also be appropriate to consider analyses assuming that the Company’s gaming business debt is treated as consolidated debt of the Company.

The summary set forth below does not purport to be a complete description of the analyses performed by Moelis in arriving at its opinion, nor is the order of analyses described below meant to indicate the relative weight or importance given to those analyses by Moelis. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances; therefore, such an opinion is not readily susceptible to partial analysis or summary description. No business or transaction used in such analyses as a comparison is identical to the Company, the Company’s businesses or the proposed transaction, nor is an evaluation of such analyses entirely mathematical. In arriving at its opinion, Moelis did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Moelis believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would, in the view of Moelis, create an incomplete and misleading view of the analyses underlying Moelis’s opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to understand fully Moelis’s analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’s analyses.

The analyses performed by Moelis include analyses based upon forecasts of future results, which results might be significantly more or less favorable than those upon which Moelis’s analyses were based. The analyses do not purport to be appraisals or to reflect the prices at which the Company’s shares might trade at any time. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors relating to general economic and competitive conditions beyond the control of the parties or their respective advisors, neither Moelis nor any other person assumes responsibility if future results or actual values are materially different from those contemplated below.

A copy of Moelis’s written presentation, substantially in the form delivered to the special committee on May 23, 2010 in connection with Moelis’s opinion letter, has been filed as an exhibit to the Schedule 13E-3. A copy of such presentation will also be available for inspection and copying at the Company’s principal executive offices during regular business hours by any interested stockholder of the Company or any representative of such stockholder who has been so designated in writing.

Comparable Public Trading Multiples Analysis

Moelis reviewed selected financial information, on a stand-alone basis, for each of the Company’s restaurant business and gaming business, and compared such information to corresponding financial information of publicly traded companies in the restaurant and gaming industry, respectively.

Moelis selected the companies based on a number of criteria, including the nature of the companies’ operations, size and target markets. However, these factors were not considered in the context of a pre-determined set of qualifying quantitative or qualitative criteria. Rather, in reviewing these factors, Moelis relied more broadly on its bankers’ subjective interpretation of various data based on their significant experience in the restaurant and gaming industries. All information was evaluated in its entirety without application of definitive qualifications or limitations to individual factors. For the selected restaurant companies, Moelis focused on companies in the casual dining, upscale casual dining and fine dining sub-sectors within the restaurant industry. For the selected gaming companies, Moelis considered mid/small-cap publicly traded operators as well as Monarch Casino and Resort, Inc., a single asset property.

The restaurant companies selected included:

•	Casual Dining:

•	Brinker International, Inc.

•	Darden Restaurants, Inc.

•	O’Charley’s Inc.

•	Red Robin Gourmet Burgers, Inc.

•	Ruby Tuesday, Inc.

•	Texas Roadhouse, Inc.

•	Upscale Casual Dining:

•	BJ’s Restaurants, Inc.

•	California Pizza Kitchen, Inc.

•	The Cheesecake Factory Incorporated

•	PF Chang’s China Bistro, Inc.

•	Fine Dining:

•	McCormick & Schmick’s Seafood Restaurants, Inc.

•	Morton’s Restaurant Group, Inc.

•	Ruth’s Hospitality Group, Inc.

The gaming companies selected included:

•	Mid/Small-Cap (Major Markets*):

•	Boyd Gaming Corporation

•	Mid/Small-Cap (Other Markets):

•	Penn National Gaming, Inc.

•	Ameristar Casinos, Inc.

•	Isle of Capri Casinos, Inc.

•	Pinnacle Entertainment, Inc.

•	Single Asset:

•	Monarch Casino & Resort, Inc.

*	Major markets defined as companies receiving a majority of property EBITDA in Atlantic City, NJ and Las Vegas, NV.

For each of the companies identified above, Moelis calculated various multiples that it deemed appropriate in its professional judgment, including the ratio of enterprise value to earnings before interest, tax, depreciation and amortization, or EBITDA, for the last twelve months and for calendar year 2010 (projected). For purposes of its analysis, Moelis calculated the enterprise value as the market capitalization plus total debt, minority interests and preferred stock, less cash and cash equivalents. Moelis used last twelve months EBITDA based on public filings, independent research analyst reports and Capital IQ, and 2010 EBITDA based on consensus analyst estimates compiled by Reuters. Moelis used closing trading prices of equity securities of each identified company as of May 21, 2010.

The table below sets forth the mean and median enterprise values and enterprise value to last twelve months EBITDA multiples for each group of restaurant companies considered by Moelis in its analysis:

Selected Restaurant Companies	Enterprise Value (mm)	Enterprise Value / LTM EBITDA
Casual Dining
Mean	$2,077.4	6.6x
Median	$1,028.3	6.7x
Upscale Casual Dining
Mean	$918.3	9.4x
Median	$798.9	8.2x
Fine Dining
Mean	$196.1	7.5x
Median	$169.2	7.2x
Overall Mean	$1,286.6	7.7x
Overall Median	$623.7	7.3x
Landry’s	$1,399.5	7.6x
Landry’s at offer	$1,439.0	7.8x

The table below sets forth the mean and median enterprise value to 2010 EBITDA multiples for each group of gaming companies considered by Moelis in its analysis:

Selected Gaming Companies	Enterprise Value / 2010 EBITDA
Mid/Small-Cap (Major Markets)
Mean	10.7x
Mid/Small-Cap (Other Markets)
Mean	8.2x
Median	8.2x
Single Asset
Mean	7.4x
Overall Mean	8.5x
Overall Median	8.2x
Landry’s	7.7x*
Landry’s at offer	7.9x*

*	Forward multiples based on management projections.

Based upon qualitative judgments made on the basis of Moelis’ experience in the restaurant and gaming industries and related primarily to differing sizes, growth prospects, profitability levels and degree of operational risk between the Company’s restaurant and gaming businesses and the appropriate selected companies, Moelis selected a range of (i) enterprise value to last twelve months EBITDA multiples for the selected restaurant companies and (ii) enterprise value to 2010 EBITDA multiples for selected gaming companies. Moelis then applied such multiple ranges to the Company’s last twelve months and 2010 estimated EBITDA for each of the Company’s restaurant and gaming business, as appropriate, to derive an implied range of enterprise and equity value for each of the Company’s restaurant business and gaming business. For the Company’s restaurant business, Moelis used last twelve months EBITDA based on historical financials received from the Company’s management. For the Company’s gaming business, Moelis used 2010 EBITDA based on estimates and projections prepared by the Company’s management for such business. The following summarizes the results of these calculations:

Restaurant Business
Selected Enterprise Value / LTM EBITDA Multiple Range	5.5x-7.0x
Implied Company Restaurant Business Enterprise Value	$760mm-$970mm
Implied Company Restaurant Business Equity Value	$160mm-$365mm
Gaming Business
Selected Enterprise Value / 2010 EBITDA Multiple Range	7.5x-9.0x
Implied Company Gaming Business Enterprise Value	$325mm-$390mm
Implied Company Gaming Business Equity Value	($110)mm-($45)mm

Based on the foregoing calculations, Moelis then calculated the combined equity value of the Company’s restaurant and gaming businesses. Assuming that the debt of the gaming business is treated as consolidated debt of the entire Company, such calculations resulted in an implied equity value of the combined Company of $50 million to $320 million, and a price per Company share of $3.08 to $19.42. Moelis noted that the merger consideration of $24.00 per share was above such range.

Moelis also completed the foregoing analysis assuming the gaming business debt is non-recourse to the restaurant business. Such calculations resulted in an implied equity value of the combined Company of $160 million to $365 million, and a price per Company share of $9.82 to $22.07. Moelis noted that the merger consideration of $24.00 per share was above such range.

It should be noted that no company used in the above analysis is identical to the Company’s restaurant or gaming business. In evaluating companies identified by Moelis as comparable to the Company’s businesses,

Moelis made judgments as to which companies were more comparable to the Company based on a number of factors, including the nature of a Company’s operations, size and target markets.

Precedent Transaction Analysis

Moelis reviewed the financial terms of 27 precedent transactions involving restaurant companies and 20 precedent transactions involving gaming companies.

Moelis selected the transactions based on a number of criteria, including the nature of the target companies’ operations, size and target markets. For restaurant precedent transactions, Moelis focused on transactions over the past five years involving casual dining companies as targets, highlighting regional casual diners or mixed entertainment/restaurant businesses. However, due to the effects of unstable financing dynamics in the real estate markets, Moelis excluded transactions with significant real estate holdings. For gaming precedent transactions, Moelis focused on recent gaming operator transactions with an emphasis on transactions involving the Golden Nugget hotel and casino, assets in or around the Las Vegas strip and/or local markets and small/mid-cap gaming operators. Moelis focused less on transactions completed during 2006 to July 2007, due to potential inflated asset values due to the financing and real estate environment. The transactions selected included:

Selected Restaurant Precedent Transactions

Announcement Date	Acquiror	Target
May 2, 2010*	Oak Hill Capital Partners	Dave & Buster’s, Inc.
April 12, 2010*	Roark Capital Group	Wingstop Restaurants, Inc.
April 1, 2010	Lee Equity Partners	Papa Murphy’s International
March 25, 2010*	Golden Gate Capital	On the Border Mexican Grill & Cantina
February 26, 2010	Apollo Management	CKE Restaurants, Inc.
June 17, 2009	Friedman, Fleischer & Lowe	Church’s Chicken
August 16, 2007	Darden Restaurants, Inc.	Rare Hospitality International, Inc.
July 16, 2007	IHOP Corp.	Applebee’s International, Inc.
June 17, 2007	Sun Capital Partners, Inc.	Friendly Ice Cream Corporation
May 7, 2007	Bunker Hill Capital	The Smith & Wollensky Restaurant Group
November 6, 2006	Bain Capital & Catterton Partners	OSI Restaurant Partners, Inc.
October 30, 2006	Bruckmann, Rosser, Sherril & Co. Inc., Canyon Capital Advisors LLC & Black Canyon Capital LLC	Logan’s Roadhouse, Inc.
October 9, 2006*	J.H. Whitney Capital Partners, LLC	Joe’s Crab Shack
August 28, 2006	Oak Investment Partners & Catterton Partners	Cheddar’s Holding Corp.
August 18, 2006	Lone Star Funds	Lone Star Steakhouse & Saloon, Inc.
August 10, 2006*	Sun Capital Partners, Inc.	Real Mex Restaurants, Inc.
July 25, 2006	Buffets Inc.	Ryan’s Restaurant Group, Inc.
June 5, 2006	Bruckmann, Rosser, Sherril & Co. Inc. & Castle Harlan, Inc.	Bravo Development, Inc.
January 10, 2006	Centre Partners	Uno Restaurant Holdings Corporation
December 12, 2005*	Newcastle Partners, L.P.	Fox & Hound Restaurant Group
December 9, 2005*	Wellspring Capital Management LLC	Dave & Buster’s Inc.
September 16, 2005	Leonard Green & Partners, L.P.	Claim Jumper Restaurants Inc.
January 20, 2005	Trimaran Capital Partners	Charlie Brown’s
June 14, 2004	Bob Evan’s Farms, Inc.	Mimi’s Cafés

*	Most comparable transactions based on such transactions’ target company having a regional focus and casual dining concept and growth characteristics more similar to the Company’s restaurant business as compared to other selected restaurant precedent transactions

The following restaurant precedent transactions involving the Company were also noted for reference:

Announcement Date	Acquiror	Target
September 30, 2002	Landry’s Restaurant, Inc.	Saltgrass Steak House and Seafood
February 19, 2002	Landry’s Restaurant, Inc.	C.A. Muer Corp.
September 26, 2000	Landry’s Restaurant, Inc.	Rainforest Cafe, Inc.

Selected Gaming Precedent Transactions

Announcement Date	Acquiror	Target
December 15, 2008	Ruffin Acquisition, LLC	Treasure Island Hotel and Casino
September 23, 2008	Carl Icahn, Black Diamond Capital Management & Schultze Asset Management	Tropicana Atlantic City
December 11, 2007	Crown Limited	Cannery Casino Resorts, LLC
June 15, 2007	Fortress Investment Group & Centerbridge Partners	Penn National Gaming Inc.
April 23, 2007	Whitehall Street Real Estate Funds	American Casino & Entertainment Properties, LLC
April 4, 2007	Publishing & Broadcasting Ltd. & Macquarie Bank Ltd.	Gateway Casinos Income Fund
April 3, 2007	Ameristar Casinos Inc.	Resorts East Chicago
December 19, 2006	Apollo Management LP & Texas Pacific Group	Harrah’s Entertainment Inc.
December 4, 2006	Fertitta Colony Partners LLC	Station Casinos, Inc.
May 19, 2006	Wilmar Tahoe, Inc., d/b/a Columbia Entertainment	Aztar Corp.
March 20, 2006	Investor Group	Kerzner International Limited
February 4, 2005	Landry’s Restaurant, Inc.	Poster Financial Group, Inc. (Golden Nugget)
November 3, 2004	Penn National Gaming, Inc.	Argosy Gaming Company
September 27, 2004	Colony Capital, LLC	Harrah’s Entertainment, Inc. (Caesars Assets)
July 15, 2004	Harrah’s Entertainment, Inc.	Caesars Entertainment, Inc.
June 4, 2004	MGM Mirage, Inc.	Mandalay Resort Group
February 9, 2004	Boyd Gaming Corp.	Coast Casinos Inc.
September 11, 2003	Harrah’s Entertainment, Inc.	Horseshoe Gaming Holding Corp.
June 26, 2003	Poster Financial Group, Inc.	MGM Mirage, Inc. (Golden Nugget Hotel-Casinos)
February 22, 2000	MGM Grand, Inc.	Mirage Resorts, Inc.

For each of the restaurant transactions identified above, Moelis calculated the ratio of enterprise value to last twelve months EBITDA at the time the transaction took place, as last twelve months EBITDA rather than forward EBITDA is viewed as most relevant for restaurant industry transactions because of the highly discretionary nature of restaurant purchases and resulting difficulty in projecting earnings. For purposes of that analysis, Moelis used last twelve months EBITDA based on public filings, independent research analyst reports and Capital IQ.

The table below sets forth the mean and median enterprise values and enterprise value to LTM EBITDA multiples for the overall group of restaurant precedent transactions and those transactions deemed most comparable by Moelis, in its professional judgment and based on its experience in the restaurant industry. Such values and multiples were considered by Moelis in its analysis.

Selected Restaurant Precedent Transactions	Enterprise Value (mm)	Enterprise Value / LTM EBITDA
Overall
Mean	$653	8.7x
Median	$359	8.8x
Most Comparable
Mean	$276	6.9x
Median	$192	6.5x
Landry’s at offer	$1,439	7.8x

For each of the gaming transactions identified above, Moelis calculated the ratio of enterprise value to the forward EBITDA estimate for the year the transaction took place, if the transaction took place in the first half of the year, and the ratio of enterprise value to the forward EBITDA estimate for the next calendar year, if the transaction took place in the second half of the year, unless otherwise noted. The use of forward EBITDA conforms to industry convention and is viewed as the most relevant earning measure for gaming transactions in part because of the portion of revenue for gaming companies that derives from advance bookings. For purposes of that analysis, Moelis used forward EBITDA based on public filings, projections reported by independent research analyst reports and Capital IQ.

The table below sets forth the mean enterprise value to forward EBITDA multiples for each range of gaming precedent transactions considered by Moelis in its analysis:

Selected Gaming Precedent Transactions	Enterprise Value / Forward EBITDA
August 2007 to Present
Mean	8.2x	*
2006 to July 2007
Mean	12.8x
Prior to 2006
Mean	8.2x
Overall Mean	9.9x
Overall Median	9.5x
Landry’s at offer	7.9x	**

*	Excludes Cannery Casino Resorts, LLC transaction because offer was withdrawn
**	Multiple based on management estimates

Based upon qualitative judgments made on the basis of Moelis’s experience in the restaurant and gaming industries and related to the characteristics of the precedent transactions, Moelis selected a range of enterprise value to last twelve months EBITDA multiples for the precedent restaurant transactions and enterprise value to forward EBITDA for the selected precedent gaming transactions. Moelis then applied such multiple ranges to the Company’s last twelve months adjusted EBITDA for the Company’s restaurant business and 2010 estimated EBITDA (based on estimates prepared by the Company’s management) for the Company’s gaming business, respectively, to derive an implied range of enterprise and equity value for each of the Company’s restaurant business and gaming business. The following tables summarize the results of these calculations:

Restaurant Group
Selected Enterprise Value / LTM EBITDA Multiple Range	5.5x-7.5x
Implied Company Restaurant Business Enterprise Value	$760mm-$1,040mm
Implied Company Restaurant Business Equity Value	$160mm-$435mm
Gaming Group
Selected Enterprise Value / Forward EBITDA Multiple Range	6.5x-9.0x
Implied Company Gaming Business Enterprise Value	$285mm-$390mm
Implied Company Gaming Business Equity Value	($155)mm-($45)mm

Based on the foregoing calculations, Moelis then calculated the combined equity value of the Company’s restaurant and gaming businesses. Assuming that the debt of the gaming business is treated as consolidated debt of the Company, such calculations resulted in an implied equity value of the combined Company of $(60) million to $325 million, and a price per Company share of $(3.70) to $19.70. Moelis noted that the merger consideration of $24.00 per share was above such range.

Moelis also completed the foregoing analysis assuming the gaming business debt is non-recourse to the restaurant business. Such calculations resulted in an implied equity value of the combined Company of $95 million to $370 million, and a price per Company share of $5.85 to $22.37. Moelis noted that the merger consideration of $24.00 was above such range.

It should be noted that the foregoing calculations of the combined equity value of the Company were made net of estimated $65 million change in control payments to Mr. Fertitta that he could be entitled to receive in a transaction other than the merger. Also, no transaction used in the above analysis is identical to the proposed transaction. In evaluating transactions identified by Moelis as comparable to the proposed transaction, Moelis made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company.

Discounted Cash Flow Analysis

Moelis conducted a discounted cash flow, or DCF, analysis of the Company to calculate a range of implied equity values for the Company. A DCF analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by assets and taking into consideration the time value of money with respect to those future free cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future cash payments from the asset, which Moelis refers to as that asset’s free cash flows, and is obtained by discounting those free cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all free cash flows from an asset for periods beyond the final forecast period.

Moelis analyzed the five-year projections provided by the Company’s management with respect to future unlevered free cash flows of each of the Company’s restaurant and gaming businesses. The future unlevered free cash flows for such five-year period were discounted back to present value as of June 30, 2010 using discount rates ranging from 10.0% to 11.0% for the restaurant business and 10.0% to 11.5% for the gaming business, which discount ranges were based upon each business’s and its comparable companies’ weighted average cost of capital. The restaurant and gaming businesses’ respective terminal value was then calculated using perpetuity growth rates ranging from 0.0% to 3.0% in each case, based upon guidance provided by the Company’s management.

The foregoing analysis indicated a combined equity value for the consolidated Company of $90 million to $570 million, assuming that the gaming business debt is treated as consolidated debt of the entire Company. The foregoing equity range was equal to a price per share range of $5.54 to $34.01. Moelis noted that the merger consideration of $24.00 per share fell within such range.

Moelis also completed the foregoing analysis assuming the gaming business debt is non-recourse to the restaurant business. Such analysis indicated a combined equity value for the Company of $225 million to $575 million. The foregoing equity range was equal to a price per share range of $13.73 to $34.30. Moelis noted that the merger consideration of $24.00 per share fell within such range.

Illustrative Leveraged Buyout Analysis

Moelis performed an illustrative leveraged buyout analysis using financial information provided by the Company’s management projections and financing assumptions based on Moelis estimates. Assuming the refinancing of all existing debt upon a transaction and a hypothetical required internal rate of return of 25% to a financial buyer, Moelis calculated financial buyer enterprise value to 2010 EBITDA entry multiples of 6.0x to 6.5x. The foregoing analysis indicated a combined equity value for the Company of $50 million to $140 million, or a price per share range of $3.08 to $8.61. Moelis noted that the merger consideration of $24.00 per share was above this range.

The merger consideration was determined through arms’ length negotiations between the special committee, on the one hand, and Mr. Fertitta and certain of his affiliates, on the other hand, and the decision by the Company to enter into the merger agreement (including the amendments thereto) was solely that of the Company. Moelis acted as financial advisor to the special committee in connection with its consideration of the transaction and participated in certain of the negotiations leading to the transaction. Moelis did not, however, recommend any specific amount of consideration to the Company or the special committee or that any specific amount of consideration constituted the only appropriate consideration for the merger. The Moelis opinion and financial analyses were only one of many factors considered by the special committee in its evaluation of the transaction and should not be determinative of the views of the special committee or management with respect to the transaction or the merger consideration.

The Company retained Moelis based upon Moelis’s experience. Moelis is an investment banking firm with substantial experience in transactions similar to the proposed merger. Moelis, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with business combinations and acquisitions and for other purposes. In the ordinary course of business, Moelis, its successors and its affiliates may trade securities of the Company for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Under the terms of the engagement letter between Moelis and the Company, the Company agreed to pay Moelis (i) a retainer of $200,000, which will be offset on a one-time basis against the Opinion Fee and any Transaction Fee, (ii) an opinion fee of $1,000,000 (the “Opinion Fee”), in respect of each opinion, payable upon delivery, and regardless of the conclusion reached in such opinion, and which fee will be offset against any Transaction Fee and (iii) a transaction fee (the “Transaction Fee”) of an amount determined as follows: (a) $2,000,000 if a transaction is consummated with Mr. Fertitta in which Mr. Fertitta acquires substantially all of the stock or assets of the Company, including by a merger or combination of the Company; (b) 0.85% of the transaction value if a transaction is consummated with an acquirer other than Mr. Fertitta in which such acquirer acquires greater than 50% of the stock or assets of the Company, including by a merger or combination of the

Company; and (c) 1.25% of the transaction value if a transaction is consummated involving a sale of a significant portion of the assets of the Company, subject to a minimum Transaction Fee of $1,000,000 for each such transaction. In addition, the Company has agreed to indemnify Moelis and its affiliates (and their respective directors, officers, agents, employees and controlling persons) against certain liabilities and expenses, including liabilities under the federal securities laws, related to or arising out of Moelis’s engagement. Moelis may provide investment banking services to the Company, Mr. Fertitta, Parent and their respective affiliates in the future, for which Moelis would expect to receive compensation.

If the merger is consummated, the total fees payable to Moelis will be $2,000,000 (against which the $2,000,000 in fees paid to Moelis in connection with the delivery of its two written opinions shall be offset). If a similar deal is consummated with an acquiror other than Mr. Fertitta, the total fees payable to Moelis will be approximately $12.3 million (against which the $2,000,000 in fees paid to Moelis in connection with the delivery of its two written opinions shall be offset). If a sale of a significant portion of the assets of the Company is consummated, the total fees payable to Moelis will be $12,500 for every $1,000,000 of consideration received, subject to a minimum transaction fee of $1,000,000 (against which the $2,000,000 in fees paid to Moelis in connection with the delivery of its two written opinions shall be offset). If the merger is not consummated and the Company receives the reverse termination fee of $20,000,000, the total fees payable to Moelis will be $4,000,000 plus the $2,000,000 in fees paid to Moelis in connection with the delivery of its two written opinions. During the last two years, Moelis has not received any fees from the Company other than the $2,000,000 received in connection with the delivery of the opinions.

Position of Tilman J. Fertitta, Parent, and Merger Sub as to Fairness

Under the rules governing “going-private” transactions, Mr. Fertitta, Parent and Merger Sub are required to express their beliefs as to the substantive and procedural fairness of the merger to our stockholders. Mr. Fertitta, Parent and Merger Sub are making the statements included in this subsection solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Securities Exchange Act of 1934. The views of Mr. Fertitta, Parent and Merger Sub as to the fairness of the proposed merger should not be construed as a recommendation to any of our stockholders as to how such stockholder should vote on the proposal to adopt and approve the merger agreement.

The interests of our unaffiliated stockholders were represented by the special committee comprised of outside, non-employee directors, which had the exclusive authority to review, evaluate and negotiate the terms and conditions of the merger agreement on our behalf, with the assistance of the special committee’s financial and legal advisors. Accordingly, Mr. Fertitta, Parent and Merger Sub did not undertake a formal evaluation of the merger or engage a financial advisor for the purpose of reviewing and evaluating the merits of the proposed merger from our stockholders’ viewpoint. Mr. Fertitta, Parent and Merger Sub believe that the merger agreement and the merger are substantively and procedurally fair to the unaffiliated stockholders on the basis of the factors described under “—Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger Agreement” and agree with the analyses and conclusions of the special committee and the board of directors, based upon the reasonableness of those analyses and conclusions, which they adopt, and their respective knowledge of us, as well as the factors considered by, and the findings of, the special committee and the board of directors with respect to the fairness of the merger to such unaffiliated stockholders. In addition, Mr. Fertitta, Parent and Merger Sub considered the fact that the special committee received an opinion from Moelis to the effect that based upon and subject to the limitations and qualifications set forth in the written opinion, as of the date of the opinion, the merger consideration of $24.00 per share in cash that was to be received by our stockholders in the merger was fair, from a financial point of view, to such stockholders, other than the Excluded Persons. See “—Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger Agreement.”

The foregoing discussion of the information and factors considered and given weight by Mr. Fertitta, Parent and Merger Sub in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors they considered. Mr. Fertitta, Parent and Merger Sub did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger agreement and the merger. Mr. Fertitta, Parent and Merger Sub believe that the foregoing factors provide a reasonable basis for their belief that the merger is fair to us and our unaffiliated stockholders.

Purposes and Reasons of Tilman J. Fertitta for the Merger

For Mr. Fertitta, the primary purpose of the merger is to benefit from our future earnings and growth after our stock ceases to be publicly traded through his ownership of all of the common stock of Parent. Mr. Fertitta believes that structuring the transaction in such a manner is preferable to other transaction structures because it will enable the acquisition of all of our shares at the same time and it represents an opportunity for our unaffiliated stockholders to immediately receive a substantial premium for their shares based upon the closing price for our common stock on May 21, 2010, the last trading day before the first amended merger agreement was publicly announced. In addition, Mr. Fertitta believes that this is an appropriate time to pursue this merger since the current effects of the economy on the casual dining and gaming industries might inhibit us from accessing the public equity markets for the foreseeable future. Mr. Fertitta believes that, following the merger, we will have greater operating flexibility, allowing management to concentrate on long-term growth, reduce our focus on the quarter-to-quarter performance often emphasized by the public markets and pursue alternatives that we would not have as a public company, such as the ability to pursue transactions without focusing on the market reaction or risk profile of our unaffiliated stockholders with respect to such transactions.

Purposes and Reasons for the Merger of Parent and Merger Sub

If the proposed merger is completed, we will become a direct subsidiary of Parent. For Parent and Merger Sub, the purpose of the merger is to effectuate the transactions contemplated by the merger agreement.

Purposes, Reasons and Plans for Us After the Merger

The purpose of the merger for us is to enable our stockholders (other than Mr. Fertitta, Parent and Merger Sub and stockholders who properly exercise their dissenters’ rights of appraisal under Delaware law) to immediately realize the value of their investment in us through their receipt of the per share merger consideration of $24.50 in cash, representing a premium of approximately (a) 126% over the closing price of our common stock on September 8, 2009, the last trading day before Mr. Fertitta’s initial proposal was made public, (b) 66% over the merger consideration of $14.75 per share pursuant to the original merger agreement entered into by Parent, Merger Sub, Mr. Fertitta and us on November 3, 2009, (c) 13% over the closing price of our common stock on May 21, 2010, the last trading day before it was publicly announced that Parent, Merger Sub and Mr. Fertitta had entered into the first amended merger agreement with us, (d) 2% over the merger consideration of $24.00 pursuant to the first amended merger agreement and (e) 2% over the closing market price of our common stock on June 18, 2010, the last trading day before the second amendment to the merger agreement was publicly announced. For the reasons discussed under “—Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger Agreement,” our board of directors unanimously determined (with Mr. Fertitta taking no part in the vote or recommendation) that the merger agreement and the merger are advisable, fair to and in the best interests of us and our unaffiliated stockholders.

It is expected that, upon consummation of the merger, our operations will be conducted substantially in the same manner as they currently are being conducted except that our common stock will cease to be publicly traded and will no longer be listed on any exchange or quotation system, including the New York Stock Exchange, so price quotations will no longer be available. We will not be subject to many of the obligations and constraints, and the related direct and indirect costs, associated with having publicly traded equity securities. We will, however, continue to file periodic reports with the SEC to the extent such reports are required by any indenture governing the outstanding indebtedness of the surviving corporation or applicable law.

Following the merger, we will continue to evaluate and review our business and operations and may develop new plans and proposals or elect to pursue acquisitions or other opportunities that we consider appropriate to maximize our value.

Effects of the Merger

If the merger is consummated, Merger Sub will be merged with and into us, and we will continue as the surviving corporation. Following the consummation of the merger, all of our issued and outstanding common stock will be owned by Parent.

Upon consummation of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Parent or Merger Sub, held in treasury by us or owned by stockholders who properly exercise their dissenters’ rights of appraisal under Delaware law) will be cancelled and converted automatically into the right to receive $24.50 in cash, without interest. At the effective time of the merger, all outstanding and unexercised options having an option exercise price of less than $24.50 will be cancelled and the holder of each such cancelled option will be entitled to receive a cash payment (subject to applicable withholding taxes) equal to the number of shares of our common stock subject to the cancelled option multiplied by the amount by which $24.50 exceeds the option exercise price, without interest, except that all options owned by Mr. Fertitta that remain unexercised at the effective time of the merger will be cancelled and he will not receive any cash or consideration for his unexercised options. All options having an exercise price equal to or greater than $24.50 will be cancelled without payment of any consideration therefor. In addition, each share of restricted stock will be treated in the same manner as other shares of outstanding common stock and will be cancelled and converted automatically into the right to receive $24.50 in cash without interest, except that Mr. Fertitta’s shares of restricted stock will be contributed to Parent immediately prior to the effective time of the merger and will be cancelled and he will not receive any cash or consideration for his shares of restricted stock.

Immediately prior to the merger, in exchange for the common stock of Parent, Mr. Fertitta will contribute to Parent at least $40.0 million in cash and all of the outstanding shares of our common stock that he owns, which as of the date of this proxy statement totals 8,894,155 shares (which includes 775,000 shares of restricted stock that have not yet vested). All of the options to purchase our common stock that Mr. Fertitta holds immediately prior to the effective time of the merger will be cancelled. Parent will own all of our issued and outstanding shares of common stock following the consummation of the merger. The cash contribution and equity rollover of Mr. Fertitta is more fully described under “—Interests of Tilman J. Fertitta.” A table detailing the expected capitalization of us and Parent following the merger is set forth under “—Arrangements with Respect to Us and Parent Following the Merger.”

If the merger is consummated, our stockholders other than Mr. Fertitta will have no interest in our net book value or net earnings after the merger. The table below sets forth the direct and indirect interests in our book value and net earnings (loss) of Mr. Fertitta and Parent prior to and immediately following the merger, based on our net book value as of December 31, 2009 and March 31, 2010 and net income (loss) for the year ended December 31, 2009.

Ownership Prior to the Merger
	Net Book Value				Earnings/(Loss)
Name	December 31, 2009		March 31, 2010		December 31, 2009
	%	$(000’s)%		$(000’s)%	$(000’s)
Tilman J. Fertitta	55	$165,304	55	$175,507	55	$(8,927)

Ownership After the Merger
	Net Book Value				Earnings/(Loss)
Name	December 31, 2009		March 31, 2010		December 31, 2009
	%	$(000’s)%		$(000’s)%	$(000’s)
Tilman J. Fertitta (1)(2)	100	$300,554	100	$319,103	100	$(16,230)

(1)	Following the consummation of the merger, Mr. Fertitta will have an indirect interest in our net book value and earnings as a result of his ownership of the equity interests in Parent.
(2)	In connection with the merger and financing our on-going operations, Mr. Fertitta or Parent may, directly or indirectly, borrow up to $100.0 million prior to or at the closing. Such borrowings, if any, are not required, but may be used, to consummate the merger and are not a condition to the closing of the merger.

A primary benefit of the merger to our stockholders (other than Mr. Fertitta) will be the right of such stockholders to receive a cash payment of $24.50, without interest, for each share of our common stock held by such stockholders as described above, representing a premium of approximately (a) 126% over the closing price of our common stock on September 8, 2009, the last trading day before Mr. Fertitta’s initial proposal was made public, (b) 66% over the merger consideration of $14.75 per share pursuant to the original merger agreement entered into by Parent, Merger Sub, Mr. Fertitta and us on November 3, 2009, (c) 13% over the closing price of our common stock on May 21, 2010, the last trading day before it was publicly announced that Parent, Merger Sub and Mr. Fertitta had entered into the first amended merger agreement with us, (d) 2% over the merger consideration of $24.00 pursuant to the first amended merger agreement and (e) 2% over the closing market price of our common stock on June 18, 2010, the last full trading day prior to the public announcement of the execution of the second amendment to the merger agreement. Additionally, such stockholders will avoid the risk of any possible decrease in our future earnings, growth or value, and the risks related to our additional leverage, following the merger.

The primary detriments of the merger to such stockholders include the lack of interest of such stockholders in our potential future earnings, growth or value. Additionally, the receipt of cash in exchange for shares of our common stock pursuant to the merger will generally be a taxable sale transaction for U.S. federal income tax purposes to our stockholders who surrender shares of our common stock in the merger.

In connection with the merger, Mr. Fertitta will receive benefits and be subject to obligations that are different from, or in addition to, the benefits of our stockholders generally. These benefits and detriments arise from (i) the right to a continued ownership interest in us following the consummation of the merger and (ii) a continuing employment agreement with us. These incremental benefits and detriments are described in more detail under “—Interests of Tilman J. Fertitta.”

The primary benefits of the merger to Mr. Fertitta, based on his ownership of the equity interests in Parent, include his interest in our potential future earnings and growth which, if we successfully execute our business strategies, could be substantial. Additionally, following the merger, we will be a private company, and as such will be relieved of the burdens imposed on companies with publicly traded equity, including the requirements and restrictions on trading that our directors, officers and beneficial owners of more than 10% of the shares of our common stock face as a result of the provisions of Section 16 of the Exchange Act. Additionally, following the merger, Mr. Fertitta will retain his position as Chairman, Chief Executive Officer and President of the surviving corporation.

The primary detriments of the merger to Mr. Fertitta include the fact that all of the risk of any possible decrease in our earnings, growth or value, and all of the risks related to our additional leverage, following the merger will be borne by Parent. Additionally, the investment in Parent and us will not be liquid, with no public trading market for such securities, and the equity securities of Parent and us may be subject to contractual restrictions on transfer, including, in the case of our securities, liens to the extent provided under the terms of our debt financing. Mr. Fertitta may be limited in his ability to take advantage of our net operating losses due to Internal Revenue Code Section 382 limitations on utilizing such attributes following a change in control, in particular given the high levels of our debt and corresponding interest expense.

Our common stock is currently registered under the Exchange Act and is quoted on the New York Stock Exchange under the symbol “LNY”. As a result of the merger, we, as the surviving corporation, will become a privately held corporation, and there will be no public market for our common stock. After the merger, our common stock will cease to be quoted on the New York Stock Exchange, and price quotations with respect to sales of shares of our common stock in the public market will no longer be available. The surviving corporation will, however, continue to file periodic reports with the SEC to the extent such reports are required by any indenture governing the outstanding indebtedness of the surviving corporation or applicable law.

At the effective time of the merger, our certificate of incorporation, as in effect immediately prior to the merger, will be amended in the form of Exhibit A to the merger agreement and will become the certificate of incorporation of the surviving corporation until thereafter amended in accordance with its terms and applicable law. The bylaws of Merger Sub, as in effect immediately prior to the merger, will become the bylaws of the surviving corporation until thereafter amended in accordance with their terms and applicable law. Upon consummation of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation and our officers will be the initial officers of the surviving corporation. All surviving corporation directors and officers will hold their positions in accordance with and subject to applicable law and the certificate of incorporation and bylaws of the surviving corporation.

Conduct of Our Business if the Merger is Not Completed

If the merger agreement is not approved by the requisite stockholder vote or if the merger is not consummated for any other reason, stockholders will not receive any payment for their shares. Instead, we will remain a public company and our common stock will continue to be listed and traded on the New York Stock Exchange. In addition, if the merger is not consummated, we expect that, except as noted below, management will operate our business in a manner similar to the manner in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are.

From time to time, our board of directors will evaluate and review, among other things, our business operations, properties, dividend policy and capitalization and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholders’ value. If the merger agreement is not approved by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction that we find acceptable will be offered, or that our business, prospects, results of operations or stock price will not be adversely impacted or that our management team will remain intact. In addition, if the merger is not consummated, it is anticipated that Mr. Fertitta will continue to hold a controlling interest in us and would effectively control whether an alternative change in control transaction could be approved by our stockholders.

Interests of Tilman J. Fertitta

In connection with the merger agreement, Mr. Fertitta, our Chairman, Chief Executive Officer and President, entered into an equity commitment letter with Parent, under which we are a named third party beneficiary. Pursuant to the equity commitment letter, and subject to the satisfaction or waiver of the conditions to the merger, Mr. Fertitta agreed that in exchange for the common stock of Parent, immediately prior to the effective time of the merger, (i) he will contribute to Parent at least $40.0 million in cash, (ii) he will contribute to Parent 8,894,155 shares of our common stock, including 775,000 shares of restricted stock that have not yet vested (which contribution of shares is valued at approximately $217.9 million as of the date of this proxy statement, which is based on Mr. Fertitta’s ownership of 8,894,155 outstanding shares as of the date of this proxy statement valued at the merger consideration of $24.50 per share) and any additional shares that he may acquire prior to the effective time of the merger pursuant to the exercise of options to purchase our common stock and (iii) all options to purchase our common stock that he holds immediately prior to the effective time of the merger will be cancelled. As a result, following the merger, Mr. Fertitta will own all of our common stock through his ownership of all of the common stock of Parent.

The foregoing summary of the equity commitment letter does not purport to be complete and is qualified in its entirety by reference to the copy of the equity commitment letter, as amended, included as Exhibits 99.1(d)(2), (d)(4) and (d)(6) to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.

In addition, Mr. Fertitta is a party to an employment agreement with us and we expect this employment agreement will stay in effect following the merger. The employment agreement provides Mr. Fertitta benefits upon a change of control. In connection with the merger, no change of control payments will be made to Mr. Fertitta. However, if we do not consummate the merger and instead consummate a Superior Proposal that constitutes a change of control under Mr. Fertitta’s employment agreement, and Mr. Fertitta’s employment is terminated in connection with such transaction, we estimate that Mr. Fertitta could receive benefits under the employment agreement in the amount of approximately $63 million, based on merger consideration of $24.50 per share. In that event, the amount of any expenses reimbursed to Parent as a result of the termination of the merger agreement will be credited against the cash amounts due to Mr. Fertitta if his employment is terminated following a change of control.

The Voting Agreements

Fertitta Voting Agreement

Pursuant to a voting agreement entered into as part of the merger agreement (the “Fertitta Voting Agreement”), Mr. Fertitta has agreed to vote the 5,731,481 shares owned beneficially or of record by him and his affiliates as of June 16, 2008, plus up to the first 300,000 shares acquired upon exercise of his outstanding options, provided all such shares are held as of the record date for the special meeting, in favor of the adoption of the merger agreement and the approval of the merger and any actions required in furtherance thereof, as the merger agreement may be modified or amended from time to time. Mr. Fertitta further agreed that, at the special meeting or any other meeting of our stockholders, however called, and in any action by written consent of our stockholders, he will vote, or cause to be voted, 3,162,674 shares, plus up to the next 500,000 shares acquired upon exercise of his outstanding options, then owned beneficially or of record by him and his affiliates, as of the record date for such meeting or consent, in such proportion as reflects the manner in which the shares owned by our stockholders other than Mr. Fertitta and his affiliates are actually voted (with abstentions counted as “no” votes for purposes of calculating how such shares of Mr. Fertitta and his affiliates are voted), with respect to (1) the adoption of the merger agreement and the approval of the merger and any actions required in furtherance thereof, as the merger agreement may be modified or amended from time to time, and (2) any Acquisition Proposal that results in the termination of the merger agreement. Mr. Fertitta also agreed to certain restrictions on the transfer of his shares and certain other restrictions on his rights with respect to our common stock. All of the outstanding shares of our common stock owned beneficially or of record by Mr. Fertitta or his affiliates are subject to the Fertitta Voting Agreement. Furthermore, in the Fertitta Voting Agreement, Mr. Fertitta waived, to the full extent of the applicable law, and agreed not to assert any appraisal rights pursuant to Section 262 of the Delaware General Corporation Law (the “DGCL”) or assert any rights to dissent or otherwise in connection with the merger with respect to any and all of his shares of common stock subject to the Fertitta Voting Agreement. In addition, Mr. Fertitta agreed that, until the termination of the Fertitta Voting Agreement, he will not, directly or indirectly, purchase or otherwise acquire any shares of our common stock or economic ownership thereof, except pursuant to the exercise of options outstanding as of the date of the original merger agreement.

The Fertitta Voting Agreement is contained in the merger agreement and will terminate, other than with respect to Mr. Fertitta’s obligation to vote certain shares proportionally with respect to any Acquisition Proposal that results in the termination of the merger agreement, upon the earlier of the termination of the merger agreement in accordance with its terms and the effective time of the merger. The foregoing summary of the Fertitta Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Fertitta Voting Agreement which is contained in the original merger agreement, the first amended merger agreement and the second amended merger agreement, attached hereto as Annexes A, B and C, respectively, and incorporated herein by reference.

Pershing Square Group Voting Agreements

On June 20, 2010, we entered into voting agreements with the Pershing Square Group whereby the Pershing Square Group has agreed, for so long as the voting agreements have not been terminated, to vote the shares of common stock beneficially owned by it, subject to the terms and conditions set forth in the voting agreements, (i) in favor of the adoption of the merger agreement and the approval of other actions required in furtherance thereof, (ii) against the approval of any proposal made in opposition to or in competition with the merger agreement or the consummation of the merger as provided in the merger agreement, including any Acquisition

Proposal and (iii) against (A) any merger, rights offering, reorganization, recapitalization or liquidation involving us or any of our subsidiaries (other than the merger), (B) a sale or transfer of a material amount of assets or capital stock of us or any of our subsidiaries or (C) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone or adversely affect the merger or any of the other transactions contemplated by the merger agreement. All shares beneficially owned and voted by the Pershing Square Group at the special meeting will be included in the majority of the minority approval calculation.

As of June 20, 2010, the Pershing Square Group beneficially owned 1,604,255 shares, or approximately 9.9%, of our outstanding shares of common stock, which represents 21.9% of the voting power for purposes of the majority of the minority approval.

Pursuant to the voting agreements, the Pershing Square Group cannot grant a proxy or power of attorney with respect to any of our shares they beneficially own or subject any such shares to a voting trust or other voting agreement or arrangement, except as provided in the voting agreements, take any action that would prevent or materially impair the Pershing Square Group from performing any of their obligations under the voting agreements, or transfer any of our shares they beneficially own or any interest therein, other than pursuant to the merger agreement or in a transfer under which the transferee remains subject to the applicable voting agreement.

The voting agreements will terminate when the first of the following occurs: (i) the special committee determines an Acquisition Proposal is a Superior Proposal; (ii) the merger agreement is terminated, including in connection with a termination by us in order to enter into an agreement with respect to a Superior Proposal; (iii) the merger agreement is further amended, or any provision thereunder is waived, that reduces or changes the form of the merger consideration, adds or modifies any closing condition, materially delays the closing of the merger or adversely affects in any material respect the rights or obligations of the parties under the voting agreement as of the date of the voting agreement; (iv) December 31, 2010; (v) the effective time of the merger under the merger agreement; and (vi) the agreement of the parties to terminate the voting agreements (subject to Parent’s consent).

Interests of Our Directors and Officers

Pursuant to the merger agreement, (i) the board of directors of the surviving corporation will be the same as the directors of Merger Sub immediately prior to the consummation of the merger and (ii) the officers of the surviving corporation will be the same as our officers immediately prior to the consummation of the merger.

None of our executive officers, other than Mr. Fertitta, is a party to an employment agreement that would provide such executive officer benefits upon a change of control, see “—Interests of Tilman J. Fertitta.”

Our directors are named parties to certain derivative litigation relating to Mr. Fertitta’s proposal to acquire all of our outstanding stock in 2008 and claims arising from the current proposed merger, which litigation, subject to final court approvals, would be terminated and thus resolved in a manner favorable to such directors upon consummation of the merger. Specifically, it is a condition to the closing of the merger that the May Settlement has been approved by the Court of Chancery of the State of Delaware, conditioned only on the closing of the merger. See “The Merger Agreement—Delaware Litigation Settlement.”

As of June 18, 2010, there were approximately 1.0 million shares of our common stock subject to options granted under our equity incentive plans or otherwise and approximately 0.8 million shares of unvested restricted stock outstanding. Upon the consummation of the merger, all of our equity compensation awards, including awards held by our directors and executive officers (other than Mr. Fertitta), will be subject to the following treatment:

•

all outstanding and unexercised options granted under any of our employee or director equity plans or otherwise, whether vested or unvested, will vest and be cancelled, and the holder of each cancelled option having an exercise price of less than $24.50 will be entitled to receive a cash payment (subject to applicable withholding taxes) equal to the number of shares of our common stock subject to the cancelled option multiplied by the amount by which $24.50 exceeds the option exercise price, without interest; and

•

each share of restricted stock will be treated in the same manner as other shares of outstanding common stock and will be cancelled and converted automatically into the right to receive $24.50 in cash, without interest.

In connection with the merger, we estimate that our officers and directors (other than Mr. Fertitta) will receive $193,596 from the settlement of options and $243,237 from the settlement of restricted stock. Mr. Fertitta’s unexercised options to purchase our common stock will be cancelled and he will not receive any cash or consideration for his options. Mr. Fertitta’s shares of restricted stock will be contributed to Parent immediately prior to the effective time of the merger and cancelled and he will not receive any cash or consideration for his shares of restricted stock.

The following table reflects the consideration to be provided to each of our directors and officers (other than Mr. Fertitta) in connection with the merger, based on their ownership of common stock, options and restricted common stock as of June 8, 2010:

Name	Merger consideration to be received for common stock	Merger consideration to be received for restricted stock	Merger consideration to be received for options	Total consideration
Richard H. Liem	$73,500	$73,500	$-0-	$147,000
Steven L. Scheinthal	98,000	98,000	-0-	196,000
Jeffrey L. Cantwell	-0-	20,997	-0-	20,997
Kenneth Brimmer	103,219	12,250	-0-	115,469
Michael S. Chadwick	24,500	12,250	143,640	180,390
Joe Max Taylor	12,250	12,250	6,456	30,956
K. Kelly Roberts	13,990	13,990	43,500	71,480

Totals	$325,459	$243,237	$193,596	$762,292

Special Committee

We paid each of Michael Chadwick and Kenneth Brimmer a fee of $60,000 in 2009 for serving as the co-chairmen of the special committee. We paid each of Michael Chadwick and Kenneth Brimmer an additional fee of $60,000 subsequent to our entry into the first amended merger agreement in recognition of the substantial additional time and effort involved in serving on the special committee. In addition, we have agreed to reimburse the expenses incurred by each member of the special committee in connection with his service on the special committee. Finally, pursuant to the terms of a special committee indemnification agreement we entered into with each member of the special committee, we have agreed to (i) indemnify each member of the special committee in respect of liabilities for acts or omissions arising out of such member’s service as a special committee member and (ii) advance to each member of the special committee expenses actually incurred in connection with any action or suit arising out of such member’s service as a special committee member. None of the above payments are dependent on the success of the merger or the special committee’s recommendations with respect to the merger.

Indemnification and Insurance

From and after the effective time of the merger, Parent will, and will cause the surviving corporation to, indemnify and hold harmless to the fullest extent permitted under applicable law each of our present and former directors and officers, and their heirs, executors and administrators, each of whom we refer to as an “indemnified party”, against any and all costs, expenses, including reasonable attorneys’ fees, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any action or investigation arising out of, pertaining to or in connection with any act or omission or matters existing or occurring or alleged to have occurred at or prior to the effective time of the merger, including the merger and the other transactions contemplated by the merger agreement and any acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at our request or for our benefit. If any such action or investigation occurs, Parent or the surviving corporation will advance to each indemnified party the expenses it incurs in the defense of any such action or investigation within 10 business days of Parent or the surviving corporation receiving from such indemnified party a written request for reimbursement. However, (i) any advancement of expenses will be only to the fullest extent permitted under applicable law and (ii) the indemnified party must provide an undertaking to repay such advances to Parent or the surviving corporation, as applicable, if it is ultimately determined by a court of competent jurisdiction (which determination is not subject to any appeal) that the indemnified party is not entitled to indemnification under applicable law.

The certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to indemnification than are set forth in our certificate of incorporation and bylaws, each as amended, as of the date of the original merger agreement, unless any modification is required by law and then Parent will cause the surviving corporation to make such modification only to the minimum extent required by law. The indemnification provisions may not be amended, repealed or otherwise modified (except as provided in this paragraph) for a period of six years from the effective time of the merger in any manner that would affect adversely the rights of individuals who, at or prior to the effective time of the merger, were our directors or officers.

We will purchase at or prior to the effective time of the merger, and the surviving corporation will maintain in effect, tail policies to our current directors’ and officers’ liability insurance, which tail policies (i) will be effective for a period of six years after the effective time of the merger with respect to claims arising from acts or omissions occurring prior to the effective time of the merger with respect to those persons who are currently covered by our directors’ and officers’ liability insurance and (ii) will contain terms with respect to coverage and amount no less favorable, in the aggregate, than those of such policy or policies as in effect on the date of the original merger agreement. If the tail policies described in the immediately preceding sentence cannot be obtained or can only be obtained by paying aggregate premiums in excess of 150% of the aggregate annual amount currently paid by us for such coverage, the surviving corporation will only be required to provide as much coverage as can be obtained by paying aggregate premiums equal to 150% of the aggregate annual amount currently paid by us for such coverage.

Arrangements with Respect to Us and Parent Following the Merger

In connection with the merger, we will become a privately held company. Following the consummation of the merger, all of the issued and outstanding shares of our common stock will be owned by Parent. Mr. Fertitta will own all of the common stock of Parent, and thus indirectly own all of our common stock.

The table below sets forth the expected capitalization of Landry’s and Parent following the merger.

Capitalization of Parent Immediately Following the Merger

	Cash (1)(3)	Contributed Landry’s Common Stock	Imputed Value Landry’s Common Stock (2)	Total Common Stock	% Common Stock
Tilman J. Fertitta	$101,500,000	8,894,155	$225,606,798	$327,106,798	100%

Capitalization of Landry’s Immediately Following the Merger

	Common Stock	% Common Stock
Tilman J. Fertitta	$327,106,798	100%

(1)	Includes funds available from certain of our unrestricted subsidiaries.
(2)	Includes equity in unexercised options.
(3)	In connection with the merger and financing our on-going operations, Mr. Fertitta or Parent may, directly or indirectly, borrow up to $100.0 million prior to or at the closing. Such borrowings, if any, are not required, but may be used, to consummate the merger and are not a condition to the closing of the merger.

Financing of the Merger

The consummation of the merger is contingent upon the consummation of the equity financing commitment from Mr. Fertitta and the consummation of the refinancing of certain of our debt obligations, which financings, in the aggregate, together with Parent’s, Merger Sub’s and our cash on hand, Parent has represented to us in the merger agreement will be sufficient to pay the aggregate merger consideration and any other amounts required to be paid by Parent and Merger Sub in connection with the consummation of the transactions contemplated by the merger agreement. The refinancing of our indebtedness was completed on November 30, 2009.

The total amount of funds necessary to consummate the merger is anticipated to be approximately $187.0 million, consisting of (i) approximately $180.5 million to be paid to our stockholders (other than Mr. Fertitta, Parent and Merger Sub) and option holders (other than Mr. Fertitta) under the merger agreement and (ii) approximately $6.5 million to pay fees and expenses incurred in connection with the merger, which we collectively refer to as the “merger payments”.

On November 30, 2009, we completed (1) an offering of $406.5 million of 11 5/8% Notes, which resulted in our receiving $400.1 million in net proceeds; and (ii) closed a four year $235.6 million amended and restated senior secured credit facility consisting of a $75.0 million revolving credit facility and a $160.6 million term loan. At March 31, 2010, we had outstanding (i) $28.0 million under our senior secured revolving credit facility and (ii) $152.6 million under our senior secured term loan facility. Additionally, on April 28, 2010 we completed the offering of an additional $47.0 million of 11 5/8% Notes, which resulted in our receiving $49.8 million in gross proceeds. Pursuant to these loans, up to $79.5 million of our cash and the cash of certain of our restricted subsidiaries can be used to consummate the transactions contemplated by the merger agreement, so long as Mr. Fertitta or Parent contributes at least $40.0 million to the equity of Merger Sub or us. In connection with the merger and financing our on-going operations, Mr. Fertitta or Parent may, directly or indirectly, borrow up to $100.0 million prior to or at the closing. Such borrowings, if any, are not required, but may be used, to consummate the merger and are not a condition to the closing of the merger.

The funds to pay for the acquisition of our stock are anticipated to come from the following sources:

•	approximately $101.5 million of cash, which amount includes contributions by Mr. Fertitta and funds available from Parent and certain of our unrestricted subsidiaries; and

•	approximately $79.5 million from our cash and the cash of certain of our restricted subsidiaries.

The foregoing amounts do not include the value of all of the shares of common stock held by Mr. Fertitta, including restricted shares, that are being contributed to Parent immediately prior to the effective time of the merger, and which will be cancelled as of the effective time, or Mr. Fertitta’s stock options that are being cancelled in connection with the merger. As of the date of this proxy statement, Mr. Fertitta beneficially owned 9,694,155 shares of our common stock, which includes 775,000 shares of restricted stock, with his outstanding shares having an aggregate value of $217.9 million at $24.50 per share, and options to purchase 800,000 shares of our common stock.

We have been provided an equity commitment letter related to Mr. Fertitta’s cash and equity contributions to Parent.

We have agreed to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the debt financing as promptly as practicable but in any event on or before the consummation of the merger, including using our commercially reasonable efforts to:

•	negotiate definitive agreements with respect to the debt financing; and

•	satisfy on a timely basis all conditions applicable to us or our affiliates in such definitive agreements that are within their control.

We have also agreed to use commercially reasonable efforts to comply, and to cause our subsidiaries to comply, in all material respects with the terms of the definitive agreements with respect to the debt financing and any related commitment, fee and engagement letters, if any, entered into with respect to the debt financing. We agreed to:

•	furnish to Parent complete, correct and executed copies of the definitive agreements with respect to the debt financing promptly upon their execution; and

•

otherwise keep Parent reasonably informed of the status of our efforts to arrange the debt financing , including providing to Parent copies of definitive agreements with respect to the debt financing in substantially final form following the negotiation of such definitive agreements.

Parent may not terminate the merger agreement for, or otherwise claim, a breach of our obligations with respect to the debt financing.

The debt financing was consummated on November 30, 2009.

Cash and Equity Contributions by Tilman J. Fertitta

Parent has received an equity commitment letter from Mr. Fertitta, pursuant to which, subject to the conditions contained therein, he has agreed:

•	to contribute to Parent at least $40.0 million in cash;

•

to contribute to Parent the 8,894,155 outstanding shares of common stock that he owns (which includes 775,000 shares of restricted stock that have not yet vested and excludes options to purchase 800,000 shares of our common stock), the aggregate value of which is approximately $217.9 million based on the merger consideration of $24.50 per share, and any additional shares that he acquires prior to the effective time of the merger pursuant to the exercise of outstanding options; and

•	that all options to purchase shares of our common stock that he owns immediately prior to the effective time of the merger will be cancelled.

The obligation to fund the commitments under the equity commitment letter is subject to, and will occur immediately prior to, the consummation of the merger. In addition, the obligation to fund the cash and equity commitments will terminate automatically upon the earliest to occur of (a) the effective time of the merger (at which time the obligations shall be discharged) and (b) the termination of the merger agreement, and may be terminated earlier upon agreement of Parent and Mr. Fertitta. The equity commitment letter may be amended upon the mutual consent of Mr. Fertitta and Parent. We are a named third party beneficiary under the equity commitment letter and the special committee, if then in existence, or otherwise our disinterested directors, is entitled to enforce the terms of the equity commitment letter.

Debt Financing

On November 30, 2009, we refinanced (i) our 14% senior secured notes with a larger debt financing, a portion of which will be used to fund a portion of the merger payments if the merger is consummated or for general corporate purposes if the merger is not consummated and (ii) our existing secured credit facility. Additionally, on April 28, 2010, we issued additional $47.0 million of our 11 5/8% Notes. These new debt facilities are made up of the following:

•	up to $75.0 million aggregate principal amount under an amended senior secured revolving credit facility;

•	$160.6 million aggregate principal amount under an amended senior secured term loan facility; and

•	$453.5 million aggregate principal amount of debt from the issuance of our 11 5/8% Notes, which includes the April 28, 2010 note issuance.

Senior Secured Credit Facility

We are able to borrow up to $235.6 million under the amended senior secured credit facility, which is comprised of:

•	a 4-year $75.0 million senior secured revolving credit facility; and

•	an up to 4-year $160.6 million senior secured term loan facility.

The amended revolver includes a $25.0 million sublimit for the issuance of letters of credit and a $5.0 million sublimit for swingline loans. Wells Fargo Capital Finance, LLC (formerly known as Wells Fargo Foothill LLC) and Jefferies Finance LLC and/or their designees were co-lead arrangers, co-bookrunners and co-syndication agents for the amended senior secured credit facility. Wells Fargo Capital Finance, LLC and/or its designees acted as sole administrative agent and collateral agent for the amended senior secured credit facility.

Loans under the amended senior secured credit facility bear interest, at our election, at a rate of interest equal to either (i) LIBOR plus 6.0% with a LIBOR floor fixed at a minimum of 2.0% or (ii) 5.0% plus the highest of (a) the prime rate announced periodically by Wells Fargo (b) the U.S. federal funds effective rate plus 0.50% or (c) a fixed rate of 4.0% per annum.

Our obligations under the amended senior secured credit facility are unconditionally guaranteed jointly and severally by each direct and indirect, existing and future subsidiary of ours, other than our unrestricted and foreign subsidiaries, including the subsidiaries that own and operate the Golden Nugget, and any subsidiary that is a controlled foreign corporation.

Our obligations under the amended senior secured credit facility are secured by a perfected first priority security interest in substantially all of our and the guarantors’ tangible and intangible assets and all of the capital stock of each guarantor (but limited, in the case of the voting stock of a controlled foreign corporation, to 65% of all such voting stock to the extent the pledge of a greater percentage would result in material adverse tax consequences to us).

The amended senior secured credit facility contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The amended senior secured credit facility also includes customary events of default.

Senior Secured Notes

On November 30, 2009, we issued $406.5 million in aggregate principal amount of 11 5/8% Notes, from which we received $400.1 million in net proceeds. Additionally, on April 28, 2010 we completed the offering of an additional $47.0 million 11 5/8% Notes, which resulted in our receiving $49.8 million in gross proceeds. We will pay interest on the 11 5/8% Notes semi-annually in arrears at an annual interest rate of 11 5/8%, beginning November 30, 2009. The first interest payment date was June 1, 2010. The notes are fully guaranteed on a senior secured basis by each of our existing and future domestic restricted subsidiaries. Our unrestricted and foreign subsidiaries, including the subsidiaries that own and operate the Golden Nugget Hotels and Casinos, will not guarantee the 11 5/8% Notes.

The 11 5 /8% Notes and the guarantees are secured by liens on substantially all of our and the guarantors’ assets; provided, however, that pursuant to the terms of an intercreditor agreement, such liens will be contractually subordinated to liens that secure our amended senior secured credit facility. Consequently, the 11 5/8% Notes and the guarantees are effectively subordinated to all obligations under our amended senior secured credit facility.

The 11 5/8% Notes and the guarantees of the 11 5/8% Notes rank pari passu in right of payment with all of our and the guarantors’ existing and future senior indebtedness and senior in right of payment to all our and the guarantors’ future subordinated indebtedness. The 11 5/8% Notes and the guarantees are effectively subordinated, however, to indebtedness and other obligations under our amended senior secured credit facility described above, and certain other indebtedness to the extent of the assets securing such indebtedness, and are effectively senior to our and the guarantors’ existing and future senior unsecured indebtedness to the extent of the assets securing the 11 5/8% Notes.

We agreed to file an exchange offer registration statement to exchange the 11 5/8% Notes for a new issue of substantially identical debt securities, the issuance of which has been registered under the Securities Act of 1933, as evidence of the same underlying obligation of indebtedness. Under a registration rights agreement, we have agreed:

•

to file a registration statement with respect to an offer to exchange the 11 5/8% Notes for senior secured notes with substantially identical terms to the 11 5/8% Notes within 90 days after the respective issue dates of the 11 5/8% Notes;

•	to use our best efforts to cause such registration statement to become effective within 150 days after the respective issue dates of the 11 5/8% Notes;

•	to consummate the exchange offer contemplated by such registration statement within 30 business days after its effective date; and

•	under certain circumstances, to file and to use our best efforts to cause to become effective, a shelf registration statement relating to the resale of the 11 5/8% Notes.

We will be obligated to pay additional interest as liquidated damages to holders of the notes under certain circumstances if we are not in compliance with our obligations under the registration rights agreement. In May 2010, we completed the exchange of the $406.5 million of the 11 5/8% Notes placed on November 30, 2009 for substantially identical registered notes. We must still satisfy our registration obligations for the $47.0 million of 11 5/8% Notes that were placed in April 2010.

At any time prior to December 1, 2012, we may redeem up to 35% of the 11 5/8% Notes at a redemption price of 111.625% of the principal amount thereof, plus accrued and unpaid interest, with the net cash proceeds of certain equity offerings. Additionally, on or after December 1, 2012, we may redeem all or a part of the 11 5/8% Notes at a premium that will decrease over time, plus accrued and unpaid interest on the notes redeemed.

If we experience a change of control (as defined in the indenture governing the 11 5/8% Notes), we will be required to make an offer to repurchase the 11 5/8% Notes at a price of 101% of their aggregate principal amount, plus accrued and unpaid interest. An acquisition of us by Mr. Fertitta or his affiliates will not be considered a change of control.

If we or our restricted subsidiaries sell assets and do not use the proceeds for specified purposes, we may be required to offer to use the net proceeds to purchase the 11 5/8% Notes at 100% of their principal amount, plus accrued and unpaid interest.

The indenture governing the 11 5/8% Notes, among other things, limits our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee additional indebtedness or issue disqualified capital stock;

•	transfer or sell assets;

•	pay dividends or distributions, redeem subordinated indebtedness, make certain types of investments or make other restricted payments;

•	create or incur liens;

•	incur dividend or other payment restrictions affecting certain subsidiaries;

•	consummate a merger, consolidation or sale of all or substantially all of our assets;

•	enter into transactions with affiliates;

•	designate subsidiaries as unrestricted subsidiaries;

•	engage in a business other than a business that is the same or similar to our current business and reasonably related businesses; and

•	take or omit to take any actions that would adversely affect or impair in any material respect the collateral securing the 11 5/8% Notes.

Other Debt

At March 31, 2010, we had approximately $447.2 million of indebtedness that will remain outstanding following the merger, substantially all of which will consist of amounts outstanding under the Golden Nugget, Inc.’s $545.0 million credit facility. In addition, we have approximately $1.5 million under our existing 7.5% notes and 9.5% notes that will remain outstanding following the merger.

In connection with the merger and financing our on-going operations, Mr. Fertitta or Parent may, directly or indirectly, borrow up to $100.0 million prior to or at the closing. Such borrowings, if any, are not required, but may be used, to consummate the merger and are not a condition to the closing of the merger.

Fees and Expenses of the Merger

The following is an estimate of our fees and expenses to be incurred in connection with the merger:

Expense	Amount
Legal	$2,100,000
Financial Advisors	$3,550,000
Accounting	$300,000
Printing and Mailing	$250,000
Securities and Exchange Commission Filing Fees	$11,200
Paying Agent	$20,000
Proxy Solicitation and Information Agent	$30,000
Miscellaneous	$238,800

Total	$6,500,000

Regulatory Approvals

The following discussion summarizes the material regulatory requirements that we believe relate to the merger, although we may determine that additional consents from or notifications to governmental agencies are necessary or appropriate.

In the merger agreement, the parties have agreed to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws in order to obtain the expiration or termination of the applicable waiting periods under the competition laws of any relevant competition authority required for the consummation of the transactions contemplated by the merger agreement, including the payment when due of all filing fees associated with any notifications, reports or other filings required by any relevant competition authority, except as otherwise provided in the merger agreement, and to effect all necessary filings, consents, waivers, authorizations, permits and approvals from governmental authorities, gaming authorities and other third parties required for the consummation of the transactions contemplated by the merger agreement, including under any applicable gaming laws and liquor laws.

The failure to obtain the approvals required as a result of the merger, comply with the procedural requirements prescribed by any applicable gaming regulatory authority, or of us or Parent to qualify or make disclosures or applications as required under the laws and regulations of any applicable gaming regulatory authority may result in the loss of license or denial of application for licensure in any such applicable jurisdiction.

Nevada Gaming Regulation. As a result of our ownership and operation of the Golden Nugget Hotel & Casino, Las Vegas, Nevada and the Golden Nugget Hotel & Casino, Laughlin, Nevada, we are, and upon consummation of the merger, will be, subject to the jurisdiction of the Nevada gaming authorities. The ownership and operation of casino gaming facilities in Nevada are subject to the Nevada Gaming Control Act and the regulations of the Nevada Gaming Commission (collectively the “Nevada Act”), and various local ordinances and regulations. Our respective gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission (the “Nevada Commission”), the Nevada State Gaming Control Board (the “Nevada Board”), and the local gaming authorities of the cities of Las Vegas and Laughlin, Nevada (collectively, the “Nevada Gaming Authorities”).

The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy that are concerned with, among other things:

•	the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

•	the establishment and maintenance of responsible accounting practices and procedures;

•

the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record-keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

•	the prevention of cheating and fraudulent practices; and

•	the establishment of a source of state and local revenues through taxation and licensing fees.

The Nevada Act provides that the acquisition of control of a registered publicly traded corporation such as ours must have the prior approval of the Nevada Commission. However, in this instance, Mr. Fertitta, the sole stockholder of Parent, has already been found suitable as our controlling stockholder. Accordingly, no prior approval of the merger by the Nevada Gaming Authorities is required. Following the closing of the merger transaction, Parent will be required to file an application for registration as a holding company and a finding of suitability as our sole stockholder, and Mr. Fertitta will be required to file an application for a finding of suitability as the sole stockholder of Parent. Certain officers and directors of Parent may also be required to file applications for relevant approvals and to obtain such approvals. The Nevada Board reviews and investigates applications and makes recommendations on those applications to the Nevada Commission for final action. Parent, Mr. Fertitta and, if required, officers and directors of Parent will file applications with the Nevada Board for the approvals referred to above, and will also file related applications with all appropriate local jurisdictions after the merger transaction has closed.

We are currently registered by the Nevada Commission and have been found suitable to own gaming subsidiaries that have licensed gaming facilities in Nevada. We, together with our operating gaming subsidiaries, currently hold all gaming licenses and approvals necessary to our continued operation. The merger will not result in our having to re-register with the Nevada Commission or any of the local jurisdictions. However, if we do not consummate the merger and instead consummate an alternative transaction, the party making the proposal for an alternative transaction would be required to register with the Nevada Commission and file applications with the appropriate local jurisdictions. This approval process can take in excess of a year to complete.

Liquor Licenses. The restaurant industry is subject to extensive state and local government regulation relating to the sale of alcoholic beverages. Alcoholic beverage control regulations require each of our restaurants to apply for and obtain from state authorities a license to sell alcohol on the premises. We currently have all of the liquor licenses required to operate our business and these licenses will not be terminated as a result of the merger. However, if we do not consummate the merger and instead consummate an alternative transaction, the party making the proposal for an alternative transaction would be required to obtain new liquor licenses in many of the states in which we operate to the extent it does not already have such licenses.

Accounting Treatment of the Merger

For financial accounting purposes the Company is expected to retain its historical cost basis accounting records as the transaction is between entities under common control.

Provisions for Unaffiliated Security Holders

No provision has been made to grant our stockholders, other than Mr. Fertitta, access to our corporate files, any other party to the merger agreement or Mr.  Fertitta, or to obtain counsel or appraisal services at our expense or the expense of any other such party.

Appraisal Rights of Stockholders

Our stockholders have the right under Delaware law to dissent from the approval and adoption of the merger agreement, to exercise appraisal rights and to receive payment in cash of the judicially determined fair value for their shares, plus interest, if any, on the amount determined to be the fair value, in accordance with Delaware law. The fair value of shares of our common stock, as determined in accordance with Delaware law, may be more or less than, or equal to, the merger consideration to be paid to non-dissenting stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the approval and adoption of the merger agreement and must follow the specific procedures provided under Delaware law for perfecting appraisal rights. Dissenting stockholders must precisely follow these specific procedures to exercise appraisal rights or their appraisal rights may be lost. These procedures are described in this proxy statement, and a copy of Section 262 of the DGCL, which grants appraisal rights and governs such procedures, is attached as Annex E to this proxy statement. See “Appraisal Rights” beginning on page 157.

Projected Financial Information

Our senior management does not as a matter of course make public projections as to future performance or earnings beyond the current year and is especially reluctant to make projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, non-public prospective financial information for the four years ending December 31, 2012 was prepared by our senior management as of October 27, 2009 and May 14, 2010 and made available to Parent, as well as to the board of directors, the special committee and Moelis, the special committee’s financial advisor, in connection with their respective considerations of the merger.

We have included the material projections in this proxy statement to give our stockholders access to certain nonpublic information considered by Parent, the special committee, Moelis and the board of directors for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that Parent, Merger Sub, Mr. Fertitta, the special committee, our board of directors, Moelis or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

We have advised the recipients of the projections that our internal financial forecasts upon which the projections were based are subjective in many respects. The projections reflect numerous assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other matters, all of which are difficult to predict and beyond our control. The projections also reflect estimates and assumptions related to our business that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond our control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections were prepared for internal use and to assist Parent, the special committee and Moelis with their respective due diligence investigations of us and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the Securities and Exchange Commission regarding projections or the guidelines established by the American Institute of Certified

Public Accountants for preparation and presentation of prospective financial information. The projected financial information included herein has been prepared by, and is the responsibility of our management, and none of Parent, Merger Sub, the board of directors, the special committee or Moelis was involved in the preparation of the projected financial information or has any responsibility for the projected financial information. Grant Thornton LLP, our independent registered public accounting firm, has not examined or compiled any of the accompanying projected financial information, and accordingly, Grant Thornton LLP does not express an opinion or any other form of assurance with respect thereto. The Grant Thornton LLP report incorporated by reference in this proxy statement relates to our historical financial information. It does not extend to the projected financial information and should not be read to do so.

Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of our operations, including the factors described under “Cautionary Statement Regarding Forward-Looking Information,” which factors may cause the financial projections or the underlying assumptions to be inaccurate. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. The financial projections do not take into account any circumstances or events occurring after the date they were prepared.

Readers of this proxy statement are cautioned not to place undue reliance on any of the projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these projections.

The projected financial information has been prepared on a basis consistent with the accounting principles used in the historical financial statements. For the foregoing reasons, as well as the basis and assumptions on which the financial projections were compiled, the inclusion of the material projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, we do not intend to update, or otherwise revise the material projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be incorrect.

Summary Financial Projections as of October 27, 2009

We prepared our financial projections, as set forth below, on October 27, 2009.

Landry’s Restaurants, Inc.

Summary Financial Projections as of October 27, 2009

(amounts in thousands)

	2009	2010	2011	2012
EBITDA (1) (2)	$205,510	$182,796	$193,535	$208,344
Capital expenditures	$151,889	$29,500	$29,500	$29,500
Operating income, continuing operations	$119,473	$101,201	$110,289	$123,695
Revenues	$1,066,855	$1,084,320	$1,114,719	$1,151,855
Net income (loss) attributable to Landry’s	$11,802	$(17,391)	$638	$25,742

(1)	EBITDA consists of net income plus income tax provision, depreciation and amortization, interest expense and asset impairment expense.
(2)	2009 EBITDA includes gains on debt extinguishment ($19.4 million), lease termination ($7.5 million) and asset sales/insurance proceeds ($5.7 million) and expenses for debt retirement ($4.0 million) and interest rate swaps ($1.3 million). Excluding these items, 2009 EBITDA would be $178.2 million.

We made a number of key assumptions in preparing these projections, including:

•	Construction of three restaurants in 2010 and beyond with a projected construction cost of $3.0 million;

•	Opening of a hotel tower at the Golden Nugget Hotel and Casino in Las Vegas opens in late November 2009 with a construction cost of $140.0 million;

•	Low sales growth in the restaurant and hospitality segment throughout the projection period; and

•	Continued aggressive discounting of hotel room rates in Las Vegas negating the additional rooms from the new hotel tower in 2010 with moderate growth from the lower base in 2011 and 2012.

Summary Financial Projections as of May 14, 2010

On May 14, 2010, our projections were revised based on the actual results for 2009 and the first quarter of 2010 and to reflect certain changes to our business and assumptions. Significant changes are described below:

•	In November 2009, we refinanced our $295.5 million 14% Senior Secured Notes with $406.5 million in 11 5/8% Notes and amended and restated our senior credit facility.

•

In February 2010, we amended our Golden Nugget credit facilities and repurchased $62.8 million of second lien debt at 40% of face value resulting in a $33.0 million gain. In addition, the Golden Nugget agreed to pay a 0.5% fee to all consenting first lien lenders and an annual 0.5% fee on all outstanding first lien commitments as well as an additional 1% PIK interest on all outstanding first lien amounts which may be paid in cash at the Golden Nugget’s discretion.

•	In April 2010, we sold $47.0 million in additional 11 5 /8% Notes under the existing indenture for net proceeds of $48.9 million.

•	We acquired twelve Oceanaire restaurants on April 30, 2010 for approximately $24.0 million.

•	We lowered expectations for the gaming division based on continued softness in the gaming industry compounded by aggressive discounting of hotel room rates in Las Vegas.

Landry’s Restaurants, Inc.

Summary Financial Projections as of May 14, 2010

(amounts in thousands)

	2009	2010	2011	2012
EBITDA (1) (2) (3)	$206,863	$201,771	$194,575	$204,556
Capital expenditures	$160,700	$28,148	$27,600	$27,600
Operating income, continuing operations	$117,812	$100,530	$112,272	$121,417
Revenues	$1,060,234	$1,107,161	$1,161,966	$1,190,696
Net income attributable to Landry’s common stockholders	$(16,230)	$7,010	$1,572	$12,014

(1)	EBITDA consists of net income plus income tax provision, depreciation and amortization, interest expense and asset impairment expense.
(2)	2009 EBITDA includes gains on debt extinguishment ($19.4 million), lease termination ($7.5 million) and asset sales/insurance proceeds ($5.7 million) and expenses for debt retirement ($4.0 million) and interest rate swaps ($1.3 million). Excluding these items, 2009 EBITDA would be $178.2 million.
(3)	2010 EBITDA includes gains on debt extinguishment of $33.0 million and a loss on interest rate swaps of $10.0 million. Excluding these items EBITDA would be $178.7 million.

Material United States Federal Income Tax Consequences

The following summarizes the material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of shares of our common stock who exchange such shares for the cash consideration pursuant to the merger. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing regulations promulgated thereunder, and published rulings and court decisions, all as in effect and existing on the date of this proxy statement and all of which are subject to change at any time, which change may be retroactive or prospective. No rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. Unless otherwise specifically noted, this summary applies only to U.S. Holders (as defined below) that hold their shares of our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Finally, this summary does not address issues, rules, etc. that are currently pending in the Congress and which relate to U.S. taxes.

This summary addresses only the material U.S. federal income tax consequences, and not all tax consequences, of the merger that may be relevant to U.S. Holders of shares of our common stock. It also does not address any of the tax consequences of the merger to holders of shares of our common stock that are Non-U.S. Holders (as defined below) or to holders that may be subject to special treatment under U.S. federal income tax law, such as, for example, financial institutions, real estate investment trusts, personal holding companies, tax-exempt organizations, regulated investment companies, persons who hold shares of our common stock as part of a straddle, hedge, conversion, constructive sale or other integrated transaction or whose functional currency is not the U.S. dollar, traders in securities who elect to use the mark-to-market method of accounting, persons who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements, insurance companies, S corporations, brokers and dealers in securities or currencies and certain U.S. expatriates. Further, this summary does not address the U.S. federal estate, gift or alternative minimum tax consequences of the merger, or any state, local or non-U.S. tax consequences of the merger, or the U.S. federal income tax consequences to any person (other than Mr. Fertitta or Parent) that will own actually or constructively shares of our capital stock following the merger. For example, this summary does not address the U.S. federal income tax consequences of the merger to persons related to Mr. Fertitta or Parent under applicable constructive ownership rules set forth in the Internal Revenue Code or the Treasury regulations promulgated thereunder.

Each holder of shares of our common stock should consult his, her or its tax advisor regarding the tax consequences of the merger in light of such holder’s particular situation, including any tax consequences that may arise under the laws of any state, local or non-U.S. taxing jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

A “U.S. Holder” means a beneficial owner of shares of our common stock that, for U.S. federal income tax purposes, is:

•	a citizen or individual resident of the United States;

•

a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax without regard to its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership or limited liability company that is treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of each of its partners or members generally will depend upon the status of such partner or member and the activities of the partnership or limited liability company. A partner of a partnership or member of a limited liability company that is treated as a partnership for U.S. federal income tax purposes holding shares of our common stock should consult its own tax advisors regarding the U.S. federal income tax consequences of the merger.

A “Non-U.S. Holder” means a beneficial owner of shares of our common stock that is not a U.S. Holder. We urge holders of shares of our common stock that are Non-U.S. Holders to consult their own tax advisors regarding the U.S. federal income tax consequences of the merger.

Disposition of Shares of our Common Stock

In general, the exchange of shares of our common stock for the cash consideration pursuant to the merger will be a taxable sale transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives the cash consideration in exchange for shares of our common stock pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of our common stock sold. The U.S. Holder’s gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction). The U.S. Holder’s gain or loss will generally be capital gain or loss, and will generally be long-term capital gain or loss if, on the date of the merger, the shares of our common stock exchanged pursuant to the merger were held by the tendering U.S. Holder for more than one year. In the case of U.S. Holders who are individuals, long-term capital gain is currently eligible for reduced rates of U.S. federal income tax. There are limitations on the deductibility of capital losses.

The merger will be a tax-free transaction for each of Parent, Merger Sub, Mr. Fertitta and us for U.S. federal income tax purposes. Parent will be treated for U.S. federal income tax purposes as purchasing our common stock from our tendering stockholders and will have a cost basis in the acquired shares.

Appraisal Rights

In general, a U.S. Holder who exercises appraisal rights with respect to the merger will recognize gain or loss equal to the difference, if any, between the cash received via appraisal and the U.S. Holder’s adjusted tax basis in the shares of our common stock with respect to which the appraisal rights were exercised. The U.S. Holder’s gain or loss will generally be capital gain or loss, and will generally be long-term or short-term capital gain or loss depending on the U.S. Holder’s holding period for our common stock with respect to which the appraisal rights were exercised, as described in the immediately preceding paragraph. We urge stockholders who exercise appraisal rights to consult their own tax advisors regarding the U.S. federal income tax consequences of the receipt of cash in respect of appraisal rights pursuant to the merger.

Backup Withholding Tax and Information Reporting

Payment of the cash consideration to a U.S. Holder with respect to the exchange of shares of our common stock pursuant to the merger may be subject to information reporting. A U.S. Holder of our common stock may also be subject to U.S. backup withholding tax at the applicable rate (currently 28%), unless the U.S. Holder properly certifies its taxpayer identification number or otherwise establishes an exemption from backup withholding and complies with all other applicable requirements of the backup withholding rules. Each beneficial owner of shares of our common stock that is a U.S. Holder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the disbursing agent in order to provide the information and certification necessary to avoid backup withholding. Backup withholding is not an additional tax. Any amounts so withheld may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, if any, provided that the required information is properly and timely furnished to the IRS.

Litigation Related to the Merger

Following Mr. Fertitta’s proposal to acquire all of our outstanding stock in 2008, two putative class action law suits were filed as follows:

James F. Stuart, individually and on behalf of all others similarly situated v. Landry’s Restaurants, Inc. et al., was filed on June 26, 2008 in the Court of Chancery of the State of Delaware (“Stuart”). We are named as a defendant along with our directors, Fertitta Holdings, Inc. (“Fertitta Holdings”) and Fertitta Acquisition Co. (“Fertitta Acquisition”). Stuart is a putative class action in which plaintiff alleges that the 2008 merger agreement unduly hinders obtaining the highest value for shares of our stock. Plaintiff also alleges that the proposed 2008 merger is unfair. Plaintiff seeks an accounting and damages along with costs and fees.

David Barfield v. Landry’s Restaurants, Inc. et al., was filed on June 27, 2008 in the Court of Chancery of the State of Delaware (“Barfield”). We are named in this case along with our directors, Fertitta Holdings and Fertitta Acquisition. Barfield is a putative class action in which plaintiff alleges that our directors aided and abetted Fertitta Holdings and Fertitta Acquisition, and have breached their fiduciary duties by failing to engage in a fair and reliable sales process leading up to the 2008 merger agreement. Plaintiff seeks an accounting and damages along with costs and fees.

Stuart and Barfield were consolidated by court order. The consolidated action is proceeding under Consolidated C.A. No. 3856-VCL; In re: Landry’s Restaurants, Inc. Shareholder Litigation. In their consolidated complaint, plaintiffs allege that our directors breached fiduciary duties to our stockholders and that the preliminary proxy statement filed on July 17, 2008 fails to disclose what plaintiffs contend are material facts. Plaintiffs also alleged that we, Fertitta Holdings and Fertitta Acquisition aided and abetted the alleged breach of fiduciary duty. This consolidated action was voluntarily dismissed on November 24, 2009.

On February 5, 2009, following abandonment of the transaction, the Delaware Litigation, a purported class action and derivative lawsuit, was brought against all members of our board of directors, Fertitta Holdings, and Fertitta Acquisition in the Court of Chancery of the State of Delaware. The lawsuit originally alleged, among other things, a breach of a fiduciary duty by the directors for renegotiating the 2008 proposed transaction merger agreement with the Fertitta entities, allowing Mr. Fertitta to acquire shares of stock in the Company and gain majority control thereof, and terminating the 2008 proposed transaction merger agreement without requiring payment of the reverse termination fee. The suit seeks consummation of the transaction at $21.00 a share or damages representing the difference between $21.00 per share and the price at which class members sold their stock in the open market, or damages for allowing Mr. Fertitta to acquire control of the Company without paying a control premium, or alternately requiring payment of the reverse termination fee or damages for the devaluation of the Company’s stock. Plaintiff has amended its complaint on two occasions and now further alleges, among other things, class action claims against the members of our directors for breach of fiduciary duty related to the 2008 proposed transaction merger agreement and derivative clams against the members of our board of directors for failure to seek a reverse termination fee following the abandonment of the 2008 proposed transaction. Plaintiff also asserts a derivative claim for breach of contract against Mr. Fertitta and Fertitta Acquisition for failure to perform under the 2008 proposed transaction. Plaintiff also alleges that in connection with Mr. Fertitta’s proposal to acquire all of our outstanding shares at $14.75 per share, our board of directors violated their fiduciary duties by failing to ensure that the merger transaction was accomplished by fair dealing and in a fair process. Plaintiff alleges that Fertitta Holdings, Fertitta Acquisition, Parent and Merger Sub knowingly participated in the alleged breaches of fiduciary duty by Mr. Fertitta. On May 23, 2010, the parties delivered a Memorandum of Understanding for Partial Settlement to the Vice Chancellor of the Delaware Chancery Court.

On June 22, 2010, following negotiations, the parties to the Delaware Litigation entered into the May Settlement, memorializing the terms of the May 23, 2010 Memorandum of Understanding for Partial Settlement of the Delaware Litigation. The May Settlement will settle and release certain claims that were asserted and/or could have been asserted against the defendants in connection with Counts IV through VIII of the amended complaint. On the same day, the parties submitted the May Settlement to the Delaware Chancery Court.

Thereafter, the parties to the Delaware Litigation agreed to mediate the claims remaining in the Delaware Litigation and not resolved by the May Settlement. On July 7, 2010, the parties to the Delaware Litigation and their respective counsel engaged in a mediation conducted by a retired federal judge, which resulted in the parties reaching an agreement in principle to settle the remaining claims asserted against the defendants in the amended complaint. The parties memorialized the July Settlement in a term sheet executed on July 14, 2010.

On July 23, 2010, the parties entered into the July Settlement Stipulation which would settle and release all remaining claims asserted or that could have been asserted against the defendants in the amended complaint that will not be settled and released pursuant to the May Settlement, including the claims asserted against the defendants in Counts I, II, III and IX of the amended complaint. On July 23, 2010, the parties submitted the July Settlement Stipulation to the Delaware Chancery Court and requested that the Delaware Chancery Court enter a scheduling order for notice and hearing for final approval of the May and July Settlements.

On July 26, 2010, the Delaware Chancery Court entered a scheduling order setting the May and July Settlements for a hearing to consider final approval on October 6, 2010.

The defendants in the Delaware Litigation have denied and continue to deny any wrongdoing or liability with respect to all claims, events and transactions subject to the Delaware Litigation. The defendants have settled the Delaware Litigation to eliminate the uncertainty, burden, risk, expense and distraction of further litigation. The foregoing descriptions of the May and July Settlements do not purport to be complete, and a more detailed description of the May and July Settlements will be provided to current stockholders and certain of our former stockholders prior to the Delaware Chancery Court’s final approval of the May and July Settlements.

The merger is conditioned upon the Delaware Chancery Court’s final approval of the May Settlement.

Following Mr. Fertitta’s 2009 proposal to acquire all of our outstanding stock, the following putative class actions were filed:

Frederic Goldfein, Individually and on behalf of all others similarly situated v. Landry’s Restaurants, Inc., et al., a putative class action, was filed on November 3, 2009 in the District Court of Harris Country, 164th Judicial District. We are named in the petition as a defendant along with all of our directors. Plaintiff has alleged that in connection with the proposed merger transaction, defendants have violated their fiduciary duties, duties of loyalty and good faith and fair dealing and have placed an artificial lid on the price of our stock by announcing a transaction at an inadequate price. Plaintiff seeks to enjoin the transaction until we adopt procedures and a process to obtain the highest price for stockholders, or alternatively to rescind the transaction.

Ralph Biancalana, Individually and on behalf of all others similarly situated v. Tilman J. Fertitta, et al., a putative class action, was filed on November 10, 2009 in the District Court of Harris County, 165th Judicial District, following the execution of the merger agreement signed on November 3, 2009. We are named in the petition as a defendant along with all of our directors. Plaintiff has alleged, among other things, that in connection with the proposed merger transaction, our directors have knowingly and recklessly violated their fiduciary duty of care, have violated their fiduciary duties of loyalty, good faith, candor and independence, and that the transaction contains an inadequate and unfair price. Plaintiff also alleged that we aided and abetted our directors’ alleged breach of fiduciary duty. Plaintiff seeks to enjoin the transaction and the payment of a termination fee to Mr. Fertitta. Plaintiff also requests declarations from the court that the termination fee is unfair, and that our directors have breached their fiduciary duties to our stockholders. Plaintiff seeks recovery of attorneys fees and costs.

Robert Caryer, Individually and on behalf of all others similarly situated v. Landry’s Restaurants, Inc., et al., a putative class action, was filed on November 17, 2009 in the District Court of Harris County, Texas, 125th Judicial District, following Mr. Fertitta’s latest proposal to acquire all of our outstanding stock. We are named in the petition as a defendant along with all of our directors. Plaintiff has alleged, among other things, that in connection with the proposed merger transaction, defendants violated their fiduciary duties, duties of candor, loyalty and good faith and fair dealing and have placed an artificial lid on the price of our stock by announcing a transaction at an inadequate price. Plaintiff seeks to enjoin the transaction until we adopt procedures and a process to obtain the highest value for stockholders and to rescind the proposed merger transaction or merger agreement to the extent already implemented. Plaintiff also requests declarations from the Court that our directors have breached their fiduciary duties to our stockholders and that our directors must exercise their fiduciary duties to obtain a transaction which is in the best interest of our stockholders. Finally, Plaintiff seeks recovery of attorneys fees and costs.

Goldfein, Biancala and Caryer were consolidated by Court order. The consolidated action is styled Cause No. 2009-71883; Goldfein v. Landry’s Restaurants, Inc. et al. A consolidated petition has not been filed. In June, 2010, the consolidated action was dismissed for lack of prosecution.

Upon consummation of the merger, the plaintiffs who have asserted derivative claims on behalf of us may lose standing to assert such claims on behalf of us because they will no longer be our stockholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement includes certain forward-looking statements within the meaning of the federal securities laws. You can generally identify forward-looking statements by the appearance in such a statement of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should” or “will” or other comparable words or the negative of these words. Our forward-looking statements are only predictions based on expectations that we believe are reasonable and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following risks related to our business, among others, could cause or contribute to actual results differing materially from those described in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the inability to consummate the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to consummate the merger;

•	the failure to obtain the necessary financing arrangements pursuant to the merger agreement;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	our ability to implement our business strategy;

•	our ability to expand and grow our business and operations;

•	the outcome of legal proceedings that have been, or may be, initiated against us related to the 2008 going private transaction and its termination;

•	the outcome of legal proceedings that have been, or may be, initiated against us related to Mr. Fertitta’s current proposal to acquire us;

•	the impact of potential divestitures of restaurants, restaurant concepts and other operations or lines of business;

•	the impact of future commodity prices;

•	the availability of food products, materials and employees;

•	consumer perceptions of food safety;

•	changes in local, regional and national economic conditions;

•	the effects of local and national economic, credit and capital market conditions on the economy in general and our business in particular;

•	the effectiveness of our marketing efforts;

•	changing demographics surrounding our restaurants, hotels and casinos;

•	the effect of changes in tax laws;

•	actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions;

•	our ability to maintain regulatory approvals for our existing businesses and our ability to receive regulatory approval for our new businesses;

•	our expectations of the continued availability and cost of capital resources;

•	our ability to obtain long-term financing and the cost of such financing, if available;

•	the seasonality and cyclical nature of our business;

•	weather and acts of God;

•	whether the final property and business interruption losses resulting from Hurricane Ike will be in accordance with our current estimates;

•	the ability to maintain existing management;

•	the impact of potential acquisitions of other restaurants, gaming operations and lines of businesses in other sectors of the hospitality and entertainment industries;

•	food, labor, fuel and utilities costs; and

•

other risks described in our filings with the SEC, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and our Current Reports on Form 8-K, as amended, filed since December 31, 2009.

All forward-looking statements are based on our current expectations and projections about future events. All forward-looking statements speak only as of the date hereof and, unless required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional financial information, including presentations from recent investor conferences, is available in the “Investor Relations” section of our website at www.landrysrestaurants.com. None of the information contained on our website shall be deemed incorporated by reference or otherwise included herein.

ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO US OR ANY PERSON ACTING ON OUR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS CONTAINED OR REFERRED TO IN THIS SECTION.

IMPORTANT INFORMATION REGARDING THE PARTIES TO THE TRANSACTION

Fertitta Group, Inc.

Fertitta Group, Inc. is a Delaware corporation. The business address of Fertitta Group, Inc. is: c/o Landry’s Restaurants, Inc., 1510 West Loop South, Houston, Texas, 77027, telephone: (713) 850-1010. Fertitta Group, Inc. was formed solely for purposes of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Fertitta Group, Inc. has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The material occupations, positions, offices or employment during the past five years of Mr. Fertitta, the sole director, executive officer and the sole stockholder of Fertitta Group, Inc., are set forth below.

Fertitta Merger Co.

Fertitta Merger Co. is a Delaware corporation and a wholly-owned subsidiary of Fertitta Group, Inc. The business address of Fertitta Merger Co. is: c/o Landry’s Restaurants, Inc., 1510 West Loop South, Houston, Texas 77027, telephone: (713) 850-1010. Fertitta Merger Co. was formed solely for purposes of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Fertitta Merger Co. has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The material occupations, positions, offices or employment during the past five years of Mr. Fertitta, the sole director and executive officer of Fertitta Merger Co., are set forth below

Tilman J. Fertitta

The business address for Tilman J. Fertitta is c/o Landry’s Restaurants, Inc., 1510 West Loop South, Houston, Texas, 77027, telephone: (713) 850-1010.

Mr. Fertitta has served as our President and Chief Executive Officer since 1987. In 1988, he became the controlling stockholder and assumed full responsibility for all of our operations. Prior to serving as our President and Chief Executive Officer, he devoted his full time to the control and operation of a hospitality and development company. Mr. Fertitta serves on numerous boards and charitable organizations.

During the past five years, neither Fertitta Group, Inc., Fertitta Merger Co., nor Mr. Fertitta have been (i) convicted in a criminal proceeding or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Mr. Fertitta is a United States citizen.

THE SPECIAL MEETING

Date, Time and Place

The special meeting will be held at 1:00 p.m. Houston time, on October 4, 2010, at our corporate office located at 1510 West Loop South, Houston, Texas 77027. We are sending this proxy statement to you in connection with the solicitation of proxies for use at the special meeting and any adjournments or postponements of the special meeting.

Purpose

At the special meeting, stockholders will be asked to:

•

consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 3, 2009, as amended on May 23, 2010 and June 20, 2010, among us, Parent, Merger Sub and, for certain limited purposes, Mr. Fertitta;

•

approve the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal; and

•	transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Our Board Recommendation

The board of directors (with Mr. Fertitta taking no part in the discussion and vote) has determined that the merger agreement and the merger are advisable, fair to and in the best interests of us and our unaffiliated stockholders and has unanimously approved the merger, the merger agreement and the transactions contemplated thereby. The board of directors (with Mr. Fertitta taking no part in the recommendation) recommends that you vote “FOR” approval and adoption of the merger agreement and “FOR” the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement.

Record Date, Outstanding Shares and Voting Rights

Only holders of record at the close of business on the record date will be entitled to vote at the special meeting or any adjournment or postponement of the special meeting. On the record date, there were 16,235,207 shares of common stock outstanding, and Mr. Fertitta beneficially owned 9,694,155 shares, or 56.9% of our common stock. Each share of common stock is entitled to one vote on all matters presented at the special meeting. Votes may be cast at the special meeting in person or by proxy.

Vote Required

The presence, in person or by proxy, of stockholders holding at least a majority of the voting power of our stock outstanding on the record date will constitute a quorum for the special meeting. The merger cannot be completed unless the merger agreement is approved by both (i) the majority of the minority approval and (ii) the affirmative vote of a majority of the outstanding shares of our common stock. Approval of the adjournment of the meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the special meeting on that matter, even if less than a quorum. In order to vote, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the special meeting. You may also vote your shares by telephone or Internet using the instructions on your proxy card. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent and/or with brokers, banks or other nominees. Please sign and return all the proxy cards you have received to ensure that all your shares are voted.

If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the approval and adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies. Under Delaware law, shares as to which a broker abstains or withholds from voting will have the same legal effect as a vote against a proposal. If you fail to vote on the merger agreement, the effect will be the same as a vote against the approval of the merger agreement for purposes of calculating whether a majority of the outstanding shares have voted to approve the merger agreement and the merger, but will have no effect for purposes of calculating whether the majority of the minority approval has been obtained.

If your shares are held in the name of a broker, bank or nominee, often referred to as held in “street name,” only your broker, bank or nominee can execute a proxy and vote your shares and only after receiving your specific instructions on proposals as to which it does not have discretionary authority. Please sign, date and promptly mail the proxy card in the envelope provided to your broker, bank or nominee (or its agent). Remember, your shares cannot be voted unless you return a signed and executed proxy card (or voting instruction form) to your broker, bank or nominee on proposals as to which it does not have discretionary authority. Failure to instruct your broker to vote your shares will have the same effect as voting against the approval of the merger agreement for purposes of calculating whether a majority of the outstanding shares have voted to approve the merger agreement and the merger, but will have no effect for purposes of calculating whether the majority of the minority approval has been obtained. Pursuant to New York Stock Exchange rules, brokers will not have discretionary authority over any of the proposals to be presented at the special meeting. If your shares are held in the name of your broker, bank or other nominee, please contact your broker, bank or other nominee to determine whether you will be able to vote by telephone or electronically.

As of the record date, our directors and executive officers (excluding Mr. Fertitta) beneficially owned less than 1% of our outstanding shares, excluding options to purchase our common stock. We believe our directors and executive officers (excluding Mr. Fertitta) intend to vote all of their shares of our outstanding common stock “FOR” the approval and adoption of the merger agreement and “FOR” the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement. The shares of our common stock owned by our officers and directors that are defendants in the Delaware Litigation will not constitute shares eligible for the majority of the minority approval and therefore will not be counted in determining if the majority of the minority approval has been received.

Mr. Fertitta has agreed in the merger agreement to vote the 5,731,481 shares owned beneficially or of record by him and his affiliates as of June 16, 2008, plus up to the first 300,000 shares acquired upon exercise of his outstanding options, provided all such shares are held as of the record date for the special meeting, in favor of the adoption of the merger agreement and the approval of the merger and any actions required in furtherance thereof, as the merger agreement may be modified or amended from time to time. Mr. Fertitta further agreed that, at the special meeting or any other meeting of our stockholders, however called, and in any action by written consent of our stockholders, he will vote, or cause to be voted, 3,162,674 shares, plus up to the next 500,000 shares acquired upon exercise of his outstanding options, then owned beneficially or of record by him and his affiliates, as of the record date for such meeting or consent, in such proportion as reflects the manner in which the shares owned by our stockholders other than Mr. Fertitta and his affiliates are actually voted (with abstentions counted as “no” votes for purposes of calculating how such shares of Mr. Fertitta and his affiliates are voted), with respect to (1) the adoption of the merger agreement and the approval of the merger and any actions required in furtherance thereof, as the merger agreement may be modified or amended from time to time, and (2) any Acquisition Proposal (as defined in the merger agreement) that results in the termination of the merger agreement. As of the record date, Mr. Fertitta beneficially owned 9,694,155 shares of our common stock, including 775,000 shares of restricted stock that have not yet vested and options to purchase 800,000 shares of our common stock. Under the terms of his restricted stock agreements, Mr. Fertitta is entitled to vote all of his unvested shares of restricted stock. As of the record date, there were 7,341,052 shares of common stock outstanding and held by stockholders other than Mr. Fertitta, Parent and Merger Sub, which included 21,213 shares of common stock outstanding and held by the named defendants in the Delaware Litigation and their affiliates (excluding Mr. Fertitta, Parent and Merger Sub). Mr. Fertitta has indicated that he intends to vote “FOR” the adjournment of the meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, which will ensure that the adjournment proposal is approved.

The Pershing Square Group and certain of their affiliates, in their joint Schedule 13D filings with the SEC, have disclosed beneficial ownership of our common stock equal to an aggregate of 1,604,255 shares, representing approximately 9.9% of our outstanding common stock and 21.9% of the voting power with respect to the majority of the minority approval, and additional economic exposure to approximately 2,404,126 shares of our common stock under certain cash-settled total return swaps, which brings their total aggregate economic exposure to 4,008,381 shares, representing approximately 24.7% of our outstanding common stock.

On June 20, 2010, we entered into voting agreements with the Pershing Square Group whereby the Pershing Square Group has agreed, for so long as the voting agreements have not been terminated, to vote the shares of common stock beneficially owned by it, subject to the terms and conditions set forth in the voting agreements, (i) in favor of the adoption of the merger agreement and the approval of other actions required in furtherance thereof, (ii) against the approval of any proposal made in opposition to or in competition with the merger agreement or the consummation of the merger as provided in the merger agreement, including any Acquisition Proposal and (iii) against (A) any merger, rights offering, reorganization, recapitalization or liquidation involving us or any of our subsidiaries (other than the merger), (B) a sale or transfer of a material amount of assets or capital stock of us or any of our subsidiaries or (C) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone or adversely affect the merger or any of the other transactions contemplated by the merger agreement. All shares beneficially owned and voted by the Pershing Square Group at the special meeting will be included in the majority of the minority approval calculation.

The voting agreements will terminate when the first of the following occurs: (i) the special committee determines an Acquisition Proposal is a Superior Proposal; (ii) the merger agreement is terminated, including in connection with a termination by us in order to enter into an agreement with respect to a Superior Proposal; (iii) the merger agreement is further amended, or any provision thereunder is waived, that reduces or changes the form of the merger consideration, adds or modifies any closing condition, materially delays the closing of the merger or adversely affects in any material respect the rights or obligations of the parties under the voting agreement as of the date of the voting agreement; (iv) December 31, 2010; (v) the effective time of the merger under the merger agreement; and (vi) the agreement of the parties to terminate the voting agreements (subject to Parent’s consent).

Voting of Proxies

Shares of our common stock represented by duly executed and unrevoked proxies in the form of the enclosed proxy card received by the board of directors will be voted at the special meeting in accordance with specifications made therein by the stockholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies in the form of the enclosed proxy card will be voted “FOR” approval and adoption of the merger agreement and “FOR” the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement.

The board of directors does not know of any matters other than those described in the notice of the special meeting that are expected to come before the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the persons named in the proxy card and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment unless authority is specifically withheld.

Revocation of Proxies

Any holder of shares of our common stock giving a proxy with respect to such shares may revoke it at any time prior to its exercise at the special meeting by sending us a written notice of such revocation or completing and submitting a new proxy card bearing a later date to our Secretary at our executive offices, or attending the special meeting and voting in person. You may also submit a later-dated proxy using the telephone or Internet voting procedures on the proxy card so long as you do so before the deadline of 11:59 p.m., Houston time, on October 3, 2010. Attendance at the special meeting will not, by itself, constitute revocation of a proxy. If your shares are held in “street name” and you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the special meeting.

Solicitation of Proxies and Expenses

In connection with the special meeting, proxies are being solicited by us, and on our behalf, and we and our directors, Tilman J. Fertitta, Rick H. Liem, Steven L. Scheinthal, Michael S. Chadwick, Joe Max Taylor and Kenneth Brimmer, are the only participants. We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, proxies may be solicited from our stockholders by our directors, officers and employees in person or by telephone, facsimile or other means of communication. These directors, officers and employees will not receive special compensation. We have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies from our stockholders for the special meeting for a fee of $30,000, and reimbursement of certain out-of-pocket expenses. We also have agreed to indemnify MacKenzie Partners, Inc. against certain liabilities including liabilities arising under the federal securities laws. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

Adjournment of the Special Meeting

We may ask our stockholders to vote on a proposal to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to approve and adopt the merger agreement. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote on the matter, even if less than a quorum.

Please do not send any certificates representing shares of our common stock with your proxy card. If the merger is consummated, the procedure for the exchange of certificates representing shares of our common stock will be as described in this proxy statement. See “The Merger Agreement—Payment for the Shares of Our Common Stock.”

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the original merger agreement, the first amended merger agreement and the second amended merger agreement, which are attached as Annexes A, B, and C, respectively, to this proxy statement and are incorporated into this proxy statement by reference. We urge you to read the full text of the original merger agreement, the first amended merger agreement and the second amended merger agreement because they are the legal documents that govern the merger. The original merger agreement, the first amended merger agreement and the second amended merger agreement are not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information.”

The Merger

At the effective time of the merger, Merger Sub will merge with and into us upon the terms, and subject to the conditions, of the merger agreement. As the surviving corporation, we will continue to exist following the merger. Upon consummation of the merger, our certificate of incorporation, as in effect immediately prior to the merger, will be amended in the form of Exhibit A to the merger agreement and will become the certificate of incorporation of the surviving corporation until thereafter amended in accordance with its terms and applicable law. The bylaws of Merger Sub, as in effect immediately prior to the merger, will be the bylaws of the surviving corporation until thereafter amended in accordance with their terms and applicable law. The directors of Merger Sub will serve as the initial directors of the surviving corporation and our officers will be the initial officers of the surviving corporation. All surviving corporation officers and directors will hold their positions in accordance with and subject to the certificate of incorporation and bylaws of the surviving corporation.

Closing; Effective Time

Unless otherwise agreed by the parties to the merger agreement, the parties are required to close the merger no later than the second business day after the satisfaction or, if permissible, waiver of the conditions described under “—Conditions to the Merger.”

The merger will be effective in accordance with applicable law after the time the certificate of merger is filed with the Secretary of State of the State of Delaware or such later date and time as may be agreed upon by Merger Sub and us in writing and specified in the certificate of merger. We expect to consummate the merger as promptly as practicable after we obtain the necessary regulatory approvals and our stockholders approve and adopt the merger agreement.

Merger Consideration

Each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent, shares owned by stockholders who properly exercise dissenter’s rights of appraisal under Delaware law and shares of our common stock held in treasury by us) will be cancelled and converted automatically into the right to receive $24.50 in cash, without interest.

Each share of our common stock held in treasury by us and each share owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent will be cancelled automatically without any conversion of such shares and no consideration shall be delivered in exchange for such shares. Each share of common stock of Merger Sub shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.

Parent, the surviving corporation and the paying agent designated by Parent will be entitled to deduct and withhold from the merger consideration any amounts required to be deducted and withheld under any applicable tax law, provided that all withheld amounts are timely remitted to the applicable governmental authority, and any amounts so withheld shall be treated as having been paid to the holder from whose merger consideration the amounts were so deducted and withheld.

After the merger is effective, each holder of shares of our common stock will cease to have any rights with respect to the shares, except for the right to receive the merger consideration or to receive payment of the appraised value of the shares if the holder has properly exercised appraisal rights under Section 262 of the DGCL.

Treatment of Options and Restricted Stock

If the merger is consummated, each outstanding option to purchase shares of our common stock granted under our 1993 Stock Option Plan, Non-Qualified Formula Stock Option Plan for Non-Employee Directors, 1995 Flexible Incentive Plan, 2002 Employee/Rainforest Conversion Plan and 2003 Equity Incentive Plan or granted outside of a formal plan, in each case as amended through the date of the merger agreement, will, except as otherwise provided by the terms of any such plan, become fully vested to the extent not already vested. At the effective time of the merger, all outstanding and unexercised options having an option exercise price of less than $24.50 will be cancelled and the holder of each such cancelled option will be entitled to receive a cash payment (subject to applicable withholding taxes) equal to the number of shares of our common stock subject to the cancelled option multiplied by the amount by which $24.50 exceeds the option exercise price, without interest, except that all options owned by Mr. Fertitta that remain unexercised at the effective time of the merger will be cancelled and he will not receive any cash or consideration for his unexercised options. All options having an exercise price equal to or greater than $24.50 will be cancelled without payment of any consideration for such options. In addition, each share of restricted stock will be treated in the same manner as other shares of outstanding common stock and will be cancelled and converted automatically into the right to receive $24.50 in cash without interest, except that Mr. Fertitta’s shares of restricted stock will be contributed to Parent immediately prior to the effective time of the merger and cancelled and he will not receive any cash or consideration for his shares of restricted stock.

Payment for the Shares of Our Common Stock

Prior to the effective time of the merger, Parent will designate a paying agent who is reasonably satisfactory to us to make payment of the merger consideration as described above. At the effective time, Parent will deposit (or cause to be deposited) with the paying agent cash in an amount sufficient to pay (1) the merger consideration in respect of all outstanding shares of our common stock immediately prior to the effective time of the merger (other than shares owned by Parent or Merger Sub or any direct or indirect wholly-owned subsidiary of Parent, shares owned by stockholders who properly exercise dissenter’s rights of appraisal under Delaware law and shares of our common stock held in treasury by us) and (2) if instructed by us, the payments to be made to option holders (other than Mr. Fertitta).

At the effective time of the merger, we will close our stock transfer books. After that time, there will be no further registrations of transfers of shares of common stock on our records.

Within five business days after the effective time of the merger, the surviving corporation will cause to be delivered to each record holder of shares of our common stock or holder of book-entry shares, in each case, as of the effective time, a form of letter of transmittal. The paying agent will send you your merger consideration after you have (1) surrendered your stock certificates or book-entry shares for cancellation to the paying agent and (2) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS. DO NOT SEND CERTIFICATES WITH THE ENCLOSED PROXY CARD,

AND DO NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A PROPERLY COMPLETED LETTER OF TRANSMITTAL.

If any cash deposited with the paying agent is not claimed within six months following the effective time of the merger, such cash will be returned to Parent upon demand. Any former stockholder of ours who has not complied with the terms set forth in the merger agreement relating to payment of the merger consideration prior to the end of the applicable period shall thereafter look only to the surviving corporation and/or Parent for payment of his, her or its claim for the merger consideration, without any interest thereon. Any amounts remaining unclaimed as of a date that is immediately prior to when such amounts would escheat to or become the property of any government entity will, to the extent permitted by law, become the surviving corporation’s property free and clear of any prior claims or interest thereto.

If payment is to be made to a person other than the registered owner of the shares of our common stock or holder of book-entry shares, it is a condition to such payment that the stock certificate is properly endorsed or in otherwise proper form for transfer or such book-entry share is properly transferred and the person requesting such payment must pay to the paying agent any applicable stock transfer tax or establish that such stock transfer taxes have been paid or are not payable.

Except as described in the aforementioned provisions, from and after the effective time of the merger, the holders of the shares of our common stock outstanding immediately prior to the consummation of the merger will cease to have any rights with respect to such shares of common stock, other than the right to receive the merger consideration, without interest, as provided in the merger agreement, or appraisal rights.

In the event that you have lost your stock certificate, or if it has been stolen or destroyed, you must make an affidavit of that fact and, if required by the surviving corporation, post a bond in such reasonable amount as the surviving corporation may direct as indemnity against any claim that may be made against the surviving corporation with respect to such certificate, in order for the paying agent to deliver the merger consideration.

Appraisal Rights

Any shares of our common stock outstanding immediately prior to the effective time of the merger (other than shares owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent and shares of our common stock held in treasury by us) that are held by a stockholder who has (a) neither voted in favor of the adoption of the merger agreement nor consented in writing to the adoption of the merger agreement, (b) demanded properly in writing appraisal for such shares and (c) otherwise properly perfected and not withdrawn or lost his or her rights in accordance with Section 262 of the DGCL, will not be converted into, or represent the right to receive, the merger consideration. Each such stockholder will be entitled to receive payment of the appraised value of such shares held by it in accordance with the provisions of such Section 262. However, if a stockholder fails to perfect, withdraws or loses such stockholder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such stockholder is not entitled to the relief provided by Section 262 of the DGCL, such shares held by such stockholder will be deemed to have been converted into, and represent the right to receive, the merger consideration, without any interest thereon. We agreed to give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable laws received by us relating to stockholders’ rights of appraisal. We agreed to give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal. We may not, except with the prior written consent of Parent, unless otherwise required by applicable law, make any payment with respect to any demands for appraisals of dissenting shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands. See “Appraisal Rights” beginning on page 157 and Annex E attached to this proxy statement.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality, Material Adverse Effect or Parent Material Adverse Effect (each as defined below) different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

In the merger agreement, we, Parent and Merger Sub each made representations and warranties relating to, among other things:

•	corporate existence and power;

•	authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

•	required regulatory filings, consents and approvals of governmental entities;

•	the absence of conflicts with or defaults under, and consents or approvals required under, organizational documents, applicable laws and contracts;

•	the accuracy of the information supplied for inclusion in this proxy statement and the Schedule 13E-3 being filed concurrently herewith; and

•	litigation.

In the merger agreement, Parent and Merger Sub also each made representations and warranties relating to:

•	the funds necessary to pay the aggregate merger consideration and any other amounts required to be paid by them in connection with the consummation of the transactions;

•	no contracts with our management;

•	the ownership and operations of Merger Sub;

•	required consents and approvals of Parent as the sole equity owner of Merger Sub;

•

their acknowledgement that they have no knowledge as of the date of the second amended merger agreement that any of the representations and warranties in the merger agreement are inaccurate and that we make no other representations and warranties as to any matter, except as expressly set forth in the merger agreement;

•	no ownership of our common stock by Parent or Merger Sub;

•	votes required for the merger;

•	gaming approvals and licensing matters; and

•	no payment of brokers’ fees except to Jefferies.

We also made representations and warranties relating to:

•	organizational documents;

•	capital structure;

•	governmental permits;

•	compliance with applicable laws, including gaming and liquor laws;

•	forms and financial statements filed with the Securities and Exchange Commission;

•	employee benefits plans;

•	labor matters;

•	taxes;

•	no payment of brokers’ fees except to Moelis;

•	the stockholder vote that is required to consummate the merger;

•	applicable takeover laws;

•	Jefferies’ highly confident letter regarding its ability to arrange the debt financing; and

•	the absence of any other representations or warranties by us other than as set forth in the merger agreement.

Many of our representations and warranties are qualified by a “Material Adverse Effect” standard. For purposes of the merger agreement, “Material Adverse Effect” is defined to mean any event, development, change or circumstance that, either individually or in the aggregate, has caused or would reasonably be expected to cause a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise) or business of us and our subsidiaries taken as a whole, except in each case for any event, development, change or circumstance resulting from, arising out of or relating to any of the following, either alone or in combination:

•	any change in or interpretations of United States generally accepted accounting principles (“GAAP”) or any applicable law, including gaming laws and liquor laws;

•	changes generally affecting the economy, financial or securities markets or political or regulatory conditions;

•	changes in the industries or markets in which we or any of our subsidiaries operate;

•	any natural disaster or act of God;

•	any act of terrorism or outbreak or escalation of hostilities or armed conflict;

•

the public announcement or pendency of the merger agreement or the consummation of the merger, including (1) the identity of the acquiror, (2) any delays or cancellations of orders, contracts or payments for our products or services, (3) any loss of customers or suppliers or changes in such relationships or (4) any loss of employees or labor disputes or employee strikes, slowdowns, job actions or work stoppages or labor union activities;

•

changes in the share price or trading volume of our common stock or our failure to meet our projections or the issuance of revised projections that are more pessimistic than those in existence as of the date of the merger agreement;

•	the taking of any action expressly provided by the merger agreement or consented to by Parent or Merger Sub;

•

any action or omission by us or any of our subsidiaries taken by or at the direction of Mr. Fertitta and not approved by the special committee, if then in existence, or otherwise by the disinterested directors;

•	any shareholder or derivative litigation arising from allegations of a breach of fiduciary duty relating to the merger agreement or the transactions contemplated thereby;

•	any increase in the cost or availability of financing to Parent or Merger Sub; or

•	any facts known to Parent, Merger Sub or us on the date of the second amended merger agreement.

Many of Parent’s and Merger Sub’s representations and warranties are qualified by a “Parent Material Adverse Effect” standard. For purposes of the merger agreement, “Parent Material Adverse Effect” is defined to mean any event, development, change or circumstance that, either individually or in the aggregate, prevents, materially delays or materially impairs, or would reasonably be expected to prevent, materially delay or materially impair, Parent or Merger Sub from consummating the merger or any of the other transactions contemplated by the merger agreement.

Conduct of Business Prior to Closing

We have agreed in the merger agreement that, until the earlier of the consummation of the merger and termination of the merger agreement, except to the extent permitted by the merger agreement (including as permitted by the debt financing) or consented to in writing by Parent (which consent may not be unreasonably withheld, conditioned or delayed), or as required by applicable law, the board of directors, acting through the special committee if then in existence or otherwise by resolution of a majority of disinterested directors will:

•	conduct, and cause our subsidiaries to conduct, our respective businesses, in all material respects, in the ordinary course of business of us and our subsidiaries consistent with past practice; and

•

use commercially reasonable efforts to preserve substantially intact our business organization and the business organization of each of our subsidiaries, to keep available the services of our and each of our subsidiaries’ current officers, employees and consultants, and to preserve, in all material respects, current relationships that we and each of our subsidiaries have with customers, licensees, suppliers and other persons with which we and each of our subsidiaries have business relations.

We have also agreed that, until the earlier of the consummation of the merger and termination of the merger agreement, except as expressly permitted by the merger agreement (including as permitted by the debt financing) or consented to in writing by Parent (which consent may not be unreasonably withheld, conditioned or delayed), or as required by law, we will not and will cause our subsidiaries not to, other than in the ordinary course of business of us and our subsidiaries consistent with past practice, directly or indirectly:

•

revoke or change any material tax election, change in any material respect any method of tax accounting, settle or compromise any material liability for taxes, fail to timely file any material tax return that is due, file any material amended tax return or material claim for refund, surrender any right to claim a material tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment, in each case except as required by GAAP or applicable law;

•	make any material change in the accounting principles used by us unless required by a change in GAAP, applicable law or any governmental authority;

•

incur or guarantee indebtedness for borrowed money or commit to borrow money, except for short-term borrowings incurred under our existing credit facility or other indebtedness not in excess of $1.5 million in the aggregate;

•

make any capital expenditure in excess of $1.5 million in the aggregate, except for capital expenditures approved prior to the date of the original merger agreement as part of our capital expenditures budget for the year ending December 31, 2009;

•

sell, lease, license, dispose or effect an encumbrance (by merger, consolidation, sale of stock or assets or otherwise) of any material assets, except as permitted by the solicitation provisions of the merger agreement;

•

make any material change in any compensation arrangement or contract with any present or former employee, officer, director, consultant or other service providers we or any of our subsidiaries engage, or establish, terminate or materially amend any employee benefit plan or increase benefits (including acceleration of benefits under such plans other than our stock award plans) under any such plan, or grant any stock awards or other awards under any of our stock award plans, in each case other than (1) as required pursuant to the terms of any such plan or contract as in effect on the date of the merger agreement or (2) as required by law;

•

declare, set aside or pay any dividend or make any other distribution with respect to our common stock or the common stock of any of our subsidiaries, or otherwise make any payments to stockholders in their capacity as such;

•	effect a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act;

•

issue, deliver, sell, pledge, transfer, convey, dispose or permit the imposition of an encumbrance on any (1) equity interest, or any options, warrants, securities exercisable, exchangeable or convertible into any equity interest, (2) stock appreciation rights, stock awards, restricted stock, restricted stock awards, performance units, phantom stock, profit participation or similar rights with respect to us or any of our subsidiaries or (3) bonds, debentures, notes or other similar obligations the holders of which have the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote or other common stock in us or any of our subsidiaries) with our stockholders or any of our subsidiaries on any matter, other than the issuance of common stock upon the exercise of options outstanding as of the date of the original merger agreement;

•

redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of our outstanding common stock (except as required by the terms of any stock award plan or necessary for the administration of, or satisfaction of withholding obligations in respect to, stock awards);

•	split, combine, subdivide or reclassify any of our common stock;

•	enter into any material contract providing for the sale or license of intellectual property owned by us or any of our subsidiaries;

•

license, lease, acquire, sublease, grant any encumbrance affecting and/or transfer any material interest in any real property, or enter into any amendment, extension or termination of any leasehold interest in any real property;

•	make any acquisition of, capital contributions to, or investment in, assets or stock of any person (whether by way of merger, consolidation, tender offer, share exchange or other activity);

•	merge or consolidate with any person, except as otherwise expressly permitted by the solicitation provisions of the merger agreement;

•	enter into, terminate or materially amend certain material contracts;

•	enter into or materially modify any commitment with any person with respect to potential gaming activities in any jurisdiction;

•	change any policy regarding the issuance of credit instruments at any of our gaming operations, except consistent with applicable gaming laws;

•	offer, place or arrange any issue of debt securities or commercial bank or other credit facilities that would be reasonably expected to compete with or impede the debt financing;

•	waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

•	satisfy, discharge, waive or settle any material liabilities;

•	amend our or any of our subsidiaries’ organizational or governing documents; or

•	enter into any contract to do any of the above-listed actions.

In no event shall any action taken or omitted to be taken by or at the direction of Mr.  Fertitta that would otherwise constitute a breach of any of the above provisions be deemed to constitute such a breach.

Agreement to Use Commercially Reasonable Efforts; Consents and Governmental Approvals

General; HSR Act

From the date of the original merger agreement through the date of consummation of the merger, Parent and Merger Sub agreed to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws in order to obtain the expiration or termination of the applicable waiting periods under the competition laws of any relevant competition authority required for the consummation of the transactions contemplated by the merger agreement, including the payment when due of all filing fees associated with any notifications, reports or other filings required by any relevant competition authority (except as otherwise provided for in “—Expense Reimbursement; Reverse Termination Fee”), and to effect all necessary filings, consents, waivers, authorizations, permits and approvals from governmental authorities, gaming authorities and other third parties required for the consummation of the transactions, including under any applicable gaming laws and liquor laws.

From the date of the original merger agreement through the date of consummation of the merger, we agreed to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws required for the consummation of the transactions contemplated by the merger agreement, and to effect all necessary filings, consents, waivers, authorizations, permits and approvals from governmental authorities, gaming authorities and other third parties required for the consummation of the transactions, including under any applicable gaming laws and liquor laws.

To the extent permissible under applicable law, Parent, Merger Sub and we agreed, in connection with the efforts to obtain all requisite approvals, clearances and authorizations for the transactions contemplated by the merger agreement under the competition laws of any relevant competition authority, to use commercially reasonable efforts to:

•	cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party;

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promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice, the Federal Trade Commission or any other relevant competition authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the merger agreement;

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permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the Antitrust Division of the Department of Justice, the Federal Trade Commission or any other relevant competition authority or, in connection with any proceeding by a private party, with any other person;

•	give the other party the opportunity to attend and participate in such meetings and conferences to the extent allowed by applicable law or by the applicable relevant competition authority;

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in the event one party is prohibited by applicable law or by the applicable relevant competition authority from participating in or attending any meetings or conferences, keep the other promptly and reasonably apprised with respect thereto; and

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cooperate in the filing of any memoranda, white papers, filings, correspondence, or other written communications explaining or defending the transactions contemplated by the merger agreement, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any relevant competition authority.

Without limiting the above:

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Parent, Merger Sub and we agreed to provide or cause to be provided promptly to any relevant competition authority information and documents requested by any relevant competition authority or necessary, proper or advisable to permit consummation of the transactions contemplated by the merger agreement;

•	Parent, Merger Sub and we agreed to file any notification and report form and related material required under the HSR Act as soon as practicable after the date of the original merger agreement;

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Parent and Merger Sub agreed to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or reasonably advisable to obtain approval for consummation of the transactions contemplated by the merger agreement by any relevant competition authority before December 31, 2010, including, without limitation, using commercially reasonable efforts to (A) sell or otherwise dispose of specific assets or categories of assets or businesses or any of Parent’s or Merger Sub’s other assets or businesses owned as of, or acquired after, the date of the original merger agreement by Parent or Merger Sub, (B) terminate any existing relationships and contractual rights and obligations and (C) amend or terminate such existing licenses or other intellectual property agreements and enter into such new licenses or other intellectual property agreements (and, in each case, enter into agreements with the relevant competition authority giving effect thereto) (we refer to any of these actions as a “divestiture”); and

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Parent and Merger Sub agreed to use commercially reasonable efforts, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions in accordance with the terms of the merger agreement unlawful or that would prevent or materially delay consummation of the transactions contemplated by the merger agreement, to cause such injunction or order to be vacated, modified or suspended so as to permit such consummation by December 31, 2010.

To assist Parent and Merger Sub in complying with these obligations, we agreed to, and to cause our affiliates to, enter into one or more agreements reasonably requested by Parent or Merger Sub to be entered into by any of them prior to the closing of the merger with respect to any divestiture. However, (1) any such agreement shall relate solely to the transactions contemplated by the merger agreement, (2) the effectiveness of such agreement shall be conditioned on the occurrence of the closing of the merger, (3) all of our and our affiliates’ rights and obligations pursuant thereto shall be assumed by Parent or the surviving corporation effective at the effective time of the merger and (4) Parent and Merger Sub shall indemnify for and hold us and our affiliates harmless from all liabilities arising from or relating to any such agreement. It is the intent of the parties that we and our affiliates, on the one hand, and Parent and Merger Sub, on the other hand, are treated as if any divestiture was effected for the account of Parent and Merger Sub and their affiliates. We agreed that, except for any agreement referred to in the immediately preceding sentence, we will not, nor will we permit any of our affiliates to, enter into any agreement with respect to any divestiture relating to the transactions contemplated by the merger agreement. Each party will consult with the other party, and consider in good faith the views of the other party, prior to entering into any agreement with any relevant competition authority with respect to the transactions contemplated by the merger agreement.

Gaming Approvals

Parent and Merger Sub each agreed to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws to:

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obtain as promptly as practicable after the date of the original merger agreement all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any gaming authority required to permit the parties to the merger agreement to consummate the transactions contemplated by the merger agreement;

•	avoid any action or proceeding by any gaming authority challenging the consummation of the transactions;

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make or cause to be made all necessary filings, and thereafter make or cause to be made any other required submissions, with respect to the merger agreement and the transactions, as required to permit the parties to the merger agreement to consummate the transactions under the gaming laws;

•	schedule and attend any hearings or meetings with gaming authorities to obtain the gaming approvals as promptly as possible; and

•	comply with the terms and conditions of any and all of the foregoing necessary to obtain the gaming approvals.

Parent and Merger Sub each agreed to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or reasonably advisable to obtain approval for consummation of the transactions contemplated by the merger agreement by any gaming authority before December 31, 2010, including, without limitation, using commercially reasonable efforts to engage in divestitures. Parent and Merger Sub agreed to use commercially reasonable efforts, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions in accordance with the terms of the merger agreement unlawful or that would prevent or materially delay consummation of the transactions contemplated by the merger agreement, to cause the injunction or order to be vacated, modified or suspended so as to permit consummation of the transactions by December 31, 2010.

Parent and Merger Sub will cause all of their affiliates who are, in the view of the applicable gaming authorities, required to be licensed under applicable gaming laws in order to consummate the transactions contemplated by the merger agreement, to submit to the licensing process and, as promptly as reasonably practicable, to prepare and file all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders for all gaming authorities required to permit the parties to the merger agreement to consummate the transactions.

Parent agreed to, and to cause its representatives and affiliates to, use commercially reasonable efforts to:

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file or cause to be filed, as promptly as practicable after the date of the original merger agreement, (A) all required initial applications and documents in respect of officers and directors of Parent, affiliates of Parent or holders of equity in Parent or its affiliates, as applicable, in connection with obtaining gaming approvals and (B) all other required applications and documents in connection with obtaining gaming approvals;

•	request or cause to be requested an accelerated review from the gaming authorities in connection with such filings;

•	act diligently and promptly to pursue the gaming approvals;

•	cooperate with us in connection with making all filings referenced above; and

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keep the special committee reasonably informed of the status of Parent’s application for gaming approvals and its activities related to obtaining the gaming approvals, as applicable, including promptly advising the special committee upon receiving any communication from any gaming authority that causes Parent or Merger Sub to believe that there is a reasonable likelihood that any gaming approval required from such gaming authority will not be obtained or that the receipt of any such approval will be delayed materially.

Except as otherwise permitted by the merger agreement, Parent, Merger Sub and we agreed not to take or agree to take any action, including entering into any contracts with respect to any acquisitions, mergers, consolidations or business combinations, that would reasonably be expected to adversely affect the ability of the parties to obtain an early termination of any applicable waiting period under the HSR Act or any consents, waivers, approvals, authorizations, permits and approvals from governmental authorities, gaming authorities and other third parties required for the consummation of the transactions contemplated by the merger agreement or otherwise to prevent, materially delay or materially impair the ability of the parties to consummate the transactions contemplated by the merger agreement.

Special Meeting

The merger agreement requires us to duly call, give notice of, convene and, unless the merger agreement is terminated, hold a special meeting of our stockholders for the purpose of obtaining the approval and adoption of the merger agreement, including adjourning such meeting for up to 10 business days to obtain such approval. We are permitted to cancel, delay or postpone convening the special meeting to the extent the special committee if then in existence or otherwise by resolution of a majority of disinterested directors, after consultation with outside legal counsel, determines that such cancellation, delay or postponement is consistent with its fiduciary duties under applicable law.

We agreed to use commercially reasonable efforts to solicit the approval and adoption of the merger agreement by our stockholders, including the majority of the minority approval. We also have agreed to include in our proxy statement (1) the recommendation of our board of directors that our stockholders approve and adopt the merger agreement and (2) the declaration of the special committee and our board of directors regarding the fairness and advisability of the merger agreement and (3) disclosure regarding the approval of our board and the special committee. In this regard, our board of directors has unanimously resolved (with Mr. Fertitta taking no part in the recommendation) to recommend that our stockholders approve and adopt the merger agreement. For the avoidance of doubt, the merger agreement clarifies that, for purposes of determining whether the majority of the minority approval has been obtained, the shares of our common stock subject to the voting agreements with members of the Pershing Square Group are deemed to be shares held by our minority stockholders (i.e., stockholders other than Mr. Fertitta, any of the defendants in the Delaware Litigation or any of their respective affiliates) (i) present at the special meeting, (ii) entitled to vote and that may be voted at the special meeting and (iii) voted at the special meeting. We may adjourn or postpone the special meeting as and to the extent required by applicable law.

Access to Information

During the period prior to the earlier of the effective time of the merger and the termination of the merger agreement, we have agreed to, and have agreed to cause our subsidiaries and representatives to:

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provide Parent and Merger Sub and their representatives reasonable access at all reasonable times to our and our subsidiaries’ officers, employees, properties, offices and other facilities, books and records; and

•	furnish Parent and Merger Sub with such financial, operating and other data and information as Parent, Merger Sub or their representatives may reasonably request.

Neither we nor our subsidiaries will be obligated to disclose any information that, in our reasonable judgment: (1) we are not legally permitted to disclose or the disclosure of which would contravene any applicable law or order, (2) would be reasonably likely to cause the loss of any attorney-client or other legal privilege or trade secret protection held by us or any of our subsidiaries or (3) would cause us or any of our subsidiaries to violate the terms or result in the breach of any material contract.

Debt Financing

Prior to the effective time of the merger, we agreed to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the debt financing as promptly as practicable, but in any event on or before the consummation of the merger, including using our commercially reasonable efforts to:

•	negotiate definitive agreements with respect to the debt financing; and

•	satisfy on a timely basis all conditions applicable to us or any of our subsidiaries in such definitive agreements that are within our control.

Prior to the effective time of the merger, we also agreed to use commercially reasonable efforts to comply, and to cause our applicable subsidiaries to comply, in all material respects with the terms of the definitive agreements with respect to the debt financing and any related commitment, fee and engagement letters, if any, entered into with respect to the debt financing. We agreed to:

•	furnish to Parent complete, correct and executed copies of the definitive agreements with respect to the debt financing promptly upon their execution; and

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otherwise keep Parent reasonably informed of the status of our efforts to arrange the debt financing, including providing to Parent copies of definitive agreements with respect to the debt financing in substantially final form following the negotiation of such definitive agreements.

Parent may not terminate the merger agreement for, or otherwise claim, a breach of our obligations with respect to the debt financing.

The debt financing was consummated on November 30, 2009.

Solicitation of Other Offers

The first go-shop period began on the date of the original merger agreement and ended at 11:59 p.m., New York City time, on December 17, 2009. The second go-shop period began on the date of the first amended merger agreement and ended at 11:59 p.m., New York City time, on July 7, 2010. The merger agreement provides that during the go-shop periods, we will, under the direction of the special committee, actively seek to:

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initiate, solicit and encourage Acquisition Proposals (as defined below), including by way of public disclosure and by way of providing access to non-public information to any person pursuant to one or more confidentiality agreements that contain terms and provisions that are substantially similar to those contained in the confidentiality agreements entered into by us or on our behalf during the 30-day period prior to the date of the original merger agreement with persons having a potential interest in making an Acquisition Proposal; and

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enter into and maintain, or participate in, discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or the making of any Acquisition Proposals.

Pursuant to the terms of the merger agreement, the second go-shop period could have been extended, if deemed necessary by the special committee, for a period of at least 15 days to permit additional due diligence to be conducted with respect to us. With respect to the second go-shop period, the merger agreement provides that the special committee will cause letters to be sent to all persons that have been contacted by the special committee or its representatives in connection with the solicitation of Acquisition Proposals stating that all Acquisition Proposals will be considered by the special committee. Any Acquisition Proposal must state the person’s willingness to proceed without Mr. Fertitta and our senior management and may also include terms for an Acquisition Proposal that assumes Mr. Fertitta and our senior management continue with us. In connection with the go-shop process, the special committee may ultimately decide to give Mr. Fertitta an opportunity to top any Superior Proposal if providing that opportunity is, in the special committee’s judgment, consistent with share value maximization. If the special committee provides that opportunity to Mr. Fertitta, then it must likewise provide any other bidder that has made a Superior Proposal with the same opportunity to top any Superior Proposal by Mr. Fertitta if that would be, in the special committee’s judgment, consistent with share value maximization. The special committee will provide plaintiff’s counsel in the Delaware Litigation with information regarding all written and material oral communications with actual or potential bidders on a real time basis (i.e. in advance of communications, or within 24 hours thereof). We also agreed, under the direction of the special committee, to file a Current Report on Form 8-K within four business days after the date of the first amended merger agreement disclosing the pertinent details of the process relating to the second go-shop period.

In order to create an active go shop process during the second go-shop period, we agreed to reimburse the actual out-of-pocket costs incurred in connection with the due diligence investigation of us by up to two potential acquirors that submit to the special committee the highest Acquisition Proposals at a price in excess of $24.00 per share, if, in the case of each such potential acquiror, (1) the special committee concludes that its Acquisition Proposal is reasonably likely to lead to a Superior Proposal, (2) the special committee concludes that the potential acquiror is reasonably likely to be capable, including from a financial perspective, of consummating the Superior Proposal, (3) the Superior Proposal does not result in a consummated transaction, (4) the maximum reimbursement amount is $500,000 per potential acquiror and (5) reimbursement will be subject to the presentation of reasonably detailed invoices to us.

After the end of each go-shop period and until the effective time of the merger or the earlier termination of the merger agreement, we have agreed that we will not, and will use reasonable efforts to cause our representatives not to, directly or indirectly:

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initiate, solicit or encourage (including by way of providing non-public information) the submission of any Acquisition Proposal or engage in any substantive discussions or negotiations with respect thereto; or

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approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to an Acquisition Proposal or consummate any such transaction or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the merger or any of the other transactions contemplated by the merger agreement or resolve or agree to do any of the foregoing.

However, we, acting through the special committee if then in existence or otherwise by resolution of a majority of disinterested directors, may continue to initiate, solicit or encourage the submission of any Acquisition Proposal or engage in any substantive discussions or negotiations with respect thereto, from and after the end of each go-shop period with respect to any person, who we refer to as an “excluded party”, that has made an Acquisition Proposal prior to the end of the go-shop period and with whom we are having ongoing discussions or negotiations as of the end of the go-shop period regarding an Acquisition Proposal to the extent that we have not intentionally or materially breached any of our obligations under the merger agreement relating to the solicitation of Acquisition Proposals with respect to the excluded party’s Acquisition Proposal.

An excluded party will no longer be an excluded party for all purposes under the merger agreement immediately at such time as

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the Acquisition Proposal made by the excluded party is withdrawn, is terminated, expires or our board of directors, acting through the special committee if then in existence or otherwise by resolution of a majority of disinterested directors, no longer believes in good faith that the excluded party is credible and reasonably capable of making a Superior Proposal (as defined below) or

•	our discussions or negotiations with the excluded party have been terminated.

We, acting through the special committee if then in existence or otherwise by resolution of a majority of disinterested directors, will notify Parent promptly when an excluded party ceases to be an excluded party.

At the end of each go-shop period, other than with respect to excluded parties (or with respect to any excluded party, at any subsequent date that the excluded party ceases to be an excluded party), we will immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any person previously conducted by us or any of our representatives with respect to any Acquisition Proposal and use our (and cause our representatives to use their) commercially reasonable efforts to cause to be returned or destroyed all confidential information provided or made available to any such person on our behalf.

If at any time prior to obtaining the approval of the merger agreement by the requisite stockholder vote,

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we receive a written Acquisition Proposal from a third party that our board of directors, acting through the special committee if then in existence or otherwise by resolution of a majority of its disinterested directors, believes in good faith to be credible and reasonably capable of making a Superior Proposal and

•	we have not intentionally or materially breached any of our obligations under the merger agreement relating to the solicitation of Acquisition Proposals,

then we, acting through the special committee if then in existence or otherwise by resolution of a majority of disinterested directors, may

•	furnish information with respect to us to the person making the Acquisition Proposal and

•	participate in discussions or negotiations with the person making the Acquisition Proposal regarding the Acquisition Proposal.

Prior to obtaining the approval of the merger agreement by the holders of a majority of the outstanding shares of our common stock entitled to vote thereon, we, acting through the special committee if then in existence or otherwise by resolution of a majority of disinterested directors, are also permitted to take these actions with respect to any excluded party until the excluded party ceases to qualify as an excluded party. However, we may not, and may not allow any of our representatives to, disclose any material non-public information to the person that has made an Acquisition Proposal without entering into a confidentiality agreement having terms and provisions that are substantially similar to those contained in the confidentiality agreements entered into by us or on our behalf during the 30-day period prior to the date of the original merger agreement with persons having a potential interest in making an Acquisition Proposal.

Promptly following the end of each go-shop period, we, acting through the special committee if then in existence or otherwise by resolution of a majority of disinterested directors, will notify Parent, in writing, of the identity of each excluded party and will notify Parent of the material terms and conditions of each written Acquisition Proposal received from any excluded party. From and after the end of each go-shop period, we, acting through the special committee if then in existence or otherwise by resolution of a majority of disinterested directors, will notify Parent promptly in writing if we receive or after we become aware that one of our representatives has received an Acquisition Proposal from a person or group of related persons, including the material terms and conditions thereof and the identity of the person making the Acquisition Proposal, to the extent known, and keep Parent reasonably apprised and update Parent promptly as to the status and any material developments, discussions and negotiations concerning the Acquisition Proposal. We, acting through the special committee if then in existence or otherwise by resolution of a majority of disinterested directors, will also inform Parent in writing promptly in the event that we determine to begin providing information or engaging in discussions or negotiations concerning an Acquisition Proposal.

Neither our board of directors nor any committee thereof, including the special committee, if then in existence, will directly or indirectly withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, its recommendation in favor of the merger or any of the other transactions contemplated by the merger agreement. Nevertheless, our board of directors, acting through the special committee if then in existence or otherwise by resolution of a majority of its disinterested directors, may, at any time prior to obtaining the approval of the merger agreement by the requisite stockholder vote, if it determines in good faith, after consultation with its outside legal advisors, that the failure to take any of the following actions could reasonably be determined to be inconsistent with its fiduciary duties to our stockholders under applicable law,

•	cause us to terminate the merger agreement, provided that we have not materially breached any of our obligations in the merger agreement relating to the solicitation of Acquisition Proposals and we concurrently reimburse the reasonable out-of-pocket fees and expenses incurred by Parent, Merger Sub and their affiliates in connection with the merger agreement, as provided in “—Expense Reimbursement; Reverse Termination Fee—Expense Reimbursement Payable by Us”,

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cause us to enter into a definitive agreement with respect to a Superior Proposal and concurrently terminate the merger agreement, provided that we have not materially breached any of our obligations in the merger agreement relating to the solicitation of Acquisition Proposals and we concurrently reimburse the reasonable out-of-pocket fees and expenses incurred by Parent, Merger Sub and their affiliates in connection with the merger agreement, as provided in “—Expense Reimbursement; Reverse Termination Fee—Expense Reimbursement Payable by Us”, and/or

•	withdraw or modify its recommendation to stockholders in a manner adverse to Parent.

We may not terminate, waive, amend or modify any material provision of any standstill or confidentiality agreement to which we are a party that relates to a transaction of a type described in the definition of Acquisition Proposal. However, we will waive standstill provisions entered into with any potential acquiror in order to permit Acquisition Proposals (other than hostile Acquisition Proposals or the purchase or sale of our securities from or to third parties in the open market) to be made through the end of the second go-shop period with such waiver to be effective through the end of the second go-shop period. Following the end of the second go-shop period and prior to the effective time of the merger, we will permit requests for waivers of standstill provisions (other than with respect to hostile Acquisition Proposals or the purchase or sale of our securities from or to third parties in the open market) to be made by potential acquirors notwithstanding any restrictions to the contrary contained in any standstill or confidentiality agreement with us, and the special committee will determine, after consultation with outside counsel and in a manner consistent with its fiduciary duties, the extent of any such waivers to be granted.

Nothing contained in the merger agreement prohibits us from taking and disclosing to our stockholders a position with respect to certain tender offers or otherwise making any disclosure to our stockholders if our board of directors, acting through the special committee if then in existence or otherwise by resolution of a majority of its disinterested directors, determines in good faith, after consultation with outside counsel, that failure to disclose could reasonably be determined to be inconsistent with its fiduciary duties under applicable law or that such disclosure is necessary to comply with obligations under federal securities laws or the rules and regulations of the New York Stock Exchange.

Nothing contained in the merger agreement prohibits us from responding to any unsolicited proposal or inquiry solely by advising the person making such proposal or inquiry of the terms of the solicitation provisions under the merger agreement.

Neither Parent, Merger Sub nor any of their affiliates may take any action with the purpose of discouraging in any material way or preventing any person from making a competing Acquisition Proposal.

An “Acquisition Proposal”, as defined in the merger agreement, means any bona fide inquiry, offer or proposal (other than from Parent or Merger Sub or their respective affiliates) concerning any

•	merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us,

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direct or indirect sale, lease, pledge or other disposition of our assets or business representing 15% or more of our consolidated revenues, net income or assets, in a single transaction or a series of related transactions,

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our issuance, sale or other disposition to any person or group (other than Parent or Merger Sub or any of their respective affiliates) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of our voting power, or

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transaction or series of related transactions in which any person or group (other than Parent or Merger Sub or their respective affiliates) acquires beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of our outstanding common stock.

A “Superior Proposal”, as defined in the merger agreement, means an Acquisition Proposal (except the references therein to “15%” shall be replaced by “50%”) which was not obtained in violation of the solicitation provisions of the merger agreement, and which the special committee, if then in existence, or a majority of disinterested directors in good faith determines (after consultation with our financial advisors and outside counsel), taking into account the various legal, financial and regulatory aspects of the proposal, including the financing terms thereof, and the person making the proposal, if accepted, is reasonably likely to be consummated and if consummated, would result in a transaction that is more favorable to our stockholders, from a financial point of view, than the merger.

Notices of Certain Events

We, Parent and Merger Sub agreed to promptly notify the other of:

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any notice or other communication received by such party from any governmental authority in connection with the merger or the related transactions from any person alleging that the consent of such person is or may be required in connection with the merger or the related transactions, if the subject matter of such communication or the failure of such party to obtain such consent would be material to us or Parent;

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any action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relates to the merger or the related transactions; and

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the discovery of any fact or circumstance or the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be reasonably likely to cause or result in any of conditions to the merger not being satisfied or the satisfaction of any of those conditions being materially delayed.

Indemnification and Insurance

From and after the effective time of the merger, Parent will, and will cause the surviving corporation to, indemnify and hold harmless to the fullest extent permitted under applicable law each of our present and former directors and officers, and their heirs, executors and administrators, each of whom we refer to as an “indemnified party”, against any and all costs, expenses, including reasonable attorneys’ fees, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any action or investigation arising out of, pertaining to or in connection with any act or omission or matters existing or occurring or alleged to have occurred at or prior to the effective time of the merger, including the merger and the other transactions contemplated by the merger agreement and any acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at our request or for our benefit. If any such action or investigation occurs, Parent or the surviving corporation will advance to each indemnified party the expenses it incurs in the defense of any such action or investigation within 10 business days of Parent or the surviving corporation receiving from such indemnified party a written request for reimbursement. However, (1) any advancement of expenses will be only to the fullest extent permitted under applicable law and (2) the indemnified party must provide an undertaking to repay such advances to Parent or the surviving corporation, as applicable, if it is ultimately determined by a court of competent jurisdiction by a final, non-appealable judgment that the indemnified party is not entitled to indemnification under applicable law.

The certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to indemnification than are set forth in our certificate of incorporation and bylaws, each as amended, as of the date of the original merger agreement, unless any modification is required by law and then

Parent will cause the surviving corporation to make such modification only to the minimum extent required by law. The indemnification provisions may not be amended, repealed or otherwise modified (except as provided in this paragraph) for a period of six years from the effective time of the merger in any manner that would affect adversely the rights of individuals who, at or prior to the effective time of the merger, were our directors or officers.

We will purchase at or prior to the effective time of the merger, and the surviving corporation will maintain in effect, tail policies to our current directors’ and officers’ liability insurance, which tail policies (1) will be effective for a period of six years after the effective time of the merger with respect to claims arising from acts or omissions occurring prior to the effective time of the merger with respect to those persons who are currently covered by our directors’ and officers’ liability insurance and (2) will contain terms with respect to coverage and amount no less favorable, in the aggregate, than those of such policy or policies as in effect on the date of the original merger agreement. If the tail policies described in the immediately preceding sentence cannot be obtained or can only be obtained by paying aggregate premiums in excess of 150% of the aggregate annual amount currently paid by us for such coverage, the surviving corporation will only be required to provide as much coverage as can be obtained by paying aggregate premiums equal to 150% of the aggregate annual amount currently paid by us for such coverage.

Public Announcements

Parent and we agreed that no public release or announcement concerning the merger or the transactions contemplated by the merger agreement will be issued by either party without the prior consent of the other party (in our case, acting through the special committee if then in existence or otherwise by resolution of a majority of disinterested directors), which consent shall not be unreasonably withheld, conditioned or delayed, except any such release or announcement that may be required by law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. However, each of Parent and we may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Parent or us in compliance with the merger agreement and do not reveal non-public information regarding the other party. In addition, we may issue any public release or announcement, without prior consultation with Parent, contemplated by, or with respect to any action taken pursuant to, the solicitation provisions in the merger agreement.

Control of Operations

Without in any way limiting any party’s rights or obligations under the merger agreement, each of Parent and we agreed and acknowledged that:

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nothing contained in the merger agreement shall give Parent, directly or indirectly (other than Mr. Fertitta in his capacity as a member of the board and as our President and Chief Executive Officer), the right to control or direct our operations prior to the effective time of the merger; and

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prior to the effective time of the merger, we will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over our operations, including through Mr. Fertitta in his capacity as a member of the board and as our President and Chief Executive Officer.

Delaware Litigation Settlement

In accordance with the May 23, 2010 Memorandum of Understanding for Partial Settlement and the May Settlement executed among the parties to the Delaware Litigation, Parent, Merger Sub and Mr. Fertitta agreed to use their commercially reasonable efforts to achieve the dismissal with prejudice of certain stockholder derivative claims and certain other claims in the Delaware Litigation.

Conditions to the Merger

Conditions to the Parties’ Obligations

We will consummate the merger only if the conditions set forth in the merger agreement are satisfied or waived, where permissible. The conditions to each party’s obligations include the following:

•	adoption of the merger agreement by the requisite stockholder vote;

•	the absence of any legal restraint or prohibition that has the effect of making the merger illegal or otherwise preventing the consummation of the merger;

•	the expiration or termination of any applicable waiting period under the HSR Act; and

•	the consummation of the equity financing and the debt financing.

The debt financing has been consummated.

Conditions to Parent’s and Merger Sub’s Obligations

The obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following further conditions at or prior to the effective time of the merger:

•

our representations and warranties contained in the merger agreement will be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth in such representations and warranties) as of the closing date as though made at and as of the closing date (except for the representations and warranties that address matters only as of a particular date, which will remain true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct would not in the aggregate reasonably be expected to have a Material Adverse Effect as of the closing date, except that neither Parent nor Merger Sub may assert that this condition has not been satisfied if the representation by Parent concerning its knowledge of inaccuracies of our representations and warranties was inaccurate as of the date of the second amended merger agreement, unless the matters resulting in the inaccuracy of such representation as of the date of the second amended merger agreement would not in the aggregate reasonably be expected to have a Material Adverse Effect as of the closing date;

•

we shall have performed in all material respects all of our obligations and shall have complied in all material respects with all of our agreements and covenants to be performed or complied with by us under the merger agreement prior to the effective time of the merger;

•

we shall have delivered to Parent a certificate, dated the date of the closing, signed by any of our executive officers or any member of the special committee, certifying our satisfaction of the closing conditions set forth in the two bullet points above; and

•	the May Settlement shall have been approved by the Court of Chancery of the State of Delaware, conditioned only on the closing of the merger.

Conditions to Our Obligations

Our obligation to consummate the merger is subject to the satisfaction or waiver of the following further conditions at or prior to the effective time of the merger:

•

Parent’s and Merger Sub’s representations and warranties contained in the merger agreement will be true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect set forth in such representations and warranties) as of the closing date as though made at and as of the closing date (except for the representations and warranties that address matters only as of a particular date, which will remain true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct would not in the aggregate reasonably be expected to have a Parent Material Adverse Effect as of the closing date;

•

Parent and Merger Sub shall have performed in all material respects all of their respective obligations and shall have complied in all material respects with all of their agreements and covenants to be performed or complied with by them under the merger agreement on or prior to the effective time of the merger; and

•

Parent shall have delivered to us a certificate, dated the date of the closing, signed by any executive officer of Parent, certifying the satisfaction by Parent and Merger Sub of the closing conditions set forth in the two bullet points above.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained:

•

by mutual written consent of each of Parent, Merger Sub and us duly authorized with respect to Parent and Merger Sub, by their respective boards of directors or other governing body and with respect to us, by the special committee if then in existence or otherwise by resolution of a majority of our disinterested directors;

•	by us (with the prior approval of the special committee, if then in existence, or otherwise by resolution of a majority of our disinterested directors), Parent or Merger Sub if:

•

the effective time shall not have occurred on or before December 31, 2010, unless the failure by the party seeking to exercise such termination right caused, or resulted in, the failure of the merger to be consummated on or before such date;

•

any governmental authority enacts, promulgates, issues, enforces or enters any order or applicable law that is final and nonappealable and has the effect of preventing or prohibiting the consummation of the merger, except that such termination right shall not be available to any party (1) whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, any such order to have been enacted, issued, promulgated, enforced or entered or (2) that did not use reasonable best efforts to have such order vacated prior to its becoming final and nonappealable;

•

our stockholders, at the special meeting or at any adjournment or postponement thereof at which the merger agreement was voted on, fail to approve the merger agreement by the requisite stockholder vote, except that such termination right shall not be available to any party whose breach of any provision of the merger agreement caused, or resulted in, the failure to obtain the requisite stockholder vote;

•	by Parent or Merger Sub if any of the following actions or events occur:

•

our board of directors directly or indirectly withdraws or modifies, or publicly proposes to withdraw or modify, its recommendation in favor of the merger in a manner that is adverse to Parent or Merger Sub, unless we (acting through the special committee if then in existence or by resolution of a majority of our disinterested directors) duly call, give notice of, convene and hold the special meeting;

•

our board of directors (acting through the special committee, if then in existence, or by resolution of a majority of our disinterested directors) recommends to our stockholders an Acquisition Proposal or resolves or publicly proposes to recommend an Acquisition Proposal or enters into any letter of intent or similar document or any contract accepting any Acquisition Proposal, unless we (acting through the special committee if then in existence or by resolution of a majority of our disinterested directors) duly call, give notice of, convene and hold the special meeting (other than if our board (acting through the special committee if then in existence or by resolution of a majority of our disinterested directors) enters into a contract accepting an Acquisition Proposal); or

•	we intentionally or materially breach any of our obligations under the merger agreement relating to the solicitation of Acquisition Proposals;

•

by Parent or Merger Sub if there has been a breach by us (other than a breach caused by any action taken or omitted to be taken by or at the direction of Mr. Fertitta) of any representation, warranty, covenant or agreement contained in the merger agreement, or if any of our representations or warranties becomes untrue, in either case that would result in a failure of our representations and warranties contained in the merger agreement to be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth in such representations and warranties) as of the closing date as though made at and as of the closing date (except for the representations and warranties that address matters only as of a particular date, which will remain true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct would not in the aggregate reasonably be expected to have a Material Adverse Effect as of the closing date, or that would result in our failure to perform in all material respects all of our obligations or to comply in all material respects with all of our agreements and covenants to be performed or complied with by us under the merger agreement prior to the effective time of the merger, except that Parent and Merger Sub may not terminate unless (1) neither Parent nor Merger Sub is in material breach of any of its obligations (including, in the case of Parent, Mr. Fertitta’s guarantee obligations) or any of its representations and warranties under the merger agreement, (2) Parent has delivered written notice to us of such breach and (3) if such breach is capable of being cured by us within thirty days after the delivery of such notice, Parent may not terminate the merger agreement until the earlier of the expiration of such thirty-day period and December 31, 2010;

•	by us (acting through the special committee if then in existence or by resolution of a majority of our disinterested directors) if:

•

there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of Parent or Merger Sub becomes untrue, in either case that would result in a failure of Parent’s and Merger Sub’s representations and warranties contained in the merger agreement to be true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect set forth in such representations and warranties) as of the closing date as though made at and as of the closing date (except for the representations and warranties that address matters only as of a particular date, which will remain true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct would not in the aggregate reasonably be expected to have a Parent Material Adverse Effect as of the closing date, or that would result in Parent’s or Merger Sub’s failure to perform in all material respects all of their respective obligations or to comply in all material respects with all of their agreements and covenants to be performed or complied with by them under the merger agreement on or prior to the effective time of the merger, except that we may not terminate unless (1) we are not in material breach of any of our obligations or any of our representations and warranties under the merger agreement, (2) we, acting through the special committee if then in existence or by resolution of a majority of our disinterested directors, have delivered written notice to Parent of such breach and (3) if such breach is capable of being cured by Parent within thirty days after the delivery of such notice, we, acting through the special committee if then in existence or by resolution of a majority of our disinterested directors, may not terminate the merger agreement until the earlier of the expiration of such thirty-day period and December 31, 2010;

•

prior to obtaining the requisite stockholder vote, our board of directors, acting through the special committee if then in existence or otherwise by resolution of a majority of its disinterested directors, concludes in good faith, after consultation with its outside legal advisors, that the failure to terminate the merger agreement (whether or not to enter into a definitive agreement with respect to a Superior Proposal) could reasonably be determined to be inconsistent with its fiduciary duties to the stockholders under applicable law and we are not in material breach of our obligations under the merger agreement relating to solicitations of Acquisition Proposals and we reimburse the reasonable out-of-pocket fees and expenses incurred by Parent, Merger Sub and their affiliates in connection with the merger agreement, as provided under “—Expense Reimbursement; Reverse Termination Fee—Expense Reimbursement Payable by Us,” concurrently with such termination; or

•

the merger has not been consummated due to the failure to consummate the equity financing or debt financing within two business days following the satisfaction or waiver of all of the other conditions to the consummation of the merger (other than those conditions that, by their nature, cannot be satisfied until the consummation of the merger), although we may not exercise this right to terminate until 15 days following the special meeting.

Expense Reimbursement; Reverse Termination Fee

Expense Reimbursement Payable by Us

We have agreed to reimburse the reasonable out-of-pocket fees and expenses incurred by Parent, Merger Sub and their affiliates in connection with the merger agreement, up to $3.5 million in the aggregate, within 10 business days of receipt of a reasonably detailed accounting of such expenses if the merger agreement is terminated (1) because the merger has not been consummated by December 31, 2010 where there has been a cancellation, delay or postponement of the special meeting or (2) as a result of a breach of or failure by us to perform any representation, warranty, covenant or agreement on our part set forth in the merger agreement, which resulted in a failure of a condition to Parent’s or Merger Sub’s obligation to consummate the merger. Upon payment of such expenses, we will have no further liability under the merger agreement except in the case of a willful breach of any representation, warranty, covenant or agreement.

We must reimburse the reasonable out-of-pocket fees and expenses incurred by Parent, Merger Sub and their affiliates in connection with the merger agreement, up to $3.5 million in the aggregate (or $2.4 million in the aggregate if the Acquisition Proposal that formed the basis for termination of the merger agreement was submitted to us or the special committee or publicly disclosed or otherwise became generally known to the public prior to the end of the second go-shop period), if:

•	Parent or Merger Sub terminates the merger agreement because:

•

our board of directors directly or indirectly withdraws or modifies, or publicly proposes to withdraw or modify, its recommendation in favor of the merger in a manner that is adverse to Parent or Merger Sub, unless we (acting through the special committee if then in existence or by resolution of a majority of our disinterested directors) duly call, give notice of, convene and hold the special meeting;

•

our board of directors (acting through the special committee, if then in existence, or by resolution of a majority of our disinterested directors) recommends to our stockholders an Acquisition Proposal or resolves or publicly proposes to recommend an Acquisition Proposal or enters into any letter of intent or similar document or any contract accepting any Acquisition Proposal, unless we (acting through the special committee if then in existence or by resolution of a majority of our disinterested directors) duly call, give notice of, convene and hold the special meeting (other than if our board (acting through the special committee if then in existence or by resolution of a majority of our disinterested directors) enters into a contract accepting an Acquisition Proposal); or

•	we intentionally or materially breach any of our obligations under the merger agreement relating to the solicitation of Acquisition Proposals;

•

we terminate the merger agreement because, prior to obtaining the requisite stockholder vote, our board of directors, acting through the special committee, if it still exists, or otherwise by resolution of a majority of its disinterested directors, concludes in good faith, after consultation with its outside legal advisors, that the failure to terminate the merger agreement (whether or not to enter into a definitive agreement with respect to a Superior Proposal) could reasonably be determined to be inconsistent with its fiduciary duties to the stockholders under applicable law, provided that we are not in material breach of our obligations under the merger agreement relating to solicitations of Acquisition Proposals and we reimburse the reasonable out-of-pocket fees and expenses incurred by Parent, Merger Sub and their affiliates in connection with the merger agreement, as provided above, concurrently with such termination;

•

within 12 months after the date of termination of the merger agreement for any of the following three reasons, we enter into a definitive agreement with respect to or consummate an Acquisition Proposal as described below (provided that the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “80%”):

•

Parent or Merger Sub or we terminate the merger agreement because the effective time has not occurred on or before December 31, 2010 and, at any time after the date of the original merger agreement and prior to December 31, 2010, an Acquisition Proposal shall have been publicly disclosed or otherwise becomes generally known to the public and is not withdrawn or terminated;

•

(1) Parent or Merger Sub terminate the merger agreement because there has been a breach by us (other than a breach caused by any action taken or omitted to be taken by or at the direction of Mr. Fertitta) of any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of us becomes untrue, in either case that would result in a failure of our representations and warranties contained in the merger agreement to be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth in such representations and warranties) as of the closing date as though made at and as of the closing date (except for the representations and warranties that address matters only as of a particular date, which will remain true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct would not in the aggregate reasonably be expected to have a Material Adverse Effect as of the closing date, or that would result in our failure to perform in all material respects all of our obligations or to comply in all material respects with all of our agreements and covenants to be performed or complied with by us under the merger agreement prior to the effective time of the merger, except that Parent and Merger Sub may not terminate unless (a) neither Parent nor Merger Sub is in material breach of any of its obligations (including, in the case of Parent, Mr. Fertitta’s guarantee obligations) or any of its representations and warranties under the merger agreement, (b) Parent has delivered written notice to us of such breach and (c) if such breach is capable of being cured by us within thirty days after the delivery of such notice, Parent may not terminate the merger agreement until the earlier of the expiration of such thirty-day period and December 31, 2010, and (2) at any time after the date of the original merger agreement and prior to such breach, an Acquisition Proposal shall have been publicly disclosed or otherwise becomes generally known to the public and is not withdrawn or terminated; or

•

Parent or Merger Sub or we terminate the merger agreement because our stockholders, at the special meeting or at any adjournment or postponement thereof at which the merger agreement was voted on, fail to approve the merger agreement by the requisite stockholder vote and, at any time after the date of the original merger agreement and prior to the vote of our stockholders on the merger agreement at the special meeting, an Acquisition Proposal shall have been publicly disclosed or otherwise becomes generally known to the public and is not withdrawn or terminated.

In no event will we be obligated to reimburse Parent for its expenses in excess of the applicable limit set forth above. Parent’s right to receive reimbursement of expenses from us in the above cases is its sole and exclusive remedy against us and any of our affiliates, stockholders, directors, officers, employees, agents or representatives for any loss, claim, damage, liability or expense suffered as a result of the transactions contemplated by the merger not being consummated.

Upon reimbursement of Parent’s expenses in the above cases, neither we nor any of our affiliates, stockholders, directors, officers, employees, agents or representatives will have any further liability or obligations relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

The amount of any expenses reimbursed to Parent in the above cases will be credited against cash amounts, including amounts received as tax “gross-ups” under Section 280G and 4999 of the Internal Revenue Code of 1986, as amended, otherwise due to Mr. Fertitta in the event of a Termination Following a Change of Control under the terms of his employment agreement, dated as of January 1, 2003, as amended, between Mr. Fertitta and us. Mr. Fertitta’s right to receive all amounts due to him under the terms of his employment agreement in the event of a Termination Following a Change of Control is otherwise unaffected by the terms and conditions of the merger agreement.

Reverse Termination Fee Payable by Parent

Parent must pay us a reverse termination fee of $20.0 million if we terminate the merger agreement for either of the following reasons:

•

there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in the merger agreement, or any representation or warranty of Parent or Merger Sub becomes untrue, in either case that would result in a failure of Parent’s and Merger Sub’s representations and warranties contained in the merger agreement to be true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect set forth in such representations and warranties) as of the closing date as though made at and as of the closing date (except for the representations and warranties that address matters only as of a particular date, which will remain true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct would not in the aggregate reasonably be expected to have a Parent Material Adverse Effect as of the closing date, or that would result in Parent’s or Merger Sub’s failure to perform in all material respects all of their respective obligations or to comply in all material respects with all of their agreements and covenants to be performed or complied with by them under the merger agreement on or prior to the effective time of the merger, except that we may not terminate unless (1) we are not in material breach of any of our obligations or any of our representations and warranties under the merger agreement, (2) we, acting through the special committee if then in existence or by resolution of a majority of our disinterested directors, have delivered written notice to Parent of such breach and (3) if such breach is capable of being cured by Parent within thirty days after the delivery of such notice, we, acting through the special committee if then in existence or by resolution of a majority of our disinterested directors, may not terminate the merger agreement until the earlier of the expiration of such thirty-day period and December 31, 2010; or

•

the merger has not been consummated due to the failure to consummate the equity financing or debt financing within two business days following the satisfaction or waiver of all of the other conditions to the consummation of the merger (other than those conditions that, by their nature, cannot be satisfied until the consummation of the merger), although we may not exercise this right to terminate until 15 days following the special meeting. However, in the case of such a termination, if the merger agreement is terminated because the lenders providing the debt financing are not able to make the debt financing available on terms that are substantially similar to those contemplated at the time of the merger agreement due to the occurrence of (1) an act of God, (2) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or a general moratorium on commercial banking activities in New York declared by either Federal or New York State authorities or a suspension of payments in respect of federal or state banks in the United States (whether or not mandatory), (3) the outbreak or escalation of hostilities directly involving the United States or the declaration by the United States of a national emergency or war or an act of terrorism or (4) an adverse and material change in financial or securities markets or commercial banking conditions in the United States, then no reverse termination fee will be payable to us and none of Parent, Merger Sub or any of their respective affiliates, stockholders, directors, officers, employees, agents or representatives shall have any liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement. Parent may not claim that a breach of our obligations to obtain the debt financing caused the debt financing not to be made available. The debt financing has been consummated.

Our right to receive payment of the reverse termination fee in the above cases from Parent or Mr. Fertitta, as the guarantor of payment of the fee, is our sole and exclusive remedy against Parent, Merger Sub, Mr. Fertitta and their respective affiliates, stockholders, directors, officers, employees, agents and representatives for any loss, claim, damage, liability or expense suffered as a result of the transactions contemplated by the merger agreement not being consummated. Upon payment of the reverse termination fee, neither Parent, Merger Sub, Mr. Fertitta nor any of their respective affiliates, stockholders, directors, officers, employees, agents or representatives will have any further liability or obligations relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

Fertitta Voting Agreement

Mr. Fertitta agreed that until the voting agreement termination, which is the earlier of (1) the termination of the merger agreement in accordance with its terms and (2) the effective time of the merger, at the special meeting or any other meeting of our stockholders, however called, and in any action by written consent of our stockholders, Mr. Fertitta will vote, or cause to be voted, the 5,731,481 shares owned beneficially or of record by him and his affiliates as of June 16, 2008, plus up to the first 300,000 shares acquired upon exercise of his outstanding options, provided all such shares are held as of the record date for such meeting or consent, in favor of the adoption of the merger agreement and the approval of the merger and any actions required in furtherance thereof, as the merger agreement may be modified or amended from time to time. Mr. Fertitta further agreed that, at the special meeting or any other meeting of our stockholders, however called, and in any action by written consent of our stockholders, he will vote, or cause to be voted, 3,162,674 shares, plus up to the next 500,000 shares acquired upon exercise of his outstanding options, then owned beneficially or of record by him and his affiliates, as of the record date for such meeting or consent, in such proportion as reflects the manner in which the shares owned by our stockholders other than Mr. Fertitta and his affiliates are actually voted (with abstentions counted as “no” votes for purposes of calculating how such shares of Mr. Fertitta and his affiliates are voted), with respect to (1) the adoption of the merger agreement and the approval of the merger and any actions required in furtherance thereof, as the merger agreement may be modified or amended from time to time, and (2) any Acquisition Proposal that results in the termination of the merger agreement.

Mr. Fertitta also agreed that until the voting agreement termination, except as otherwise contemplated by the merger agreement (including the equity commitment letter), neither he nor any of his affiliates will directly or indirectly (1) sell, assign, transfer, tender, pledge, encumber or otherwise dispose any of his shares of our common stock to a third party, (2) deposit any of his shares of our common stock into a voting trust or enter into a voting agreement or arrangement with respect to his shares of our common stock or grant any proxy or power of attorney with respect thereto that is inconsistent with his voting agreement, (3) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect transfer of any of his shares of our common stock to a third party, (4) enter into any hedging transactions, borrowed or loaned shares, swaps or other derivative security, contract or instruction in any way related to the price of any shares of our capital stock or (5) take any action that would make any representation or warranty of Mr. Fertitta with respect to his shares of our common stock untrue or incorrect or have the effect of preventing, materially delaying or materially impairing Mr. Fertitta from performing his obligations under his voting agreement.

Mr. Fertitta is, nevertheless, permitted to transfer his shares of our common stock to (1) any of his affiliates, (2) any member of his immediate family or (3) any trust for the benefit of one or more members of his immediate family or affiliates if the transferee covenants and agrees to adhere to and be subject to the voting, transfer and standstill provisions in the merger agreement that relate to Mr. Fertitta’s shares of our common stock.

Mr. Fertitta waived, to the full extent of the law, and agreed not to assert any appraisal rights pursuant to Section 262 of the DGCL or assert any rights to dissent or otherwise in connection with the merger with respect to any and all of his shares of our common stock.

Mr. Fertitta agreed that from the execution and delivery of the merger agreement until the voting agreement termination, he will not, directly or indirectly, purchase or otherwise acquire any shares of our common stock or economic ownership of such shares, except pursuant to the exercise of options outstanding as of the date of the original merger agreement.

Limited Guarantee

As a condition and inducement to our willingness to enter into the merger agreement, Mr. Fertitta absolutely and irrevocably guarantees to us the prompt payment, on demand, of the following payment obligations of Parent:

•

the obligation of Parent to pay (1) one-half of any and all fees related to any filings required pursuant to the HSR Act and (2) any and all fees and expenses related to any filings under any applicable gaming laws and liquor laws or filings required in connection with any other consents or approvals of governmental authorities and any consents or approvals of third parties required in connection with the consummation of the merger;

•	the obligation of Parent to pay to us the reverse termination fee, if any, as described under “—Expense Reimbursement; Reverse Termination Fee—Reverse Termination Fee Payable by Parent”; and

•

if Parent fails to timely pay us the reverse termination fee, the obligation of Parent to reimburse us for all costs and expenses actually incurred or accrued by us (including reasonable fees and expenses of counsel) in connection with the collection and enforcement of Parent’s obligation to pay us the reverse termination fee.

The guaranty is a continuing guaranty and will remain in full force and effect until the first to occur of (1) the payment in full of the guaranteed obligations, (2) the termination of the merger agreement in accordance with its terms, but only if neither Parent nor Merger Sub has any obligation to us that survives such termination and (3) the effective time of the merger. The guaranteed obligations are binding upon Mr. Fertitta and his successors and assigns.

Amendment and Waiver

The parties may amend the merger agreement at any time, except that after our stockholders have approved the merger agreement, there shall be no amendment that (1) would reduce the amount or change the type of consideration into which each share of common stock shall be converted upon consummation of the merger or (2) under applicable law, require the further approval of our stockholders, without such further approval. All amendments to the merger agreement shall be in writing signed by each of the parties thereto.

At any time before the consummation of the merger, each of the parties to the merger agreement may, by written instrument:

•	extend the time for the performance of any obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

Specific Performance

The parties agreed that irreparable damage would occur in the event any provision of the merger agreement was not performed in accordance with the terms thereof and that the parties are entitled to seek specific performance of the terms thereof, in addition to any other remedy at law or equity, including monetary damages

(which the parties agree, in the case of a willful breach of a representation, warranty or covenant, may not be limited to reimbursement of expenses or out-of-pocket costs and, to the extent proven, may include the benefit of the bargain of the merger to such party, including the benefit of the bargain lost by our unaffiliated stockholders, adjusted to account for the time value of money).

Remedies

Except in certain events where expense reimbursement or a reverse termination fee is payable, in the case of a willful breach of any representation, warranty or covenant, the parties agreed that the damages suffered or to be suffered by us, in the case of a willful breach of the merger agreement by Parent or Merger Sub, or by Parent and Merger Sub, in the case of a willful breach of the merger agreement by us, will not be limited and, to the extent proven, may include the benefit of the bargain of the merger to such party, including the benefit of the bargain lost by our unaffiliated stockholders, adjusted to account for the time value of money.

Fees and Expenses

All transaction costs incurred in connection with the merger agreement and the transactions contemplated thereby are to be paid by the party incurring those expenses, whether or not any of the transactions is consummated. Transaction costs include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party to the merger agreement and its affiliates) incurred by a party or any of its affiliates, or incurred on behalf of a party, in connection with or related to the authorization, preparation, negotiation, execution or performance of the merger agreement, the preparation, printing, filing or mailing of the Schedule 13E-3, the proxy statement, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated by the merger agreement. Parent and we will each pay one-half (1/2) of any and all fees related to any filings required pursuant to the HSR Act, and Parent will pay any and all fees and expenses related to any filings under any applicable gaming laws and liquor laws or filings required in connection with any other consents or approvals of governmental authorities and any consents or approvals of third parties required in connection with the consummation of the transactions.

Pershing Square Group Voting Agreements

We acknowledged and agreed that (a) the voting agreements that we entered into with members of the Pershing Square Group will not be amended, altered, supplemented or otherwise modified or terminated, and no provision in the voting agreements will be waived, without the express prior written consent of Parent, in its sole discretion, (b) we will not consent to the assignment by any member of the Pershing Square Group of any of its rights or obligations under its voting agreement without obtaining the express prior written consent of Parent, in its sole discretion, and (c) each of the voting agreements is intended to be for the benefit of Parent, who is an express third-party beneficiary thereof, and the obligations of the Pershing Square Group members contained in its voting agreement may be enforced directly by Parent, including by taking enforcement action under the voting agreement or by pursuing any other remedy at law or in equity, regardless of whether we have taken any enforcement action under the voting agreement or pursued any such other remedy.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of Section 262 of the DGCL, a copy of which is attached to this proxy statement as Annex E.

ANY STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX E CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, AS FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH IN ANNEX E WILL RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.

If the merger is consummated, dissenting holders of our common stock who follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery (the “Court”) and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, to be paid on the amount determined to be the fair value, in lieu of the merger consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding and perfecting appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the special meeting, not less than 20 days prior to the meeting a constituent corporation, such as us, must notify each of its holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement constitutes such notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the special meeting. This written demand for appraisal of shares must be in addition to and separate from a vote against the adoption of the merger agreement, or an abstention or failure to vote for the approval of the merger agreement. Stockholders electing to exercise their appraisal rights must not vote “FOR” the approval of the merger agreement. Any proxy or vote against the merger will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the record owner. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner or owners. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized herein and in a timely manner to perfect whatever appraisal rights the beneficial owner may have. If common stock is held through a broker who in turn holds the common stock through a central securities depository nominee such as Cede & Co., a demand for appraisal of such common stock must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A stockholder who elects to exercise appraisal rights should mail or deliver the required written demand to us at Landry’s Restaurants, Inc., 1510 West Loop South, Houston, Texas 77027, Attention: Steven L. Scheinthal, Secretary. The demand must reasonably inform us of the identity of the holder as well as the holder’s intention to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the approval of the merger agreement at the special meeting will constitute a waiver of appraisal rights. Within 10 days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted “FOR” the adoption of the merger agreement.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of entitlement to perfection of appraisal rights will be entitled, upon written request, to receive from us a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after a written request therefor has been received by us or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from us the statement described in this paragraph.

Within 120 days after the effective time of the merger (but not thereafter), either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Court demanding a determination of the fair value of the shares of our common stock owned by stockholders entitled to appraisal rights. We have no obligation or present intention to file such a petition if demand for appraisal is made, and holders should not assume that we will file a petition. Accordingly, it is the obligation of the holders of common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of common stock within the time prescribed in Section 262. A person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file such a petition.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us. We must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom we have not reached agreements as to the value of their shares. The Court may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Court may dismiss the proceedings as to any stockholder that fails to comply with such direction.

After notice to the stockholders as required by the Court, the Court is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. After the Court determines the holders of common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining fair value, the Court will take into account all relevant factors. Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, or less than, or equal to, the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court.

The costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court and taxed against the parties as the Court deems equitable under the circumstances. Upon application of a dissenting stockholder, the Court may order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights generally will be a taxable transaction for U.S. federal income tax purposes and possibly state, local and non-U.S. income tax purposes as well.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent. No appraisal proceeding in the Court will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective time of the merger. If we do not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Court does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more or less than, or equal to, the consideration being offered pursuant to the merger agreement. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis.

Failure by any stockholder to comply fully with the procedures of Section 262 of the DGCL (as reproduced in Annex E to this proxy statement) may result in termination of such stockholder’s appraisal rights.

THE PROCESS OF DISSENTING REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE INDIVIDUALS OR ENTITIES WISHING TO DISSENT AND TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL CONTROL.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Stockholder Proposals

If we obtain the requisite stockholder vote at the special meeting, we do not expect to hold a 2010 Annual Meeting of Stockholders. If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders.

Householding of Special Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household, unless we have received contrary instructions from any such stockholders. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to our office at 1510 West Loop South, Houston, Texas, 77027, telephone: (713) 850-1010, we will promptly deliver a separate copy of the annual reports and proxy statements, as applicable, to any stockholder at a shared address to which a single copy of documents was delivered. In addition, stockholders sharing an address can request delivery of a single copy of annual reports or proxy statements, as applicable, if receiving multiple copies upon written or oral request to our office at the address and telephone number stated above.

OTHER IMPORTANT INFORMATION REGARDING US

Our Directors and Executive Officers

The merger agreement provides that upon consummation of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation and our officers will be the officers of the surviving corporation (including Steven L. Scheinthal and Richard H. Liem, members of our board of directors and executive officers). Mr. Fertitta is the sole director of Merger Sub. All surviving corporation officers and directors will hold their positions in accordance with and subject to the certificate of incorporation and bylaws of the surviving corporation.

The following table sets forth our directors and certain of our executive officers as of the date of this proxy statement and provides their respective ages and positions with us. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All of our directors and executive officers are citizens of the United States, and can be reached at Landry’s Restaurants, Inc., 1510 West Loop South, Houston, Texas 77027.

Name	Age	Positions	Director Since	Term Expires
Tilman J. Fertitta (2)	52	President, Chief Executive Officer and Director	1993	2010
Steven L. Scheinthal (2)	48	Executive Vice President and General Counsel, Secretary and Director	1993	2010
Kenneth Brimmer (1)(3)	54	Director	2004	2010
Michael S. Chadwick (1)(3)	58	Director	2001	2010
Richard H. Liem	56	Executive Vice President, Chief Financial Officer and Director	2009	2010
Joe Max Taylor (1)	77	Director	1993	2010

(1)	Member of Audit Committee
(2)	Member of Executive Committee
(3)	Member of Special Committee

Tilman J. Fertitta has served as our President and Chief Executive Officer since 1987. In 1988, he became our controlling stockholder and assumed full responsibility for all of our operations. Prior to serving as our President and Chief Executive Officer, Mr. Fertitta devoted his full time to the control and operation of a hospitality and development company. Mr. Fertitta serves on numerous boards and charitable organizations.

Steven L. Scheinthal has served as our Executive Vice President or Vice President of Administration, General Counsel and Secretary since September 1992. He devotes a substantial amount of time to lease and contract negotiations and is primarily responsible for our compliance with all federal, state and local ordinances. Prior to joining us, he was a partner in the law firm of Stumpf & Falgout in Houston, Texas. Steven L. Scheinthal represented us for approximately five years before joining us. He has been licensed to practice law in the State of Texas since 1984.

Kenneth Brimmer is the Chief Executive Officer and Chairman of the Board of STEN Corporation, a publicly-traded, diversified business. He has served as a director of STEN Corporation since 1998 and has been Chief Executive Officer of STEN Corporation since October 2003. From April 2000 until June 2003, Kenneth Brimmer served as Chairman and Director of Active IQ Technologies, Inc. and was Chief Executive Officer from April 2000 until December 2001. Previously, he was President of Rainforest Cafe, Inc. from April 1997 until April 2000 and was Treasurer from its inception in 1995 until April 2000. Prior to that, Kenneth Brimmer was employed by Grand Casinos, Inc. and its predecessor from 1990 until April 1997. He also is a director and serves on both the Audit and Compensation Committees of Hypertension Diagnostics. Kenneth Brimmer has a degree in accounting and worked as a certified public accountant in the audit division of Arthur Andersen & Co. from 1977 through 1981. He was elected to our board of directors in 2004. Mr. Brimmer’s extensive restaurant and casino background, as well as his leadership abilities bring valuable skill and experience to our Board.

Michael S. Chadwick has been engaged in the commercial and investment banking businesses since 1975. From 1988 to 1994, he was President of Chadwick, Chambers & Associates, Inc., a private merchant investment banking firm in Houston, Texas, which he founded in 1988. From 1994 to 2009, Michael S. Chadwick served Sanders Morris Harris, an investment banking and financial advisory firm, as Senior Vice President and as Managing Director in the Corporate Finance Group. In 2010, Mr. Chadwick joined Growth Capital Partners, a boutique investment and merchant banking firm serving the middle market. He was elected to our board of directors in 2001. Mr. Chadwick’s extensive experience in the commercial and investment banking field provides a valuable resource to our Board.

Richard (“Rick”) H. Liem serves as our Executive Vice President and Chief Financial Officer and has served as our Senior Vice President and Chief Financial Officer since June 2004. He started with us in 1999 as the Vice President of Accounting and Corporate Controller. Rick Liem joined us from Carrols Corporation, a restaurant company located in Syracuse, New York, where he was the Vice President of Financial Operations from 1994 to 1999. He was with the audit division of Price Waterhouse, L.L.P. from 1983 to 1994. He is a certified public accountant.

Joe Max Taylor was formerly the chief law enforcement administrator for Galveston County, Texas. He served as a Director and Executive Committee member of American National Insurance Company, a publicly-traded insurance company, for 10 years and served on the board of directors of Moody Gardens, a hospitality and entertainment complex located in Galveston, Texas. Joe Max Taylor was elected to our board of directors in 1993. He served on our audit committee from 1993 to 2004 and rejoined the Audit Committee in May 2009. Mr. Taylor’s leadership skills provide a critical skill set and resource to our Board.

In addition to Mr. Fertitta, Steven L. Scheinthal, and Richard H. Liem, for which information is provided above, the following persons are executive officers:

Name	Age	Position	Officer Since
Jeffrey L. Cantwell	45	Senior Vice President of Development	2006
K. Kelly Roberts	51	Chief Administration Officer—Hospitality and Gaming Division	2007

Jeffrey L. Cantwell serves as Senior Vice President of Development and has served as Vice President of Development, and Director of Design and Construction. He was promoted to an executive officer in 2006. Jeffrey L. Cantwell has been employed by us since his graduation from Southwest Texas State University in June, 1992. While in college, he worked in many of our restaurants and developed a significant understanding of restaurant operations.

K. Kelly Roberts serves as Chief Administration Officer—Hospitality and Gaming Division and has served as Chief Financial Officer—Hotel Division and Controller—Hotel Division. He has been employed by us since 1996. He has over 25 years experience in the hospitality business in finance and operations working for various hotel chains and independent management companies. K. Kelly Roberts also currently serves on the executive board of The Greater Houston Convention and Visitor’s Bureau.

Selected Historical Consolidated Financial Data

The following table sets forth our selected consolidated financial information as of and for the years ended December 31, 2009, 2008, 2007, 2006 and 2005 and as of and for the three months ended March 31, 2010 and

2009. The information as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 is derived from our consolidated financial statements incorporated by reference into this proxy statement from our Annual Report on Form 10-K for the year ended December 31, 2009, which have been audited by Grant Thornton, LLP, as independent registered public accountants. The information as of and for the three months ended March 31, 2010 and 2009 is derived from our unaudited consolidated financial statements incorporated by reference into this proxy statement from our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, and include, in the opinion of management, all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of the information. The information as of December 31, 2007, 2006 and 2005 and for the years ended December 31, 2006 and 2005 is derived from our audited consolidated financial statements, which are not incorporated by reference into this proxy statement.

The selected consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the related notes, incorporated by reference into this proxy statement from our Annual Report on Form 10-K for the year ended December 31, 2009 and from our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010.

Discontinued Operations

During 2006, as part of a strategic review of our operations, we initiated a plan to divest certain restaurants, including 136 Joe’s Crab Shack units. Subsequently, several additional locations were added to our disposal plan. The results of operations for all units included in the disposal plan have been reclassified as discontinued operations in the statements of income for all periods presented.

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Unaudited)
	(Dollars in Thousands)
REVENUES	$258,731	$256,290	$1,060,234	$1,143,889	$1,160,368	$1,101,994	$864,156

OPERATING COSTS AND EXPENSES:
Cost of revenues	52,494	52,761	218,555	245,381	256,336	249,575	223,864
Labor	83,603	82,811	340,757	366,395	375,144	357,748	258,469
Other operating expenses	67,272	56,257	264,759	288,090	292,298	278,172	213,697
General and administrative expense	12,699	12,058	49,279	51,294	55,756	57,977	47,443
Depreciation and amortization	19,104	17,760	72,038	70,292	65,287	55,857	43,262
Asset impairment expense (1)	—	—	2,888	2,409	—	2,966	—
Pre-opening expenses	93	256	1,095	2,266	3,477	5,214	3,030
Loss (gain) on disposal of assets and insurance claims	(2,176)	(4,105)	(6,949)	(59)	(18,918)	(2,295)	(524)

Total operating costs and expenses	233,089	217,798	942,422	1,026,068	1,029,380	1,005,214	789,241

OPERATING INCOME	25,642	38,492	117,812	117,821	130,988	96,780	74,915
OTHER EXPENSE (INCOME):
Interest expense, net (2)	29,034	24,615	150,270	79,817	72,322	49,139	31,208
Other, net (3)	(22,644)	4,135	(15,372)	17,035	17,119	154	530

Total other expense	6,390	28,750	134,898	96,852	89,441	49,293	31,738

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	19,252	9,742	(17,086)	20,969	41,547	47,487	43,177
PROVISION (BENEFIT) FOR INCOME TAXES	4,666	2,388	(9,789)	7,227	14,238	13,393	13,556

INCOME FROM CONTINUING OPERATIONS	14,586	7,354	(7,297)	13,742	27,309	34,094	29,621
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAXES (1)	(38)	(51)	(206)	(10,569)	(9,626)	(56,146)	15,194

NET INCOME (LOSS)	14,548	7,303	7,503	3,173	17,683	22,052	44,815
Less: Net income (loss) attributable to noncontrolling interest	222	230	1,010	265	(429)	(282)	—

NET INCOME (LOSS) ATTRIBUTABLE TO LANDRY’S	14,326	7,073	(8,513)	2,908	18,112	(21,770)	44,815
Less: Accretion of redeemable noncontrolling interest	—	1,065	7,717	—	—	—	—

Net income (loss) available to Landry’s common stockholders	$14,326	$6,008	$(16,230)	$2,908	$18,112	$(21,770)	$44,815

BALANCE SHEET DATA (AT END OF PERIOD)
Working capital (deficit)	$(27,657)	$(56,849)	$13,306	$(86,036)	$(149,883)	$(50,056)	$217,461
Total assets	1,650,166	1,566,801	1,700,068	1,515,324	1,502,983	1,464,912	1,612,579
Short-term notes payable and current portion of notes and other obligations	30,114	13,807	30,181	8,753	87,243	748	1,852
Long term notes and other obligations, net of current portion	994,080	921,593	1,064,759	862,375	801,428	710,456	816,044
Stockholders’ equity (1)	319,104	303,914	300,554	294,477	316,899	494,707	516,770

(1)	In 2009, 2008 and 2006, we recorded asset impairment charges related to continuing operations of $2.9 million ($1.9 million after tax), $2.4 million ($1.6 million after tax) and $3.0 million ($2.0 million after tax), respectively, related to the adjustment to estimated fair value of certain restaurant properties and assets. In 2007 and 2006, we also recorded asset impairment charges and other losses totaling $9.9 million ($6.5 million after tax) and $79.8 million ($51.8 million after tax), respectively, related to discontinued operations.
(2)	In 2009, we accelerated recognition of $26.0 million ($16.9 million after tax) in original issue discount and $9.6 million ($6.2 million after tax) in deferred loan costs, respectively, associated with the extinguishment of our 14.0% Senior Secured Notes. These costs were previously being amortized over the term of the Notes. We also issued $406.5 million of 11 % Senior Secured Notes (New Notes) and amended and extended our credit facility. In 2007, we recognized an $8.0 million ($5.3 million after tax) charge for deferred loan costs previously being amortized over the term of our 7.5% Senior Notes.
(3)	For the three months ended March 31, 2010, we recognized a $33.0 million ($21.5 million after tax) gain related to the purchase and retirement of $62.8 of Golden Nugget second lien debt. In 2009, we recognized a $19.4 million ($12.6 million after tax) gain related to the purchase and retirement of $33.2 million of Golden Nugget second lien debt, offset by $4.0 million in call premiums associated with refinancing our 7.5% and 9.5% Senior Notes. In 2008, we recognized $14.3 million in non-cash charges associated with interest rate swaps not designated as hedges. In 2007, we recorded expenses associated with the exchange of the 7.5% Senior Notes for 9.5% Senior Notes of approximately $5.0 million ($3.3 million after tax) and incurred approximately $6.3 million ($4.2 million after tax) in call premiums and expenses associated with refinancing the Golden Nugget debt. We also recorded $5.4 million ($3.5 million after tax) reflecting a non-cash expense for the change in fair value of interest rate swaps related to the new Golden Nugget financing.

Price Range of Common Stock, Dividend Information and Stock Repurchases

Our common stock trades on the New York Stock Exchange under the symbol “LNY.” As of August 10, 2010, there were approximately 916 stockholders of record of our common stock.

The following table presents the quarterly high and low sales prices for our common stock, as reported on the New York Stock Exchange Composite Tape under the symbol “LNY” and dividends paid per common share.

	High	Low	Dividends Paid
2008
First Quarter	$21.89	$14.18	$0.05
Second Quarter	$20.15	$14.74	$0.05
Third Quarter	$19.47	$10.33	—
Fourth Quarter	$15.72	$7.30	—
2009
First Quarter	$12.87	$3.60	—
Second Quarter	$11.19	$5.08	—
Third Quarter	$11.71	$7.75	—
Fourth Quarter	$22.19	$9.80	—
2010
First Quarter	$22.88	$17.68	—
Second Quarter	$25.56	$17.82	—
Third Quarter (through August 10, 2010)	$24.70	$24.00	—

On June 18, 2010, the last full trading day prior to the public announcement of the execution of the second amended merger agreement, the high and low reported sales prices of our common stock were $24.30 and $24.23, respectively. On August 10, 2010, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of our common stock were $24.40 and $24.19, respectively. You are urged to obtain a current market price quotation for our common stock.

Dividend Policy

Commencing in 2000, we began paying an annual $0.10 per share dividend, declared and paid in quarterly installments of $0.025 per share. In April 2004, the annual dividend was increased to $0.20 per share, declared and paid in quarterly installments of $0.05 per share. On June 16, 2008, we announced that we were discontinuing our dividends.

Stock Repurchases by Us and Stock Purchases by Tilman J. Fertitta

In November 1998, we announced the authorization of an open market stock repurchase program, which was renewed in April 2000, for an additional $36.0 million. In October 2002, we authorized a $50.0 million open market stock repurchase program and in September 2003, we authorized another $60.0 million open market stock repurchase program. In October 2004, we authorized a $50.0 million open market stock repurchase program. In March 2005, we announced a $50.0 million authorization to repurchase common stock. In May 2005, we announced a $50.0 million authorization to repurchase common stock. In March, July and November 2007, we authorized an additional $50.0 million, $75.0 million and $1.5 million, respectively, of open market stock repurchases. These programs have resulted in our aggregate repurchasing of approximately 24.0 million shares of common stock for approximately $472.4 million through December 31, 2009.

There were no repurchases of our common stock by us during the quarter ended March 31, 2010.

There were no transactions with respect to our common stock during the past 60 days effected by us, any of our subsidiaries, any of our affiliates or any of our directors, officers, or other persons controlling us.

In addition, Mr. Fertitta agreed that, until the termination of his voting agreement, he will not, directly or indirectly, purchase or otherwise acquire any shares of our common stock or economic ownership thereof, except pursuant to the exercise of options outstanding as of the date of the original merger agreement.

The following table sets forth information regarding purchases of our common stock by us and purchases by Mr. Fertitta, including the exercises of his stock options, showing for each fiscal quarter since January 1, 2008 the number of shares of our common stock purchased and the average price paid per quarter for those shares. Our purchases of our common stock were made pursuant to our stock repurchase programs. Purchases by Mr. Fertitta were made in open market transactions, unless otherwise indicated. Neither Parent nor Merger Sub purchased any shares of our common stock during this period.

Quarter Ended
	March 31, 2008		June 30, 2008
	Average Price($)	Number of Shares	Average Price($)	Number of Shares
Landry’s	$18.95	806	$—	—
Tilman J. Fertitta	$—	—	$—	—

Quarter Ended
	September 30, 2008		December 31, 2008
	Average Price($)	Number of Shares	Average Price($)	Number of Shares
Landry’s	$—	—	$—	—
Tilman J. Fertitta	$12.31	400,000	$11.23	2,627,374

Quarter Ended
	March 31, 2009		June 30, 2009
	Average Price($)	Number of Shares	Average Price($)	Number of Shares
Landry’s	$12.18	3,072	$10.35	1,016
Tilman J. Fertitta	$—	—	$8.80	135,300

Quarter Ended
	September 30, 2009		December 31, 2009
	Average Price($)	Number of Shares	Average Price($)	Number of Shares
Landry’s	$—	—	$—	—
Tilman J. Fertitta	$—	—	$—	—

Quarter Ended
March 31, 2010
	Average Price($)	Number of Shares
Landry’s	$—	—
Tilman J. Fertitta	$—	—

From June 16, 2008, the date the original 2008 proposed transaction merger agreement was signed, until December 31, 2008, Mr. Fertitta acquired 3,027,374 additional shares of our common stock at an average price of $11.37 per share. The following table provides details regarding each open market transaction relating to Mr. Fertitta’s acquisition of such shares from June 16, 2008 through December 31, 2008:

Stock Purchases of Landry’s Common Stock By Tilman J. Fertitta From June 16, 2008 Through December 31, 2008

Date of Purchase	Price Per Share($)	Number of Shares
9/17/2008	$11.83	225,000
9/18/2008	$12.66	142,000
9/19/2008	$14.11	33,000
10/20/2008	$11.58	363,524
10/21/2008	$11.72	190,071
10/22/2008	$11.41	175,000
10/23/2008	$11.45	294,774
10/24/2008	$11.04	187,997
10/27/2008	$11.25	112,498
10/28/2008	$11.32	103,759
11/10/2008	$11.31	64,100
11/11/2008	$10.96	168,100
11/12/2008	$10.76	148,170
11/13/2008	$11.12	55,700
11/14/2008	$11.46	45,658
11/17/2008	$11.40	63,461
11/18/2008	$11.44	11,000
11/19/2008	$11.15	113,800
11/20/2008	$11.00	211,409
11/21/2008	$10.28	125,000
11/24/2008	$11.00	27,300
11/25/2008	$11.02	21,810
11/28/2008	$11.22	17,942
12/1/2008	$10.94	24,401
12/2/2008	$11.06	101,900

From the date the original 2008 proposed transaction merger agreement was signed on June 16, 2008, until mid-September 2008, Mr. Fertitta did not acquire any shares of our common stock. Following the damage to our properties caused by Hurricane Ike and the continued decline in the stock, capital and financial markets, the trading price of our common stock took a sharp downward turn in mid-September 2008. Beginning on September 17, 2008 and continuing until December 2, 2008, Mr. Fertitta purchased 3,027,374 shares of our common stock in the open market increasing his percentage ownership of our common stock from 35.5% to 54.2% (including 775,000 shares of restricted stock that have not yet vested). Approximately 400,000 of these shares were acquired in the immediate aftermath of Hurricane Ike and after we had announced the preliminary effects of the hurricane and our current financial results. The remainder were acquired after the amendment to the 2008 proposed transaction merger agreement had been signed and a public announcement had been made detailing its terms.

During this period of time, Mr. Fertitta had filed a Schedule 13E-3 regarding the 2008 proposed transaction with the SEC, although such schedule did not relate to the purchases of stock on the open market and no Schedule 13E-3 was provided to sellers in the open market. He also timely filed all other required forms showing his stock acquisitions. If stock purchases are consummated with an intent to facilitate a merger or are determined to have been undertaken with a reasonable likelihood of facilitating a merger and such purchases are determined to be a violation of Rule 13e-3 promulgated pursuant to the Exchange Act, the purchaser could be subject to an administrative cease-and-desist order, a court-ordered injunction against further violations, disgorgement of certain gains and/or civil money penalties.

Mr. Fertitta believes that all of his open market purchases, including those made subsequent to the 2008 proposed transaction, were made in compliance with applicable law and regulations. In addition, Mr. Fertitta believes that the provisions of the amendment to the 2008 proposed transaction merger agreement that prevented the shares of common stock purchased by Mr. Fertitta following June 16, 2008 from being voted “for” the 2008 proposed transaction and that permitted the special committee to vote such shares “for” a superior proposal, as well as the amendment to the 2008 proposed transaction merger agreement’s requirement to commence a new go-shop period to permit the special committee to seek another buyer, provided adequate safeguards to protect against any perceived effects of Mr. Fertitta’s open market purchases on the 2008 proposed transaction.

Likewise, Mr. Fertitta has agreed to vote the 5,731,481 shares owned beneficially or of record by him and his affiliates as of June 16, 2008, plus up to the first 300,000 shares acquired upon exercise of his outstanding options, provided all such shares are held as of the record date for the special meeting, in favor of the adoption of the merger agreement and the approval of the merger and any actions required in furtherance thereof, as the merger agreement may be modified or amended from time to time. Mr. Fertitta further agreed that, at the special meeting or any other meeting of our stockholders, however called, and in any action by written consent of our stockholders, he will vote, or cause to be voted, 3,162,674 shares, plus up to the next 500,000 shares acquired upon exercise of his outstanding options, then owned beneficially or of record by him and his affiliates, as of the record date for such meeting or consent, in such proportion as reflects the manner in which the shares owned by our stockholders other than Mr. Fertitta and his affiliates are actually voted (with abstentions counted as “no” votes for purposes of calculating how such shares of Mr. Fertitta and his affiliates are voted), with respect to (1) the adoption of the merger agreement and the approval of the merger and any actions required in furtherance thereof, as the merger agreement may be modified or amended from time to time, and (2) any Acquisition Proposal (as defined in the merger agreement) that results in the termination of the merger agreement. We believe these provisions provide adequate safeguards to protect against any perceived effects of Mr. Fertitta’s open market purchases on the current transaction.

In any event, and without admitting that his open market purchases violated Rule 13e-3, in 2008 Mr. Fertitta agreed: (1) not to purchase any additional shares of our common stock while the 2008 proposed transaction was pending; (2) to continue to abstain from participating in our board of directors’ deliberations concerning the 2008 proposed transaction and the amendment to the 2008 proposed transaction merger agreement; and (3) if the amendment to the 2008 proposed transaction merger agreement was terminated, (x) he would not initiate a going private transaction with respect to us within a six-month period following such termination; and (y) if he initiated such a transaction, he would not make any purchases of common stock without complying with Rule 13e-3 and filing a Schedule 13E-3.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of June 1, 2010, certain information regarding the beneficial ownership of our common stock by (a) each person we know to own beneficially more than five percent of the outstanding shares of our common stock, (b) each of our directors, (c) each executive officer named above and (d) all of our executive officers and directors as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. The address of each of those individuals is Landry’s Restaurants, Inc., 1510 West Loop South, Houston, Texas 77027.

Name of Beneficial Owner	Shares Beneficially Owned
	Number	Percent
Executive Officers and Directors
Tilman J. Fertitta (1)	9,694,155	56.9%
Richard H. Liem (2)(3)	31,000	*
Steven L. Scheinthal (2)(3)	48,000	*
Jeffrey L. Cantwell (2)(3)	15,857	*
Kenneth Brimmer (2)(4)	14,713	*
Michael S. Chadwick (2)(4)	17,500	*
Joe Max Taylor (2)(4)	4,200	*
K. Kelly Roberts (2)(3)	2,142	*
5% owners
Dimensional Fund Advisors, LP (5)	1,446,390	8.91%
Pershing Square Capital Management, L.P., et. al. (6)	1,604,255	9.88%
Morgan Stanley (7)	808,157	4.98%
All executive officers and directors as a group (8 persons) (8)	9,827,567	57.20%

*	Less than 1%.
(1)	Includes 800,000 shares subject to options owned by Mr. Fertitta that are immediately exercisable or will become exercisable within 60 days and 775,000 shares of restricted stock, 500,000 shares of which vest ten years from the effective date of grant and 275,000 shares of which vest seven years from the effective date of grant.
(2)	Includes 25,000; 40,000; 15,000; 10,000; 16,000; 3,200 and 1,000 shares subject to options, respectively, for the persons named in the above table, which are exercisable within 60 days.
(3)	Includes restricted stock issued on April 6, 2006 which vests 20% a year over five years from the effective date of grant. The following amounts have not yet vested—3,000 shares for Mr. Liem, 4,000 shares for Mr. Scheinthal, 857 shares for Mr. Cantwell and 571 shares for Mr. Roberts.
(4)	Includes 1,000 shares each for Messrs. Chadwick, Taylor and Brimmer of restricted stock issued on May 7, 2009, 50% of which vested on the date of issuance and the remaining 50% of which will vest on May 7, 2011.
(5)	The address of Dimensional Fund Advisors Inc. is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. The information set forth herein has been compiled from filings made with the SEC on Schedule 13G filed on February 9, 2009.
(6)

The address of Pershing Square Capital Management, L.P. is 888 Seventh Avenue, 42nd floor, New York, New York 10010. The Pershing Square Group and certain of their affiliates have filed a joint Schedule 13D on November 3, 2009, as amended on November 20, 2009. In such joint Schedule 13D filings with the SEC, they have disclosed beneficial ownership of our common stock equal to an aggregate of 1,604,255 shares, representing approximately 9.9% of our outstanding common stock, and additional economic exposure to approximately 2,404,126 shares of our common stock under certain cash-settled total return swaps, which brings their total aggregate economic exposure to 4,008,381 shares, representing approximately 24.7% of our outstanding common stock.

(7)	The address of Morgan Stanley is 1585 Broadway, New York, New York 10036. The information set forth herein has been compiled from a filing made with the SEC on Schedule 13G filed on November 23, 2009.
(8)	Includes 910,200 shares subject to options for all officers and directors as a group which are, or will become exercisable within 60 days of January 1, 2010 and 784,928 shares of restricted stock. See footnotes (1), (2), (3) and (4) above.

Security Ownership of Parent and Merger Sub

As of the record date, neither Parent nor Merger Sub directly own any shares of our common stock, except that Parent may be deemed to beneficially own the shares of our common stock beneficially owned by Mr. Fertitta by virtue of the equity commitment letter between Parent and Mr. Fertitta.

Ratio of Earnings to Fixed Charges

The following table contains Landry’s ratio of earnings to fixed charges for the years ended December 31, 2009 and 2008, and the three months ended March 31, 2010 and 2009.

Ratio of Earnings to Fixed Charges (Dollars in thousands)

	Year Ended December 31,		Three Months Ended March 31,
	2009	2008	2010	2009
Income from continuing operations, before taxes	$(17,086)	$20,969	$19,252	$9,742
Fixed charges, as adjusted	168,885	98,675	33,973	29,008

	$151,799	$119,644	$53,225	$38,750

Fixed charges:
Interest expense including amortization of debt costs	$150,540	$80,538	$29,379	$24,708
Capitalized interest	8,237	3,085	81	1,696
Interest factor on rent (1/3 rent expense)	18,345	18,137	4,594	4,300

Total fixed charges	177,122	101,760	34,054	30,704
Less capitalized interest	(8,237)	(3,085)	(81)	(1,696)

Fixed charges, as adjusted	$168,885	$98,675	$33,973	$29,008

Ratio of earnings to fixed charges	0.9	1.2	1.6	1.3

Book Value Per Share

Our net book value per share as of March 31, 2010 was $19.65.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public from the Securities and Exchange Commission’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. You may also read and copy any document we file at the Securities and Exchange Commission’s Public Reference Room in Washington D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at that address. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our Securities and Exchange Commission filings, is also available on our website at http://www.landrysrestaurants.com.

Because the merger is a “going private” transaction, we, Parent, Merger Sub and Mr. Fertitta have filed with the Securities and Exchange Commission a Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the Securities and Exchange Commission.

The Securities and Exchange Commission allows us to “incorporate by reference” into this proxy statement the information in other documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. Any information referenced this way is considered to be part of this proxy statement, and any information that we file later with the Securities and Exchange Commission will automatically update and supersede information contained in documents filed earlier with the Securities and Exchange Commission or contained in this proxy statement.

Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, are deemed furnished and not filed in accordance with Securities and Exchange Commission rules. None of those documents and none of that information are incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing date of this proxy statement and before the special meeting:

•	Our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

•

Our Current Reports on Form 8-K, filed with the Securities and Exchange Commission on February 11, 2010, February 18, 2010, March 12, 2010, April 23, 2010, April 27, 2010, April 29, 2010, May 10, 2010, May 27, 2010, June 1, 2010, June 22, 2010, July 20, 2010, August 6, 2010 and August 9, 2010 (to the extent filed and not furnished);

•	Our Registration Statement on Form 8-A, as amended, containing a description of common stock.

We will provide a copy of any document incorporated by reference in this proxy statement and any exhibit specifically incorporated by reference in those documents, without charge, by written or oral request directed to us at the following address and telephone number:

ATTENTION: INVESTOR RELATIONS

LANDRY’S RESTAURANTS, INC.

1510 West Loop South

Houston, TX 77027

Tel: (713) 850-1010

OR http://www.landrysrestaurants.com

Additionally, the opinion attached as Annex D to this proxy statement will be available for inspection and copying at our principal executive offices during our regular business hours by any interested holder of our common stock.

Should you want more information regarding us, please refer to the annual, quarterly and current reports, as applicable, filed with the Securities and Exchange Commission.

The information concerning us contained or incorporated by reference in this document has been provided by us and the information concerning Parent, Merger Sub and Mr. Fertitta contained in this document has been provided by Parent.

You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated August 16, 2010. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and neither the mailing of the proxy statement to stockholders nor the issuance of the merger consideration pursuant to the merger shall create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

among

FERTITTA GROUP, INC.,

FERTITTA MERGER CO.,

TILMAN J. FERTITTA

solely for purposes of Section 7.10 and Article X

and

LANDRY’S RESTAURANTS, INC.

Dated as of November 3, 2009

i

(continued)

ii

AGREEMENT AND PLAN OF MERGER, dated as of November 3, 2009 (this “Agreement”), among FERTITTA GROUP, INC., a Delaware corporation (“Parent”), FERTITTA MERGER CO., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Tilman J. Fertitta (“Fertitta”) solely for purposes of Section 7.10 and Article X hereof, and LANDRY’S RESTAURANTS, INC., a Delaware corporation (the “Company”).

WHEREAS, the governing body of Parent, the Board of Directors of Merger Sub and a special committee (the “Special Committee”) of the Board of Directors of the Company (with authority delegated by the Board of Directors of the Company, hereinafter the “Board”) and the Board have each determined that it is in the best interests of their respective members or stockholders to consummate the merger (the “Merger”), upon the terms and subject to the conditions of this Agreement, of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and such governing body, the Special Committee and Boards of Directors have approved this Agreement and the Special Committee and the Board have declared its fairness and advisability and have recommended that this Agreement be adopted by the Company’s stockholders;

WHEREAS, upon consummation of the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than Excluded Shares (as defined herein), will be converted into the right to receive $14.75 per share in cash, upon the terms and subject to the conditions set forth herein;

WHEREAS, pursuant to the Equity Commitment Letter (as defined herein) entered into as of the date of this Agreement, Fertitta has agreed to contribute Shares (as defined herein) and cash to Parent immediately prior to the Effective Time in exchange for Equity Interests in Parent; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Transactions and also prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Equity Commitment Letter and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01        Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement having terms and provisions that are substantially similar to those contained in the confidentiality agreements entered into by or on behalf of the Company during the 30-day period prior to the date hereof with Persons having a potential interest in making an Acquisition Proposal.

“Acquisition Proposal” means any bona fide inquiry, offer or proposal (other than from Parent or Merger Sub or their respective Affiliates) concerning any (A) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, (B) direct or indirect sale, lease, pledge or other disposition of assets or business of the Company representing 15% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, in a single transaction or a series of related transactions, (C) issuance, sale or other disposition by the Company to any Person or group (other than Parent or Merger Sub or any of their respective Affiliates) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of the Company, or (D) transaction or series of related transactions in which any Person or group

(other than Parent or Merger Sub or their respective Affiliates) acquires Beneficial Ownership, or the right to acquire Beneficial Ownership, of 15% or more of the outstanding Equity Interests of the Company.

“Action” means any action, arbitration, audit, hearing, litigation, suit or other proceeding (whether civil, criminal, governmental, administrative or private).

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Beneficial Owner” and “Beneficially Own” has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Reference Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2008 contained in its Annual Report on Form 10-K, filed with the SEC on March 16, 2009.

“Contract” means any agreement, contract, lease, mortgage, power of attorney, evidence of indebtedness, letter of credit, license, instrument, obligation, purchase or sales order, or other commitment, whether oral or written, that is legally binding.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“Debt Financing” means debt financing for the Company in the amounts and on the terms described in Section 7.08 of the Company Disclosure Letter for the purposes set forth in Section 7.08 of the Company Disclosure Letter, or on such terms otherwise satisfactory to Parent and the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors.

“Disinterested Director” means a member of the Board who (A) has no direct or indirect interest in Parent, whether as an investor or otherwise, (B) is not a Representative of any Person who has any such interest in Parent and (C) is not otherwise Affiliated with Parent.

“Economic Owner” and “Economically Own” have the same meanings as “Beneficial Owner” and “Beneficially Own,” except that a Person will also be deemed to economically own and to be the economic owner of (i) all shares of Company Common Stock which such Person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all shares of Company Common Stock in which such Person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of shares of Company Common Stock.

“Encumbrance” means any charge, claim, community property interest, condition, easement, covenant, warrant, demand, encumbrance, equitable interest, lien, mortgage, option, purchase right, pledge, security interest, right of first refusal or other right of third parties or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means Laws relating to Hazardous Substances, or injury to or pollution or protection of the environment or natural resources, including ambient air, soil, surface waters or ground in effect as of the date hereof.

“Equity Interest” means (A) with respect to a corporation, any and all classes or series of shares of capital stock, (B) with respect to a partnership, limited liability company, trust or similar Person, any and all classes or series of units, interests or other partnership/limited liability company interests and (C) with respect to any other Person, any other security representing any direct equity ownership or participation in such Person.

“Financing” means the Equity Financing and the Debt Financing.

“Gaming Authority” means any Governmental Authority with regulatory Control or jurisdiction over casino or other gaming activities and operations, including, without limitation, the Nevada Gaming Commission, the Nevada State Gaming Control Board and the National Indian Gaming Commission.

“Gaming Laws” means, with respect to any Person, any Laws governing or relating to any current or contemplated casino or other gaming activities and operations of such Person and its Subsidiaries, including, without limitation, the rules and regulations established by any Gaming Authority.

“Governmental Authority” means any United States federal, state, provincial, city, county or local or any foreign or supranational government, governmental, regulatory or administrative authority, agency, instrumentality or commission and any court, tribunal, or judicial or arbitral body (including private bodies) and any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substances” means any chemicals, materials or substances, including without limitation, any petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead-based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, pesticides regulated under Environmental Laws or defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “extremely hazardous substances,” “hazardous materials,” “hazardous constituents,” “toxic substances,” “pollutants,” “contaminants,” or any similar denomination intended to classify or regulate such chemicals, materials or substances by reason of their toxicity, carcinogenicity, ignitability, corrosivity or reactivity or other characteristics under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Intellectual Property” means (A) United States, international, and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (B) United States and foreign registered, pending, and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names, Internet sites and web pages; and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (C) United States and foreign registered copyrights, and registrations and applications for registration thereof; rights of publicity; and copyrightable works; (D) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (E) confidential and proprietary information, including know-how.

“Knowledge” means (A) with respect to Parent and Merger Sub, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 1.01 of the Parent Disclosure Letter and (B) with respect to the Company, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 1.01(a) of the

Company Disclosure Letter. The term “Known” and other forms of the word “Knowledge” will have correlative meanings.

“Laws” means any foreign, federal, state, city or local statute, law, rule, ordinance, code or regulation, and any rule, interpretation, guidance or directive issued, promulgated or entered into by or with any Governmental Authority.

“Liability” means any liability of any kind whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not reflected or required by GAAP to be reflected on the Company Reference Balance Sheet).

“Liquor Laws” means any Laws governing or relating to the sale of liquor.

“Material Adverse Effect” means any event, development, change or circumstance (any such item, an “Effect”) that, either individually or in the aggregate, has caused or would reasonably be expected to cause a material adverse effect on the financial condition, assets, Liabilities (contingent or otherwise) or business of the Company and its Subsidiaries taken as a whole, except in each case for any Effect resulting from, arising out of or relating to any of the following, either alone or in combination: (A) any change in or interpretations of GAAP or any applicable Law, including Gaming Laws and Liquor Laws; (B) changes generally affecting the economy, financial or securities markets or political or regulatory conditions; (C) changes in the industries or markets in which the Company or any of its Subsidiaries operates; (D) any natural disaster or act of God; (E) any act of terrorism or outbreak or escalation of hostilities or armed conflict; (F) the public announcement or pendency of this Agreement or the consummation of the Transactions, including (i) the identity of the acquiror, (ii) any delays or cancellations of orders, Contracts or payments for the Company’s products or services, (iii) any loss of customers or suppliers or changes in such relationships or (iv) any loss of employees or labor disputes or employee strikes, slowdowns, job actions or work stoppages or labor union activities; (G) changes in the share price or trading volume of the Company Common Stock or the failure of the Company to meet its projections or the issuance of revised projections that are more pessimistic than those in existence as of the date of this Agreement; (H) the taking of any action expressly provided by this Agreement or consented to by Parent or Merger Sub; or (I) any action or omission of the Company or any of its Subsidiaries taken by or at the direction of Fertitta and not approved by the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors.

“Order” means any award, writ, stipulation, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by, or any Contract with, any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries consistent with past practice.

“Parent Material Adverse Effect” means any Effect that, either individually or in the aggregate, prevents, materially delays or materially impairs, or would reasonably be expected to prevent, materially delay or materially impair, Parent or Merger Sub from consummating the Merger or any of the other Transactions.

“Permits” means all franchises, grants, authorizations, licenses, permits, consents, certificates and approvals of any Governmental Authority.

“Permitted Encumbrances” means:

(A) statutory liens for Taxes, assessments and governmental charges or levies imposed upon the Company or any of its Subsidiaries not yet due and payable or that are being contested in good faith by appropriate proceedings,

(B) mechanics’, materialmen’s or similar statutory liens arising in the Ordinary Course of Business for amounts not yet due or being diligently contested in good faith in appropriate proceedings,

(C) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations,

(D) zoning, entitlement and other land use regulations by Governmental Authorities,

(E) easements, survey exceptions, leases, subleases and other occupancy Contracts, reciprocal easements, restrictions and other customary encumbrances on title to real property that do not, in any such case, materially interfere with the actual use of such real property,

(F) encumbrances affecting the interest of the lessor of any Property, and

(G) liens relating to any indebtedness for borrowed money identified on Section 1.01(b) of the Company Disclosure Letter.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, Governmental Authority or other entity.

“Property” means any real property currently owned, leased, operated or managed by the Company or any of its Subsidiaries.

“Relevant Competition Authorities” means the relevant Governmental Authority in each jurisdiction with legal authority to make a decision pursuant to antitrust, competition or similar laws to grant or refuse to consent to any merger or acquisition falling within its jurisdiction and within whose jurisdiction the Transactions actually fall, together with the relevant Governmental Authority in each jurisdiction in which additional mandatory filings pursuant to antitrust, competition or similar laws may be required in connection with the Transactions, by reason of a change in legislation after the date of this Agreement.

“Shares” means the issued shares of Company Common Stock immediately prior to the Effective Time.

“Subsidiary” means any Person with respect to which a specified Person directly or indirectly (A) owns a majority of the Equity Interests, (B) has the power to elect a majority of that Person’s board of directors or similar governing body, or (C) otherwise has the power, directly or indirectly, to direct the business and policies of that Person.

“Superior Proposal” means an Acquisition Proposal, except the references therein to “15%” shall be replaced by “50%”, which was not obtained in violation of Section 7.03(b), and which the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, determines in good faith (after consultation with the Company’s financial advisors and outside counsel), taking into account the various legal, financial and regulatory aspects of the proposal, including the financing terms thereof, and the Person making such proposal, (i) if accepted, is reasonably likely to be consummated, and (ii) if consummated would result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the Merger.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, payroll, employment, social security, workers’

compensation, unemployment compensation or net worth; and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes.

The following terms have the respective meanings set forth in the Sections set forth below:

Defined Term	Location of Definition

Agreement	Preamble
Award Cancellation	§3.04(a)
Award Cancellation Notice	§3.04(b)
Award Payment	§3.04(a)
Board	Recitals
Board Recommendation	§4.04(b)
Book-Entry Shares	§3.02(a)
Certificate of Merger	§2.03
Certificates	§3.02(a)
Change of Board Recommendation	§7.03(e)
Closing	§2.02
Closing Date	§2.02
Company	Preamble
Company Board Approval	§4.04(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article IV Preamble
Company Financials	§4.07(b)
Company Preferred Stock	§4.03(a)
Company Stock Award	§3.04(a)
Company Stock Award Plans	§3.04(a)
Covered Employees	§7.11(a)
Dissenting Shares	§3.05
Dissenting Stockholder	§3.05
Divestiture	§7.05(c)
DGCL	Recitals
DOJ	§7.05(b)
Effective Time	§2.03
Employees	§4.10(a)
Employment Laws	§4.10(a)
Environmental Permits	§4.06(a)
Equity Commitment Letter	§5.07(a)
Equity Financing	§5.07(a)
ERISA	§4.09(a)
ERISA Affiliate	§4.09(a)
Exchange Act	§3.04(c)
Excluded Party	§7.03(b)
Excluded Shares	§3.01(a)
Expense Reimbursement Amount	§9.02(a)
Fertitta	Preamble
Fertitta Shares	§7.10(b)
FTC	§7.05(b)
GAAP	§4.07(b)
Gaming Approvals	§7.05(e)
Go Shop Period End Date	§7.03(a)

Defined Term	Location of Definition
Go Shop Period Termination Fee	§9.03(b)
Guarantee Termination	§10.12(b)
Highly Confident Letter	§4.15(a)
Indemnified Party	§7.04(a)
Interim Period	§6.01(a)
Licensed Persons	§7.05(f)
Majority of the Minority Vote	§7.01(c)
Merger	Recitals
Merger Consideration	§3.01(a)
Merger Sub	Preamble
New Benefit Plans	§7.11(b)
NYSE	§4.05(b)
Obligations	§10.12(a)
Outside Date	§9.01(b)
Parent	Preamble
Parent Disclosure Letter	Article V Preamble
Parent Termination Fee	§9.03(c)
Paying Agent	§3.02(a)
Payment Fund	§3.02(b)
Plan	§4.09(a)
Post Go Shop Termination Fee	§9.03(b)
Preliminary Proxy Statement	§7.01(a)
Proxy Statement	§7.01(a)
Representatives	§7.02(a)
Requisite Stockholder Vote	§4.04(a)
Rights	§4.03(b)
Sarbanes-Oxley Act	§4.07(a)
Schedule 13E-3	§7.01(a)
SEC	§4.05(b)
SEC Reports	§4.07(a)
Securities Act	§4.07(a)
Special Committee	Recitals
Special Meeting	§7.01(c)
Special Meeting Delay	§7.01(c)
Surviving Corporation	§2.01
Takeover Law	§4.04(c)
Tax Returns	§4.12(a)
Terminating Company Breach	§9.01(c)
Terminating Parent Breach	§9.01(d)
Termination Date	§9.01
Termination Fee	§9.03(b)
Transaction Costs	§9.03(a)
Transactions	§4.04(a)
Transfer	§7.10(c)
Voting Debt	§4.03(d)
Voting Agreement Termination	§7.10(a)

ARTICLE II

THE MERGER

SECTION 2.01        The Merger. Upon the terms of this Agreement and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, (A) Merger Sub shall be merged with and into the Company, (B) the separate corporate existence of Merger Sub will cease and (C) the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 2.02        Closing. Unless this Agreement shall have been terminated in accordance with Section 9.01, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on a date (the “Closing Date”) to be specified by the parties, which shall be not later than the second Business Day after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, NY, 10022, unless another time, date or place is agreed to in writing by Parent and the Company.

SECTION 2.03        Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Merger Sub and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

SECTION 2.04        Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub will become the debts, Liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2.05        Certificate of Incorporation; Bylaws. At the Effective Time,

(a) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to be in the form of Exhibit A and as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by applicable Law; and

(b) the parties hereto shall take all actions necessary so that the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law, the Certificate of Incorporation of the Surviving Corporation and such bylaws.

SECTION 2.06        Directors and Officers. The parties hereto shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving

Corporation, and the officers of the Company shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE III

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 3.01        Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Each Share (other than any Shares to be cancelled pursuant to Section 3.01(b) and any Dissenting Shares (collectively, “Excluded Shares”)) will be cancelled and converted automatically into the right to receive $14.75 in cash (the “Merger Consideration”) payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 3.02, of the Certificate that formerly evidenced such Share or the Book-Entry Share.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned Subsidiary of Parent will be cancelled automatically without any conversion thereof and no consideration shall be delivered in exchange therefor.

(c) Equity Interests of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

SECTION 3.02        Surrender of Certificates.

(a) Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the “Certificates”) or (ii) Shares represented by book-entry (“Book-Entry Shares”).

(b) Payment Fund. At the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, pursuant to an agreement providing for the matters set forth in this Section 3.02 and such other matters as may be appropriate and the terms of which shall be reasonably acceptable to Parent and the Company, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 3.01(a) (the “Payment Fund”). The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, that, such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase contracts with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $1 billion (based on the most recent financial statements of such bank which are then publicly available). If for any reason (including losses) the Payment Fund is inadequate to pay the aggregate Merger Consideration required to be paid pursuant to Section 3.01(a), Parent shall promptly deposit or cause to be deposited additional cash with the Paying Agent in an amount sufficient to make all payments of Merger Consideration, and Parent and the Surviving Corporation shall in any event be liable for payment thereof. Except as contemplated by Section 3.02(e), the Payment Fund will not be used for any other purpose.

(c) Exchange of Certificates. Within five (5) Business Days after the Effective Time, the Surviving Corporation shall cause to be delivered to each (i) record holder, as of the Effective Time, of an outstanding

Certificate or (ii) holder, as of the Effective Time, of Book-Entry Shares, a form of letter of transmittal (which shall be in customary form and agreed to by Parent and the Company prior to the Effective Time, and shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the duly executed letter of transmittal, such other documents as may customarily be required by the Paying Agent and, as applicable, any Certificates to the Paying Agent). Upon surrender to the Paying Agent of a Certificate or Book-Entry Share for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, and such Certificate or Book-Entry Share shall then be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on any amounts payable in respect of the Certificates or Book-Entry Shares pursuant to the provisions of this Article III. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered or the transferred Book-Entry Share is registered if (x) either the Certificate representing such Shares is properly endorsed or otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and (y) the Person requesting such payment (1) has paid all transfer and other Taxes required by reason of such transfer or (2) established to the reasonable satisfaction of the Paying Agent that such Taxes either have been paid or are not applicable. Until surrendered for cancellation as contemplated by this Section 3.02(c), each Certificate and each Book-Entry Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate or such Book-Entry Share is entitled pursuant to this Article III.

(d) No Further Rights. From and after the Effective Time, holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company, except as provided in this Agreement or by applicable Law.

(e) Termination of Payment Fund. Six months after the Effective Time, Parent shall cause the Paying Agent to deliver to Parent, upon demand, any portion of the Payment Fund that remains undistributed to the holders of Shares at such time, and any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation and/or Parent for, and the Surviving Corporation and/or Parent shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Payment Fund remaining unclaimed by holders of Shares as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or other Encumbrance of any Person previously entitled thereto.

(f) No Liability. None of the Paying Agent, Merger Sub, the Company, Parent or the Surviving Corporation shall be liable to any holder of Shares or any other Person for any Merger Consideration (or dividends or distributions with respect thereto), cash or other consideration delivered to a public official pursuant to any applicable abandoned property, escheat or other Law.

(g) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable or deliverable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment or delivery under all applicable Laws, provided that all withheld amounts are timely remitted to the applicable Governmental Authority. To the extent that amounts are so withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the

Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 3.01(a).

(i) Adjustments to Prevent Dilution. If at any time during the period between the date of this Agreement and the Effective Time, the Company changes (or establishes a record date for changing) the number or class of shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to the outstanding shares of Company Common Stock, then the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

SECTION 3.03        Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to the shares evidenced by such Certificates or Book-Entry Shares, except as otherwise provided in this Agreement or by applicable Law. On and after the Effective Time, any Certificates presented to the Paying Agent, the Surviving Corporation or Parent for any reason shall be cancelled and exchanged for the Merger Consideration to which the holders thereof are entitled pursuant to Section 3.01(a).

SECTION 3.04        Company Equity Awards.

(a) Each outstanding option to purchase shares of Company Common Stock (each, a “Company Stock Award”) granted under the Company’s 1993 Stock Option Plan, Non-Qualified Formula Stock Option Plan for Non-Employee Directors, 1995 Flexible Incentive Plan, 2002 Employee/Rainforest Conversion Plan and 2003 Equity Incentive Plan or granted outside of a formal plan, in each case as amended through the date of this Agreement (collectively, the “Company Stock Award Plans”) shall, except as otherwise provided by the terms of any Company Stock Award Plan, become fully vested, to the extent not already vested, subject to, and conditioned upon, the closing of the Merger and, to the extent outstanding and unexercised at the Effective Time, shall be cancelled at the Effective Time (the “Award Cancellation”) and the holder of each such cancelled Company Stock Award shall be entitled to receive an amount in cash (subject to any applicable withholding Taxes) equal to the product of (i) the excess, if any, of (1) the Merger Consideration, over (2) the applicable exercise price per share of such cancelled Company Stock Award, and (ii) the aggregate number of shares of Company Common Stock subject to such cancelled Company Stock Award (the “Award Payment”). Except as otherwise expressly provided for in any agreement between the Company and any such holder, the Surviving Corporation shall make, or shall cause the Paying Agent to make (in which case it shall deposit with the Paying Agent an amount in cash equal to the aggregate Award Payments to be paid by the Paying Agent), the Award Payments promptly after the Effective Time, but in no event more than ten (10) Business Days following the Effective Time. Any such Award Payments shall be subject to all applicable federal, state and local Tax withholding requirements.

(b) Prior to the Effective Time, the Company shall, to the extent required by the Company Stock Award Plan, deliver prior written notice (the “Award Cancellation Notice”) to the holders of Company Stock Awards of (i) any right of such holders, arising as a result of the Merger, to exercise the Company Stock Awards prior to the Effective Time and (ii) the Award Cancellation contemplated by Section 3.04(a). The Company shall promptly deliver to Parent, but in no event later than the Effective Time, true and complete copies of the Award Cancellation Notice required to be delivered pursuant to this Section 3.04(b).

(c) Prior to the Effective Time, the Company shall take all necessary action to approve the disposition of the Company Stock Awards in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Company to the extent necessary to exempt such dispositions under Rule 16b-3 of the Exchange Act.

SECTION 3.05        Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, any Shares outstanding immediately prior to the Effective Time (other than shares of Company Common Stock cancelled in accordance with Section 3.01(b)) that are held by a stockholder (a “Dissenting Stockholder”) who has (a) neither voted in favor of the adoption of this Agreement nor consented thereto in writing, (b) demanded properly in writing appraisal for such Shares and (c) otherwise properly perfected and not withdrawn or lost his or her rights in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares), will not be converted into, or represent the right to receive, the Merger Consideration. Each Dissenting Stockholder will be entitled to receive payment of the appraised value of the Dissenting Shares held by it in accordance with the provisions of such Section 262; provided, that if a Dissenting Stockholder fails to perfect, withdraws or loses such Dissenting Stockholder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such Dissenting Stockholder is not entitled to the relief provided by Section 262 of the DGCL, such Dissenting Shares held by such Dissenting Stockholder will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration, without any interest thereon, in the manner provided in Article III. The Company shall give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws received by the Company relating to stockholders’ rights of appraisal. The Company shall give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Parent, unless otherwise required by applicable Law, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

SECTION 3.06        Timing of Equity Rollover. For the avoidance of doubt, the parties acknowledge and agree that the contribution of Shares and cash to Parent pursuant to the Equity Commitment Letter will be deemed to occur immediately prior to the Effective Time and prior to any other event described above.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that, except (i) as otherwise disclosed in the SEC Reports filed or furnished prior to the date of this Agreement, excluding any statements (including in any “risk factor” section thereof) constituting forward-looking statements that identify potential risks, uncertainties or Effects the occurrence of which the Company does not have Knowledge as of the date hereof, or (ii) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”):

SECTION 4.01        Organization and Qualification; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of its jurisdiction of organization except where the failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) Each of the Company and its Subsidiaries has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not reasonably be expected to have a Material Adverse Effect.

(c) Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (to the extent such concept is legally recognized) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.

(d) The Company does not directly or indirectly own any Equity Interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interests in, any Person.

SECTION 4.02        Organizational Documents. The Company has heretofore made available to Parent a complete and correct copy of the Certificate of Incorporation and Bylaws, each as amended to date, of the Company. Such documents are in full force and effect.

SECTION 4.03        Capitalization.

(a) The authorized Equity Interests of the Company consist of 60,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). As of the date hereof,

(i) 16,142,551 shares of Company Common Stock were issued and outstanding, exclusive of treasury shares, all of which were validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights,

(ii) 24,059,256 shares of Company Common Stock were held in the treasury of the Company,

(iii) 1,240,078 shares of Company Common Stock were issuable upon exercise of outstanding stock options granted pursuant to the Company Stock Award Plans, and

(iv) no shares of Company Preferred Stock were issued and outstanding.

(b) Except as set forth in Section 4.03(a), there are no

(i) outstanding Equity Interests in the Company or any of its Subsidiaries or securities exercisable or exchangeable for or convertible into any Equity Interests of the Company or any of its Subsidiaries,

(ii) outstanding options, warrants, rights or Contracts relating to the issued or unissued Equity Interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any Equity Interests in the Company or any of its Subsidiaries,

(iii) outstanding stock appreciation rights, stock awards, restricted stock, restricted stock awards, performance units, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries or any of its Equity Interests (collectively, “Rights”) or obligation of the Company or any of its Subsidiaries to issue or sell any such Right, or

(iv) voting trusts, proxies or other Contracts with respect to the voting of any Equity Interests of the Company or any of its Subsidiaries or giving any Person any preemptive rights with respect to any future issuance of securities by the Company or any of its Subsidiaries.

(c) All Equity Interests in each of the Company’s Subsidiaries have been duly authorized, validly issued, fully paid and nonassessable, were not issued in violation of any preemptive rights and are owned by the Company and/or a Subsidiary of the Company free and clear of all Encumbrances, other than Permitted Encumbrances. All shares of Company Common Stock subject to issuance under the Company Stock Award Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person (except as required by the terms of any Company Stock Award Plan or necessary for the administration of, or satisfaction of withholding obligations in respect to, Company Stock Awards).

(d) Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other similar obligations the holders of which have the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote or other Equity Interests of the Company or any of its Subsidiaries) with the stockholders of the Company or any of its Subsidiaries on any matter (“Voting Debt”).

(e) Section 4.03(e) of the Company Disclosure Letter sets forth a true and complete list of each current or former Employee, officer, director, consultant or other service provider of the Company or any of its Subsidiaries who holds a Company Stock Award under the Company Stock Award Plans as of the date hereof, together with the number of shares of Company Common Stock subject to such Company Stock Awards, the exercise price of such Company Stock Awards, and the expiration date of such Company Stock Awards.

SECTION 4.04        Authority Relative to this Agreement.

(a) The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions, other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Requisite Stockholder Vote”) and the filing and recordation of appropriate merger documents as required by the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The Board, acting upon the unanimous recommendation of the Special Committee, by resolutions duly adopted by unanimous vote (other than Fertitta who abstained) at a meeting duly called and held (the “Company Board Approval”), has duly (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of the Company and its stockholders (other than Parent, Merger Sub, Fertitta and their respective Affiliates), (ii) approved this Agreement and the Transactions and (iii) recommended that the stockholders of the Company adopt this Agreement (the “Board Recommendation”) and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders in accordance with this Agreement.

(c) No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law (each, a “Takeover Law”) is applicable to the Transactions. The adoption of this Agreement by the Requisite

Stockholder Vote is the only vote of the holders of any class or series of Equity Interests of the Company necessary to adopt this Agreement or approve the Transactions under the DGCL and the Company’s organizational documents.

(d) The Special Committee has received the opinion of Moelis & Company LLC, dated the date, or shortly prior to the date, of this Agreement, to the effect that, as of the date of such opinion, the consideration to be received by the holders of the Shares is fair, from a financial point of view, to the stockholders of the Company (other than Parent, Merger Sub, Fertitta and their respective Affiliates), a copy of which opinion has been delivered to Parent.

SECTION 4.05        No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the consummation of the Transactions will not,

(i) conflict with or violate the organizational documents of the Company or any of its Subsidiaries,

(ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and notifications described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or

(iii) require the consent of any Person under, or result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound, except, with respect to clauses (ii) and (iii) of this Section 4.05(a), for any such conflicts, consents, violations, breaches or defaults that would not reasonably be expected to have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any Permit of, or filing with, or notification to, any Governmental Authority, except for:

(i) any filings with the Securities and Exchange Commission (the “SEC”) required under the Exchange Act;

(ii) the pre-merger notification requirements of the HSR Act;

(iii) any filings required under the rules and regulations of the New York Stock Exchange (“NYSE”);

(iv) filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business;

(v) any notices, filings, Permits or consents as may be required under applicable state securities, takeover and blue sky laws;

(vi) any notices, filings, Permits or consents as may be required under applicable Gaming Laws and Liquor Laws, none of which notices, filings, Permits or consents (except for those that are not material) are required prior to the Effective Time; and

(vii) such Permits, filings and notifications the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.06        Permits; Compliance.

(a) Each of the Company and its Subsidiaries is in possession of all Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including Permits required under applicable Gaming Laws and Liquor Laws and under applicable Environmental Laws (the “Environmental Permits”), except where failure to be in possession of such Permits would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are, and have been, in compliance with the terms and conditions of such Permits, except where failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is in violation of any Law (including any Gaming Law or Liquor Law), except for such violations that would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.07        SEC Filings; Financial Statements.

(a) Each of the Company and its applicable Subsidiaries has timely filed or furnished all forms, reports, statements and other documents (including all exhibits, supplements and amendments thereto) required to be filed or furnished by it with the SEC since January 1, 2009 (such documents, together with all exhibits and schedules thereto and all information incorporated therein by reference and any documents filed or furnished during such period by the Company to the SEC on a voluntary basis on Current Reports on Form 8-K, the “SEC Reports”). Each SEC Report (including any financial statements or schedules included therein) (i) as of its date of filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including, in each case, the rules and regulations promulgated thereunder, and (ii) as of its date of filing or, if applicable, as of the time of its most recent amendment, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were or are made, not misleading , except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.

(b) Each of the financial statements (including, in each case, any notes and schedules thereto) included or incorporated by reference in the SEC Reports (collectively, the “Company Financials”) fairly presents in all material respects the financial position, results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (except that the unaudited statements may not contain footnotes and are subject to normal and recurring year-end adjustments) and have been prepared in all material respects in accordance with the applicable rules and regulations promulgated by the SEC and United States generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

SECTION 4.08        Absence of Litigation. There is no Action pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries that would, if adversely determined against the Company or any of its Subsidiaries, reasonably be expected to have a Material Adverse Effect. Neither the Company, any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is subject to any Order that would reasonably be expected to have a Material Adverse Effect.

SECTION 4.09        Employee Benefit Plans.

(a) Except as otherwise disclosed in the SEC Reports filed prior to the date of this Agreement, Section 4.09(a) of the Company Disclosure Letter lists each Plan maintained by the Company or any ERISA Affiliate. For purposes hereof, the term “Plan” shall mean, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company within the meaning of Section 414(b) or (c) of the Code (an “ERISA Affiliate”), (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iii) all material bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs, agreements or arrangements, (iv) other material fringe or employee benefit plans, programs, agreements or arrangements and (v) any material employment, change of control, retention or executive compensation or severance agreements, written or otherwise; provided that, with regard to each of items (i), (ii), (iii), (iv) and (v) above, material unsatisfied obligations of the Company or any ERISA Affiliate remain for the benefit of, or relating to, any present or former Employee, consultant or director of the Company.

(b) Each Plan, excluding any Plan that is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA, has been administered in accordance with its terms and in compliance with the requirements prescribed by all applicable Laws (including ERISA and the Code), except as would not reasonably be expected to have a Material Adverse Effect. No Action has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor, other than routine claims for benefits, except as would not reasonably be expected to have a Material Adverse Effect.

(c) Except as provided in this Agreement, as otherwise disclosed in the SEC Reports filed prior to the date of this Agreement or as would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions (and either alone or in conjunction with any other event) will not (i) entitle any current or former Employee, director or consultant of the Company or any of its ERISA Affiliates to any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise), (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any Employee or director of the Company or any of its ERISA Affiliates, or (iii) increase the amount of compensation due any Employee, director or consultant.

SECTION 4.10        Labor Matters.

(a) There has not been within the past two (2) years, nor is there pending or, to the Company’s Knowledge, threatened (i) any strike, slowdown, picketing or work stoppage by or with respect to any employees of the Company or any of its Subsidiaries (collectively, “Employees”), or (ii) any Action against the Company or any of its Subsidiaries relating to a violation or alleged violation of any Law relating to or establishing standards of conduct with respect to labor relations or employment matters (collectively, “Employment Laws”), including any charge or complaint filed by an Employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Authority or in any grievance or arbitration process, in each case, that would reasonably be expected to have a Material Adverse Effect.

(b) The Company and its Subsidiaries are employing all of their Employees in compliance with all applicable Laws relating to employment and employment practices, including all applicable Laws related to employment standards, workers’ compensation, terms and conditions of employment, occupational health and safety, disability benefits, wages and hours, termination of employment, discrimination, human rights, pay equity, employment equity, and, where applicable, the Worker Adjustment and Retraining Notification Act,

except, in each case, where failure to so comply would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.11        Proxy Statement and Schedule 13E-3. None of the information included or incorporated by reference in the Proxy Statement or the Schedule 13E-3 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (a) in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders and at the time of the Special Meeting and at the time of any amendment or supplement thereof, or (b) in the case of the Schedule 13E-3, at the date it is first filed with the SEC and on the date of the filing of any amendment thereto; provided, however, that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing (including electronically) by Parent, Merger Sub, Fertitta or any of their Representatives or Affiliates (other than the Company and its Subsidiaries) in connection with the preparation of the Proxy Statement or the Schedule 13E-3 for inclusion or incorporation by reference therein. The portions of the Proxy Statement and Schedule 13E-3 relating to the Company, any of its Subsidiaries or any of their respective Representatives or Affiliates (other than Parent, Merger Sub and Fertitta) will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

SECTION 4.12        Taxes Except as would not reasonably be expected to have a Material Adverse Effect:

(a) the Company and its Subsidiaries have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by them (collectively, “Tax Returns”) taking into account applicable extensions, and have paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established;

(b) as of the date hereof, neither the Company nor any of its Subsidiaries is being audited by any foreign, federal or state taxing authority or, to the Knowledge of the Company, has been notified in writing by any foreign, federal or state taxing authority that any such audit is pending; and

(c) there are no liens for Taxes on the assets of the Company or any of its Subsidiaries, except for Permitted Encumbrances.

SECTION 4.13        Brokers. Except for Moelis & Company LLC, the fees of which will be borne by the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by the Special Committee on behalf of the Company.

SECTION 4.14        Takeover Statutes. The approval by the Board of this Agreement, the Merger and the other Transactions constitutes approval of this Agreement, the Merger and the other Transactions for purposes of Section 203 of the DGCL.

SECTION 4.15        Financing.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth a true, accurate and complete copy of a letter from Jefferies & Company, Inc. (the “Highly Confident Letter”) indicating that it is highly confident of its ability to arrange, subject to the conditions set forth therein, debt financing for the Company as indicated therein.

(b) As of the date of this Agreement, (i) the Highly Confident Letter has not been amended, supplemented or modified, in any respect, and (ii) the Highly Confident Letter has not been withdrawn, terminated or rescinded, in any respect. The Highly Confident Letter, in the form so delivered, is in full force and effect as of the date hereof. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Company under any term or condition of the Highly Confident Letter. To the Company’s Knowledge, there is no fact or occurrence existing on the date hereof that (with or without notice, lapse of time, or both) would reasonably be expected to (x) result in any of the conditions in the Highly Confident Letter not being satisfied, (y) cause the Highly Confident Letter to cease to be in full force and effect, or (z) otherwise result in the funding contemplated by the Highly Confident Letter not being available by the Outside Date. The Company has fully paid any and all commitment fees or other fees required by the Highly Confident Letter to be paid on or before the date of this Agreement, if any.

SECTION 4.16        No Additional Representations. Except for the representations and warranties made by the Company in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, Liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”):

SECTION 5.01        Corporate Organization.

(a) Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the state of its organization, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Each of Parent and Merger Sub has the requisite limited liability company or corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (to the extent such concept is legally recognized) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Parent Material Adverse Effect.

(d) The organizational or governing documents of Parent and Merger Sub, as previously provided to the Company, are in full force and effect. Neither Parent nor Merger Sub is in violation of its organizational or governing documents.

SECTION 5.02        Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary action, and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions, other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 5.03        No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the Transactions will not,

(i) conflict with or violate the certificate of incorporation or bylaws or other organizational or governing documents of either Parent or Merger Sub,

(ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and notifications described in subsection (b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound, or

(iii) require the consent of any Person under, or result in any breach or violation of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, consents, violations, breaches or defaults that would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any Permit of, or filing with, or notification to, any Governmental Authority, except for:

(i) any filings with the SEC required under the Exchange Act;

(ii) the pre-merger notification requirements of the HSR Act;

(iii) any filings required under the rules and regulations of the NYSE;

(iv) filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business;

(v) any notices, filings, Permits or consents as may be required under applicable state securities, takeover and blue sky laws;

(vi) any notices, filings, Permits or consents as may be required under applicable Gaming Laws and Liquor Laws, none of which notices, filings, Permits or consents (except for those that are not material) are required prior to the Effective Time; and

(vii) such Permits, filings and notifications the failure of which to obtain or make would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 5.04        Proxy Statement and Schedule 13E-3. None of the information supplied in writing (including electronically) by Parent, Merger Sub, Fertitta or any of their respective Representatives or Affiliates (other than the Company and its Subsidiaries) for inclusion in the Proxy Statement or the Schedule 13E-3 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (a) in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders and at the time of the Special Meeting and at the time of any amendment or supplement thereof, or (b) in the case of the Schedule 13E-3, at the date it is first filed with the SEC and on the date of the filing of any amendment thereto; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied in writing (including electronically) by the Company or any of its Representatives or Affiliates (other than Parent, Merger Sub and Fertitta) in connection with the preparation of the Proxy Statement or the Schedule 13E-3 for inclusion or incorporation by reference therein. The portions of the Proxy Statement and Schedule 13E-3 relating to Parent, Merger Sub, Fertitta or any of their respective Representatives or Affiliates (other than the Company and its Subsidiaries) will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

SECTION 5.05        Absence of Litigation. Except as would not reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Action pending or, to Parent’s Knowledge, threatened, against Parent or Merger Sub or any property or asset of Parent or Merger Sub and (b) neither Parent, Merger Sub nor any of their properties or assets is subject to any Order.

SECTION 5.06        Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than incident to its formation and in connection with this Agreement and the Transactions.

SECTION 5.07        Financing.

(a) Section 5.07(a) of the Parent Disclosure Letter sets forth a true, accurate and complete copy of an executed equity commitment letter (the “Equity Commitment Letter”), dated as of the date of this Agreement, by and between Fertitta and Parent (and under which the Company is a named third party beneficiary), pursuant to which Fertitta has committed to contribute to Parent, immediately prior to the Effective Time, that number of Shares (which Shares will be cancelled in the Merger as provided in Section 3.01(b)) and cash set forth in such letter in exchange for Equity Interests in Parent immediately prior to the Effective Time (the “Equity Financing”). The Shares set forth in the Equity Commitment Letter are owned by Fertitta free and clear of all Encumbrances.

(b) As of the date of this Agreement, (i) the Equity Commitment Letter has not been amended, supplemented or modified, in any respect, and (ii) the commitment contained in the Equity Commitment Letter has not been withdrawn, terminated or rescinded, in any respect. The Equity Commitment Letter, in the form so delivered, is (x) in full force and effect as of the date hereof and (y) a valid and binding obligation of Parent, Merger Sub and/or Fertitta, as applicable. There are no conditions precedent or other contingencies related to the commitment contained in the Equity Commitment Letter, other than as set forth in the Equity Commitment Letter. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent, Merger Sub or Fertitta under any term or condition of the Equity Commitment Letter. To Parent’s Knowledge, there is no fact or occurrence existing on the date hereof that (with or without notice, lapse of time, or both) would reasonably be expected to (w) make any of the assumptions or any of the statements set forth in the Equity Commitment Letter inaccurate in any material respect, (x) result in any of the conditions in the Equity Commitment Letter not being satisfied, (y) cause the Equity Commitment Letter to cease to be in full force and effect, or (z) otherwise result in the funding contemplated by the Equity Commitment Letter not being available by the Outside Date in order to consummate the Transactions. Parent and/or Merger Sub have fully paid any and all commitment fees or other fees required by the Equity Commitment Letter to be paid on or before the date of this Agreement, if any. Subject to the terms and conditions of each of the Equity Commitment Letter and this Agreement, the aggregate proceeds contemplated by the Equity Commitment Letter, including the cash and Shares to be contributed by Fertitta to Parent immediately prior to the Effective Time pursuant to the Equity Commitment Letter, together with the cash on hand of Parent, Merger Sub and the Company, including the proceeds from the Debt Financing, at the Effective Time, will be sufficient to pay the aggregate Merger Consideration and any other amounts required to be paid by Parent and Merger Sub in connection with the consummation of the Transactions.

SECTION 5.08        Brokers. Except for Jefferies & Company, Inc. and its Affiliates, the fees of which, as they relate to the Merger only, will be borne by Parent or an Affiliate thereof (other than the Company), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 5.09        Ownership and Operations of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding voting securities of Merger Sub are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. All of the issued and outstanding voting securities of Parent are, and at the Effective Time will be, owned by Fertitta. Neither Parent nor Merger Sub has conducted any business other than incident to its formation and in connection with this Agreement and the Transactions.

SECTION 5.10        Vote/Approval Required. No vote or consent of the holders of any class or series of Equity Interests in Parent is necessary to approve this Agreement or the Transactions. The vote or consent of Parent as the sole stockholder of Merger Sub, which will occur prior to the Effective Time, is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Transactions, including this Agreement. None of Parent, Merger Sub or Fertitta has entered into or granted any voting trusts, stockholders’ agreements, proxies or other similar instruments with respect to any voting securities of Parent or Merger Sub.

SECTION 5.11        Ownership of Shares. As of the date hereof, neither Parent nor Merger Sub owns any Shares, beneficially, of record or otherwise. Immediately prior to the Effective Time, Parent or Merger Sub will only own those Shares subject to the Equity Commitment Letter.

SECTION 5.12        Certain Arrangements. Other than the Equity Commitment Letter, there are no Contracts between Parent, Merger Sub, Fertitta or any of their respective Affiliates (not including the Company and its Subsidiaries), on the one hand, and Fertitta or any of his Affiliates (not including the Company and its Subsidiaries) or any executive officer or director of the Company, on the other hand, as of the date hereof that relate in any way to the Company or the Transactions.

SECTION 5.13        Gaming Approvals and Licensing Matters. None of Parent, Merger Sub or Fertitta has ever been denied a gaming license, approval or related finding of suitability by any Gaming Authority, or had any gaming license revoked or suspended.

SECTION 5.14        No Knowledge of Inaccuracies; Access to Information.

(a) As of the date hereof, Parent does not have any Knowledge that any of the Company’s representations and warranties set forth in Article IV of this Agreement are inaccurate.

(b) Parent and Merger Sub each acknowledge and agree that it (i) has had an opportunity to discuss the business of the Company and its Subsidiaries with management of the Company, (ii) has had reasonable access to the books and records of the Company and its Subsidiaries, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (iv) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the Transactions, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article IV of this Agreement and that all other representations and warranties are specifically disclaimed. No such discussions, access, questions or investigation shall affect or be deemed to modify any representation or warranty in this Agreement of any party hereto.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01        Conduct of Business by the Company Pending the Merger.

(a) Between the date of this Agreement and the earlier of the Effective Time and the Termination Date (the “Interim Period”), except (x) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) or (y) as otherwise permitted by this Agreement (including, without limitation, as permitted by the Debt Financing) or required by applicable Law, the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, and the executive officers of the Company (other than Fertitta) shall (i) not cause any of the Company or its Subsidiaries to conduct its business other than, in all material respects, in the Ordinary Course of Business and (ii) use commercially reasonable efforts to preserve substantially intact the business organization of the Company and each of its Subsidiaries, to keep available the services of the current officers, Employees and consultants of the Company and each of its Subsidiaries, and to preserve, in all material respects, the current relationships of the Company and each of its Subsidiaries with customers, licensees, suppliers and other Persons with which the Company and each of its Subsidiaries have business relations; provided, however, that any action taken or omitted to be taken by or at the direction of Fertitta that would otherwise constitute a breach of this Section 6.01(a) shall not be deemed to constitute such a breach.

(b) Without limiting the foregoing, except (x) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) or (y) as otherwise permitted by this Agreement (including, without limitation, as permitted by the Debt Financing) or required by applicable Law, the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, and the executive officers of the Company (other than Fertitta) shall not, and shall cause the Company and each of the Company’s Subsidiaries to not, other than in the Ordinary Course of Business, during the Interim Period, directly or indirectly:

(i) revoke or change any material Tax election; change in any material respect any method of Tax accounting; settle or compromise any material Liability for Taxes; fail to timely file any material Tax Return that is due; file any material amended Tax Return or material claim for refund; surrender any right to claim a material Tax refund or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, in each case except as required by GAAP or applicable Law;

(ii) make any material change in the accounting principles used by it unless required by a change in GAAP, applicable Law or any Governmental Authority;

(iii) except for short-term borrowings incurred under its existing credit facility or other indebtedness not in excess of $1,500,000 in the aggregate, incur or guarantee indebtedness for borrowed money or commit to borrow money;

(iv) make any capital expenditure in excess of $1,500,000 in the aggregate, except for capital expenditures approved prior to the date hereof as part of the Company’s capital expenditures budget for the year ending December 31, 2009;

(v) except as set forth in Section 7.03, sell, lease, license, dispose or effect an Encumbrance (by merger, consolidation, sale of stock or assets or otherwise) of any material assets;

(vi) make any material change in any compensation arrangement or Contract with any present or former Employee, officer, director, consultant or other service provider of the Company or any of its Subsidiaries or establish, terminate or materially amend any Plan or increase benefits (including acceleration of benefits under Plans other than the Company Stock Award Plans) under any Plan, or grant any Company Stock Awards or other awards under any Company Stock Award Plan, in each case other than (A) required pursuant to the terms of any Plan or Contract as in effect on the date of this Agreement or (B) required by Law;

(vii) declare, set aside or pay any dividend or make any other distribution with respect to Equity Interests of the Company or any of its Subsidiaries, or otherwise make any payments to stockholders in their capacity as such;

(viii) effect a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act;

(ix) (A) issue, deliver, sell, pledge, transfer, convey, dispose or permit the imposition of an Encumbrance on any Equity Interests, or any options, warrants, securities exercisable, exchangeable or convertible into any Equity Interest or any Right or Voting Debt other than the issuance of Shares upon the exercise of Company Stock Awards outstanding as of the date of this Agreement, (B) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding Equity Interests (except as required by the terms of any Company Stock Award Plan or necessary for the administration of, or satisfaction of withholding obligations in respect to, Company Stock Awards) or (C) split, combine, subdivide or reclassify any Equity Interests;

(x) enter into any material Contract providing for the sale or license of Intellectual Property owned by the Company or any of its Subsidiaries;

(xi) license, lease, acquire, sublease, grant any Encumbrance affecting and/or transfer any material interest in any Property, or enter into any amendment, extension or termination of any leasehold interest in any Property;

(xii) make any acquisition of, capital contributions to, or investment in, assets or stock of any Person (whether by way of merger, consolidation, tender offer, share exchange or other activity);

(xiii) except as otherwise expressly permitted by Section 7.03, merge or consolidate with any Person;

(xiv) enter into, terminate or materially amend any Contract filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K, or that would be required to be so listed or filed had such Contract been entered into prior to the date hereof;

(xv) enter into or materially modify any commitment with any Person with respect to potential gaming activities in any jurisdiction;

(xvi) except consistent with the Gaming Laws (including Regulation 6 of the Nevada State Gaming Commission), change any policy regarding the issuance of credit instruments at any of its gaming operations;

(xvii) offer, place or arrange any issue of debt securities or commercial bank or other credit facilities that would be reasonably expected to compete with or impede the Debt Financing;

(xviii) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(xix) satisfy, discharge, waive or settle any material Liabilities;

(xx) amend the Company’s or any of its Subsidiaries’ organizational or governing documents; or

(xxi) enter into any Contract to do any of the actions prohibited by this Section 6.01(b);

provided, however, that any action taken or omitted to be taken by or at the direction of Fertitta that would otherwise constitute a breach of this Section 6.01(b) shall not be deemed to constitute such a breach.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01        Special Meeting; SEC Filings.

(a) As promptly as practicable following the date hereof, the Company, in cooperation with and subject to the approval of the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall, in accordance with applicable Law: (i) prepare and file, within ten (10) days after the date hereof, with the SEC a preliminary proxy statement (including any amendments or supplements thereto, the “Preliminary Proxy Statement”) relating to the Transactions and this Agreement; (ii) after consultation with Parent, respond as promptly as reasonably practicable to any comments made by the SEC with respect to the Preliminary Proxy Statement (including filing as promptly as reasonably practicable any amendments or supplements thereto necessary to be filed in response to any such comments or as required by Law); (iii) use commercially reasonable efforts to have the SEC confirm that it has no further comments thereto; and (iv) cause a definitive proxy statement (including any amendments or supplements thereto, the “Proxy Statement”) to be mailed to its stockholders at the earliest practicable date after the date that the SEC confirms it has no further comments; provided, however, that no amendments or supplements to the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement will be made by the Company or any of its Subsidiaries without prior consultation with Parent and its counsel. In connection with the filing of the Preliminary Proxy Statement and the Proxy Statement, the Company, in cooperation with and subject to the approval of the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, and Parent shall cooperate to: (i) concurrently with the preparation and filing of the Preliminary Proxy Statement and the Proxy Statement (including any amendments or supplements thereto), jointly prepare and file with the SEC the Rule 13e-3 Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the “Schedule 13E-3”) relating to the Transactions and furnish to each other all information concerning such party as may be reasonably requested by the other party in connection with the preparation of the Schedule 13E-3; (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response; (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law; (iv) use commercially reasonable efforts to have cleared by the SEC the Schedule 13E-3; and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Special Meeting; provided, however, that no amendments or supplements to the Schedule 13E-3 will be made by Parent without prior consultation with the Special Committee if then in existence or otherwise the Disinterested Directors.

(b) The Company shall, in accordance with applicable Law, notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company, any of its Subsidiaries or any of their respective Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement. The Company shall give Parent a reasonable opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement prior to transmission to the SEC or its staff and shall not, unless required by Law, transmit, or cause to be transmitted, any such material to which Parent reasonably objects. If the Company discovers at any time prior to the Special Meeting any information that, pursuant to the Exchange Act, is required to be set forth in an amendment or supplement to the Proxy Statement, then the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall promptly transmit such amendment or supplement to its stockholders.

(c) The Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall, in accordance with applicable Law, duly call, give notice of, convene and, unless this Agreement has been terminated, hold a special meeting of its stockholders (the “Special Meeting”) for the purposes of considering and taking action upon the approval and adoption of this Agreement and the Merger, including adjourning such meeting for up to ten (10) Business Days to obtain such approval provided, however, that the Company shall be permitted to cancel, delay or postpone convening the Special Meeting to the extent the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, after consultation with outside legal counsel, determines that such cancellation, delay or postponement is consistent with its fiduciary duties under applicable Law (any such cancellation, delay or postponement being hereinafter referred to as a “Special Meeting Delay”). Unless the Board or Special Committee, as applicable, has withdrawn or modified its approval or recommendation of this Agreement as expressly permitted by Section 7.03, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall (i) use commercially reasonable efforts to solicit the approval and adoption of this Agreement by the stockholders of the Company, including the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Company Common Stock not owned by Parent, Merger Sub, Fertitta or any of their respective Affiliates (other than the Company and its Subsidiaries) (the “Majority of the Minority Vote”) and (ii) include in the Proxy Statement (A) the Special Committee’s and the Board’s declaration of the fairness and advisability of this Agreement and the Board Recommendation, and (B) disclosure regarding the approval of the Special Committee and the Board. Notwithstanding the foregoing, the Company may adjourn or postpone the Special Meeting as and to the extent required by applicable Law.

SECTION 7.02        Access to Information.

(a) During the Interim Period, and in compliance with applicable Laws, each of the Company and its Subsidiaries shall, and shall cause each of its respective officers, directors, employees, auditors, investment bankers, counsel, agents and other representatives (“Representatives”) to afford the Representatives of Parent and Merger Sub reasonable access at all reasonable times to the officers, employees, properties, offices and other facilities, books and records of the Company and each of its Subsidiaries, and shall furnish Parent and Merger Sub with such financial, operating and other data and information as Parent or Merger Sub, through its officers, employees or agents, may reasonably request. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be obligated to disclose any information that, in the reasonable judgment of the Company, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or Order, (ii) would be reasonably likely to cause the loss of any attorney-client or other legal privilege or trade secret protection held by the Company or any of its Subsidiaries or (iii) would cause the Company or any of its Subsidiaries to violate the terms or result in the breach of any material Contract.

(b) No investigation pursuant to this Section 7.02 or otherwise shall affect or be deemed to modify any representation or warranty in this Agreement of any party hereto.

SECTION 7.03        Solicitation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until the later of (x) 11:59 p.m., New York City time, on December 17, 2009 and (y) the consummation of the Debt Financing (the “Go Shop Period End Date”), the Company may, directly or indirectly, under the direction of the Special Committee (which has been authorized to act on behalf of the Board and the Company with respect to any action permitted or contemplated by this Section 7.03): (i) initiate, solicit and encourage Acquisition Proposals, including by way of public disclosure and by way of providing access to non public information to any Person pursuant to one or more Acceptable Confidentiality Agreements; and (ii) enter into and maintain, or participate in, discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or the making of any Acquisition Proposals.

(b) Subject to Section 7.03(c), from the Go Shop Period End Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, the Company shall not, and shall use reasonable efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing non-public information) the submission of any Acquisition Proposal or engage in any substantive discussions or negotiations with respect thereto or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to an Acquisition Proposal or consummate any such transaction or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Merger or any of the other Transactions or resolve or agree to do any of the foregoing. Notwithstanding the foregoing, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, may continue to take any of the actions described in the immediately preceding clause (i) from and after the Go Shop Period End Date with respect to any Person that has made an Acquisition Proposal prior to the Go Shop Period End Date and with whom the Company is having ongoing discussions or negotiations as of the Go Shop Period End Date regarding an Acquisition Proposal to the extent that the Company satisfies the requirements of Section 7.03(c)(ii) on the Go Shop Period End Date with respect to such Acquisition Proposal (each such Person, an “Excluded Party”). Notwithstanding anything contained in this Section 7.03 to the contrary, an Excluded Party will no longer be an Excluded Party for all purposes under this Agreement immediately at such time as (x) the Acquisition Proposal made by such Excluded Party is withdrawn, is terminated, expires or such Excluded Party fails to satisfy the requirements of Section 7.03(c) or (y) such discussions or negotiations have been terminated. The Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall notify Parent promptly when an Excluded Party ceases to be an Excluded Party. At the Go Shop Period End Date, other than with respect to Excluded Parties (or with respect to any Excluded Party, at such subsequent date that such Excluded Party ceases to be an Excluded Party), the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person conducted theretofore by the Company or any of its Representatives with respect to any Acquisition Proposal and use its (and will cause its Representatives to use their) commercially reasonable efforts to cause to be returned or destroyed all confidential information provided or made available to any such Person on behalf of the Company

(c) Notwithstanding anything to the contrary contained in Section 7.03(b), and in addition to the Company’s right under Section 7.03(a), if at any time prior to obtaining the Requisite Stockholder Vote, including the Majority of the Minority Vote, (i) the Company receives a written Acquisition Proposal from a third party that the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, believes in good faith to be credible and reasonably capable of making a

Superior Proposal and (ii) the Company has not intentionally or materially breached this Section 7.03, then the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, may (A) furnish information with respect to the Company to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Company shall not, and shall not allow any of its Representatives to, disclose any material non-public information to such Person without entering into an Acceptable Confidentiality Agreement. Notwithstanding anything to the contrary contained in Section 7.03(b) or this Section 7.03(c), prior to obtaining the Requisite Stockholder Vote, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall be permitted to take the actions described in clauses (A) and (B) immediately above with respect to any Excluded Party until such Excluded Party ceases to qualify as an Excluded Party under Section 7.03(b).

(d) Promptly following the Go Shop Period End Date, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall notify Parent, in writing, of the identity of each Excluded Party and shall notify Parent of the material terms and conditions of each written Acquisition Proposal received from any Excluded Party. From and after the Go Shop Period End Date, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall (i) notify Parent promptly in writing if the Company receives or after it becomes aware that one of its Representatives has received an Acquisition Proposal from a Person or group of related Persons, including the material terms and conditions thereof and the identity of the Person making such Acquisition Proposal, to the extent Known, and (ii) keep Parent reasonably apprised and update Parent promptly as to the status and any material developments, discussions and negotiations concerning such Acquisition Proposal. Without limiting the foregoing, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall inform Parent in writing promptly in the event that it determines to begin providing information or engaging in discussions or negotiations concerning an Acquisition Proposal pursuant to this Section 7.03.

(e) Neither the Board nor any committee thereof, including the Special Committee, if then in existence, shall directly or indirectly withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, its recommendation in favor of the Merger or any of the other Transactions (a “Change of Board Recommendation”). Notwithstanding the immediately foregoing sentence, the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, may, at any time prior to obtaining the Requisite Stockholder Vote, including the Majority of the Minority Vote, if it determines in good faith, after consultation with its outside legal advisors, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, (i) cause the Company to terminate this Agreement pursuant to Section 9.01(d)(ii), (ii) cause the Company to enter into a definitive agreement with respect to a Superior Proposal and concurrently terminate this Agreement pursuant to Section 9.01(d)(ii) and/or (iii) withdraw or modify the Board Recommendation in a manner adverse to Parent; provided, however, that, in the case of clauses (i) and (ii) above, the Company shall not terminate this Agreement pursuant to Section 9.01(d)(ii) and any purported termination pursuant to Section 9.01(d)(ii) shall be void and of no force and effect, unless concurrently with such termination the Company pays to Parent the Termination Fee payable pursuant to Section 9.03.

(f) Subject to this Section 7.03, the Company shall not terminate, waive, amend or modify any material provision of any standstill or confidentiality agreement to which it is a party (including each Acceptable Confidentiality Agreement) that relates to a transaction of a type described in the definition of Acquisition Proposal; provided, however¸ that the Company may permit to be taken any of the actions prohibited under a standstill agreement if the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, determines in good faith, after consultation with outside counsel, that such action is advisable.

(g) Nothing contained in this Section 7.03 or elsewhere in this Agreement prohibits the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) otherwise making any disclosure to its stockholders if the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, determines in good faith, after consultation with outside counsel, that failure so to disclose could reasonably be determined to be inconsistent with its fiduciary duties under applicable Law or that such disclosure is necessary to comply with obligations under federal securities Laws or the rules and regulations of the New York Stock Exchange.

(h) Nothing contained in this Section 7.03 prohibits the Company from responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 7.03.

(i) Neither Parent, Merger Sub nor any of their Affiliates (other than the Company and its Subsidiaries) shall take any action with the purpose of discouraging in any material way or preventing any Person from making a competing Acquisition Proposal.

SECTION 7.04        Directors’ and Officers’ Indemnification.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless to the fullest extent permitted under applicable Law each present and former director and officer of the Company (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any and all costs, expenses, including reasonable attorneys’ fees, judgments, fines, losses, claims, damages, Liabilities and amounts paid in settlement in connection with any Action or investigation arising out of, pertaining to or in connection with any act or omission or matters existing or occurring or alleged to have occurred at or prior to the Effective Time, including the Transactions and any acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company. If any such Action or investigation occurs, Parent or the Surviving Corporation shall advance to each Indemnified Party the expenses it incurs in the defense of any such Action or investigation within ten (10) Business Days of Parent or the Surviving Corporation receiving from such Indemnified Party a written request therefor; provided that (i) any such advancement of expenses will be only to the fullest extent permitted under applicable Law and (ii) such Indemnified Party provides an undertaking to repay such advances to Parent or the Surviving Corporation, as applicable, if it is ultimately determined by a court of competent jurisdiction (which determination is not subject to any appeal) that such Indemnified Party is not entitled to indemnification under applicable Law.

(b) The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation and Bylaws of the Company, each as amended, as of the date hereof, unless any modification thereof is required by Law and then Parent shall cause the Surviving Corporation to make such modification only to the minimum extent required by such Law, which provisions may not be amended, repealed or otherwise modified, except as provided in this Section 7.04(b), for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company.

(c) The Company shall purchase at or prior to the Effective Time, and the Surviving Corporation shall maintain in effect, tail policies to the Company’s current directors’ and officers’ liability insurance, which tail policies (i) shall be effective for a period of six years after the Effective Time with respect to claims arising from acts or omissions occurring prior to the Effective Time with respect to those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance and (ii) shall contain terms with respect to coverage and amount no less favorable, in the aggregate, than those of such policy or policies as in effect on the date hereof. Notwithstanding the immediately preceding sentence, if the tail policies described in the immediately preceding sentence cannot be obtained or can only be obtained by paying aggregate premiums in excess of 150% of the aggregate annual amount currently paid by the Company for such coverage, the Surviving Corporation shall only be required to provide as much coverage as can be obtained by paying aggregate premiums equal to 150% of the aggregate annual amount currently paid by the Company for such coverage.

(d) The parties hereto intend that the provisions of this Section 7.04 be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(e) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 7.04 shall continue in effect until the final disposition of such Action.

(f) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall make, or cause to be made, the proper provisions so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.04.

SECTION 7.05        Regulatory Filings.

(a) From the date hereof through the Closing Date, Parent and Merger Sub shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws in order to obtain the expiration or termination of the applicable waiting periods under the competition Laws of any Relevant Competition Authority required for the consummation of the Transactions, including the payment when due of all filing fees associated with any notifications, reports or other filings required by any Relevant Competition Authority (except as otherwise provided in Section 9.03), and to effect all necessary filings, consents, waivers, authorizations, Permits and approvals from Governmental Authorities, Gaming Authorities and other third parties required for the consummation of the Transactions, including under any applicable Gaming Laws and Liquor Laws. From the date hereof through the Closing Date, the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws required for the consummation of the Transactions, and to effect all necessary filings, consents, waivers, authorizations, Permits and approvals from Governmental Authorities, Gaming Authorities and other third parties required for the consummation of the Transactions, including under any applicable Gaming Laws and Liquor Laws.

(b) To the extent permissible under applicable Law, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall, in connection with the efforts referenced in this Section 7.05 to obtain all requisite approvals, clearances and authorizations for the Transactions under the competition Laws of any Relevant Competition Authority, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Relevant Competition Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Relevant Competition Authority or, in connection with any proceeding by a private party, with any other Person, (iv) give the other party the opportunity to attend and participate in such meetings and conferences to the extent allowed by applicable Law or by the applicable Relevant Competition Authority, (v) in the event one party is prohibited by applicable Law or by the applicable Relevant Competition

Authority from participating in or attending any meetings or conferences, keep the other promptly and reasonably apprised with respect thereto, and (vi) cooperate in the filing of any memoranda, white papers, filings, correspondence, or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Relevant Competition Authority.

(c) Without limiting the generality of the provisions of this Section 7.05, (i) each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, agrees to provide or cause to be provided promptly to any Relevant Competition Authority information and documents requested by any Relevant Competition Authority or necessary, proper or advisable to permit consummation of the Transactions; (ii) each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, agrees to file any notification and report form and related material required under the HSR Act as soon as practicable after the date hereof; (iii) Parent and Merger Sub shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or reasonably advisable to obtain approval for consummation of the Transactions by any Relevant Competition Authority before the Outside Date, including, without limitation, using commercially reasonable efforts to (A) sell or otherwise dispose of specific assets or categories of assets or businesses or any of Parent’s or Merger Sub’s other assets or businesses now owned or hereafter acquired by Parent or Merger Sub; (B) terminate any existing relationships and contractual rights and obligations; and (C) amend or terminate such existing licenses or other intellectual property agreements and enter into such new licenses or other intellectual property agreements (and, in each case, enter into agreements with the Relevant Competition Authority giving effect thereto) (any of the foregoing actions, a “Divestiture”); and (iv) Parent and Merger Sub shall use commercially reasonable efforts, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would prevent or materially delay consummation of the Transactions, to cause such injunction or order to be vacated, modified or suspended so as to permit such consummation by the Outside Date.

(d) To assist Parent and Merger Sub in complying with their obligations set forth in Section 7.05(c), the Company shall, and shall cause its Affiliates to, enter into one or more agreements reasonably requested by Parent or Merger Sub to be entered into by any of them prior to the Closing with respect to any Divestiture, provided, however, that (i) such agreement shall relate solely to the Transactions, (ii) the effectiveness of such agreement shall be conditioned on the occurrence of the Closing, (iii) all rights and obligations of the Company and its Affiliates pursuant thereto shall be assumed by Parent or the Surviving Corporation effective at the Effective Time and (iv) Parent and Merger Sub shall indemnify for and hold the Company and its Affiliates harmless from all Liabilities arising from or relating to any such agreement, it being the intent of the parties that the Company and its Affiliates, on the one hand, and Parent and Merger Sub, on the other hand, shall be treated as if the Divestiture was effected for the account of Parent and Merger Sub and their Affiliates. The Company agrees that, except for any agreement referred to in the immediately preceding sentence, it shall not, nor shall it permit any of its Affiliates to, enter into any agreement with respect to any Divestiture relating to the Transactions. Each party shall consult with the other party, and consider in good faith the views of the other party, prior to entering into any agreement with any Relevant Competition Authority with respect to the Transactions.

(e) In furtherance and not in limitation of the covenants of the parties contained in Section 7.05(a), Parent and Merger Sub each shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws to: (i) obtain as promptly as practicable after the date hereof all licenses, Permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority required to permit the parties hereto to consummate the Transactions (collectively, “Gaming Approvals”); (ii) avoid any action or proceeding by any Gaming Authority challenging the consummation of the Transactions; (iii) make or cause to be made all necessary filings, and thereafter make or cause to be made any other required submissions, with respect to this Agreement and the Transactions, as required to permit the parties hereto to consummate the

Transactions under the Gaming Laws; (iv) schedule and attend any hearings or meetings with Gaming Authorities to obtain the Gaming Approvals as promptly as possible; and (v) comply with the terms and conditions of any and all of the foregoing necessary to obtain the Gaming Approvals. Parent and Merger Sub shall each use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or reasonably advisable to obtain approval for consummation of the Transactions by any Gaming Authority before the Outside Date, including, without limitation, using commercially reasonable efforts to engage in Divestitures. Parent and Merger Sub shall use commercially reasonable efforts, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would prevent or materially delay consummation of the Transactions, to cause such injunction or order to be vacated, modified or suspended so as to permit such consummation by the Outside Date.

(f) Parent and Merger Sub shall cause all of their Affiliates who are, in the view of the applicable Gaming Authorities, required to be licensed under applicable Gaming Laws in order to consummate the Transactions (the “Licensed Persons”), to submit to the licensing process and, as promptly as reasonably practicable, to prepare and file all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or orders for all Gaming Authorities required to permit the parties hereto to consummate the Transactions. Parent shall, and shall cause its Representatives and Affiliates to, use commercially reasonable efforts to: (i) file or cause to be filed, as promptly as practicable after the date hereof, (A) all required initial applications and documents in respect of officers and directors of Parent, Affiliates of Parent or holders of equity in Parent or its Affiliates, as applicable, in connection with obtaining Gaming Approvals and (B) all other required applications and documents in connection with obtaining Gaming Approvals; (ii) request or cause to be requested an accelerated review from the Gaming Authorities in connection with such filings; (iii) act diligently and promptly to pursue the Gaming Approvals; (iv) cooperate with the Company in connection with making all filings referenced in this Section 7.05(f); and (v) keep the Special Committee reasonably informed of the status of Parent’s application for Gaming Approvals and its activities related to obtaining the Gaming Approvals, as applicable, including promptly advising the Special Committee upon receiving any communication from any Gaming Authority that causes Parent or Merger Sub to believe that there is a reasonable likelihood that any Gaming Approval required from such Gaming Authority will not be obtained or that the receipt of any such approval will be delayed materially. For purposes of this Section 7.05(f), references to Affiliates of Parent and/or Merger Sub shall not be deemed to include the Company and its Subsidiaries.

(g) Except as otherwise permitted by this Agreement, none of Parent, Merger Sub or the Company shall take or agree to take any action, including entering into any Contracts with respect to any acquisitions, mergers, consolidations or business combinations, that would reasonably be expected to adversely affect the ability of the parties to obtain an early termination of any applicable waiting period under the HSR Act or any consents, waivers, approvals, authorizations, Permits and approvals from Governmental Authorities, Gaming Authorities and other third parties required for the consummation of the Transactions or otherwise to prevent, materially delay or materially impair the ability of the parties to consummate the Transactions.

SECTION 7.06        Public Announcements. Parent and the Company agree that no public release or announcement concerning the Transactions or the Merger shall be issued by either party without the prior consent of the other party (in the case of the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors), which consent shall not be unreasonably withheld, conditioned or delayed, except any such release or announcement that may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Parent or the Company in compliance with this Section 7.06 and do not reveal non-public information regarding the other party; provided, further, however, that the Company may issue any public release or announcement, without prior consultation with Parent, contemplated by, or with respect to any action taken pursuant to, Section 7.03.

SECTION 7.07        Advice of Changes. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority or any Gaming Authority in connection with the Merger or the other Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would be material to the Company, the Surviving Corporation or Parent, (b) any Action commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to the Merger or the other Transactions, and (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be likely to cause or result in any of conditions to the Merger set forth in Article VIII not being satisfied or satisfaction of any of those conditions being materially delayed; provided, however, that the giving of any notice pursuant to this Section 7.07 will not (x) cure any breach of, or non-compliance with, any other provision of this Agreement, (y) limit the remedies available to the party receiving such notice or (z) affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided, further, that the failure to give prompt notice hereunder pursuant to this Section 7.07 will not constitute a failure of a condition to the Merger set forth in Article VIII except to the extent that the underlying fact, circumstance or event not so notified would standing alone constitute such a failure.

SECTION 7.08        Debt Financing. Prior to the Effective Time, the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Debt Financing as promptly as practicable but in any event on or before the Closing Date, including using its commercially reasonable efforts to (x) negotiate definitive agreements with respect to the Debt Financing, and (y) satisfy on a timely basis all conditions applicable to the Company or any of its Subsidiaries in such definitive agreements that are within their Control. Prior to the Effective Time, the Company shall use its commercially reasonable efforts to comply, and to cause its applicable Subsidiaries to comply, in all material respects with the terms of the definitive agreements with respect to the Debt Financing and any related commitment, fee and engagement letters, if any, entered into with respect thereto. The Company shall (i) furnish to Parent complete, correct and executed copies of the definitive agreements with respect to the Debt Financing promptly upon their execution and (ii) otherwise keep Parent reasonably informed of the status of the Company’s efforts to arrange the Debt Financing, including providing to Parent copies of definitive agreements with respect to the Debt Financing in substantially final form following the negotiation thereof. Parent may not terminate this Agreement for, or otherwise claim, a breach of the Company’s obligations under this Section 7.08.

SECTION 7.09        Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties agree and acknowledge that (a) nothing contained in this Agreement shall give Parent, directly or indirectly (other than Fertitta in his capacity as a member of the Board and as President and Chief Executive Officer of the Company), the right to Control or direct the Company’s operations prior to the Effective Time and (b) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete Control and supervision over its operations, including through Fertitta in his capacity as a member of the Board and as President and Chief Executive Officer of the Company.

SECTION 7.10        Fertitta Voting Agreement.

(a) Voting of Fertitta Shares. Fertitta covenants and agrees that until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (the “Voting Agreement Termination”), at

the Special Meeting or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, Fertitta will vote, or cause to be voted, all of the Fertitta Shares then owned beneficially or of record by him and his Affiliates, as of the record date for such meeting or consent, in favor of the adoption of this Agreement and the approval of the Merger and any actions required in furtherance thereof, as this Agreement may be modified or amended from time to time. For purposes of this Section 7.10, the Company and its Subsidiaries shall not be deemed to be Affiliates of Fertitta.

(b) Representations and Warranties of Fertitta. Fertitta, in his individual capacity and solely with respect to this Section 7.10 and Section 10.12, hereby represents and warrants to the Company that, as of the date hereof and at all times until the Voting Agreement Termination, except as otherwise permitted by Section 7.10(c):

(i) the execution, delivery and performance of this Agreement by Fertitta have been duly authorized by all necessary action and this Section 7.10 and Section 10.12 constitute legal, valid and binding obligations of Fertitta enforceable against Fertitta in accordance with their terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(ii) the execution and delivery of this Agreement by Fertitta does not, and Fertitta’s performance of his obligations hereunder will not, (A) conflict with or violate any Law applicable to Fertitta or by which any property or asset of Fertitta is bound, (B) result in any breach or violation of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, any Contract to which Fertitta is a party or by which Fertitta or any property or asset of Fertitta is bound or (C) require any Permit of, or filing with, or notification to, any Governmental Authority by Fertitta;

(iii) as of the date hereof, Fertitta and his Affiliates are the Economic Owners of the shares of Company Common Stock as are accurately and completely set forth (including, without limitation, as to the form of ownership) on Section 7.10(b)(iii) of the Parent Disclosure Letter, and none of Fertitta or any of his Affiliates Economically Own any other securities of the Company (such shares of Company Common Stock and any other voting or Equity Interests of the Company hereafter acquired by Fertitta or his Affiliates prior to the Voting Agreement Termination in accordance with Section 7.10(e) being referred to herein collectively as the “Fertitta Shares”);

(iv) Fertitta has the full and sole power to vote or direct the voting of the Fertitta Shares;

(v) the Fertitta Shares are not subject to any voting trust, proxy or similar instrument with respect to the voting thereof;

(vi) Fertitta has copies of this Agreement, is familiar with its terms and conditions and agrees to be bound solely by this Section 7.10 and Section 10.12; and

(vii) Fertitta, as of the date hereof and as of the Closing, has sufficient funds to pay the Obligations and any expenses incurred by him or his Affiliates or agents in connection with the Transactions.

(c) Transfer of Fertitta Shares. Fertitta covenants and agrees from the execution and delivery of this Agreement until the Voting Agreement Termination that, except as otherwise contemplated by this Agreement (including the Equity Commitment Letter), neither he nor any of his Affiliates will directly or indirectly (i) sell, assign, transfer, tender, pledge, encumber or otherwise dispose of (collectively, “Transfer”) any of the Fertitta Shares to a third party, (ii) deposit any of the Fertitta Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Fertitta Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Section 7.10, (iii) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect Transfer of any Fertitta Shares to a third party, (iv) enter into any hedging transactions, borrowed or loaned shares, swaps or other derivative security, Contract or instruction in any way related to the price of any Equity Interests of the Company or (v) take any action that would make any representation or warranty of Fertitta contained in this Section 7.10 untrue or incorrect or have the effect of preventing, materially delaying or materially impairing Fertitta from performing his obligations under this Section 7.10. Notwithstanding anything to the contrary contained in the foregoing, Fertitta shall be permitted to Transfer Fertitta Shares to (i) any of his Affiliates, (ii) any member of his immediate family or (iii) any trust for the benefit of one or more members of his immediate family or Affiliates; provided, that any such transferee covenants and agrees to adhere to and be subject to the provisions of this Section 7.10. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

(d) Waiver of Appraisal Rights. Fertitta hereby waives, to the full extent of the Law, and agrees not to assert any appraisal rights pursuant to Section 262 of the DGCL or assert any rights to dissent or otherwise in connection with the Merger with respect to any and all Fertitta Shares.

(e) Standstill. Fertitta covenants and agrees from the execution and delivery of this Agreement until the Voting Agreement Termination that he will not, directly or indirectly, purchase or otherwise acquire any shares of Company Common Stock or Economic Ownership thereof, except pursuant to the exercise of Company Stock Awards outstanding as of the date of this Agreement.

ARTICLE VIII

CONDITIONS TO THE MERGER

SECTION 8.01        Conditions to the Merger. The obligations of each party to consummate the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of the following conditions:

(a) Stockholder Approval. This Agreement shall have been adopted by the Requisite Stockholder Vote and the Majority of the Minority Vote in accordance with the DGCL and the governing documents of the Company.

(b) HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order, whether temporary, preliminary or permanent, that is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, that no party to this Agreement may assert that this condition is not satisfied unless, prior to such assertion, such party has used its commercially reasonable efforts to prevent to entry of any such Order.

(d) Financing. The Financing shall have been consummated.

SECTION 8.02        Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction, or waiver by Parent where permissible, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) as of the Closing Date as though made at and as of the Closing Date (except for the representations and warranties that address matters only as of a particular date, which will remain true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct would not in the aggregate reasonably be expected to have a Material Adverse Effect as of the Closing Date; provided, however, that neither Parent nor Merger Sub may assert that this condition has not been satisfied if the representation in Section 5.14(a) was inaccurate as of the date hereof, unless the matters resulting in the inaccuracy of such representation as of the date hereof would not in the aggregate reasonably be expected to have a Material Adverse Effect as of the Closing Date.

(b) Agreements and Covenants. The Company shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by any executive officer of the Company or any member of the Special Committee, certifying in such capacity but not as an individual as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(b).

SECTION 8.03        Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, or waiver by the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, where permissible, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect set forth therein) as of the Closing Date as though made at and as of the Closing Date (except for the representations and warranties that address matters only as of a particular date, which will remain true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct would not in the aggregate reasonably be expected to have a Parent Material Adverse Effect as of the Closing Date.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed, in all material respects, all obligations or complied with, in all material respects, all agreements and covenants to be performed or complied with by them under this Agreement on or prior to the Effective Time.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by any executive officer of Parent, certifying in such capacity but not as an individual as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01        Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Merger (the date of any such termination, the “Termination Date”) as follows:

(a) By mutual written consent of each of Parent, Merger Sub and the Company duly authorized (i) with respect to Parent and Merger Sub, by their respective Boards of Directors or other governing body and (ii) with respect to the Company, by the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors;

(b) By either Parent, Merger Sub or the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, by written notice, if:

(i) the Effective Time shall not have occurred on or before May 31, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;

(ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or applicable Law that is, in each case, then in effect and is final and nonappealable and has the effect of preventing or prohibiting the consummation of the Merger; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any party (A) whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Order to have been enacted, issued, promulgated, enforced or entered or (B) that did not use reasonable best efforts to have such Order vacated prior to its becoming final and nonappealable; or

(iii) the Special Meeting (including any adjournment thereof) shall have concluded and the Requisite Stockholder Vote and the Majority of the Minority Vote shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including, in the case of Parent, Fertitta’s obligations under Section 7.10) has been the cause of, or resulted in, the failure to obtain the Requisite Stockholder Vote or the Majority of the Minority Vote, as the case may be;

(c) By written notice of Parent or Merger Sub if:

(i) any of the following actions or events occur and whether or not they are permitted by the terms hereof: (A) a Change of Board Recommendation; (B) the Board (acting through the Special Committee if then in existence or by resolution of a majority of its Disinterested Directors) recommends to the stockholders of the Company an Acquisition Proposal or resolves or publicly proposes to do so or enters into any letter of intent or similar document or any Contract accepting any Acquisition Proposal; or (C) the Company has intentionally or materially breached any of its obligations under Section 7.03; provided, however, that neither Parent nor Merger Sub may terminate this Agreement pursuant to subsections (A) or (B) (in the case of (B), other than if the Board (acting through the Special Committee if then in existence or by resolution of a majority of its Disinterested Directors) enters into a Contract accepting an Acquisition Proposal) if the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, duly calls, gives notice of, convenes and holds the Special Meeting notwithstanding the occurrence of the events in subsections (A) or (B); or

(ii) there has been a breach by the Company (other than a breach caused by any action taken or omitted to be taken by or at the direction of Fertitta) of any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company becomes untrue, in either case that would result in a failure of a condition set forth in Section 8.02(a) or Section 8.02(b) (a “Terminating Company Breach”); provided, that (A) neither Parent nor Merger Sub is in material breach of any of its obligations (including, in the case of Parent, Fertitta’s obligations under Section 7.10 and Section 10.12) or any of its representations and warranties (including the representations in Section 5.14(a) and Section 7.10) under this Agreement, (B) Parent has delivered written notice to the Company of such Terminating Company Breach and (C) if such Terminating Company Breach is capable of being cured by the Company within thirty days after the delivery of such notice, Parent may not terminate this Agreement under this Section 9.01(c)(ii) until the earlier of the expiration of such thirty-day period and the Outside Date;

(d) By written notice of the Company acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors:

(i) if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub becomes untrue, in either case that would result in a failure of a condition set forth in Section 8.03(a) or Section 8.03(b) (a “Terminating Parent Breach”); provided, that (A) the Company is not in material breach of any of its obligations or any of its representations and warranties under this Agreement, (B) the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, has delivered written notice to Parent of such Terminating Parent Breach and (C) if such Terminating Parent Breach is capable of being cured by Parent within thirty days after the delivery of such notice, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, may not terminate this Agreement under this Section 9.01(d)(i) until the earlier of the expiration of such thirty-day period and the Outside Date; or

(ii) in accordance with Section 7.03(e), provided, however, that the Company shall not terminate this Agreement pursuant to this Section 9.01(d)(ii) (A) if the Company has materially breached any of its obligations under Section 7.03 and (B) unless the Company concurrently pays the Termination Fee pursuant to Section 9.03(b);

(e) By written notice of the Company acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors if the Closing has not occurred within two (2) Business Days following the satisfaction or waiver of all of the conditions set forth in Article VIII (other than (i) the condition set forth in Section 8.01(d) and (ii) those other conditions that, by their nature, cannot be satisfied until the Closing Date, but, in the case of clause (ii), which conditions would be satisfied if the Closing Date were the date of such termination) due to the failure of the condition set forth in Section 8.01(d) to be satisfied; provided, however, that the Company may not exercise such right of termination until the date that is fifteen (15) days following the date of the Special Meeting.

SECTION 9.02         Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no Liability on the part of any party hereto or any of their respective Affiliates or the directors, officers, employees, agents or Representatives of any of them, and all rights and obligations of each party hereto shall cease, except

(i) in the case of a termination of this Agreement pursuant to (x) Section 9.01(b)(i) where there has been a Special Meeting Delay or (y) Section 9.01(c)(ii), the Company shall reimburse Parent for its reasonable, documented Transaction Costs, up to a maximum amount of $3,500,000 (the “Expense Reimbursement Amount”), within ten (10) Business Days of receipt of a reasonably detailed accounting of such expenses, and the Company will not have any other Liability hereunder except as provided in clause (ii) below or in Section 9.03; and

(ii) except as otherwise provided in Section 9.03(b) and Section 9.03(c), in the case of a willful breach of any representation, warranty or covenant, the parties hereto acknowledge and agree that the damages suffered or to be suffered by the Company, in the case of a willful breach of this Agreement by Parent or Merger Sub, or by Parent and Merger Sub, in the case of a willful breach of this Agreement by the Company, shall not be limited and, to the extent proven, may include the benefit of the bargain of the Merger to such party, including the benefit of the bargain lost by the Company’s unaffiliated stockholders, adjusted to account for the time value of money.

(b) Without limiting this Section 9.02, Section 7.06, this Section 9.02, Section 9.03 and Article X shall survive the termination of this Agreement.

SECTION 9.03         Fees and Expenses.

(a) Except as otherwise set forth in this Section 9.03, all Transaction Costs incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any of the Transactions is consummated. As used in this Agreement, “Transaction Costs” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its Affiliates) incurred by a party or any of its Affiliates (provided, that, for purposes of this Section 9.03, the Company and its Subsidiaries shall not be deemed to be Affiliates of Parent,

Merger Sub or Fertitta), or incurred on behalf of a party, in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the preparation, printing, filing or mailing of the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the Transactions. Notwithstanding anything contained herein to the contrary (except for Section 9.03(b)), (i) Parent and the Company shall each pay one-half (1/2) of any and all fees related to any filings required pursuant to the HSR Act, and (ii) Parent shall pay any and all fees and expenses related to (x) any filings under any applicable Gaming Laws and Liquor Laws or filings required in connection with any other consents or approvals of Governmental Authorities and (y) any consents or approvals of third parties required in connection with the consummation of the Transactions.

(b) The Company agrees that if this Agreement is terminated:

(i) by Parent or Merger Sub pursuant to Section 9.01(c)(i);

(ii) by the Company pursuant to Section 9.01(d)(ii); or

(iii) (A) (x) pursuant to Section 9.01(b)(i) and, at any time after the date of this Agreement but prior to the Outside Date, an Acquisition Proposal shall have been publicly disclosed or otherwise becomes generally known to the public and is not withdrawn or terminated, or (y) pursuant to Section 9.01(c)(ii) and, at any time after the date of this Agreement and prior to the Terminating Company Breach giving rise to the right of Parent or Merger Sub to terminate this Agreement, an Acquisition Proposal shall have been publicly disclosed or otherwise becomes generally known to the public and is not withdrawn or terminated or (z) pursuant to Section 9.01(b)(iii) and, at any time after the date of this Agreement and prior to the vote of the Company’s stockholders seeking approval of the Merger at the Special Meeting, an Acquisition Proposal shall have been publicly disclosed or otherwise becomes generally known to the public and is not withdrawn or terminated, and (B) in any of cases (x), (y) and (z), within twelve months after the date of such termination, the Company enters into a definitive agreement with respect to or consummates such Acquisition Proposal; provided that for the purposes of this Section 9.03(b)(iii) the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.01, except that the references to “15%” shall be deemed to be references to “80%”;

then the Company shall pay Parent the Termination Fee in immediately available funds (x) within two (2) Business Days after the Termination Date, in the case of clause (i), (y) concurrently with such termination, in the case of clause (ii) and (z) upon the earlier of entry into the definitive agreement with respect to, or consummation of, the Acquisition Proposal, in the case of clause (iii) (in the case of clause (iii), with a credit for any Expense Reimbursement Amount previously paid pursuant to Section 9.02). “Termination Fee” means $4,800,000 (the “Post Go Shop Termination Fee”); provided, however, that “Termination Fee” shall mean $2,400,000 (the “Go Shop Termination Fee”) if the Acquisition Proposal that results in the action or event that forms the basis for such termination is submitted to the Company or the Special Committee or publicly disclosed or otherwise becomes generally known to the public before the Go Shop Period End Date. In no event shall the Company pay the Termination Fee more than once. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated under any of the circumstances set forth in this Section 9.03(b) as a result of which Parent is entitled to receive payment of the Go Shop Termination Fee or the Post Go Shop Termination Fee, as applicable: (i) Parent’s right to receive the Go Shop Termination Fee or the Post Go Shop Termination Fee, as applicable, pursuant to this Section 9.03(b) shall be Parent’s sole and exclusive remedy against the Company or any of its Affiliates, stockholders, directors, officers, Employees, agents or Representatives for any loss, claim, damage, Liability or expense suffered as a result of the failure of any of the Transactions to be consummated; and (ii) upon payment of all amounts that are required to be paid pursuant to this Section 9.03(b), none of the Company or any of its Affiliates, stockholders, directors, officers, Employees, agents or Representatives shall have any further Liability or obligation relating to or arising out of this Agreement or the Transactions (other than any obligation to pay any amounts due pursuant to the second sentence of Section 9.03(d)).

(c) Parent agrees that if this Agreement is terminated by the Company pursuant to Section 9.01(d)(i) or Section 9.01(e), then Parent shall pay the Company the Parent Termination Fee in immediately available funds within two (2) Business Days after the Termination Date. “Parent Termination Fee” means $20,000,000. In no event shall Parent pay the Parent Termination Fee more than once. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated under the circumstances set forth in this Section 9.03(c) as a result of which the Company is entitled to receive payment of the Parent Termination Fee: (i) the Company’s right to receive the Parent Termination Fee pursuant to this Section 9.03(c) shall be the Company’s sole and exclusive remedy against Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents or Representatives for any loss, claim, damage, Liability or expense suffered as a result of the failure of any of the Transactions to be consummated; and (ii) upon payment of all amounts that are required to be paid pursuant to this Section 9.03(c), none of Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents or Representatives shall have any further Liability or obligation relating to or arising out of this Agreement or the Transactions (other than any obligation to pay any amounts due pursuant to the second sentence of Section 9.03(d)). If (x) the condition in Section 8.01(d) is not satisfied as the result of the lenders providing the Debt Financing not being able to make the Debt Financing available on terms that are substantially similar to those specified in Section 7.08 of the Company Disclosure Letter, by reason of the occurrence of (x) an act of God, (ii) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or a general moratorium on commercial banking activities in New York declared by either Federal or New York State authorities or a suspension of payments in respect of federal or state banks in the United States (whether or not mandatory), (iii) the outbreak or escalation of hostilities directly involving the United States or the declaration by the United States of a national emergency or war or an act of terrorism or (iv) an adverse and material change in financial or securities markets or commercial banking conditions in the United States and (y) this Agreement is terminated by the Company pursuant to Section 9.01(e), then no Parent Termination Fee shall be payable to the Company and none of Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents or Representatives shall have any Liability or obligation relating to or arising out of this Agreement or the Transactions; provided, that Parent may not claim that a breach of the Company’s obligations under Section 7.08 caused the Debt Financing not to be made available.

(d) Each of the parties acknowledges that the agreements contained in Section 9.02(a)(i) and this Section 9.03 are an integral part of the transactions contemplated by this Agreement and that without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. If the Company or Parent, as the case may be, fails to timely pay any amounts due to the other party pursuant to Section 9.02(a)(i) and/or this Section 9.03, then such paying party shall reimburse the other party for all costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of Section 9.02(a)(i) and/or this Section 9.03.

SECTION 9.04         Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time by action taken (a) with respect to Parent and Merger Sub, by their respective Boards of Directors or other governing body and (b) with respect to the Company, by the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors; provided, that, after the adoption of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or that would otherwise by Law require approval of the stockholders of the Company, without approval of such stockholders. This Agreement may only be amended pursuant to a written agreement signed by each of the parties hereto.

SECTION 9.05        Waiver. At any time prior to the Effective Time, any party hereto, (a) with respect to Parent and Merger Sub, by their respective Boards of Directors or other governing body and (b) with respect to the Company, by the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, may in its sole discretion (x) extend the time for the performance of any obligation or other act of any other party hereto, (y) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (z) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01         Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except that the agreements set forth in Articles III and X and Section 7.04 shall survive the Effective Time and those set forth in Sections 7.06, 9.02 and 9.03 and Article X shall survive termination indefinitely.

SECTION 10.02         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by a recognized overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent, Merger Sub or Fertitta:

Fertitta Group, Inc.

1510 West Loop South

Houston, Texas 77027

Facsimile: (713) 386-7070

Attention: Tilman J. Fertitta

with a copy to:

Olshan Grundman Frome

Rosenzweig & Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, NY 10022

Attention: Steven Wolosky, Esq.

Facsimile: (212) 451-2222

if to the Company:

Landry’s Restaurants, Inc.

1510 West Loop South

Houston, Texas 77027

Facsimile: (713) 386-7070

Attention: Steven L. Scheinthal, Esq.

with a copy to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, NY 10281

Facsimile: (212) 504-6666

Attention: Dennis J. Block, Esq.

William P. Mills, Esq.

and to:

Haynes and Boone, LLP

1 Houston Center

1221 McKinney, Suite 2100

Houston, Texas 77010

Facsimile: (713) 236-5652

Attention: Arthur S. Berner, Esq.

SECTION 10.03         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto, in the case of the Company, by the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04         Entire Agreement; Assignment. This Agreement, together with the exhibits hereto, the Company Disclosure Letter and the Parent Disclosure Letter, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that, subject to Section 7.04(f), Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent; provided that no such assignment shall relieve the assigning party of its obligations hereunder; provided, further, that as a condition of such assignment, the assignee expressly assumes the obligations of the assignor.

SECTION 10.05         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.04 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

SECTION 10.06        Specific Performance.

(a) Subject to Section 10.06(b), the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties are entitled to seek specific performance of the terms hereof, in addition to any other remedy at Law or equity including monetary damages (which the parties agree, in the case of a willful breach of a representation, warranty or covenant, may not be limited to reimbursement of expenses or out-of-pocket costs and, to the extent proven, may include the benefit of the bargain of the Merger to such party, including the benefit of the bargain lost by the Company’s unaffiliated stockholders, adjusted to account for the time value of money).

(b) For the avoidance of doubt, in the event that Section 9.02(a)(i), Section 9.03(b) or Section 9.03(c) become operative, any Expense Reimbursement Amount, Go Shop Termination Fee, Post Go Shop Termination Fee or Parent Termination Fee, as the case may be, paid in accordance with Section 9.02(a)(i), Section 9.03(b) or Section 9.03(c) shall be the sole and exclusive remedy of the other party to the extent set forth in such sections.

SECTION 10.07        Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties hereunder and/or the interpretation and enforcement of the rights and duties of the parties hereunder shall be governed by, construed and enforced in accordance with, the Laws of the State of Delaware without regard to the conflict of laws principles thereof.

SECTION 10.08         Jurisdiction; Venue. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court. The parties hereto hereby (A) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (B) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 10.08 and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

SECTION 10.09        Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.09.

SECTION 10.10         Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(d) The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(f) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(g) References to any Person include the successors and permitted assigns of that Person.

(h) “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(i) References to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section.

(j) Time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

SECTION 10.11         Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or .pdf format) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.12         Fertitta Guarantee.

(a) Obligations. As a condition and inducement to the Company’s willingness to enter into this Agreement, Fertitta hereby absolutely and irrevocably guarantees to the Company, on the terms and subject to the conditions set forth in this Section 10.12, the prompt payment, on demand and in lawful money of the United States, of Parent’s payment obligations under Section 9.03(a), Section 9.03(c) and the second sentence of Section 9.03(d) of this Agreement (the “Obligations”).

(b) Continuing Guaranty. This Section 10.12 is a continuing guaranty of the Obligations and shall remain in full force and effect until the first to occur of (i) the indefeasible payment in full of the Obligations, (ii) the termination of this Agreement in accordance with its terms, but only if neither Parent nor Merger Sub has any Obligation to the Company that survives such termination and (iii) the Effective Time (the “Guarantee Termination”). Upon the Guarantee Termination, this Section 10.12 shall automatically become void and Fertitta shall thereafter have no Liability arising under this Section 10.12. Fertitta understands and agrees that, subject to the immediately preceding two sentences, this Section 10.12 shall be binding upon Fertitta and his successors and assigns, shall be construed as an absolute, irrevocable and continuing guaranty of payment and shall be enforceable by the Company and its successors, transferees and assigns, subject to the terms and conditions set forth herein.

(c) Nature of Obligations; Change of Obligations.

(i) The Company shall not be obligated to file any claim relating to the Obligations if Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect Fertitta’s obligations under this Section 10.12. If any payment to the Company under this Section 10.12 is rescinded or must otherwise be returned for any reason whatsoever, Fertitta shall remain liable under this Section 10.12 with respect to the Obligations as if such payment had not been made. Any circumstance which operates to toll any statute of limitations applicable to Merger Sub or Parent shall also operate to toll the statute of limitations applicable to Fertitta.

(ii) Fertitta authorizes Merger Sub, Parent and the Company, without notice or demand and without affecting Fertitta’s Liability under this Section 10.12, from time to time, to make any change to the terms of this Agreement (other than under this Section 10.12, which shall require Fertitta’s prior written consent) or in any other term of all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement or any of the documents executed in connection herewith.

(d) Waivers.

(i) Fertitta hereby waives any right he may have to (i) require the Company to proceed against Parent or any other Person liable on the Obligations or to pursue any other remedy in the Company’s power whatsoever, and (ii) have the proceeds of property of Merger Sub, Parent or any other Person liable on the Obligations first applied to the discharge of the Obligations. When making any demand on Fertitta under this Section 10.12 against the Obligations, the Company has the right, but is not required, to make a similar demand on Parent, and any failure by the Company to make any such demand or to collect any payments from Parent will not relieve Fertitta of his obligations or Liabilities under this Section 10.12. The Company may, at its election, exercise any right or remedy it may have against Parent or any other Person without affecting or impairing in any way the Liability of Fertitta, except to the extent the Obligations have been indefeasibly paid.

(ii) Fertitta agrees that, except to the extent the Obligations have been indefeasibly paid, his obligations under this Section 10.12 shall not be released or discharged, in whole or in part, or otherwise affected by: (A) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any other Person interested in the Transactions; (B) any change in the scope, time, place or manner of performance of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement or any other Contract evidencing, securing or otherwise executed in connection with any of the Obligations; (C) the addition, substitution or release of any entity or other Person interested in the Transactions; (D) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person interested in the Transactions; (E) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub; (F) the existence of any claim, set-off or other right which Fertitta may have at any time against Parent, Merger Sub or the Company, other than in connection with the Obligations; (G) the adequacy of any other means the Company may have of obtaining payment of any of the Obligations; (H) any lack of authority of any officer, director or any other Person acting or purporting to act on behalf of Merger Sub or Parent, or any defect in the formation of Merger Sub or Parent; (I) any act or omission by Merger Sub or Parent which directly or indirectly results in or aids the discharge of Parent from any Obligations by operation of Law or otherwise; or (J) any modification of the Obligations, in any form whatsoever, including, without limitation, the renewal, extension, acceleration or other change in time for payment of the Obligations, any waiver or modification of conditions precedent or any other change in the terms of the Obligations or any part thereof.

(iii) Fertitta hereby waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of his obligations under this Section 10.12 and of the existence, creation or incurring of new or additional obligations, other than notice required by Section 10.02.

(iv) Fertitta hereby waives notice of any action taken or omitted by the Company in reliance on or under this Section 10.12, any requirement that the Company be diligent and prompt in making demands under this Section 10.12, notice of any waiver or amendment of any terms and conditions of this Agreement (other than under this Section 10.12), notice of any default by Merger Sub or Parent or the assertion of any right of the Company under this Section 10.12, and any right to plead or assert any election of remedies in any action to enforce this Section 10.12 in respect of his obligations hereunder.

(e) No Waiver; Cumulative Rights. No failure on the part of the Company to exercise, and no delay by the Company in exercising, any of its rights, remedies or powers under this Section 10.12 will operate as a waiver thereof, nor shall any single or partial exercise by the Company of any of its rights, remedies or powers under this Section 10.12 preclude the Company from any other or future exercise of any its rights, remedies or powers. Each and every right, remedy and power hereby granted to the Company or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

(f) Bankruptcy Not Discharge. The Company shall not be obligated to file any claim relating to any Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect Fertitta’s obligations under this Section 10.12. Subject to the second sentence of Section 10.12(b), the obligations under this Section 10.12 shall continue to be effective or be reinstated, as the case may be, if, and solely to the extent, at any time payment, or any part thereof, of any or all of the Obligations is rescinded or must otherwise be restored or returned by the Company upon the insolvency, bankruptcy or reorganization of Merger Sub or Parent. Notwithstanding any modification, discharge or extension of the Obligations or any amendment, waiver, modification, stay or cure of the Company’s rights which may occur in any bankruptcy or reorganization case or proceeding concerning Merger Sub or Parent, whether permanent or temporary, and whether or not assented to by the Company, Fertitta hereby agrees that he shall be obligated under this Section 10.12 to pay the Obligations as set forth in this Section 10.12 in effect on the date hereof. Fertitta understands and acknowledges that by virtue of this Section 10.12, he has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to Merger Sub or Parent.

(g) Fertitta’s Understanding With Respect to Waivers. Fertitta acknowledges that (a) he will receive substantial direct and indirect benefits from the Transactions, (b) each waiver set forth in this Section 10.12 is knowingly made in contemplation of such benefits, with Fertitta’s full knowledge of its significance and consequences and made after the opportunity to consult with counsel of his own choosing, and (c) under the circumstances, the waivers are reasonable and not contrary to public policy or Law. If any of said waivers are determined to be contrary to any applicable Law or public policy, such waiver shall be effective only to the extent permitted by Law.

(h) Survival of Covenants. All covenants and agreements of Fertitta contained in this Section 10.12 shall survive the execution and delivery of this Agreement and shall be deemed made continuously, and shall continue in full force and effect, until the Guarantee Termination.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FERTITTA GROUP, INC.

By:	/s/ Tilman J. Fertitta
	Name:	Tilman J. Fertitta
	Title:	Chief Executive Officer and President

FERTITTA MERGER CO.

By:	/s/ Tilman J. Fertitta
	Name:	Tilman J. Fertitta
	Title:	Chief Executive Officer and President

LANDRY’S RESTAURANTS, INC.

By:	/s/ Steven L. Scheinthal
	Name:	Steven L. Scheinthal
	Title:	Executive Vice President, General Counsel and Secretary

The undersigned hereby agrees to be bound by the provisions of Section 7.10 and Article X of this Agreement.

/s/ Tilman J. Fertitta Tilman J. Fertitta

Annex B

EXECUTION VERSION

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of May 23, 2010 (this “Amendment”), is by and among Fertitta Group, Inc., a Delaware corporation (“Parent”), Fertitta Merger Co., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Tilman J. Fertitta (“Fertitta”), solely for purposes of Sections 7.10, 7.11 and 9.03(b) and Article X of the Merger Agreement (as defined below), and Landry’s Restaurants, Inc., a Delaware corporation (the “Company”). All capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, the parties have entered into that certain Agreement and Plan of Merger, dated as of November 3, 2009 (the “Merger Agreement”);

WHEREAS, as of November 30, 2009, the Debt Financing has been consummated;

WHEREAS, the parties have agreed that the Merger Agreement shall be amended to increase the Merger Consideration to $24.00 per Share in cash, as well as to incorporate certain other amendments, and Fertitta has delivered to the Special Committee an amended Equity Commitment Letter, which, based upon a revised Merger Consideration of $24.00 per Share in cash, would, together with the cash on hand of Parent, Merger Sub and the Company, including the proceeds from the Debt Financing, provide sufficient funds for the consummation of the Transactions;

WHEREAS, the Special Committee has received the opinion of Moelis & Company, LLC, dated the date, or shortly prior to the date, of this Amendment, to the effect that, as of the date of such opinion, the revised Merger Consideration of $24.00 per Share in cash to be received by the holders of the Shares is fair, from a financial point of view, to the stockholders of the Company (other than Parent, Merger Sub, Fertitta and their respective Affiliates);

WHEREAS, the Boards of Directors of Parent and Merger Sub and the Special Committee (with authority delegated by the Board) and the Board have each determined that it is in the best interests of their respective stockholders to consummate the Merger, upon the terms and subject to the conditions of the Merger Agreement, as amended by this Amendment, of Merger Sub with and into the Company in accordance with the DGCL, and such Boards of Directors, the Special Committee and the Board have approved the Merger Agreement, as amended by this Amendment, and the Special Committee and the Board have declared its fairness and advisability and have recommended that the Merger Agreement, as amended by this Amendment, be adopted by the Company’s stockholders;

WHEREAS, the parties to the action entitled Louisiana Mun. Police Employees’ Ret. Sys. v. Fertitta, et al., C.A. No. 4339-VCL (Del. Ch.) (the “Delaware Litigation”) have reached agreement to a partial settlement in accordance with the terms set forth in a Memorandum of Understanding for Partial Settlement, including those terms embodied in this Amendment; and

WHEREAS, accordingly, the parties desire to amend the Merger Agreement in the manner more particularly described below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

Section 1.01. Amendment to WHEREAS clause. The dollar amount “$14.75” set forth in the second WHEREAS clause in the Merger Agreement is hereby amended to be “$24.00”.

Section 1.02. Amendment to Material Adverse Effect definition. The definition of “Material Adverse Effect” in Section 1.01 of the Merger Agreement is hereby amended by deleting the word “or” at the end of clause (H), deleting the period and replacing it with “;” at the end of clause (I) and inserting, immediately following clause (I), the following:

(J) any shareholder or derivative litigation arising from allegations of a breach of fiduciary duty relating to this Agreement or the Transactions; (K) any increase in the cost or availability of financing to Parent or Merger Sub; or (L) any facts Known to Parent, Merger Sub or the Company on the date of the Amendment.

Section 1.03 Amendment to Section 3.01(a). The dollar amount “$14.75” set forth in Section 3.01(a) of the Merger Agreement is hereby amended to be “$24.00”.

Section 1.04 Amendment to Section 4.04(d). Section 4.04(d) of the Merger Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

(d) The Special Committee has received the opinion of Moelis & Company LLC, dated the date, or shortly prior to the date, of the Amendment, to the effect that, as of the date of such opinion, the consideration to be received by the holders of the Shares is fair, from a financial point of view, to the stockholders of the Company (other than Parent, Merger Sub, Fertitta and their respective Affiliates), a copy of which opinion has been delivered to Parent.

Section 1.05 Amendment to Section 4.08. The first sentence of Section 4.08 of the Merger Agreement is hereby amended by deleting such sentence in its entirety and replacing it with the following:

Except as set forth in Section 4.08 of the Company Disclosure Letter, there is no Action pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries that would, if adversely determined against the Company or any of its Subsidiaries, reasonably be expected to have a Material Adverse Effect.

Section 1.06 Amendment to Section 5.05. Section 5.05 of the Merger Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

SECTION 5.05 Absence of Litigation. Except as would not reasonably be expected to have a Parent Material Adverse Effect or as set forth in Section 5.05 of the Parent Disclosure Letter, (a) there is no Action pending or, to Parent’s Knowledge, threatened, against Parent or Merger Sub or any property or asset of Parent or Merger Sub and (b) neither Parent, Merger Sub nor any of their properties or assets is subject to any Order.

Section 1.07 Amendment to Section 5.07(a). The first sentence of Section 5.07(a) of the Merger Agreement is hereby amended by deleting such sentence in its entirety and replacing it with the following:

Section 5.07(a) of the Parent Disclosure Letter sets forth a true, accurate and complete copy of an executed equity commitment letter, dated as of the date of this Agreement and as amended as of the date of the Amendment (as amended, the “Equity Commitment Letter”), by and between Fertitta and Parent (and under which the Company is a named third party beneficiary), pursuant to which Fertitta has committed to contribute to Parent, immediately prior to the Effective Time, that number of Shares (which Shares will be cancelled in the Merger as provided in Section 3.01(b)) and cash set forth in such letter in exchange for Equity Interests in Parent immediately prior to the Effective Time (the “Equity Financing”).

Section 1.08 Amendment to Section 5.07(b). Section 5.07(b) of the Merger Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

(b) As of the date of the Amendment, (i) the Equity Commitment Letter has not been amended, supplemented or modified, in any respect, and (ii) the commitment contained in the Equity Commitment Letter has not been withdrawn, terminated or rescinded, in any respect. The Equity Commitment Letter, in the form so delivered, is (x) in full force and effect as of the date of the Amendment and (y) a valid and binding obligation of Parent, Merger Sub and/or Fertitta, as applicable. There are no conditions precedent or other contingencies related to the commitment contained in the Equity Commitment Letter, other than as set forth in the Equity Commitment Letter. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent, Merger Sub or Fertitta under any term or condition of the Equity Commitment Letter. To Parent’s Knowledge, there is no fact or occurrence existing on the date of the Amendment that (with or without notice, lapse of time, or both) would reasonably be expected to (w) make any of the assumptions or any of the statements set forth in the Equity Commitment Letter inaccurate in any material respect, (x) result in any of the conditions in the Equity Commitment Letter not being satisfied, (y) cause the Equity Commitment Letter to cease to be in full force and effect, or (z) otherwise result in the funding contemplated by the Equity Commitment Letter not being available by the Outside Date in order to consummate the Transactions. Parent and/or Merger Sub have fully paid any and all commitment fees or other fees required by the Equity Commitment Letter to be paid on or before the date of the Amendment, if any. Subject to the terms and conditions of each of the Equity Commitment Letter and this Agreement, the aggregate proceeds contemplated by the Equity Commitment Letter, including the cash and Shares to be contributed by Fertitta to Parent immediately prior to the Effective Time pursuant to the Equity Commitment Letter, together with the cash on hand of Parent, Merger Sub and the Company, including the proceeds from the Debt Financing, at the Effective Time, will be sufficient to pay the aggregate Merger Consideration and any other amounts required to be paid by Parent and Merger Sub in connection with the consummation of the Transactions.

Section 1.09 Amendment to Section 5.14(a). Section 5.14(a) of the Merger Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

(a) As of the date of the Amendment, Parent does not have any Knowledge that any of the Company’s representations and warranties set forth in Article IV of this Agreement are inaccurate.

Section 1.10 Amendment to Section 7.01(c). The second sentence of Section 7.01(c) of the Merger Agreement is hereby amended by deleting such sentence in its entirety and replacing it with the following:

Unless the Board or Special Committee, as applicable, has withdrawn or modified its approval or recommendation of this Agreement as expressly permitted by Section 7.03, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall (i) use commercially reasonable efforts to solicit the approval and adoption of this Agreement by the stockholders of the Company, including the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Company Common Stock not owned by any of the Defendants in the Delaware Litigation or any of their respective Affiliates (other than the Company and its Subsidiaries) and voted at the Special Meeting (the “Majority of the Minority Vote”) and (ii) include in the Proxy Statement (A) the Special Committee’s and the Board’s declaration of the fairness and advisability of this Agreement and the Board Recommendation, and (B) disclosure regarding the approval of the Special Committee and the Board.

Section 1.11 Amendment to Section 7.03(a). Section 7.03(a) of the Merger Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of the Amendment and continuing until 11:59 p.m., New York City time, on the 45th day after the date of the Amendment (as it may be extended pursuant to the proviso below, the “Go Shop Period End Date”), the Company will, directly or indirectly, under the direction of the Special Committee (which has been authorized to act on behalf of the Board and the Company with respect to any action permitted or contemplated by this Section 7.03), actively seek to: (i) initiate, solicit and encourage Acquisition Proposals, including by way of public disclosure and by way of providing access to non public information to any Person pursuant to one or more Acceptable Confidentiality Agreements; and (ii) enter into and maintain, or participate in, discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or the making of any Acquisition Proposals; provided, that the Go Shop Period End Date may be extended, if deemed necessary by the Special Committee, for a period of at least 15 days to permit additional due diligence to be conducted with respect to the Company. The Special Committee will cause letters to be sent to all Persons that have been contacted by the Special Committee or its Representatives in connection with the solicitation of Acquisition Proposals stating that all Acquisition Proposals will be considered by the Special Committee; provided, however, that any Acquisition Proposal must state the Person’s willingness to proceed without Fertitta and the Company’s senior management and may also include terms for an Acquisition Proposal that assumes Fertitta and the Company’s senior management continue with the Company. The Special Committee will provide Plaintiff’s counsel in the Delaware Litigation with information regarding all written and material oral communications with actual or potential bidders on a real time basis (i.e. in advance of communications, or within 24 hours thereof). The Company will, under the direction of the Special Committee, file a Current Report on Form 8-K within four Business Days after the date of the Amendment disclosing the pertinent details of the “go shop” process set forth in this Section 7.03.

Section 1.12 Amendment to Section 7.03(e). The proviso in Section 7.03(e) of the Merger Agreement is hereby amended by deleting such proviso in its entirety and replacing it with the following:

provided, however, that, in the case of clauses (i) and (ii) above, the Company shall not terminate this Agreement pursuant to Section 9.01(d)(ii) and any purported termination pursuant to Section 9.01(d)(ii) shall be void and of no force and effect, unless concurrently with such termination the Company reimburses Parent for its reasonable, documented Transaction Costs up to the Expense Reimbursement Amount pursuant to Section 9.03(b).

Section 1.13 Amendment to Section 7.03(f). Section 7.03(f) of the Merger Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

(f) Subject to this Section 7.03, the Company shall not terminate, waive, amend or modify any material provision of any standstill or confidentiality agreement to which it is a party (including each Acceptable Confidentiality Agreement) that relates to a transaction of a type described in the definition of Acquisition Proposal; provided, however¸ that the Company will waive standstill provisions entered into with any Person having a potential interest in making an Acquisition Proposal (such Person, a “Potential Acquiror”) in order to permit Acquisition Proposals (other than hostile Acquisition Proposals or the purchase or sale of securities of the Company or any of its Subsidiaries from or to third parties in the open market) to be made through the Go Shop Period End Date, with such waiver to be effective until the Go Shop Period End Date; provided, further, that following the Go Shop Period End Date and prior to the Closing Date, the Company will permit requests for waivers of standstill provisions (other than with respect to hostile Acquisition Proposals or the purchase or sale of securities of the Company or any of its Subsidiaries from or to third parties in the open market) to be made by Potential Acquirors notwithstanding any restrictions to the contrary contained in any standstill or confidentiality agreement with the Company, and the Special

Committee will determine, after consultation with outside counsel and in a manner consistent with its fiduciary duties, the extent of any such waivers to be granted.

Section 1.14 Amendment to Section 7.03. Section 7.03 of the Merger Agreement is hereby amended by inserting, immediately following Section 7.03(i), the following new Section 7.03(j):

(j) In order to create an active “go shop” process, the Company will reimburse the actual out-of-pocket costs incurred in connection with the due diligence investigation of the Company by up to two Potential Acquirors that submit to the Special Committee the highest Acquisition Proposals at a price in excess of $24.00 per share; provided, that, in the case of each such Potential Acquiror, (i) the Special Committee concludes that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal, (ii) the Special Committee concludes that such Potential Acquiror is reasonably likely to be capable, including from a financial perspective, of consummating such Superior Proposal, (iii) such Superior Proposal does not result in a consummated transaction, (iv) the maximum reimbursement amount shall be $500,000 per Potential Acquiror and (v) such reimbursement will be subject to the presentation of reasonably detailed invoices to the Company.

Section 1.15 Amendment to Section 7.10(a). Section 7.10(a) of the Merger Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

(a) Voting of Fertitta Shares. Fertitta covenants and agrees that until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (the “Voting Agreement Termination”), at the Special Meeting or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, Fertitta will vote, or cause to be voted, the 5,731,481 Fertitta Shares owned beneficially or of record by him and his Affiliates as of June 16, 2008, plus up to the first 300,000 Shares acquired upon exercise of his outstanding Company Stock Awards, provided all such Shares are held as of the record date for such meeting or consent, in favor of the adoption of this Agreement and the approval of the Merger and any actions required in furtherance thereof, as this Agreement may be modified or amended from time to time. Fertitta further covenants and agrees that, at the Special Meeting or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, Fertitta will vote, or cause to be voted, all of the 3,162,674 Shares set forth on Section 7.10(b)(viii) of the Parent Disclosure Letter, plus up to the next 500,000 Shares acquired upon exercise of his outstanding Company Stock Awards (collectively, the “Excluded Fertitta Shares”), then owned beneficially or of record by him and his Affiliates, as of the record date for such meeting or consent, in such proportion as reflects the manner in which the Shares owned by stockholders of the Company other than Fertitta and his Affiliates are actually voted (with abstentions counted as “no” votes for purposes of calculating how the Excluded Fertitta Shares are voted), with respect to (i) the adoption of this Agreement and the approval of the Merger and any actions required in furtherance thereof, as this Agreement may be modified or amended from time to time, and (ii) any Acquisition Proposal that results in the termination of this Agreement. For purposes of this Section 7.10, the Company and its Subsidiaries shall not be deemed to be Affiliates of Fertitta.

Section 1.16 Amendment to Section 7.10(b). Section 7.10(b) of the Merger Agreement is hereby amended by adding “, except as otherwise contemplated by this Section 7.10” at the end of each of Section 7.10(b)(iv) and Section 7.10(b)(v).

Section 1.17 Amendment to Section 7.10(b). Section 7.10(b) of the Merger Agreement is hereby further amended by deleting the word “and” at the end of Section 7.10(b)(vi), deleting the period and replacing it with “; and” at the end of Section 7.10(b)(vii) and inserting, immediately following Section 7.10(b)(vii), the following new Section 7.10(b)(viii):

(viii) Section 7.10(b)(viii) of the Parent Disclosure Letter sets forth a complete and correct list of all Shares purchased by Fertitta, his Affiliates, his wife and children, and other members of his immediate family (as defined in Section 7.10(c)) and other Persons acting at Fertitta’s instruction, from June 16, 2008 through and including the date of the Amendment.

Section 1.18 Amendment to Article VII. Article VII of the Merger Agreement is hereby amended by inserting, immediately following Section 7.10, the following new Section 7.11.

SECTION 7.11 Litigation Settlement. In accordance with the Memorandum of Understanding for Partial Settlement and a Stipulation of Partial Settlement to be executed among the parties to the Delaware Litigation, Fertitta, Parent and Merger Sub agree to use their commercially reasonable efforts to achieve the dismissal with prejudice of Counts IV, V, VI, VII and VIII of the Second Amended Verified Class Action and Derivative Complaint, dated May 21, 2010 (the “Complaint”), filed in the Delaware Litigation.

Section 1.19 Amendment to Section 8.02(a). The proviso in Section 8.02(a) of the Merger Agreement is hereby amended by deleting such proviso in its entirety and replacing it with the following:

; provided, however, that neither Parent nor Merger Sub may assert that this condition has not been satisfied if the representation in Section 5.14(a) was inaccurate as of the date of the Amendment, unless the matters resulting in the inaccuracy of such representation as of the date of the Amendment would not in the aggregate reasonably be expected to have a Material Adverse Effect as of the Closing Date.

Section 1.20 Amendment to Section 8.02. Section 8.02 of the Merger Agreement is hereby amended by inserting, immediately following Section 8.02(c), the following new Section 8.02(d):

(d) Litigation Settlement. The partial settlement with respect to, and dismissal with prejudice of, Counts IV, V, VI, VII and VIII of the Complaint shall have been approved by the Court of Chancery of the State of Delaware, conditioned only on the closing of the Merger.

Section 1.21 Amendment to Section 9.01(b)(i). The definition of “Outside Date” set forth in Section 9.01(b)(i) of the Merger Agreement is hereby amended to be December 31, 2010.

Section 1.22 Amendment to Section 9.01(d)(ii). Section 9.01(d)(ii) of the Merger Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

(ii) in accordance with Section 7.03(e), provided, however, that the Company shall not terminate this Agreement pursuant to this Section 9.01(d)(ii) (A) if the Company has materially breached any of its obligations under Section 7.03 and (B) unless the Company concurrently reimburses Parent for its reasonable, documented Transaction Costs, up to the Expense Reimbursement Amount, pursuant to Section 9.03(b);

Section 1.23 Amendment to Section 9.03(b). The paragraph immediately following Section 9.03(b)(iii) is hereby amended by deleting such paragraph in its entirety and replacing it with the following:

then the Company shall reimburse Parent for its reasonable, documented Transaction Costs, up to the Expense Reimbursement Amount, in immediately available funds (x) within two (2) Business Days after the Termination Date, in the case of clause (i), (y) concurrently with such termination, in the case of clause (ii) and (z) upon the earlier of entry into the definitive agreement with respect to, or consummation of, the Acquisition Proposal, in the case of clause (iii) (in the case of clause (iii), other than any Expense Reimbursement Amount previously reimbursed pursuant to Section 9.02). For purposes of this Section 9.03(b), “Expense Reimbursement Amount” shall mean Parent’s reasonable, documented Transaction Costs, up to a maximum amount of $2,400,000, if the Acquisition Proposal that results in the action or event that forms the basis for such termination is submitted to the Company or the Special Committee or publicly disclosed or otherwise becomes generally known to the public before the Go Shop Period End Date. In all other instances, “Expense Reimbursement Amount” shall have the meaning set forth in Section 9.02(a)(i) of this Agreement. In no event shall the Company pay any Transaction Costs in excess of the applicable Expense Reimbursement Amount. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated under any of the circumstances set forth in this Section 9.03(b) as a result of which Parent is entitled to receive reimbursement of its reasonable, documented Transaction Costs: (i) Parent’s right to receive reimbursement of its reasonable, documented Transaction Costs pursuant to this Section 9.03(b) shall be Parent’s sole and exclusive remedy against the Company or any of its Affiliates, stockholders, directors, officers, Employees, agents or Representatives for any loss, claim, damage, Liability or expense suffered as a result of the failure of any of the Transactions to be consummated; and (ii) upon payment of all amounts that are required to be paid pursuant to this Section 9.03(b), none of the Company or any of its Affiliates, stockholders, directors, officers, Employees, agents or Representatives shall have any further Liability or obligation relating to or arising out of this Agreement or the Transactions (other than any obligation to pay any amounts due pursuant to the second sentence of Section 9.03(d)). Notwithstanding anything to the contrary contained herein, the amount of any Transaction Costs paid to Parent pursuant to this Section 9.03(b) shall be credited against cash amounts, including amounts received as tax “gross-ups” under Section 280G and 4999 of the Code, otherwise due to Fertitta in the event of a Termination Following a Change of Control under the terms of the Employment Agreement, dated as of January 1, 2003, as amended, between the Company and Fertitta (the “Fertitta Employment Agreement”), and Fertitta’s right to receive all amounts due to him under the terms of the Fertitta Employment Agreement in the event of a Termination Following a Change of Control shall be unaffected by the terms and conditions of this Agreement, except as otherwise expressly set forth in this sentence.

Section 1.24 Amendment to Section 10.06(b). Section 10.06(b) is hereby amended by deleting such Section in its entirety and replacing it with the following:

(b) For the avoidance of doubt, in the event that Section 9.02(a)(i), Section 9.03(b) or Section 9.03(c) become operative, any Expense Reimbursement Amount or Parent Termination Fee, as the case may be, paid in accordance with Section 9.02(a)(i), Section 9.03(b) or Section 9.03(c) shall be the sole and exclusive remedy of the other party to the extent set forth in such sections.

Section 1.25 Amendment to Company Disclosure Letter. Section 4.08 of the Company Disclosure Letter is hereby supplemented to add thereto the information set forth on Exhibit A hereto.

Section 1.26 Amendment to Parent Disclosure Letter.

(a) The Parent Disclosure Letter is hereby amended to add thereto Section 5.05 in the form attached hereto as Exhibit B.

(b) Section 5.07(a) of the Parent Disclosure Letter is hereby amended and restated in its entirety to read as set forth on Exhibit C hereto.

(c) The Parent Disclosure Letter is hereby amended to add thereto Section 7.10(b)(viii) in the form attached hereto as Exhibit D.

Section 1.27 General Provisions.

(a) Governing Law. This Amendment and any claim, controversy or dispute arising under or related to this Amendment, the relationship of the parties hereunder and/or the interpretation and enforcement of the rights and duties of the parties hereunder shall be governed by, construed and enforced in accordance with, the Laws of the State of Delaware without regard to the conflict of laws principles thereof.

(b) Counterparts. This Amendment may be executed and delivered (including by facsimile transmission or .pdf format) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(c) No Other Amendments. Except as set forth herein, the terms and provisions of the Merger Agreement will remain in full force and effect in accordance with their terms. On or after the date of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment, and this Amendment shall be deemed to be a part of the Merger Agreement. Notwithstanding the foregoing, references to the date of the Merger Agreement, as amended hereby, “the date hereof” and “the date of this Agreement” shall continue to refer to November 3, 2009, and references to the date of the Amendment and “as of the date of the Amendment” shall refer to May 23, 2010.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

FERTITTA GROUP, INC.

By:	/s/ Tilman J. Fertitta
	Name:	Tilman J. Fertitta
	Title:	Chief Executive Officer and President

FERTITTA MERGER CO.

By:	/s/ Tilman J. Fertitta
	Name:	Tilman J. Fertitta
	Title:	Chief Executive Officer and President

LANDRY’S RESTAURANTS, INC.

By:	/s/ Steven L. Scheinthal
	Name:	Steven L. Scheinthal
	Title:	Executive Vice President and General Counsel

The undersigned hereby (i) agrees to be bound by the provisions of Sections 7.10 and 7.11 and Article X of the Merger Agreement, as amended by this Amendment, and (ii) acknowledges and accepts the provisions set forth in the last sentence of Section 9.03(b) of the Merger Agreement, as amended by this Amendment.

/s/ Tilman J. Fertitta
Tilman J. Fertitta

[Signature Page to First Amendment to Agreement and Plan of Merger]

Annex C

EXECUTION VERSION

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of June 20, 2010 (this “Second Amendment”), is by and among Fertitta Group, Inc., a Delaware corporation (“Parent”), Fertitta Merger Co., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Tilman J. Fertitta (“Fertitta”), solely for purposes of Sections 7.10, 7.11 and 9.03(b) and Article X of the Merger Agreement (as defined below), and Landry’s Restaurants, Inc., a Delaware corporation (the “Company”). All capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, the parties have entered into that certain Agreement and Plan of Merger, dated as of November 3, 2009, as amended by the First Amendment to Agreement and Plan of Merger, dated as of May 23, 2010 (collectively, the “Merger Agreement”);

WHEREAS, the parties have agreed that the Merger Agreement shall be amended to increase the Merger Consideration to $24.50 per Share in cash, as well as to incorporate certain other amendments, and Fertitta has delivered to the Special Committee an amended Equity Commitment Letter, which, based upon a revised Merger Consideration of $24.50 per Share in cash, would, together with the cash on hand of Parent, Merger Sub and the Company, including the proceeds from the Debt Financing, provide sufficient funds for the consummation of the Transactions;

WHEREAS, the Boards of Directors of Parent and Merger Sub and the Special Committee (with authority delegated by the Board) and the Board have each determined that it is in the best interests of their respective stockholders to consummate the Merger, upon the terms and subject to the conditions of the Merger Agreement, as amended by this Second Amendment, of Merger Sub with and into the Company in accordance with the DGCL, and such Boards of Directors, the Special Committee and the Board have approved the Merger Agreement, as amended by this Second Amendment, and the Special Committee and the Board have declared its fairness and advisability and have recommended that the Merger Agreement, as amended by this Second Amendment, be adopted by the Company’s stockholders;

WHEREAS, concurrently with the execution and delivery of this Second Amendment and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Second Amendment, the Company has entered into voting agreements in the forms attached hereto as Exhibit A-1 and Exhibit A-2 (the “Voting Agreements”) with Pershing Square Capital Management, L.P. and Pershing Square GP, LLC and with Richard T. McGuire, respectively (collectively, the “Stockholders”), pursuant to which, among other things, the Stockholders are agreeing to vote any Shares Beneficially Owned by any of them in favor of the approval and adoption of the Merger Agreement, as amended by this Second Amendment, and against any Acquisition Proposal, and Parent shall be an express third-party beneficiary thereof; and

WHEREAS, accordingly, the parties desire to amend the Merger Agreement in the manner more particularly described below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

Section 1.01. Amendment to WHEREAS clause. The dollar amount “$24.00” set forth in the second WHEREAS clause in the Merger Agreement is hereby amended to be “$24.50”.

Section 1.02. Amendments to Section 1.01.

(a) Section 1.01 of the Merger Agreement is hereby amended by deleting the term “Majority of the Minority Vote” therein and replacing it with the term “Majority of the Minority Approval”.

(b) The definition of “Material Adverse Effect” in Section 1.01 of the Merger Agreement is hereby amended by deleting clause (L) therein and replacing it with the following:

(L) any facts Known to Parent, Merger Sub or the Company on the date of the Second Amendment.

Section 1.03 Amendment to Section 3.01(a). The dollar amount “$24.00” set forth in Section 3.01(a) of the Merger Agreement is hereby amended to be “$24.50”.

Section 1.04 Amendment to Section 5.07(a). The first sentence of Section 5.07(a) of the Merger Agreement is hereby amended by deleting such sentence in its entirety and replacing it with the following:

Section 5.07(a) of the Parent Disclosure Letter sets forth a true, accurate and complete copy of an executed equity commitment letter, dated as of the date of this Agreement and as amended as of the date of the Amendment and as of the date of the Second Amendment (as amended, the “Equity Commitment Letter”), by and between Fertitta and Parent (and under which the Company is a named third party beneficiary), pursuant to which Fertitta has committed to contribute to Parent, immediately prior to the Effective Time, that number of Shares (which Shares will be cancelled in the Merger as provided in Section 3.01(b)) and cash set forth in such letter in exchange for Equity Interests in Parent immediately prior to the Effective Time (the “Equity Financing”).

Section 1.05 Amendment to Section 5.07(b). Section 5.07(b) of the Merger Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

(b) As of the date of the Second Amendment, (i) the Equity Commitment Letter has not been amended, supplemented or modified, in any respect, and (ii) the commitment contained in the Equity Commitment Letter has not been withdrawn, terminated or rescinded, in any respect. The Equity Commitment Letter, in the form so delivered, is (x) in full force and effect as of the date of the Second Amendment and (y) a valid and binding obligation of Parent, Merger Sub and/or Fertitta, as applicable. There are no conditions precedent or other contingencies related to the commitment contained in the Equity Commitment Letter, other than as set forth in the Equity Commitment Letter. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent, Merger Sub or Fertitta under any term or condition of the Equity Commitment Letter. To Parent’s Knowledge, there is no fact or occurrence existing on the date of the Second Amendment that (with or without notice, lapse of time, or both) would reasonably be expected to (w) make any of the assumptions or any of the statements set forth in the Equity Commitment Letter inaccurate in any material respect, (x) result in any of the conditions in the Equity Commitment Letter not being satisfied, (y) cause the Equity Commitment Letter to cease to be in full force and effect, or (z) otherwise result in the funding contemplated by the Equity Commitment Letter not being available by the Outside Date in order to consummate the Transactions. Parent and/or Merger Sub have fully paid any and all commitment fees or other fees required by the Equity Commitment Letter to be paid on or before the date of the Second Amendment, if any. Subject to the terms and conditions of each of the Equity Commitment Letter and this Agreement, the aggregate proceeds contemplated by the Equity

Commitment Letter, including the cash and Shares to be contributed by Fertitta to Parent immediately prior to the Effective Time pursuant to the Equity Commitment Letter, together with the cash on hand of Parent, Merger Sub and the Company, including the proceeds from the Debt Financing, at the Effective Time, will be sufficient to pay the aggregate Merger Consideration and any other amounts required to be paid by Parent and Merger Sub in connection with the consummation of the Transactions.

Section 1.06 Amendment to Section 5.14(a). Section 5.14(a) of the Merger Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

(a) As of the date of the Second Amendment, Parent does not have any Knowledge that any of the Company’s representations and warranties set forth in Article IV of this Agreement are inaccurate.

Section 1.07 Amendment to Section 7.01(c). Section 7.01(c) of the Merger Agreement is hereby amended by deleting the second and third sentences thereof in their entirety and replacing them with the following three sentences:

Unless the Board or Special Committee, as applicable, has withdrawn or modified its approval or recommendation of this Agreement as expressly permitted by Section 7.03, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall (i) use commercially reasonable efforts to solicit the approval and adoption of this Agreement by the stockholders of the Company, including the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Company Common Stock not owned by any of the Defendants in the Delaware Litigation or any of their respective Affiliates (other than the Company and its Subsidiaries) and voted at the Special Meeting (such shares, the “Minority Shares”, and such approval and adoption, the “Majority of the Minority Approval”) and (ii) include in the Proxy Statement (A) the Special Committee’s and the Board’s declaration of the fairness and advisability of this Agreement and the Board Recommendation, and (B) disclosure regarding the approval of the Special Committee and the Board. For the avoidance of doubt, for purposes of determining whether the Majority of the Minority Approval has been obtained, shares of Company Common Stock subject to the Voting Agreements shall be deemed Minority Shares (i) present at the Special Meeting, (ii) entitled to vote and that may be voted at the Special Meeting, and (iii) voted at the Special Meeting. Notwithstanding the foregoing, the Company may adjourn or postpone the Special Meeting as and to the extent required by applicable law.

Section 1.08 Amendment to Section 7.03(c). Section 7.03(c) of the Merger Agreement is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following:

Notwithstanding anything to the contrary contained in Section 7.03(b), and in addition to the Company’s right under Section 7.03(a), if at any time prior to obtaining the Requisite Stockholder Vote or the Majority of the Minority Approval, (i) the Company receives a written Acquisition Proposal from a third party that the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, believes in good faith to be credible and reasonably capable of making a Superior Proposal and (ii) the Company has not intentionally or materially breached this Section 7.03, then the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, may (A) furnish information with respect to the Company to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Company shall not, and shall not allow any of its Representatives to, disclose any material non-public information to such Person without entering into an Acceptable Confidentiality Agreement.

Section 1.09 Amendment to Section 7.03(e). Section 7.03(e) of the Merger Agreement is hereby amended by deleting the second sentence thereof in its entirety and replacing it with the following:

Notwithstanding the immediately foregoing sentence, the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors,

may, at any time prior to obtaining the Requisite Stockholder Vote or the Majority of the Minority Approval, if it determines in good faith, after consultation with its outside legal advisors, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, (i) cause the Company to terminate this Agreement pursuant to Section 9.01(d)(ii), (ii) cause the Company to enter into a definitive agreement with respect to a Superior Proposal and concurrently terminate this Agreement pursuant to Section 9.01(d)(ii) and/or (iii) withdraw or modify the Board Recommendation in a manner adverse to Parent; provided, however, that, in the case of clauses (i) and (ii) above, the Company shall not terminate this Agreement pursuant to Section 9.01(d)(ii) and any purported termination pursuant to Section 9.01(d)(ii) shall be void and of no force and effect, unless concurrently with such termination the Company reimburses Parent for its reasonable, documented Transaction Costs up to the Expense Reimbursement Amount pursuant to Section 9.03(b).

Section 1.10 Amendment to Section 8.01(a). Section 8.01(a) of the Merger Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

(a) Stockholder Approval.

(i) This Agreement shall have been adopted by the Requisite Stockholder Vote in accordance with the DGCL and the governing documents of the Company; and

(ii) the Majority of the Minority Approval shall have been obtained.

Section 1.11 Amendment to Section 8.02(a). The proviso in Section 8.02(a) of the Merger Agreement is hereby amended by deleting such proviso in its entirety and replacing it with the following:

; provided, however, that neither Parent nor Merger Sub may assert that this condition has not been satisfied if the representation in Section 5.14(a) was inaccurate as of the date of the Second Amendment, unless the matters resulting in the inaccuracy of such representation as of the date of the Second Amendment would not in the aggregate reasonably be expected to have a Material Adverse Effect as of the Closing Date.

Section 1.12 Amendment to Section 9.01(b)(iii). Section 9.01(b)(iii) of the Merger Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

(iii) the Special Meeting (including any adjournment thereof) shall have concluded and the Requisite Stockholder Vote and the Majority of the Minority Approval shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including, in the case of Parent, Fertitta’s obligations under Section 7.10) has been the cause of, or resulted in, the failure to obtain the Requisite Stockholder Vote or the Majority of the Minority Approval, as the case may be;

Section 1.13 Amendment to Article X. Article X of the Merger Agreement is hereby amended by inserting, immediately following Section 10.12, the following new Section 10.13:

SECTION 10.13 Voting Agreements. The Company hereby acknowledges and agrees that (a) the voting agreements in the forms attached hereto as Exhibit A-1 and Exhibit A-2 (the “Voting Agreements”) with Pershing Square Capital Management, L.P. and Pershing Square GP, LLC and with Richard T. McGuire, respectively (collectively, the “Stockholders”), shall not be amended, altered, supplemented or otherwise modified or terminated, and no provision in the Voting Agreements shall be waived, without the express prior written consent of Parent, in its sole discretion, (b) the Company will not consent to the assignment by any Stockholder of any of its rights or obligations under its Voting Agreement without obtaining the express prior written consent of Parent, in its sole discretion, and (c) each of the Voting Agreements is intended to be for the benefit of Parent, who is an express third-party beneficiary thereof, and each Stockholder’s obligations contained in its Voting Agreement may be enforced directly by Parent, including, without limitation, pursuant to Section 9(i) of such Voting Agreement (Other Remedies; Specific Performance) or by pursuing any other remedy at law or in equity, regardless of whether the Company has taken any enforcement action under such Voting Agreement or pursued any such other remedy.

Section 1.14 Amendment to Parent Disclosure Letter. Section 5.07(a) of the Parent Disclosure Letter is hereby amended and restated in its entirety to read as set forth on Exhibit B hereto.

Section 1.15 General Provisions.

(a) Governing Law. This Second Amendment and any claim, controversy or dispute arising under or related to this Second Amendment, the relationship of the parties hereunder and/or the interpretation and enforcement of the rights and duties of the parties hereunder shall be governed by, construed and enforced in accordance with, the Laws of the State of Delaware without regard to the conflict of laws principles thereof.

(b) Counterparts. This Second Amendment may be executed and delivered (including by facsimile transmission or .pdf format) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(c) No Other Amendments. Except as set forth herein, the terms and provisions of the Merger Agreement will remain in full force and effect in accordance with their terms. On or after the date of this Second Amendment, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Second Amendment, and this Second Amendment shall be deemed to be a part of the Merger Agreement. Notwithstanding the foregoing, references to the date of the Merger Agreement, as amended hereby, “the date hereof” and “the date of this Agreement” shall continue to refer to November 3, 2009, references to the date of the Amendment and “as of the date of the Amendment” shall refer to May 23, 2010, and references to the date of the Second Amendment and “as of the date of the Second Amendment” shall refer to June 20, 2010.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Second Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

FERTITTA GROUP, INC.

By:	/s/ Tilman J. Fertitta

	Name:	Tilman J. Fertitta
	Title:	Chief Executive Officer and President

FERTITTA MERGER CO.

By:	/s/ Tilman J. Fertitta

	Name:	Tilman J. Fertitta
	Title:	Chief Executive Officer and President

LANDRY’S RESTAURANTS, INC.

By:	/s/ Steven L. Scheinthal

	Name:	Steven L. Scheinthal
	Title:	Executive Vice President and General Counsel

The undersigned hereby (i) agrees to be bound by the provisions of Sections 7.10 and 7.11 and Article X of the Merger Agreement, as amended by this Second Amendment, and (ii) acknowledges and accepts the provisions set forth in the last sentence of Section 9.03(b) of the Merger Agreement, as amended by this Second Amendment.

/s/ Tilman J. Fertitta

Tilman J. Fertitta

[Signature Page to Second Amendment to Agreement and Plan of Merger]

Annex D

Fairness Opinion

399 PARK AVENUE 5TH FLOOR NEW YORK, NEW YORK 10022

M O E L I S & C O M P A N Y	T 212.883.3800 F 212.880.4260

May 23, 2010

Special Committee of the Board of Directors

Landry’s Restaurants, Inc.

1510 West Loop South

Houston, Texas 77027

Members of the Special Committee of the Board of Directors:

You have requested our opinion as to the fairness from a financial point of view to the stockholders of Landry’s Restaurants, Inc. (the “Company”), other than Tilman J. Fertitta (“Fertitta”), Fertitta Group, Inc. (“Acquiror”), Fertitta Merger Co. (“Acquisition Sub”) and their respective affiliates (collectively, the “Excluded Persons”) of the Consideration (as defined below) to be received by such stockholders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of November 3, 2009 by and among the Company, Acquiror, Acquisition Sub and, for the limited purposes described therein, Fertitta (the “Original Agreement”), as amended by the First Amendment to Agreement and Plan of Merger, draft dated as of May 23, 2010 (the “Amendment” and, together with the Original Agreement, the “Merger Agreement”). As more fully described in the Merger Agreement, Acquisition Sub will be merged with the Company (the “Transaction”) and each issued and outstanding share of the common stock of the Company, par value of $0.01 per share (the “Company Common Stock”), other than Excluded Shares (as defined in the Merger Agreement), will be converted into the right to receive $24.00 per share in cash (the “Consideration”).

We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, a portion of which has been paid and a portion of which will be paid upon delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, we, our successors and our affiliates may trade securities of the Company for our own accounts and the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We are a securities firm engaged in a number of merchant banking and investment banking activities. We may provide investment banking services to the Company, Acquiror and Acquiror’s affiliates in the future, for which we would expect to receive compensation.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company. We have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the Transaction. We have also assumed, with your consent, that the representations and warranties of all parties to the Merger Agreement are true and correct, that each party to the Merger Agreement will perform all of the covenants and agreements required to be performed by such party, that all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and that the Transaction will be consummated in a timely manner in accordance with the terms described in the Merger Agreement, without any modifications or amendments thereto or any adjustment to the Consideration (through indemnification claims, offset, purchase price adjustments or otherwise). In rendering this opinion, we have assumed, with your consent, that the final executed form of the Amendment does not differ in any material respect from the draft that we have examined. Since the expiration of the “go-shop” period that followed the execution of the Original Agreement, we have not been authorized to and have not solicited indications of interest in a possible transaction with the Company from any party.

NEW YORK | BOSTON | CHICAGO | LONDON | LOS ANGELES | SYDNEY

M O E L I S & C O M P A N Y

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company that we deemed relevant; (ii) reviewed certain internal information relating to the business, including financial forecasts, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company; (iii) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Company generally; (iv) reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared them with those of certain other companies in lines of business that we deemed relevant; (v) compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed relevant; (vi) reviewed the Original Merger Agreement and a draft of the Amendment dated May 23, 2010; (vii) reviewed the Equity Commitment Letter (as defined in the Merger Agreement); (viii) participated in certain discussions and negotiations among representatives of the Company and Acquiror and their financial and legal advisors; and (ix) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the forecasted financial information referred to above, we have assumed, with your consent, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter, nor does it constitute legal, tax or accounting advice.

This opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company in its evaluation of the Transaction. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Common Stock that are not Excluded Persons.

In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the stockholders of the Company in the Transaction is fair from a financial point of view to such stockholders, other than the Excluded Persons.

Very truly yours,

MOELIS & COMPANY LLC

2	NEW YORK | BOSTON | CHICAGO | LONDON | LOS ANGELES | SYDNEY

Annex E

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW 8 Del. C. § 262

Section 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

LANDRY’S RESTAURANTS, INC.

SPECIAL MEETING OF STOCKHOLDERS

October 4, 2010

1:00 p.m. Houston Time

At Landry’s Corporate Office

1510 West Loop South

Houston, Texas 77027

Proxy

The undersigned hereby appoints Steven L. Scheinthal and Michael S. Chadwick, and each of them, proxies each with full power of substitution, to vote all common stock of Landry’s Restaurants, Inc. of the undersigned at the special meeting of stockholders of Landry’s Restaurants, Inc. to be held on October 4, 2010, at 1:00 p.m., Houston time at Landry’s Corporate Office 1510 West Loop South, Houston, Texas and/or at any adjournment or postponement of the special meeting, in the manner indicated on the reverse side, all in accordance with and as more fully described in the Notice of special meeting and accompanying Proxy Statement for the special meeting, receipt of which is hereby acknowledged.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR A SPECIAL MEETING—OCTOBER 4, 2010. PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy:

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE—TOLL FREE—1-800-PROXIES (1-800-776-9437)—QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m., Houston time on October 3, 2010.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow instructions the voice provides you.

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VOTE BY INTERNET—http://www.voteproxy.com—QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m., Houston time on October 3, 2010.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Landry’s Restaurants, Inc., c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò Please detach here ò

The board of directors recommends a vote FOR Proposals 1 and 2.

1.	Proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 3, 2009, as amended on May 23, 2010 and June 20, 2010, among Landry’s Restaurants, Inc., Fertitta Group, Inc., Fertitta Merger Co. and, for certain limited purposes, Tilman J. Fertitta.	☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	Proposal to approve the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve proposal number 1.	☐	FOR	☐	AGAINST	☐	ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF ANY OTHER BUSINESS IS PRESENTED, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE AFOREMENTIONED PROXIES.

Address Change? Mark Box ☐ Indicate changes below:	Dated

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Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

IMPORTANT

Your vote is important. Regardless of the number of shares of Landry’s common stock that you own, please sign, date and promptly mail the enclosed proxy in the accompanying postage-paid envelope. Should you prefer, you may exercise a proxy by telephone or via the Internet. Please refer to the instructions on your proxy card or voting form which accompanied this proxy statement.

Instructions for “Street Name” Stockholders

If you own shares of Landry’s common stock in the name of a broker, bank or other nominee, only it can vote your shares on your behalf and only upon receipt of your instructions. You should sign, date and promptly mail your proxy card, or voting instruction form, when you receive it from your broker, bank or nominee. Please do so for each separate account you maintain. Your broker, bank or nominee also may provide for telephone or Internet voting. Please refer to the proxy card, or voting instruction form, which you received with this proxy statement.

Please vote by proxy, telephone or via the Internet at your earliest convenience.

If you have any questions or need assistance in voting your shares, please call:

Toll-Free: 1-800-322-2885

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